     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              ELTRAX SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

              MINNESOTA                               7373                               41-1484525
   (State or Other Jurisdiction of        (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)          Classification Code Number)             Identification Number)

                                                                     WILLIAM P. O'REILLY
                                                               CHAIRMAN OF THE BOARD, PRESIDENT
                                                                 AND CHIEF EXECUTIVE OFFICER
                400 GALLERIA PARKWAY                           400 GALLERIA PARKWAY, SUITE 300
                     SUITE 300                                      ATLANTA, GEORGIA 30339
               ATLANTA, GEORGIA 30339                                   (770) 612-3500
(Address, Including Zip Code, and Telephone Number,   (Name, Address, Including Zip Code, and Telephone
                     Including                                             Number,
   Area Code, of Registrant's Principal Executive         Including Area Code, of Agent for Service)
                      Offices)

                             ---------------------

                                   Copies to:

        JOEL M. ALAM, ESQ.                    STEVEN A. ODOM                    STEVEN E. FOX, ESQ.
        SARA M. KRUSE, ESQ.              Chairman of the Board and            ROBERT C. HUSSLE, ESQ.
       MATTHEW MURPHY, ESQ.               Chief Executive Officer               Rogers & Hardin LLP
    Jaffe, Raitt, Heuer & Weiss      Cereus Technology Partners, Inc.        2700 International Tower,
     Professional Corporation         1000 Abernathy Road, Suite 1000            Peachtree Center
        One Woodward Avenue               Atlanta, Georgia 30328              229 Peachtree Street NE
          Suite No. 2400                      (770) 668-0900                Atlanta, Georgia 30303-1601
      Detroit, Michigan 48226                                                     (404) 522-4700
          (313) 961-8380

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             ---------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED(1)            PER SHARE               PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value
  $.01 per share........................   26,867,635 shares             N/A                $108,430,096            $28,626
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock, $.01 par value per share, of Eltrax Systems, Inc. expected to be issued in connection with the merger, calculated as the product of (a) 15,352,934, the aggregate number of shares of Cereus Technology Partners, Inc. common stock outstanding on July 21, 2000 and shares issuable upon exercise of outstanding options and warrants prior to the date the merger is expected to be consummated and (b) an exchange ratio of 1.75 share of Eltrax common stock for each share of Cereus common stock.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) (1) promulgated under the Securities Act by multiplying (i) $7.0625, the average of the bid and asked price of a share of Cereus common stock quoted on the OTC Bulletin Board on August 1, 2000 and (ii) the maximum number of shares of Cereus common stock expected to be exchanged for shares of Eltrax common stock registered hereunder.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [ELTRAX LOGO]
                                 [CEREUS LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Eltrax Systems, Inc. and Cereus Technology Partners, Inc. have agreed to merge. We are very excited by the opportunities we envision for the combined company. We believe the combined company will be able to create substantially more stockholder value than could be achieved by either company individually. Each of our boards of directors unanimously approved the merger and believes the merger is in the best interests of its stockholders. Accordingly, your board of directors unanimously recommends that you vote for the merger.

    In the merger, Cereus stockholders will receive 1.75 shares of Eltrax common stock for each share of Cereus common stock. The exchange ratio will be adjusted downward to 1.667 shares of Eltrax common stock for each share of Cereus common stock if Cereus does not before September 1, 2000 or September 18, 2000, under certain circumstances, amend the existing bridge facility between Eltrax and Cereus to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility and, in this event, may be adjusted further downward if Eltrax completes a sale of all or any part of its hospitality services group for $8 million or more in cash before the merger. Eltrax and Cereus will post the current exchange ratio on their Web sites at www.eltrax.com and www.cereus.net. This information will also be available by calling D.F. King & Co. at 1-800-549-6746.

    Eltrax stockholders will continue to own their existing Eltrax shares. Approximately 15.8 million shares of Eltrax common stock will be issued to Cereus stockholders in the merger, based on the number of shares of Cereus common stock outstanding on July 21, 2000. Fractional shares will be paid in cash. Cereus stockholders who properly exercise their appraisal rights will receive cash instead of shares if the merger is approved. If the merger occurs (assuming an exchange ratio of 1.75 shares of Eltrax common stock for each share of Cereus common stock), Cereus's stockholders will own approximately 38.0% of the combined company (or approximately 49.9% if all outstanding options and warrants to purchase Cereus common stock and Eltrax common stock are exercised and if all debt convertible into shares of Eltrax common stock is converted) and Eltrax's stockholders will own the remainder.

    Eltrax common stock trades on the Nasdaq National Market under the symbol "ELTX." Cereus common stock trades on the OTC Bulletin Board under the symbol "CEUS."

    We cannot complete the merger unless the stockholders of both of our companies approve it and certain conditions are satisfied. In addition, for the merger to be completed, Eltrax stockholders must approve an amendment to Eltrax's articles of incorporation to increase the number of authorized shares of common stock. Each of us will hold a meeting of our stockholders to vote on the merger, as well as other matters. YOUR VOTE IS VERY IMPORTANT. For the merger to occur, Cereus stockholders owning a majority of Cereus common stock outstanding and Eltrax stockholders owning a majority of Eltrax common stock present at the Eltrax annual meeting must vote for it. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. CEREUS STOCKHOLDERS WHO DO NOT RETURN THEIR PROXY CARDS OR DO NOT INSTRUCT THEIR BROKERS HOW TO VOTE SHARES HELD BY THEM IN "STREET NAME" WILL BE COUNTED AS A VOTE AGAINST THE MERGER.

    The annual meeting of Eltrax stockholders will be held          ,          ,
2000          , local time

    ELTRAX'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ELTRAX STOCKHOLDERS VOTE FOR THE PROPOSALS AND NOMINEES.

William P. O'Reilly
Chairman of the Board, President
and Chief Executive Officer
Eltrax Systems, Inc.

    The annual meeting of Cereus stockholders will be held          ,          ,
2000          , local time

    CEREUS'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEREUS'S STOCKHOLDERS VOTE FOR THE MERGER AND NOMINEES.

Steven A. Odom
Chairman of the Board and Chief Executive Officer
Cereus Technology Partners, Inc.

     SEE "RISK FACTORS" ON PAGE 15 FOR A DISCUSSION OF CERTAIN INFORMATION RELEVANT TO THE DECISION TO APPROVE THE MERGER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL AGENCY HAS APPROVED OF THE ELTRAX COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated                     , 2000
and is first being mailed to stockholders of Eltrax and Cereus on or about
            , 2000.

                 THE MOST IMPORTANT THING FOR YOU TO DO IS VOTE

                                  HOW TO VOTE

     Stockholders of record

     Registered holders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada or (2) the Internet or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Eltrax and Cereus have been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions to be followed by any registered stockholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

     Other stockholders

     If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record. Telephone and Internet voting also will be offered to stockholders owning stock through certain banks and brokers.

            PLEASE VOTE YOUR SHARES. IF YOU VOTE BY TELEPHONE OR THE
              INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

                                ANNUAL MEETINGS

     The Eltrax annual meeting is open only to Eltrax stockholders as of the Eltrax record date. The Cereus annual meeting is open only to Cereus stockholders as of the Cereus record date.

                             STOCKHOLDER QUESTIONS

     Cereus and Eltrax stockholders should call D.F. King & Co., Inc. at 1-800-549-6746.

                              ELTRAX SYSTEMS, INC.
                              400 GALLERIA PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2000

     The annual meeting of stockholders of Eltrax Systems, Inc., a Minnesota
corporation, will be held at           , local time, on             , 2000, at
          , for the following purposes:

          1. To consider and vote upon a proposal to approve the Second Amended and Restated Agreement and Plan of Merger, dated July 27, 2000, among Eltrax, Solemn Acquisition Corporation and Cereus Technology Partners, Inc. and the transactions it contemplates, including:

        - the issuance of shares of Eltrax common stock to Cereus stockholders in the merger;

        - the assumption of Cereus stock options and warrants and the conversion of those stock options and warrants into options and warrants to purchase shares of Eltrax common stock; and

        - the reconfiguration of Eltrax's board of directors.

          2. To approve an amendment to Eltrax's articles of incorporation to increase the authorized common stock to 100,000,000 shares, par value $.01 per share.

          3. To approve an amendment to Eltrax's articles of incorporation to
     change Eltrax's name to           .

          4. To elect five nominees to the Eltrax board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger.

          5. To adopt the 1999 Eltrax Employee Stock Purchase Plan.

          6. To transact such other business as may properly come before the Eltrax annual meeting or any adjournments or postponements thereof.

     Eltrax's board of directors is not aware of any other business to come before the annual meeting. If approved, the amendments to the articles of incorporation will be implemented only if the merger is completed. The merger will not be completed unless the stockholders approve the proposal to increase the authorized number of shares of common stock.

     Only holders of record of shares of Eltrax common stock at the close of
business on             , 2000 are entitled to notice of the annual meeting and
to vote at the annual meeting or at any and all adjournments or postponements thereof.

     If you have any questions, please call D.F. King & Co., Inc., which is assisting us with the meeting, at 1-800-549-6746.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        William P. O'Reilly
                                        Chairman of the Board, President
                                        and Chief Executive Officer

Atlanta, Georgia
            , 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THE ELTRAX ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS DOCUMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE ANNUAL MEETING.

                        CEREUS TECHNOLOGY PARTNERS, INC.
                        1000 ABERNATHY ROAD, SUITE 1000
                             ATLANTA, GEORGIA 30328

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 2000

     The annual meeting of stockholders of Cereus Technology Partners, Inc., a
Delaware corporation, will be held at             , local time, on             ,
2000, at           , for the following purposes:

          1. To consider and vote upon a proposal to approve the Second Amended and Restated Agreement and Plan of Merger, dated July 27, 2000, among Cereus, Eltrax Systems, Inc. and Solemn Acquisition Corporation pursuant to which, among other things:

        - Solemn will be merged with and into Cereus, resulting in Cereus becoming a wholly-owned subsidiary of Eltrax;

        - at the effective time of the merger, each outstanding share of Cereus common stock, other than shares owned by Eltrax or Cereus, which will be cancelled, will be converted into the right to receive 1.75 fully paid and nonassessable shares of Eltrax common stock, or 1.667 shares of Eltrax common stock if Cereus does not before September 1, 2000 (or September 18, 2000 under certain circumstances) amend the existing bridge facility between Eltrax and Cereus to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility and, in this event, may be adjusted further downward if Eltrax sells all or any part of its hospitality services group for $8 million or more in cash in the aggregate before the merger; and

        - at the effective time of the merger, each outstanding option and warrant to purchase Cereus common stock will be assumed by Eltrax and converted into an option or warrant (as the case may be) to purchase shares of Eltrax common stock as adjusted to account for the exchange ratio.

          2. To elect seven nominees to the Cereus board of directors to serve until the earlier of the expiration of their term or the consummation of the merger.

          3. To transact such other business as may properly come before the Cereus annual meeting or any adjournments or postponements thereof.

     Cereus's board of directors is not aware of any other business to come before the annual meeting.

     Only holders of record of shares of Cereus common stock at the close of
business on             , 2000 are entitled to notice of the annual meeting and
to vote at the annual meeting or at any and all adjournments or postponements thereof.

     If you have any questions, please call D.F. King & Co., Inc., which is assisting us with the meeting, at 1-800-549-6746.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Steven A. Odom
                                            Chairman of the Board and Chief
                                            Executive Officer

Atlanta, Georgia
            , 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THE CEREUS ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS DOCUMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE ANNUAL MEETING.

                               TABLE OF CONTENTS

Questions and Answers about the Merger
  and Meetings.........................    1
Summary................................    3
  The Companies........................    3
  The Merger...........................    3
  The Merger Agreement.................    5
  The Stockholder Meetings.............    7
Selected Consolidated Historical
  Financial and Operating Data of
  Eltrax...............................   11
Selected Consolidated Historical
  Financial and Operating Data of
  Cereus...............................   12
Comparative Per Share Data.............   13
Historical and Pro Forma Per Share Data
  of Eltrax and Cereus.................   14
Risk Factors...........................   15
  Risks Related to Our Business after
     the Merger........................   15
  Risks Related to the Merger..........   19
Forward-Looking Statements.............   21
Comparative Market Prices and
  Dividends............................   22
The Merger.............................   23
  Overview.............................   23
  Background of the Merger.............   23
  Reasons for the Merger...............   26
  Factors Considered by the Boards of
     Directors.........................   28
  Recommendations of the Eltrax and
     Cereus Boards of Directors........   29
  Opinion of Eltrax's Financial
     Advisor...........................   30
  Opinion of Cereus's Financial
     Advisor...........................   36
  Interests of Directors and Officers
     in the Merger.....................   45
  Appraisal Rights.....................   46
  Regulatory Approvals.................   49
  Accounting Treatment.................   49
  Certain Federal Income Tax
     Consequences of the Merger........   49
  Resales of Eltrax Common Stock by
     Affiliates of Cereus..............   51
The Merger Agreement...................   52
  Merger Consideration.................   52
  Treatment of Cereus Stock Options and
     Warrants..........................   53
  Fractional Shares....................   53
  Exchange of Certificates.............   53
  Management and Boards of Directors
     after the Merger..................   54
  Representations and Warranties.......   56
  What We Must Do to Complete the
     Merger............................   57
  Waiver and Amendment.................   58
  Termination of the Merger
     Agreement.........................   58
  Termination Fees.....................   59
  Covenants Pending Closing............   61
  Additional Agreements................   62
  Expenses.............................   63
  Arbitration..........................   63
Unaudited Pro Forma Consolidated
  Financial Information................   64
Description of Eltrax Capital Stock....   73
Comparison of Stockholder Rights.......   75
Eltrax Annual Meeting..................   79
Cereus Annual Meeting..................   82
Additional Proposals for the Eltrax
  Annual Meeting.......................   84
  Election of Directors................   84
     Executive Officers................   85
     Director and Executive
       Compensation....................   86
       Summary Compensation Table......   87
       Aggregate Option Exercises and
          Year-End Option Values.......   88
       Option Grant Table..............   88
     Security Ownership of Certain
       Beneficial Owners and
       Management......................   91
     Certain Relationships and Related
       Transactions....................   92
     Stockholder Return Performance
       Presentation....................   93
  Increase in Authorized Common
     Stock.............................   94
  Name Change..........................   96
  Employee Stock Purchase Plan.........   97

Additional Proposals for the Cereus Annual
  Meeting.......................................         99
  Election of Directors.........................         99
     Executive Officers.........................        100
     Director and Executive Compensation........        102
       Summary Compensation Table...............        103
       Aggregate Option Exercises and Year-End
          Option Values.........................        103
       Option Grant Table.......................        104
     Security Ownership of Certain Beneficial
       Owners and
       Management...............................        105
     Certain Relationships and Related
       Transactions.............................        106
Additional Information about Eltrax.............        108
Additional Information about Cereus.............        110
Cereus's Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................        114
Where You Can Find More Information.............        118
Experts.........................................        118
Legal Opinions..................................        119
Index to Consolidated Financial
  Statements....................................        F-1

APPENDICES
Appendix A  Second Amended and Restated  A-1
              Agreement and Plan of
              Merger...................
Appendix B  Opinion of Morgan Keegan &   B-1
              Company, Inc.,...........
Appendix C  Opinion of The Robinson-
                                         C-1
            Humphrey Company, LLC,.....
Appendix D  Eltrax 1999 Employee Stock   D-1
              Purchase Plan............
Appendix E  Section 262 of the DGCL....  E-1

              QUESTIONS AND ANSWERS ABOUT THE MERGER AND MEETINGS

Q. WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A. Our companies are proposing to merge because we believe that combining will create a stronger company that will provide significant benefits to both Cereus stockholders and Eltrax stockholders. We believe the combined company will be able to create substantially more stockholder value than could be achieved by either company individually.

Q. WHAT AM I BEING ASKED TO VOTE ON?

A. You are being asked to approve the proposed merger of Cereus and Eltrax. If you are an Eltrax stockholder, your vote for the merger also authorizes the issuance of Eltrax common stock to Cereus stockholders, the assumption of Cereus stock options and warrants and the conversion of those options and warrants into options and warrants to purchase shares of Eltrax common stock, and the reconfiguration of the Eltrax board.

   If you are an Eltrax stockholder, you are also being asked to approve four other proposals:

   - An amendment to Eltrax's articles of incorporation to increase the authorized shares of common stock to 100,000,000.

   - An amendment to Eltrax's articles of incorporation to change Eltrax's name.

   - The election of five nominees to the Eltrax board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger.

   - The adoption of the Eltrax 1999 Employee Stock Purchase Plan.

   If you are a Cereus stockholder, you are also being asked to elect seven nominees to the Cereus board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger.

Q. IS THE AMENDMENT TO THE ELTRAX ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK NECESSARY TO COMPLETE THE MERGER?

A. Yes. Eltrax does not have enough shares of common stock to complete the merger. Therefore, if you vote for the merger proposal, you should vote for the proposal to amend the Eltrax articles of incorporation to increase the number of authorized shares of common stock.

Q. WHAT WILL I RECEIVE IN THE MERGER?

A. Cereus stockholders will receive 1.75 shares of Eltrax common stock for each share of Cereus common stock they own. The exchange ratio will be adjusted to
   1.667 shares of Eltrax common stock if Cereus does not before September 1, 2000 (or September 18, 2000, under certain circumstances) amend the existing bridge facility between Eltrax and Cereus to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility and, in this event, may be adjusted downward further if Eltrax sells all or any part of its hospitality services group for $8 million or more in cash in the aggregate before the merger. Eltrax stockholders will not change their ownership of Eltrax common stock in the merger. After the merger (assuming an exchange ratio of 1.75 shares of Eltrax common stock for each share of Cereus common stock), Cereus stockholders will own approximately 38.0% of the outstanding common stock of the combined company (or approximately 49.9% if all outstanding options and warrants to purchase Cereus common stock and Eltrax common stock are exercised and if all debt convertible into shares of Eltrax common stock is converted), and Eltrax stockholders will own the remainder.

Q. HOW WILL I KNOW IF THE EXCHANGE RATIO IS ADJUSTED?

A. Eltrax and Cereus will post the current exchange ratio on their Web sites at www.eltrax.com and www.cereus.net. This information will also be available by calling D.F. King & Co. at 1-800-549-6746.

Q. WILL I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

A. Holders of Cereus common stock have the right to elect to have the fair value of their shares of Cereus common stock judicially appraised and paid to them in cash in connection with the merger. The cash you receive for your shares could result in income to you for federal and state income tax purposes. Eltrax stockholders will not have appraisal rights in connection with the merger.

Q. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A. We have structured the merger so that Cereus and its stockholders will not recognize any gain or loss for federal income tax purposes in the merger, except in the case of cash to be received by Cereus stockholders in lieu of Eltrax fractional shares. As part of closing the merger, Cereus will receive a legal opinion confirming these tax consequences.

Q. WHAT SHOULD I DO NOW?

A. You should read this document and complete, sign and date the proxy card and mail it to us in the enclosed return envelope as soon as possible. If you sign and send the proxy card and do not indicate how you want to vote, we will count your proxy card as a vote for the merger and the other Eltrax proposals or Cereus proposal, as the case may be. Each of the boards of directors of Eltrax and Cereus unanimously recommends that its stockholders vote FOR the merger. The board of directors of Eltrax also unanimously recommends voting for the other Eltrax proposals and Eltrax nominees. The board of directors of Cereus also unanimously recommends voting FOR the Cereus nominees.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER VOTE THE SHARES FOR ME?

A. Your broker cannot vote your shares on the merger proposal without your instructions. If you are a Cereus stockholder, your failure to instruct your broker on the merger proposal will be equivalent to voting against the merger. If you are an Eltrax stockholder, your failure to instruct your broker on the merger proposal will not be counted as a vote against the merger.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. Cereus stockholders will be sent written instructions for exchanging stock certificates at a later date. Eltrax stockholders will keep their current stock certificates.

Q. CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY CARD?

A. Yes. You can change your vote at any time before your meeting by submitting a revocation notice or a later-dated signed proxy card or by attending the meeting and voting in person.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We hope to complete the merger in the fourth quarter of 2000.

Q. WHAT SHOULD I DO IF I HAVE QUESTIONS?

A. Cereus stockholders and Eltrax stockholders may call D.F. King & Co., Inc. at 1-800-549-6746.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully, and for more complete descriptions of the legal terms of the merger, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information."

                                 THE COMPANIES

ELTRAX SYSTEMS, INC.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339

     Eltrax, a Minnesota corporation, is a provider of outsourced information technology ("IT") solutions. Eltrax operates through two separate business units: the technology services group and the hospitality services group. The technology services group provides technology solutions, customer care services and acts as an application service provider ("ASP"). The hospitality services group provides enterprise information solutions for the global hospitality industry. Eltrax has previously announced that it is exploring various alternatives to further its strategy of expanding its penetration of the network, application and ASP markets. As part of this process, Eltrax is pursuing the disposition of its hospitality services group, although there can be no assurance that any disposition will occur. As such, Eltrax will begin accounting for the hospitality services group as a discontinued operation and its historical results of operations, which are the result of Eltrax's old business strategy, may not give you an accurate indication of how Eltrax will perform in the future.

CEREUS TECHNOLOGY PARTNERS, INC.
1000 Abernathy Road, Suite 1000
Atlanta, Georgia 30328

     Cereus, a Delaware corporation, is an end-to-end solutions provider of e-business and B2B technologies, including e-Business strategy, Web design/development, application integration, network consulting and hosting. Cereus delivers its solutions through the most effective delivery method available -- whether at the customer's location, as an ASP, or through outsourcing. Cereus helps its customers transform their businesses for the new economy. In many cases, Cereus becomes the customer's IT department by providing end-to-end solutions, including communications and data services.

                                   THE MERGER

REASONS FOR THE MERGER (SEE PAGE 26)

     The board of directors of Eltrax and the board of directors of Cereus believe that the merger is fair to, and in the best interests of, the stockholders of Eltrax and Cereus, respectively. We believe that the combined company will be able to create greater stockholder value than could be achieved by the companies individually.

     Cereus's board of directors has identified the following potential benefits of the merger, among others:

     - the ability to quickly achieve the critical mass necessary to compete in Cereus's industry sector;

     - the ability to access Eltrax's state of the art, fully-developed technology services group that provides comprehensive outsourced technology solutions and customer care solutions;

     - the greater financial flexibility and more favorable access to capital enjoyed by larger companies;

     - the ability to provide Cereus stockholders with enhanced liquidity;

     - the ability to provide Cereus stockholders with shares of Eltrax common stock in a tax-free exchange; and

     - an operational structure for the combined company in which the current directors of Cereus will constitute a majority of the combined company's board of directors and the Cereus management team will hold all of the combined company's senior management-level positions.

     Eltrax's board of directors has identified the following potential benefits of the merger, among others:

     - securing a talented team of senior management-level individuals with the experience and drive necessary to grow the combined company in a manner and in a time frame necessary to compete effectively in the combined company's industry;

     - deepening Eltrax's technology expertise by gaining access to Cereus's highly-qualified group of Web developers and other technology professionals;

     - increasing Eltrax's access to capital;

     - expediting Eltrax's goal of becoming a major force in the ASP marketplace; and

     - leveraging the combined company's strengths to access the capital needed to grow effectively.

OUR RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGE 29)

     THE ELTRAX BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ELTRAX'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THEY VOTE FOR THE ELTRAX MERGER PROPOSAL.

     THE CEREUS BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CEREUS'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THEY VOTE FOR THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 30)

     Morgan Keegan & Company, Inc. has delivered its opinion to the Eltrax board of directors that the exchange ratio is fair from a financial point of view to Eltrax's common stockholders as of July 27, 2000. The Robinson-Humphrey Company, LLC has delivered its oral opinion (which was subsequently confirmed in writing) to the Cereus board of directors that the exchange ratio is fair from a financial point of view to Cereus's common stockholders as of July 27, 2000. A copy of Morgan Keegan's opinion is attached to this document as Appendix B, and a copy of Robinson-Humphrey's opinion is attached to this document as Appendix
C. You should read the opinions completely to understand the assumptions made, matters considered and limitations of the review made by Morgan Keegan and Robinson-Humphrey in providing their opinions.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 45)

     When you consider the recommendations of our boards of directors that you vote in favor of the relevant proposals, you should be aware that a number of Cereus's officers and directors will be entitled to receive certain benefits if the merger occurs that they will not be entitled to receive if the merger does not occur.

APPRAISAL RIGHTS (SEE PAGE 46)

     Holders of Cereus common stock have the right to elect to have the fair value of their shares of Cereus common stock judicially appraised and paid to them in cash in connection with the merger. To do this, you must follow certain procedures, including giving Cereus certain notices and not voting your shares in favor of the merger. You will not receive any stock in Eltrax if you exercise your appraisal rights and follow all of the required procedures. Instead, you will only receive the appraised value of your Cereus stock in cash. The appraised value of the Cereus shares may be more or less than the value of the merger consideration. The cash you receive for your shares if you properly exercise your appraisal rights could result in income to you for federal and state income tax purposes. The relevant provisions governing this process are attached to this document as Appendix E.

     Eltrax stockholders do not have appraisal rights in connection with the merger.

REGULATORY APPROVALS (SEE PAGE 49)

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its associated rules, the merger may not be consummated until applications and notices have been reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission. We have filed the applications and notices required to obtain Hart-Scott-Rodino approval.

ACCOUNTING TREATMENT (SEE PAGE 49)

     The merger will be accounted under the purchase method of accounting under generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 49)

     A Cereus stockholder's receipt of Eltrax common stock in the merger generally will be tax-free for United States federal income tax purposes, except for tax resulting from the receipt of cash instead of any fractional share of Eltrax common stock. The companies themselves, as well as Eltrax stockholders, will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

                              THE MERGER AGREEMENT

MERGER CONSIDERATION (SEE PAGE 52)

     As a result of the merger, Cereus stockholders will receive 1.75 shares of Eltrax common stock for each share of Cereus common stock. The exchange ratio will be adjusted downward to 1.667 shares of Eltrax common stock for each share of Cereus common stock if Cereus does not before September 1, 2000, which date may be extended to September 18, 2000 under certain conditions, amend the existing bridge facility between Eltrax and Cereus to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility. If the exchange ratio is adjusted to 1.667 shares of Eltrax common stock, then it will be adjusted downward further if Eltrax sells all or any part of its hospitality services group for $8 million or more in cash in the aggregate before the merger. Eltrax and Cereus will post the current exchange ratio on their Web sites at www.eltrax.com and www.cereus.net. This information will also be available by calling D.F. King & Co. at 1-800-549-6746. See "The Merger Agreement -- Additional Agreements." Eltrax will not issue fractional shares in the merger. Instead, Cereus stockholders will receive the value of any fractional share in cash, based on the closing price of Eltrax's common stock on the last trading day before the merger. Following the merger, Cereus stockholders will need to exchange their certificates of Cereus common stock for certificates of Eltrax common stock. We will send Cereus stockholders the forms to do this.

     Based on the closing price for Eltrax common stock on             , 2000
($     per share), the value of 1.75 shares of Eltrax common stock would have
been $     . The value of Eltrax common stock, however, will fluctuate.
Fluctuations will result in an increase or decrease in the value of the Eltrax common stock to be received by Cereus stockholders.

     If you are an Eltrax stockholder, you will not need to exchange your shares of Eltrax common stock.

TREATMENT OF CEREUS STOCK OPTIONS AND WARRANTS (SEE PAGE 53)

     The options to purchase Cereus common stock under Cereus's stock option plan and warrants to purchase Cereus common stock will be assumed by Eltrax and converted into options or warrants (as the case may be) to purchase Eltrax common stock with appropriate adjustments to the number of shares subject to the options and warrants and to the exercise price to reflect the exchange ratio.

MANAGEMENT AND BOARDS OF DIRECTORS AFTER THE MERGER (SEE PAGE 54)

     Effective September 1, 2000, Steven A. Odom has been elected the Chief Executive Officer of Eltrax, James M. Logsdon has been elected the President and Chief Operating Officer of Eltrax and Juliet M. Reising has been elected the Chief Financial Officer and Executive Vice President of Eltrax. After the merger, they will continue to serve in those offices and William P. O'Reilly will continue to serve as Eltrax's Chairman of the Board.

  Eltrax Board of Directors

     If the merger is approved, at the time of the merger the Eltrax board of directors will be increased to nine and reconfigured as follows:

        BEFORE THE MERGER                  AFTER THE MERGER
        -----------------                  ----------------
 William P. O'Reilly (Chairman)     William P. O'Reilly (Chairman)
       Stephen E. Raville                 Stephen E. Raville
         Patrick J. Dirk                    Steven A. Odom*
        James C. Barnard                   James M. Logsdon*
        William G. Taylor                 Juliet M. Reising*
                                             Amy Newmark*
                                            Max E. Bobbitt*
                                             Gary H. Heck*
                                        Joseph R. Wright, Jr.*

---------------

* Current Cereus director.

  Cereus Board of Directors

     The Cereus board of directors will consist of the persons elected at the Cereus annual meeting until changed in accordance with Cereus's certificate of incorporation and bylaws.

WHAT WE MUST DO TO COMPLETE THE MERGER (SEE PAGE 57)

     A number of conditions must be met for the merger to be completed, including:

     - approval of the merger proposals by both the Cereus stockholders and Eltrax stockholders;

     - receipt of an opinion of tax counsel to Cereus that the merger will qualify as a tax-free reorganization for federal income tax purposes; and

     - the absence of any injunction or legal restraint prohibiting consummation of the merger.

     Where law permits, Eltrax or Cereus could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58)

     We can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both our companies have approved it.

     Eltrax can terminate the merger agreement if:

     - Cereus materially breaches the terms of the bridge facility between Eltrax and Cereus;

     - Steven A. Odom does not execute his employment agreement with Eltrax; or

     - Cereus does not execute an amendment to the bridge facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility within 10 business days after the conditions to the execution have been met. See "The Merger Agreement -- What We Must Do to Complete the Merger."

     Either company can decide, without the consent of the other, to terminate the merger agreement if:

     - the other company's stockholders do not approve the merger;

     - the other company materially breaches the merger agreement;

     - the approval of any regulatory authority is denied by final nonappealable action;

     - the merger has not been completed by December 31, 2000;

     - the board of the other company withdraws or materially adversely changes its recommendation to approve its merger proposal before its stockholder meeting; or

     - certain other conditions to closing of the merger have not been satisfied.

TERMINATION FEES (SEE PAGE 59)

     If the merger agreement is terminated, under certain circumstances, Eltrax may have to pay to Cereus, or Cereus may have to pay to Eltrax, a termination fee of either $2.5 million or $5.0 million.

COMPARATIVE MARKET PRICES AND DIVIDENDS (SEE PAGE 22)

     Shares of Eltrax common stock are included on the Nasdaq National Market and shares of Cereus common stock are included on the OTC Bulletin Board. On June 12, 2000, the last full trading day before the public announcement that the companies had entered into the merger agreement, shares of Eltrax common stock closed at $7.563 per share and shares of Cereus common stock closed at $14.125
per share. On             , 2000, the last full trading day for which
information was available before this document was printed and mailed, shares of
Eltrax common stock closed at $     per share and shares of Cereus common stock
closed at $     per share.

                            THE STOCKHOLDER MEETINGS

ELTRAX STOCKHOLDERS (PAGE 79)

  Meeting Date.

     The Eltrax annual meeting will be held on             , 2000, at
          , at             , local time.

  Record Date.

     You can vote at the Eltrax annual meeting if you owned Eltrax common stock
at the close of business on             , 2000. As of the close of business on
the Eltrax record date, there were        shares of Eltrax common stock issued
and outstanding.

  Matters to be Considered.

     At the Eltrax annual meeting, Eltrax stockholders will be asked to:

          1. approve the merger agreement and the transactions it contemplates, including:

           - the issuance of shares of Eltrax common stock in the merger;

           - the assumption of Cereus stock options and warrants and the conversion of those options and warrants into options and warrants to purchase shares of Eltrax common stock; and

           - the reconfiguration of Eltrax's board of directors.

        We sometimes refer to this proposal in this document as the merger proposal;

          2. approve an amendment to Eltrax's articles of incorporation to increase the authorized shares of common stock to 100,000,000, par value $.01 per share;

          3. approve an amendment to Eltrax's articles of incorporation to
     change Eltrax's name to           ;

          4. elect five nominees to the Eltrax board of the directors to serve until the earlier of the expiration of their terms or the consummation of the merger;

          5. adopt the Eltrax 1999 Employee Stock Purchase Plan; and

          6. transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

If approved, the amendments to the articles of incorporation will be implemented only if the merger is completed. The merger will not be completed unless the stockholders approve the proposal to increase the number of authorized shares of common stock.

  Vote Required.

     The Eltrax merger proposal, the proposals to amend the articles of incorporation and the proposal to adopt the employee stock purchase plan will require the approval of Eltrax stockholders owning a majority of the shares of Eltrax common stock represented at the annual meeting and entitled to vote on those proposals, provided that a quorum is present. Directors will be elected by a plurality of the votes cast at the annual meeting, meaning the five nominees receiving the most votes will be elected directors.

     Abstentions will have the same effect as votes cast against the proposals. Broker non-votes will have no effect on the merger proposal or the other proposals. For the election of directors, abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

  Security Ownership by Certain Beneficial Owners and Management.

     As of the close of business on the Eltrax record date, directors and executive officers of Eltrax and their respective affiliates may be deemed to be the beneficial owners of shares of Eltrax common stock representing
approximately   % of the outstanding voting power of Eltrax. Each of the
directors and executive officers of Eltrax has indicated that such person intends to vote or direct the vote of all the shares of Eltrax common stock over which such person has voting control in favor of the merger proposal and the election of directors. In addition, concurrently with the execution of the merger agreement, the Eltrax directors (who as of the record date beneficially
owned approximately      % of the outstanding shares of Eltrax common stock)
entered into a proxy agreement with Cereus pursuant to which the Eltrax directors granted to Cereus the right to vote all voting securities of Eltrax held by the Eltrax directors in favor of the merger proposal.

  Proxies.

     You can revoke your proxy before it is voted either by sending Eltrax a revocation notice or a new proxy or by attending the Eltrax annual meeting and voting in person. You will not revoke your proxy simply by attending the Eltrax annual meeting.

CEREUS STOCKHOLDERS (PAGE 82)

  Meeting Date.

     The Cereus annual meeting will be held on             , 2000, at
          , at           , local time.

  Record Date.

     You can vote at the Cereus annual meeting if you owned Cereus common stock
at the close of business on             , 2000. As of the close of business on
the Cereus record date, there were        shares of Cereus common stock issued
and outstanding.

  Matters to be Considered.

     At the Cereus annual meeting, the Cereus stockholders will be asked to:

          1. approve the merger agreement;

          2. elect seven nominees to the Cereus board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger; and

          3. transact such other business as may properly come before the Cereus annual meeting or any adjournments or postponements thereof.

  Vote Required.

     The proposal to adopt the merger agreement requires the approval of Cereus stockholders owning at least a majority of the outstanding shares of Cereus common stock. Directors will be elected by a plurality of the votes cast at the annual meeting, meaning the seven nominees receiving the most votes will be elected directors. Abstentions and broker non-votes will have the same effect as votes cast against approval of the merger agreement. For the election of directors, abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

  Security Ownership by Certain Beneficial Owners and Management.

     As of the close of business on the Cereus record date, directors and executive officers of Cereus and their respective affiliates may be deemed to be the beneficial owners of shares of Cereus common stock representing
approximately   % of the outstanding voting power of Cereus. Each of the
directors and executive officers of Cereus has indicated that such person intends to vote or direct the vote of all the shares of Cereus common stock over which such person has voting control in favor of the merger agreement and the election of directors. In addition, concurrently with the execution of the merger agreement, the Cereus directors (who as of the record date beneficially
owned approximately      % of the outstanding shares of Cereus common stock)
entered into a proxy agreement with Eltrax pursuant to which the Cereus directors granted to Eltrax the right to vote all voting securities of Cereus held by the Cereus directors in favor of the merger agreement.

  Proxies.

     You can revoke your proxy before it is voted either by sending Cereus a revocation notice or a new proxy or by attending the Cereus annual meeting and voting in person. You will not revoke your proxy simply by attending the Cereus annual meeting.

                              RECENT DEVELOPMENTS

     For the quarter ended March 31, 2000, Eltrax was not in compliance with the cumulative net cash flow covenant in its loan facility with PNC Bank, National Association. Eltrax did not achieve the net cash flow required by the covenant because of accelerated investment in the operations and infrastructure of the technology services group and lower than expected revenues from the hospitality services group during the quarter, primarily due to a change in customer purchasing patterns resulting from the Y2K transition and a decline in international sales due to the strong U.S. dollar. Eltrax's accelerated investment in the technology services group resulted from the closing of a private placement during the first quarter in which Eltrax raised $13.0 million. On May 15, 2000, PNC Bank waived the non-compliance. In connection with the waiver and the amendment described below, Eltrax paid PNC Bank a fee of $250,000.

     Eltrax was not in compliance with the net cash flow covenant for the quarter ended June 30, 2000. In addition, Eltrax was not in compliance with a covenant regarding year 2000 capital expenditures and a covenant regarding maximum rental payments under lease arrangements. On July 27, 2000 PNC Bank waived the non-compliance with each of these covenants. Also on July 27, 2000, PNC Bank modified the covenants regarding capital expenditures and rental payments for the balance of fiscal year 2000. In connection with the waiver and covenant modification, Eltrax agreed to either (i) issue PNC Bank warrants to purchase 12,532 shares of Eltrax common stock with certain registration rights, or (ii) pay PNC Bank a waiver and consent fee of $50,000. Eltrax expects to obtain a modification to the net cash flow covenant that contemplates the planned disposition of hospitality services group, the funding of an additional $5 million under the existing bridge facility between Eltrax and Cereus and the revised operating plans for the technology services group.

     On May 15, 2000 PNC Bank and Eltrax amended the facility to increase the requirement that Eltrax maintain undrawn availability under the facility from at least $1.0 million at all times to at least $3.0 million during the first and third month of each fiscal quarter and at least $2.0 million during the second month of each fiscal quarter. In connection with the closing of the bridge facility with Cereus, PNC Bank and Eltrax amended the PNC Bank facility to modify the undrawn availability covenant to reduce the requirement that Eltrax maintain undrawn availability under the facility to at least $1.0 million at all times before October 1, 2000. After that time, the covenant reverts to the staged requirements discussed above. As a condition to Cereus's obligation to amend the bridge facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility, PNC Bank has been requested to maintain the undrawn availability covenant at $1.0 million.

     On June 29, 2000 Eltrax announced that as part of its effort to improve its operational efficiencies and financial performance to prepare for the merger, it had reorganized operations and eliminated approximately 100 positions held by employees, as well as most positions held by contract professionals. As a result of these actions, Eltrax expects to record restructuring costs of approximately $1.5 million in the second quarter. Eltrax expects the reduction in force, along with other cost reduction initiatives implemented in the second quarter, will result in approximately $12.0 million in annualized cash savings.

     On June 29, 2000, Eltrax sold 180,000 shares of its common stock in a private placement to an investor for aggregate cash consideration of $990,000.

     On July 19, 2000, Eltrax's board of directors formally determined to dispose of Eltrax's hospitality services group. As such, Eltrax will begin accounting for the hospitality services group as a discontinued operation.

     On July 27, 2000, Eltrax entered into an agreement with an investor to issue $7.0 million of convertible senior subordinated notes. The notes are due July 27, 2001 and carry warrants to purchase 364,584 shares of common stock at an exercise price of $5.03 per share. The notes are convertible into Eltrax's common stock at a price of $4.80 per share. The conversion price is subject to adjustment upon the occurrence of certain events. The notes also have certain put and call features. Concurrent with the execution of the agreement, $4 million dollars was funded by the investor. An additional $1 million will be funded immediately upon Eltrax's execution of a definitive agreement to sell all or part of its hospitality services group for proceeds of at least $8 million. The remaining $2 million will be funded upon the closing of the merger. Eltrax will file a registration statement with the Securities and Exchange Commission within 30 days to register for resale the shares of common stock into which the notes and warrants are convertible.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND
                            OPERATING DATA OF ELTRAX

     We are providing the following financial information to help you analyze the merger. This financial information is derived from Eltrax's historical consolidated financial statements. The results of operations for the quarter ended March 31, 2000 are not necessarily indicative of results that may be expected for the full fiscal year. This information is only a summary and should be read in conjunction with Eltrax's consolidated financial statements and related notes and Eltrax's "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are incorporated by reference in this document and contained in Eltrax's annual reports, quarterly reports, and other information on file with the Securities and Exchange Commission (the "SEC").

                                     QUARTER ENDED
                                       MARCH 31,                    YEAR ENDED DECEMBER 31,
                                   -----------------   --------------------------------------------------
                                    2000      1999     1999(B)    1998(C)    1997(D)     1996      1995
                                   -------   -------   --------   --------   --------   -------   -------
                                      (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data(a):
  Revenue........................  $30,894   $29,689   $129,312   $114,744   $103,756   $85,454   $61,949
  Net Income (loss)..............   (5,004)   (6,031)    (9,838)    (6,483)   (13,342)      635    (1,178)
  Net Income (loss) per common
    share -- basic and diluted...     (.22)     (.26)      (.41)      (.29)      (.75)      .04      (.09)
Balance Sheet Data:
  Total assets...................  $87,942   $60,365   $ 73,021   $ 69,981   $ 63,697   $64,019   $53,703
  Long-term obligations..........       --     2,289         54      3,341      1,408        --        --

---------------

(a) Includes the operations of the following companies acquired by Eltrax from their respective dates of acquisition: Nordata, Inc. and Rudata, Inc. (May 17, 1996), Four Corners Technology, Inc. (July 1, 1997), Hi-Tech Connections, Inc. (August 1, 1997), DataComm Associates, Inc. and Midwest Telecom Associates, Inc. (October 31, 1997) and Encore Systems, Inc. (September 1, 1998). The results of Atlantic Network Systems, Inc., EJG Techline Incorporated, Sulcus Hospitality Technologies Corp. and Windward Technologies, Inc., have been included for all periods represented. These four companies merged with Eltrax on October 31, 1996, May 17, 1997, March 26, 1999, and March 31, 1999, respectively, in transactions accounted for as poolings-of-interests. On January 31, 1997, Eltrax acquired certain assets of the MST Distribution Business from MRK Technologies, LTD.

(b) The 1999 loss from operations includes $6.9 million in non-recurring merger-related transaction and reorganization costs.

(c) The 1998 loss from operations includes $2.3 million in asset impairments and $2.1 million in income taxes resulting from the recognition of a full valuation allowance on deferred tax assets of Sulcus Hospitality Technologies Corp.

(d) The 1997 loss from operations includes $5.7 million in asset impairments and $1.3 million in income taxes resulting from the recognition of a full valuation allowance on deferred tax assets of Eltrax.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND
                            OPERATING DATA OF CEREUS

     We are providing the following financial information to help you analyze the merger. This financial information is derived from Cereus's unaudited financial statements for the quarter ended March 31, 2000 and March 31, 1999 and Cereus's audited financial statements for the years ended December 31, 1999 through December 31, 1995. The results of operations for the quarter ended March 31, 2000 are not necessarily indicative of results that may be expected for the full fiscal year. This information is only a summary and should be read in conjunction with Cereus's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cereus's consolidated financial statements and related notes contained elsewhere in this document.

                                        QUARTER ENDED
                                          MARCH 31,                 YEAR ENDED DECEMBER 31,
                                       ----------------   -------------------------------------------
                                        2000      1999    1999(A)    1998     1997     1996     1995
                                       -------   ------   -------   ------   ------   ------   ------
                                         (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data(a)(b):
  Revenue............................  $ 1,591   $   --   $ 1,696   $   --   $   --   $   --   $   --
  Net loss before extraordinary
     item............................   (9,355)      --    (3,458)      --       --       --       --
  Net loss per common share from
     continuing operations -- basic
     and diluted.....................    (1.38)      --     (1.57)      --       --       --       --
  Net loss per share before
     extraordinary items.............    (1.41)   (0.22)    (3.26)   (0.32)   (0.37)   (0.31)   (0.25)
Balance Sheet Data:
  Total assets.......................  $25,245   $5,128   $13,559   $5,155   $4,924   $5,354   $5,703
  Long-term obligations..............       12    1,224        36    1,229    1,143    1,126      822

---------------
(a) Includes the operations of the following companies acquired by Cereus from their respective dates of acquisition: Enterprise Solutions Group, Inc. (July 30, 1999); The Reddy Group, Inc. and its wholly owned subsidiary, Cereus Bandwidth LLC (July 30, 1999); and Client Server Solutions, Inc. and CSS Financial Software Sales, Inc. (each on November 15, 1999).

(b) Excludes (i) losses from discontinued operations of $236,000 and $309,000 for the quarters ended March 31, 2000 and March 31, 1999, respectively; (ii) losses from discontinued operations of approximately $3.7 million for the year ended December 31, 1999; and (iii) an extraordinary loss from debt conversion of approximately $7.2 million in the quarter ended March 31, 2000.

                           COMPARATIVE PER SHARE DATA

     The table below presents the high and low sales prices per share of Eltrax common stock on the Nasdaq National Market and Cereus common stock on the OTC Bulletin Board on June 12, 2000, the last full trading day immediately preceding
the public announcement of the proposed merger, and on             , 2000, the
most recent practicable date before this document was printed and mailed, as well as the "equivalent stock price" of shares of Cereus common stock on those dates. The "equivalent stock price" of shares of Cereus common stock represents the per share sales price for Eltrax's common stock on the Nasdaq National Market at the specified date multiplied by the exchange ratio of 1.75, which is the number of shares of Eltrax common stock that a Cereus stockholder would receive for each share of Cereus common stock, assuming that before September 1, 2000 (which date may be extended to September 18, 2000 under certain circumstances), Cereus amends the existing bridge facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility. See "The Merger Agreement -- Additional Agreements" and "The Merger Agreement -- Merger Consideration." Keep in mind that because of market price fluctuations the "equivalent stock price" may be greater than or less than the value of the Eltrax common stock and cash in lieu of fractional shares that a Cereus stockholder will receive for each share of Cereus common stock in connection with the merger. Stockholders should consider the current exchange ratio and obtain current market quotations for shares of Eltrax common stock and Cereus common stock before making any decision with respect to the merger. See "The Merger Agreement -- Merger Consideration."

                                              ELTRAX               CEREUS         CEREUS EQUIVALENT
                                           COMMON STOCK         COMMON STOCK         STOCK PRICE
                                         (PRICE PER SHARE)   (PRICE PER SHARE)    (PRICE PER SHARE)
                                         -----------------   ------------------   -----------------
                                          HIGH       LOW       HIGH       LOW      HIGH       LOW
                                         -------   -------   --------   -------   -------   -------
June 12, 2000..........................  $8.125    $7.031    $14.125    $14.000   $14.219   $12.304

       , 2000..........................  $         $         $          $         $         $

     After the merger, shares of Cereus common stock will no longer be publicly traded.

                    HISTORICAL AND PRO FORMA PER SHARE DATA
                              OF ELTRAX AND CEREUS

     The following table shows information about net income per share of common stock and book value per share of common stock of Cereus and Eltrax. The unaudited pro forma data below is for illustrative purposes only. The pro forma net loss per common share information has been prepared as if the merger, the private placement to an investor and the effective date of the discontinued operations had taken place on January 1, 1999. The pro forma book value per share information has been prepared as if the merger, the private placement to an investor and the effective date of the discontinued operations had taken place as of each of the dates presented. Information identified as "Equivalent pro forma amount of Cereus" was obtained by multiplying the related pro forma amounts by the exchange ratio of 1.75. This information is presented to reflect the fact that Cereus stockholders will receive 1.75 shares of Eltrax common stock for each share of Cereus common stock after the merger, assuming that before September 1, 2000 (which date may be extended to September 18, 2000, under certain circumstances) Cereus amends the existing bridge loan facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility. See "The Merger Agreement -- Additional Agreements" and "The Merger Agreement -- Merger Consideration." You should read the information below together with our historical financial statements and related notes thereto contained elsewhere or incorporated by reference in this document. You should also read the information contained in "Unaudited Pro Forma Condensed Consolidated Financial Information" contained elsewhere in this document. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined.

                                                              AS OF AND FOR THE   AS OF AND FOR THE
                                                                QUARTER ENDED        YEAR ENDED
                                                               MARCH 31, 2000     DECEMBER 31, 1999
                                                              -----------------   -----------------
NET LOSS PER COMMON SHARE BEFORE DISCONTINUED OPERATIONS AND
  EXTRAORDINARY ITEMS(1)
Eltrax, Historical
  Basic and diluted.........................................       $(0.22)             $(0.41)
Cereus, Historical
  Basic and diluted.........................................        (1.38)              (1.57)
Pro Forma Consolidated(2)
  Basic and diluted.........................................        (0.56)              (1.36)
Equivalent Pro Forma Amount for Cereus
  Basic and diluted.........................................        (0.98)              (2.38)
BOOK VALUE PER COMMON SHARE(1)
Eltrax, Historical..........................................         1.41                1.10
Cereus, Historical..........................................         2.42                1.40
Pro Forma Consolidated(2)...................................         2.47                2.31
Equivalent Pro Forma Amount for Cereus......................         4.33                4.05

---------------

(1) The calculation of basic net loss per share uses the weighted average number of common shares outstanding. Common stock equivalents have been excluded from loss per share calculations because their inclusion would be anti-dilutive.

(2) The calculation of basic and diluted net loss per share does not include the effect of additional equity or asset sale transactions that may be effected to satisfy a condition to completion of the merger.

                                  RISK FACTORS

     You should consider the following risk factors in determining how to vote.

RISKS RELATED TO OUR BUSINESS AFTER THE MERGER

OUR FUTURE RESULTS OF OPERATIONS ARE UNCERTAIN BECAUSE WE ARE SIGNIFICANTLY REFOCUSING OUR BUSINESS.

     We believe that the technology services and ASP markets will grow significantly over the next five years. As a result, we intend to refocus our business efforts to devote our energy and resources to promote and develop the technology services group as a full service provider, particularly its ASP offerings. As part of this process, Eltrax is pursuing the disposition of its hospitality services group. As such, Eltrax will begin accounting for the hospitality services group as a discontinued operation and our historical results of operations, which are the result of our old business strategy, may not give you an accurate indication of how we will perform in the future.

CEREUS IS A DEVELOPMENT STAGE COMPANY AND HAS A LIMITED OPERATING HISTORY.

     Cereus has only a limited operating history in its e-business and B2B technology business, and its prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which Cereus intends to operate and the acceptance of Cereus's business model. In addition, Cereus's limited operating history in its e-business and B2B technology business makes the prediction of its future operating results difficult or impossible.

THE COMBINED COMPANY MAY BE UNABLE TO MEET ITS FUTURE WORKING CAPITAL REQUIREMENTS.

     Our business strategy calls for growth, particularly in the technology services group. This growth strategy has resulted in significant utilization of cash to fund operating losses and capital expenditures. Eltrax utilized cash of $9.0 million in the quarter ended March 31, 2000 and $6.6 million in the year ended December 31, 1999 to fund operating losses and capital expenditures. Similarly, Cereus utilized cash of $3.1 million and $2.3 million, respectively, to fund its business during the same periods. These business operations will continue to require investment in personnel and infrastructure for the foreseeable future, which in turn will require additional financing. Additional financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to expand our business operations. This in turn could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our existing stockholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require.

ELTRAX AND CEREUS HAVE A HISTORY OF LOSSES AND THE COMBINED COMPANY MAY NOT BE PROFITABLE IN THE FUTURE.

     Eltrax and Cereus have a history of net losses. Eltrax had a net loss of $5.2 million for the quarter ended March 31, 2000 and a net loss of $9.8 million for the year ended December 31, 1999. Cereus had a net loss of $16.8 million for the quarter ended March 31, 2000 and a net loss of $7.2 million for the year ended December 31, 1999. Further, executing the combined company's business strategy and expanding its services will require significant additional capital and other expenditures. Accordingly, we anticipate continuing to generate net losses in the future.

THE COMBINED COMPANY'S SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF BOTH INTERNET-BASED BUSINESS SOFTWARE SOLUTIONS AND ITS NEW PRODUCTS AND SERVICES, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

     The combined company's business model depends in large part on the adoption of Internet-based business software solutions by its target market of middle market commercial users. Its business could suffer dramatically if Internet-based software solutions are not accepted or are not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop, and we believe many of our potential customers are not aware of the benefit of the outsourced solutions we provide.

     The growth of Internet-based business software solutions could also be limited by:

     - concerns over transaction security and user privacy;

     - inadequate network infrastructure for the Internet; and

     - inconsistent performance of the Internet.

     We cannot be certain that commercial customers will accept and employ Internet-based software solutions or that this market will grow at the rate we expect. If this market does not grow or grows more slowly than our predictions, the combined company's financial condition and results of operations would be adversely affected.

     Additionally, many of the combined company's products and services are based on new or improved technologies that have not previously been available. We will have to overcome the difficulties inherent in the introduction of new or improved technologies to the market, including our ability to demonstrate to customers the technical capabilities and the value of these new technologies, and there is no assurance that we can do so successfully. Lack of market acceptance of our products and services would adversely affect the combined company's business.

WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

     We depend on other companies such as software vendors and equipment manufacturers to supply us with key components of the computer and telecommunications equipment and the telecommunications services that we use to provide our application hosting services. A disruption in our ability to provide hosting services could prevent us from maintaining the required standards of service, which would cause us to incur contractual penalties, and would harm our business. Additionally, if any of our significant software vendors stop making their products available to us or choose to compete against us, our business would be harmed. Moreover, our success depends upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or if our vendors choose to compete with us or the popularity of their products declines, our ability to customize, implement or host packaged software applications may be adversely affected.

IF WE ARE UNABLE TO EFFICIENTLY INTEGRATE AND OPERATE RECENT ACQUISITIONS, OUR BUSINESS WOULD BE HARMED.

     During the last five years, Eltrax has merged with or acquired ten companies and Cereus has merged with or acquired three companies, excluding its discontinued operations. The rapid growth associated with these acquisitions and the difficulties each company has experienced in integrating these businesses has placed, and will continue to place, a significant strain on the combined company's systems, controls and managerial resources. The management teams of Eltrax and Cereus have expended significant time and effort in integrating the operations of acquired businesses. We expect to continue to expend significant resources in integrating those companies and other companies the combined company may acquire. If we do not accomplish these tasks, the combined company's financial condition and results of operations may be materially and adversely affected.

THE COMBINED COMPANY WILL DEPEND ON KEY PERSONNEL.

     The combined company will be highly dependent on the services of several key executive officers and technical employees, many of whom could be difficult to replace and the loss of any of whom could have a material adverse effect on its business, financial condition and results of operations. The combined company will enter into executive employment agreements with each of Messrs. Odom and Logsdon and Ms. Reising. In addition, the combined company will need to hire additional skilled personnel to support the continued growth of its business. The market for skilled personnel, especially those with the technical abilities required by the combined company, is currently very competitive, and the combined company must compete with much larger companies with significantly greater resources to attract and retain such personnel. In addition, the senior officers of the combined company after the merger have worked together for less than one year. There can be no assurance that they will function successfully as a management team to implement the combined company's strategy. See "The Merger Agreement--Management and Boards of Directors after the Merger."

THE MARKETS THE COMBINED COMPANY WILL SEEK TO SERVE ARE HIGHLY COMPETITIVE, AND MANY OF ITS COMPETITORS HAVE MUCH GREATER RESOURCES.

     Competition in the information technology services industry is intense and is expected to increase. Many of the combined company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than either Eltrax or Cereus. Additionally, there are relatively few barriers to entry in our business that would prevent new competitors from entering our industry. If we are not able to compete effectively, the combined company's financial condition and results of operations may be materially and adversely affected.

THE COMBINED COMPANY'S SUCCESS DEPENDS ON ITS ABILITY TO KEEP UP WITH RAPID TECHNOLOGICAL DEVELOPMENTS AND EVOLVING INDUSTRY STANDARDS.

     The Internet is characterized by rapidly changing technology, evolving industry standards, and frequent new service and product announcements, introductions and enhancements. The combined company's future success will depend on our ability to adapt our services to rapidly changing technologies and evolving industry standards, to continually improve the performance, features and reliability of our services and to insure the continued compatibility of our services with products, services and architectures offered by various vendors or any prevailing standard. If we do not keep up with those changes, the combined company's business may suffer.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST THE COMBINED COMPANY, EVEN WITHOUT MERIT, COULD REQUIRE IT TO ENTER INTO COSTLY LICENSES OR DEPRIVE IT OF TECHNOLOGY IT NEEDS.

     Our industry is technology intensive. As the number of software products in the combined company's target markets increases and the functionality of these products further overlap, third parties may claim that the technology we develop or license infringes their proprietary rights. Any infringement claims, even without merit, could require us to enter into costly royalty or licensing agreements to avoid service implementation delays. If successful, a claim of product infringement could deprive the combined company of the technology it requires altogether. Any of these outcomes could harm the combined company's business.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our success depends in part upon the protection of our proprietary application software and hardware products. Both Eltrax and Cereus have taken steps that they believe are adequate to establish, protect and enforce their intellectual property rights. However, we cannot assure you that these efforts to safeguard and maintain those proprietary rights will be successful.

     Furthermore, the laws of many foreign countries in which the combined company will do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our domestic and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM INTERNATIONAL OPERATIONS.

     Eltrax's international operations, which are a component of the hospitality services group for which we are continuing to pursue the disposition, represented approximately 7.9% and 18.5% of its total revenue for the quarter ended March 31, 2000 and the year ended December 31, 1999, respectively. The largest portion of this international revenue is generated in the Pacific Rim region, which represented approximately 4.0% and 7.4% of Eltrax's total revenue for the quarter ended March 31, 2000 and the year ended December 31, 1999, respectively. Ongoing business in international markets will subject the combined company to a wide variety of risks, including:

     - unexpected changes in legal and regulatory requirements;

     - new tariffs or other barriers to certain international markets;

     - difficulties in staffing and managing foreign operations;

     - regional economic factors, including recessions, hyperinflation or other adverse economic developments;

     - longer payment cycles and greater difficulty in collecting accounts receivable;

     - the possibility of expropriation;

     - limitations on the repatriation of investment income, capital stock and other assets;

     - unstable political environments;

     - potentially adverse tax consequences; and

     - gains and losses on foreign currency conversion.

LEGAL UNCERTAINTIES AND GOVERNMENT REGULATION COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE INTERNET.

     The laws governing the Internet remain largely unsettled. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, taxation and the need to qualify to do business in a particular state, apply to the Internet. This legal uncertainty could slow the growth in Internet use and decrease the acceptance of the Internet as a commercial medium, which could harm our business.

     In response to this legal uncertainty and the growing use of the Internet, laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet and Internet-based businesses could harm our business.

ELTRAX'S REVENUES HAVE HISTORICALLY DEPENDED UPON THE HOSPITALITY AND TOURISM INDUSTRY AND WILL CONTINUE TO DO SO IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR BUSINESS PLAN.

     Eltrax's historic results of operations depended upon demand for its products and services in the hospitality and tourism industry. Although the combined company's business model focuses on growing the technology services group to penetrate the network, application and ASP markets, so long as we operate the hospitality services group, we will continue to rely on those industries for revenue, and any decline in capital spending by the hospitality and tourism industry, in general, or by our key customers in those industries, in particular, could have a material adverse effect on our business, operating results and financial condition.

RISKS RELATED TO THE MERGER

FLUCTUATIONS IN THE MARKET PRICE OF ELTRAX COMMON STOCK WILL AFFECT THE VALUE OF THE CONSIDERATION CEREUS STOCKHOLDERS RECEIVE IN THE MERGER.

     The value of the consideration that Cereus stockholders will receive in the merger will depend on the market price of Eltrax common stock. There will be no adjustment in the exchange ratio based on fluctuations in the market price of Eltrax common stock.

     On the day of the merger, the market price of Eltrax common stock may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the Cereus annual meeting. Therefore, you cannot be assured of receiving any specific market value of shares of Eltrax common stock on the date of the merger, and we encourage you to consider the market price of Eltrax common stock before you make your voting decision regarding the merger. See "The Merger -- Merger Consideration."

THE NUMBER OF SHARES OF ELTRAX COMMON STOCK CEREUS STOCKHOLDERS WILL RECEIVE IN THE MERGER MAY BE ADJUSTED DOWNWARD.

     The exchange ratio will be adjusted downward from 1.75 to 1.667 shares of Eltrax common stock for each share of Cereus common stock if Cereus does not before September 1, 2000 (which date may be extended to September 18, 2000 under certain circumstances) amend the existing bridge loan facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility. If the exchange ratio is adjusted to 1.667 shares of Eltrax common stock, it may be adjusted further downward if Eltrax sells all or any part of its hospitality services group for $8 million or more in cash in the aggregate before the merger. Therefore, on the day of the merger, the exchange ratio may be less than the exchange ratio initially agreed to by Eltrax and Cereus on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the Cereus annual meeting. We will post the current exchange ratio on Eltrax's Web site at www.eltrax.com and on Cereus's Web site at www.cereus.net. You may also find out the current exchange ratio by calling D.F. King & Co., Inc. at 1-800-549-6476. We encourage you to consider the current exchange ratio before you make your voting decision regarding the merger. See "The Merger Agreement -- Additional Agreements" and "The Merger Agreement -- Merger Consideration."

HISTORICALLY LOW TRADING VOLUME IN ELTRAX AND CEREUS COMMON STOCK MAY AFFECT STOCKHOLDER LIQUIDITY.

     The trading volume of Eltrax common stock on the Nasdaq National Market and the trading volume of Cereus common stock on the OTC Bulletin Board has been low historically. In the merger, Eltrax will be issuing approximately 15.8 million shares to Cereus stockholders (assuming no adjustment in the exchange ratio and assuming that none of the options or warrants to acquire Cereus common stock that are exercisable before the merger are exercised). Based on these assumptions and provided that no options and warrants to purchase Eltrax common stock are exercised, after the merger, approximately 41.6 million shares of Eltrax common stock will be issued and outstanding. However, there can be no assurance that the increased "float" will allow stockholders to sell shares of Eltrax common stock at the times and at the prices they desire.

THE PRICE OF ELTRAX COMMON STOCK HAS FLUCTUATED WIDELY.

     The stock market in general, and the market for technology and Internet-related companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. Since January 1, 1999, the per share sales price of Eltrax's common stock on the Nasdaq National Market fluctuated from a low of $3.125 to a high of $19.75. Eltrax believes that the volatility of its stock price does not necessarily relate to its performance and is broadly consistent with volatility experienced in our industry. Fluctuations may occur, among other reasons, in response to:

     - operating results;

     - announcements by competitors;

     - regulatory changes;

     - economic changes;

     - market valuation of technology firms; and

     - general market conditions.

     In addition, in order to respond to competitive developments, the combined company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the combined company's operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the combined company's common stock would likely decline.

     The trading price of Eltrax common stock could continue to be subject to wide fluctuations after the merger in response to these or other factors, many of which are beyond our control. If the market price of Eltrax common stock decreases, stockholders may not be able to sell their Eltrax stock at a profit. See "Comparative Market Prices and Dividends."

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS.

     The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined company.

WE WILL INCUR SIGNIFICANT MERGER-RELATED AND INTEGRATION-RELATED EXPENSES.

     Merger-related transaction costs will be recorded as a component of the consideration paid for Cereus. These merger-related transaction costs consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs, and are expected to be approximately $1,223,000. Additional fees and costs may be incurred in connection with the sale of equity or assets necessary to satisfy a condition to consummation of the merger. In addition, we expect to incur pre-tax charges to operations to reflect costs associated with combining the operations of the two companies. These charges will be determined and recorded after the merger. Additional unanticipated expenses may be incurred in the integration of our businesses. Although we expect that the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses may result in cost savings, we cannot assure you that these benefits will be achieved in the near term or at all.

THE COMBINED COMPANY DOES NOT EXPECT TO PAY ANY DIVIDENDS IN THE FORESEEABLE FUTURE.

     Neither Eltrax nor Cereus has ever paid dividends on its common stock, and the combined company does not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the development of our business and, consequently, may never pay cash dividends. Eltrax's bank line of credit prohibits the payment of dividends.

                           FORWARD-LOOKING STATEMENTS

     This document, including "Summary," "Risk Factors," "The Merger -- Reasons for the Merger" "The Merger -- Recommendations of the Eltrax and Cereus Boards of Directors" and other sections, contains certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

     - our ability to successfully penetrate the network, application and ASP markets;

     - Eltrax's ability to dispose of its hospitality services group;

     - trends for the continued growth of the business of Eltrax and Cereus;

     - our ability to successfully access the capital markets to fund the growth of our business;

     - our ability to enhance revenue and earnings growth;

     - our ability to continue to successfully market existing products and services, which may be adversely impacted by competition;

     - our ability to integrate the two businesses and other prior and subsequent mergers and acquisitions;

     - our ability to successfully develop and market new products and services;

     - our ability to expand our market for existing products and services;

     - the effects of our accounting policies and general changes in generally accepted accounting practices;

     - our ability to fund continuing operating losses and capital requirements;

     - general economic and business conditions; and

     - other risks and uncertainties included in the section titled "Risk Factors."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Eltrax common stock is traded on the Nasdaq National Market under the symbol "ELTX." Cereus common stock is traded on the OTC Bulletin Board under the symbol "CEUS." The following table presents the per share historical high and low sale prices of Eltrax common stock and the per share historical high and low bid prices of Cereus common stock (reflecting inter-dealer quotations) for the periods indicated. The stock prices do not include retail mark-ups, mark-downs or commissions. Neither Eltrax nor Cereus paid any dividends on its common stock during these periods. After the merger, we intend to retain any earnings to finance the development of our business and, consequently, may never pay cash dividends. In addition, our bank line of credit prohibits the payment of dividends.

                                                                   ELTRAX             CEREUS
                                                                COMMON STOCK       COMMON STOCK
                                                                SALES PRICE         BID PRICE
                                                              ----------------   ----------------
                                                               HIGH      LOW      HIGH      LOW
                                                              -------   ------   -------   ------
1998        First Quarter..................................   $ 7.250   $4.875   $ 1.047   $ .219
            Second Quarter.................................    10.375    5.750     2.000     .625
            Third Quarter..................................     8.375    3.750     3.500    3.100
            Fourth Quarter.................................     8.000    3.875     4.000    2.500
1999        First Quarter..................................     6.125    3.813     5.000    2.750
            Second Quarter.................................     5.000    3.375     7.000    3.110
            Third Quarter..................................     4.438    3.125     5.500    4.000
            Fourth Quarter.................................     9.500    3.375     5.375    3.250
2000        First Quarter..................................    19.750    7.625    26.000    3.750
            Second Quarter.................................    13.750    4.125    18.000    8.125
            Third Quarter (through             , 2000).....

     On June 12, 2000, the last full trading day before the execution of the merger agreement was publicly announced, the reported closing sales price of Eltrax common stock on the Nasdaq National Market was $7.563 per share, and the reported closing sales price of Cereus common stock on the OTC Bulletin Board
was $14.125 per share. On             , 2000, the last full trading day for
which information was available before this document was printed and mailed, the reported closing sales price of Eltrax common stock on the Nasdaq National
Market was $     per share, and the reported closing sales price of Cereus
common stock on the OTC Bulletin Board was $     per share.

     On             , 2000, there were           holders of record of Eltrax
common stock and           holders of record of Cereus common stock.

                                   THE MERGER

     The discussion of the merger and the merger agreement in this document does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached to this document as Appendix A. We urge all stockholders to read the entire merger agreement.

OVERVIEW

     We are furnishing this document to Eltrax stockholders and Cereus stockholders in connection with the solicitation of proxies for use at each of their annual stockholder meetings.

  Eltrax Proposals

     At the Eltrax annual meeting, holders of Eltrax common stock will be asked to:

     - approve the Eltrax merger proposal;

     - approve an amendment to Eltrax's articles of incorporation to increase the authorized shares of common stock to 100,000,000, par value $.01 per share;

     - approve an amendment to Eltrax's articles of incorporation to change
       Eltrax's name to           ;

     - elect five nominees to the Eltrax board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger; and

     - adopt the Eltrax 1999 Employee Stock Purchase Plan.

If approved, the amendments to the articles of incorporation will be implemented only if the merger is completed. The merger will not be completed unless the stockholders approve the proposal to increase the number of authorized shares of common stock.

  Cereus Proposals

     At the Cereus annual meeting, holders of Cereus common stock will be asked to:

     - approve the merger agreement; and

     - elect seven nominees to the Cereus board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger.

The merger will not be completed unless Cereus's stockholders approve the merger agreement.

     The merger agreement provides that a wholly-owned subsidiary of Eltrax will be merged with and into Cereus. Cereus will be the surviving corporation and will become a wholly-owned subsidiary of Eltrax. In the merger, each outstanding share of Cereus common stock will be converted into the right to receive 1.75 shares of Eltrax common stock. The exchange ratio will be adjusted downward to
1.667 shares of Eltrax common stock if Cereus does not before September 1, 2000 (which date may be extended to September 18, 2000 under certain circumstances) amend the existing bridge loan facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility. If the exchange ratio is adjusted to 1.667 shares of Eltrax common stock, it may be adjusted downward further if Eltrax sells all or any part of its hospitality services group for $8 million or more in cash in the aggregate before the merger. See "The Merger Agreement--Additional Agreements" and "The Merger Agreement--Merger Consideration."

BACKGROUND OF THE MERGER

     The respective management groups of Eltrax and Cereus review, on a continuing basis, the strategic focus of their companies in light of the rapidly-changing competitive environment of the technology services industry. An objective of these strategic reviews is to identify alternative strategies to enhance stockholder value.

     In October 1999, Eltrax's board of directors made a strategic decision to position Eltrax to better take advantage of key trends in the information technology marketplace, including specifically the emergence of the ASP market, continued growth of network services management and increased emphasis by organizations on customer care. Given these trends, the board believed that focusing Eltrax's product development and marketing resources on promoting and growing its technology services group, especially the ASP division, was in the best interests of Eltrax's stockholders. As part of this focus on the technology services group, in October 1999 Eltrax engaged a nationally-recognized investment banking firm to review Eltrax's current business strategy and explore various financing and restructuring alternatives that would further the goal of promoting and growing its technology services group, especially the ASP division.

     In March 2000, after consulting its financial advisors regarding the strategic direction of Eltrax's business, the Eltrax board of directors decided to explore the sale of all or a portion of Eltrax's hospitality services group.

     On April 17, 2000, William P. O'Reilly, Chairman, President and Chief Executive Officer of Eltrax, met with Steven A. Odom, Chairman and Chief Executive Officer of Cereus, to discuss a possible merger of the two companies. Mr. O'Reilly was a former member of the board of directors of World Access, Inc., a company of which Mr. Odom had been Chairman and Chief Executive Officer. Mr. O'Reilly believed the combination of Mr. Odom's management skills and Cereus's e-procurement and Web hosting capabilities made Cereus an attractive merger partner. The discussion was very general in nature, covering the benefits of a possible combination. There was no discussion of merger terms.

     On April 25, 2000, Mr. O'Reilly met with Mr. Odom, Juliet M. Reising, Cereus's Chief Financial Officer, and James M. Longdon, Cereus's President and Chief Executive Officer, to discuss a possible combination of the two companies. This meeting included a discussion about strategic direction and management and financial issues relating to a possible combination. The parties did not discuss specific terms of a combination.

     On May 5, 2000, the same parties met to discuss, in more detail, a possible merger of the two companies. There was extensive discussion about the combination of the businesses, as well as the structure of a proposed management team and board of directors. There was no discussion of an exchange ratio.

     From May 8 to May 24, 2000, the same parties had several discussions regarding transaction structure. These discussions included legal counsel for both parties. In formulating a transaction structure, the parties considered the following factors:

     - public equity market perception of the structure;

     - Nasdaq listing issues;

     - the companies' states of incorporation;

     - state law issues affecting the merger;

     - required lender consents;

     - accounting issues; and

     - the impact on existing equity incentive plans and other employee benefit plans.

The parties also discussed Eltrax's short-term cash needs and the possibility of Cereus making an investment in Eltrax prior to or coincident with the execution of a definitive transaction agreement.

     During the same period, the parties had several general discussions regarding the appropriate exchange ratio. Beginning May 25, 2000, the discussions focused on more specific exchange ratios. Over the week of May 29, 2000, the parties discussed various exchange ratio proposals, which ranged between 1.47 and 1.87 shares of Eltrax common stock for each share of Cereus common stock.

     On May 26, 2000, Eltrax engaged Morgan, Keegan & Company, Inc. to act as its financial advisor in connection with the proposed merger with Cereus. Mr. O'Reilly had several discussions with representatives of Morgan Keegan during the week of May 29, 2000 concerning possible exchange ratios and the potential for the combined company.

     On June 2, 2000, Messrs. O'Reilly and Odom agreed to recommend to their respective boards of directors an exchange ratio of 1.667 shares of Eltrax common stock for each share of Cereus common stock, to be adjusted by a formula based on the sale of any part of Eltrax's hospitality services group. In addition, Messrs. O'Reilly and Odom agreed on the principal terms of a $5 million senior subordinated convertible debt investment by Cereus in Eltrax coincident with the execution of the merger agreement.

     On June 5, 2000, Mr. O'Reilly sent a letter and merger term sheet to the members of the Eltrax board of directors discussing in detail the terms of the proposed merger of the two companies and the convertible debt investment. During the week of June 5, 2000, Mr. O'Reilly had several discussions with members of the Eltrax board of directors concerning the reasons for and terms of the proposed transaction.

     On June 12, 2000, the boards of directors of both companies met to consider the final terms of the transaction. At the Cereus board meeting, presentations were made by Robinson-Humphrey and Cereus's legal advisors, including, but not limited to, summaries of financial and valuation analyses presented on historical, projected and pro-forma bases, Robinson-Humphrey's written fairness opinion on the exchange ratio, regulatory matters, tax matters and the due diligence review of Cereus's advisors. Rogers & Hardin, counsel to Cereus, discussed with the board an analysis of the legal and regulatory aspects of the proposed transaction, reviewed the fiduciary obligations of the Cereus directors and described the terms of the merger agreement and related documents. The directors discussed their views of the presentations and the transaction. After extensive discussion, the board unanimously approved the merger agreement and convertible debt investment and authorized its officers to execute and deliver the merger agreement to Eltrax.

     At the Eltrax board meeting, presentations were made by Morgan Keegan and Eltrax's legal advisors, including, but not limited to, summaries of financial and valuation analyses presented on historical, projected and pro-forma bases, Morgan Keegan's written fairness opinion on the merger consideration, regulatory matters, tax matters and the due diligence review of Eltrax's advisors. Jaffe, Raitt, Heuer & Weiss, counsel to Eltrax, discussed with the board an analysis of the legal and regulatory aspects of the proposed transaction, reviewed the fiduciary obligations of the Eltrax directors and described the terms of the merger agreement and related documents. The directors discussed their views of the presentations and the transaction. After extensive discussion, the board unanimously approved the merger agreement and convertible debt investment and authorized the officers to execute and deliver the merger agreement and convertible loan facility and note to Cereus.

     The parties executed the merger agreement after the close of business on June 12, 2000 and announced the transaction before the open of business on June 13, 2000.

     In June, to address a shortage of available working capital, Eltrax began to implement certain cost reduction initiatives, including the elimination of approximately 100 positions held by employees as well as most positions held by contract professionals.

     In a further effort to meet Eltrax's continuing short-term capital needs, beginning in July, Eltrax and Cereus began to discuss an increase in the amount of the bridge facility. During this period the parties and their legal and financial advisors had several discussions regarding various matters, including electing Messrs. Odom and Logsdon and Ms. Reising as officers of Eltrax, the proposed increase in the amount available under the bridge facility and an adjustment to the merger exchange ratio.

     On July 26, 2000, management of Eltrax and Cereus agreed in principle on certain amendments to the merger agreement and, Eltrax management agreed to recommend to the Eltrax board the election of

Messrs. Odom and Logsdon and Ms. Reising as officers of Eltrax. Under the proposed amendment to the merger agreement, (i) upon the satisfaction of certain conditions relating to Eltrax's credit facility with PNC Bank, Cereus would agree to loan Eltrax an additional $5 million under the bridge facility (for total borrowings of $10 million from Cereus under the facility) prior to the merger closing; (ii) the exchange ratio would be changed to 1.75 shares of Eltrax common stock for each share of Cereus common stock, provided that if Cereus does not amend the existing bridge facility to loan Eltrax an additional $5.0 million before September 1, 2000, which date may be extended to September 18, 2000 under certain circumstances, the exchange ratio would be adjusted to
1.667 shares of Eltrax common stock for each share of Cereus common stock, subject to further downward adjustment based on the sale of all or part of Eltrax's hospitality services group; (iii) if the conditions to the funding of the additional amount under the bridge facility are satisfied but Cereus does not fund the additional amount, Eltrax could terminate the agreement; (iv) a provision requiring the parties to raise $20.0 million in cash from the sale of equity, convertible debt and certain assets would be deleted; (v) a provision requiring Cereus to have $15.0 million in cash at the closing of the merger would be deleted; (vi) the requirement that holders of no more than a certain number of shares of Cereus common stock seek appraisal rights would be changed from a mutual closing condition to a condition to Cereus's obligation to close the merger, and (vii) certain other non-material changes would be made to the agreement.

     On July 27, 2000, the boards of directors of both companies met to consider the terms of the proposed amendments to the merger agreement.

     At the Cereus board meeting, a presentation was made by Robinson-Humphrey regarding the fairness to Cereus's stockholders from a financial point of view of the terms of the proposed amendments, including the new exchange ratio. At the board meeting, Robinson-Humphrey delivered its oral opinion, subsequently confirmed in writing, that the new exchange ratio is fair from a financial point of view to the common stockholders of Cereus. The directors discussed their views of the presentations and the terms of the proposed amendments to the merger agreement. After extensive discussion, the board unanimously approved the amendment to the merger agreement and authorized its officers to execute and deliver to Eltrax an amended and restated merger agreement.

     At the Eltrax board meeting, a presentation was made by Morgan Keegan regarding the fairness to Eltrax's stockholders from a financial point of view of the terms of the proposed amendments, including the new adjustable exchange ratio. Morgan Keegan indicated at the board meeting that, upon further review and analysis, it expected to be able to issue a fairness opinion as to the amended and restated merger agreement to the Eltrax board within a few days of the meeting. The directors discussed their views of the presentations and the terms of the proposed amendments to the merger agreement and the election of Messrs. Odom and Logsdon and Ms. Reising as officers of Eltrax. After extensive discussion, the board unanimously approved the amended and restated merger agreement and authorized its officers to execute and deliver to Cereus an amended and restated merger agreement and elected Messrs. Odom and Logsdon and Ms. Reising as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Eltrax, respectively, effective September 1, 2000.

     The parties executed the second amended and restated merger agreement on July 27, 2000. The second amended and restated merger agreement is set forth as Appendix A to this document. Unless the context indicates otherwise, all references in this document to the "merger agreement" are to the second amended and restated merger agreement.

REASONS FOR THE MERGER

  Cereus's Reasons for the Merger

     The Cereus board of directors unanimously approved the merger agreement. The Cereus board believes that increasing competition and industry consolidation make it increasingly important for Cereus to grow and gain critical mass quickly in order to compete with larger companies with substantially greater resources and broader, integrated product offerings, particularly customer care services. Cereus's management has considered a number of alternatives to enhance its competitive position in the industry environment referred to above. Given that environment and the board's desire to achieve critical mass quickly, the board identified several potential benefits for the Cereus stockholders, employees and customers that it believes would result from the merger with Eltrax. These potential benefits include:

     - the ability to quickly achieve the critical mass necessary to compete in Cereus's industry sector;

     - the ability to gain access to Eltrax's state of the art, fully-developed technology services group that provides comprehensive outsourced technology solutions and customer care solutions;

     - the enhanced potential for earnings and revenue growth as a result of combining the two companies' complementary core competencies;

     - the competitive, financial and operational benefits of increased scale, including increased financial strength and increased ability to attract high quality personnel;

     - the greater financial flexibility and more favorable access to capital enjoyed by larger companies;

     - the ability to provide Cereus stockholders with enhanced liquidity;

     - potential cost savings through the consolidation of facilities and elimination of duplicative costs;

     - the ability to provide Cereus stockholders with shares of Eltrax common stock in a tax-free exchange; and

     - an operational structure for the combined company in which the current directors of Cereus will constitute a majority of the combined company's board of directors and the Cereus management team will hold all of the combined company's senior management-level positions.

     While Cereus expects to realize these benefits, there can be no assurance that Cereus will actually be able to do so.

  Eltrax's Reasons for the Merger

     The Eltrax board of directors unanimously approved the merger proposal. The decision by Eltrax's board was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company. These potential benefits include:

     - securing a talented team of senior management-level individuals with the experience and drive necessary to grow the combined company in a manner and in a time frame necessary to compete effectively in the combined company's industry;

     - deepening Eltrax's technology expertise by gaining access to Cereus's highly-qualified group of Web developers and other technology professionals;

     - expediting Eltrax's goal of becoming a major force in the ASP marketplace;

     - the enhanced potential for earnings and revenue growth as a result of combining the two companies' complementary core competencies;

     - increasing Eltrax's access to capital;

     - potential cost savings through the consolidation of facilities and elimination of duplicative costs; and

     - leveraging the combined company's strengths to access the capital needed to grow effectively.

     While Eltrax expects to realize these benefits, there can be no assurance that Eltrax will actually be able to do so.

FACTORS CONSIDERED BY THE BOARDS OF DIRECTORS

     Each of our boards of directors, in reaching its decision on the merger, also considered a number of other factors, including:

     - the potential benefits to be derived from a combination of the two companies described under "-- Reasons for the Merger";

     - the strategic and financial alternatives available to each company;

     - the terms of the merger agreement;

     - the current and prospective economic and competitive environment facing each company;

     - the opinions of our respective financial advisors that, as of July 27, 2000, and subject to the assumptions and limitations set forth in the opinions, the exchange ratio was fair from a financial point of view to our respective stockholders, and the financial presentations made by our financial advisors to our respective boards of directors in connection with the delivery of their opinions;

     - the likely impact of the merger on each company's employees and customers;

     - the interests of officers and directors of each company in the merger, as described under "-- Interests of Directors and Officers in the Merger";

     - our respective obligations to pay termination fees under the circumstances described in the merger agreement and the impact that the termination fees may have on potential third-party acquirers;

     - the qualification of the merger as a tax-free transaction for federal income tax purposes (except for tax resulting from any cash received for fractional shares by the holders of Cereus common stock);

     - our review, based in part on presentations by our respective financial advisors and the due diligence review of each other, of the financial condition, results of operations, businesses and prospects of each of the companies before and after giving effect to the merger and the determination of the merger effect on stockholder value; and

     - the current market conditions for technology stocks, historical market prices of Cereus and Eltrax common stock, price volatility and trading information.

     The Cereus board of directors also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including:

     - the irreversible nature of the merger;

     - the potential disruption of Cereus's business that might result from the announcement of the merger;

     - the risk that anticipated benefits of the merger for Cereus stockholders may not be realized as a result of potential difficulties in integrating the operations, management and corporate cultures of Cereus and Eltrax;

     - the significant costs involved in consummating the merger;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

     - the risk that the merger would not be consummated and that, under some circumstances, Cereus could be required to pay a termination fee to Eltrax;

     - the risk that if the merger was not completed, Eltrax would not be able to repay all or part of the bridge facility; and

     - the other risks described in this document under "Risk Factors."

The Cereus board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the merger.

     The Eltrax board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the potential benefits and synergies of the merger may not be realized;

     - the possibility that the merger may not be consummated, even if approved by Eltrax's and Cereus's stockholders;

     - the risk that another company might make a more favorable offer for Cereus, potentially increasing the price paid by Eltrax if Eltrax was ultimately successful in its bid to acquire Cereus or otherwise causing Eltrax to expend resources in pursuing the merger, especially given the delay between the execution of the merger agreement and the completion of the merger;

     - the possibility that Cereus management would not choose to remain employed by the combined company;

     - the short operating history of Cereus as an information technology business;

     - the risk of management and employee disruption associated with merging two organizations, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry; and

     - the other risks described in this document under "Risk Factors."

The Eltrax board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the merger.

     This discussion of the information and factors considered by our boards of directors is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with their respective evaluations of the merger and the complexity of these matters, our boards of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, our boards of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their ultimate determination, but rather each board conducted an overall analysis of the factors described above, including discussions with and questioning of its management and legal and financial advisors. In considering the factors described above, individual members of our boards of directors may have given different weight to different factors.

     There can be no assurance that any of the potential savings, synergies or opportunities considered by our boards of directors or an increase in stockholder value actually will be achieved through consummation of the merger. See "Risk Factors."

RECOMMENDATIONS OF THE ELTRAX AND CEREUS BOARDS OF DIRECTORS

  Eltrax

     ELTRAX'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ELTRAX COMMON STOCK VOTE "FOR" APPROVAL OF THE ELTRAX MERGER PROPOSAL.

  Cereus

     CEREUS'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CEREUS COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF ELTRAX'S FINANCIAL ADVISOR

     Eltrax engaged Morgan Keegan & Company, Inc. as its exclusive financial advisor in connection with the merger. Morgan Keegan was selected on the basis of its qualifications, experience and reputation as well as its knowledge of the business and affairs of Eltrax. In connection with its engagement, Morgan Keegan was instructed by Eltrax to evaluate the fairness, from a financial point of view, to the holders of Eltrax common stock, of the consideration to be paid by Eltrax pursuant to the merger agreement and, in such regard, to conduct such investigations as Morgan Keegan deemed appropriate for such purpose. No limitations were placed by Eltrax with respect to the investigations made or the procedures followed by Morgan Keegan in rendering its opinion, and Eltrax and its management cooperated fully with Morgan Keegan in connection therewith.

     In connection with the Eltrax's board's approval of the original merger agreement on June 12, 2000, Morgan Keegan rendered both an oral and written opinion to the Eltrax board of directors to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be paid by Eltrax pursuant to the original merger agreement was fair to Eltrax from a financial point of view. On July 27, 2000, representatives of Morgan Keegan indicated at a meeting of the Eltrax board of directors that, upon further review and analysis, they expected Morgan Keegan to be able to issue to the Eltrax board of directors a fairness opinion regarding the consideration to be paid by Eltrax pursuant to the second amended and restated merger agreement within a few days of the meeting. On August 4, 2000, Morgan Keegan rendered its second written opinion to the Eltrax board of directors to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the consideration to be paid by Eltrax pursuant to the second amended and restated merger agreement is fair to Eltrax from a financial point of view. The full text of the written opinion of Morgan Keegan, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Morgan Keegan in rendering its opinion, is attached as Appendix B to this document. All references to the merger agreement in this discussion and in the opinion refer to the second amended and restated merger agreement dated July 27, 2000. ELTRAX STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE WRITTEN OPINION OF MORGAN KEEGAN CAREFULLY AND IN ITS ENTIRETY.

     Morgan Keegan's opinion was provided to the Eltrax board of directors and is directed only to the fairness of the consideration to be paid by Eltrax pursuant to the merger agreement from a financial point of view to Eltrax's common stockholders as of the date of the opinion and does not address any other aspect of the merger. Morgan Keegan's opinion does not constitute a recommendation to any of the holders of Eltrax or Cereus common stock as to whether to vote to adopt the merger agreement. The summary of the written opinion of Morgan Keegan set forth herein is qualified in its entirety by reference to the full text of the opinion.

     In conducting its analysis and rendering its opinion, Morgan Keegan reviewed and considered such financial and other factors it deemed appropriate under the circumstances, including, among others, the following:

     - certain publicly available financial statements and other information of Eltrax and Cereus;

     - certain internal financial statements and other financial and operating data concerning Eltrax and Cereus prepared by the management of Eltrax and Cereus, respectively;

     - the past and current operations and financial condition and the prospects of Eltrax, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Eltrax;

     - certain financial forecasts prepared by the management of Eltrax;

     - the past and current operations and financial condition and the prospects of Cereus, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Cereus;

     - certain financial forecasts prepared by the management of Cereus;

     - the pro forma impact of the merger on the operating and financial results of Eltrax;

     - the reported prices and trading activity for Eltrax common stock and Cereus common stock;

     - its discussion with the senior management of Eltrax and Cereus of the strategic rationale for the merger;

     - a comparison of the financial performance of Eltrax and Cereus and the prices and trading activity of Eltrax common stock and Cereus common stock with that of certain other publicly-traded companies and their securities;

     - the financial terms, to the extent publicly available, of certain other business combinations and other transactions that Morgan Keegan deemed relevant;

     - the draft of the merger agreement and certain related documents; and

     - such other analyses performed by it and such other factors as Morgan Keegan deemed appropriate.

     Morgan Keegan did not assume any responsibility to independently verify the information referred to above, and in rendering its opinion, Morgan Keegan, with the consent of the Eltrax board of directors, assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, including the information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Keegan assumed that they were reasonably prepared on the bases reflecting the best currently available estimates and judgments of the prospects of Eltrax and Cereus. Morgan Keegan assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange under the Internal Revenue Code. Morgan Keegan did not request and was not requested to make any independent valuation of the assets or liabilities of Eltrax or Cereus, nor was it furnished with any such appraisals. With the consent of the Eltrax board of directors, Morgan Keegan also relied upon, without any independent verification, an assessment of the validity of, and the risks associated with, Cereus's products, services and technology by the management of Eltrax. Morgan Keegan's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of August 2, 2000.

  Analyses By Morgan Keegan

     The following is a brief summary of the material financial analyses performed by Morgan Keegan in connection with its August 4, 2000 opinion. These summaries include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Keegan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses and considering the tables without consulting the full narrative description could create an incomplete view of Morgan Keegan's analyses.

     Historical Stock Price Analysis. Morgan Keegan reviewed the stock price performance of Eltrax and Cereus and compared such performance with that of a group of companies. The first group (which we refer to collectively as the "Enterprise Application Service Provider Index") included:

- Breakaway Solutions, Inc.;
- Brightstar Information Technology Group, Inc.;
- ebaseOne Corporation;
- FutureLink Corp.;
- Interliant, Inc.;
- NaviSite, Inc.; and
- USInternetworking, Inc.

     The second group (which we refer to collectively as the "Internet Enabler Index") included:

- AnswerThink Consulting Group, Inc.;
- AppNet, Inc.;
- Braun Consulting, Inc.;
- C-Bridge Internet Solutions, Inc.;
- Cysive, Inc.;
- iXL Enterprises, Inc.;
- Proxicom, Inc.;
- Razorfish, Inc.;
- Sapient Corporation;
- Scient Corporation; and
- Viant Corporation.

     The third group (which we refer to collectively as the "Information Technology Consulting and Services Index") included:

- American Management Systems, Inc.;
- CACI International, Inc.;
- Cambridge Technology Partners, Inc.;
- CIBER, Inc.;
- Keane, Inc.;
- Renaissance Worldwide, Inc.;
- Tanning Technology Corporation;
- Technology Solutions Company; and
- Tier Technologies, Inc.

     Morgan Keegan noted that none of the companies selected has the same management, composition, size or combination of businesses as Eltrax or Cereus. Because none of these companies is identical to Eltrax or Cereus, Morgan Keegan considered the data for the composite peer groups to be more relevant than the data for any single company. Morgan Keegan observed that over the period from July 1, 1999 to June 9, 2000 the market price of Eltrax common stock and Cereus common stock increased 85.8% and 197.3%, respectively. During the same time period, Morgan Keegan also observed that the Enterprise Application Service Provider Index increased 82.7%, the Internet Enablers Index increased 115.7% and the Information Technology Consulting and Services Index decreased 18.5%. June 9, 2000 is the last trading date prior to the date the original merger agreement was executed. The transaction was announced to the public before the open of business on June 13, 2000.

     Historical Exchange Ratio Analysis. Morgan Keegan compared the historical ratios of the average closing price of Cereus common stock to the average closing price of Eltrax common stock over various periods ended June 9, 2000. The following table sets forth the ratios of the average closing prices of Cereus common stock compared to Eltrax common stock for the various periods ended June 9, 2000:

                                      AVERAGE MARKET     PERCENTAGE PREMIUM/(DISCOUNT) REPRESENTED
                                         EXCHANGE              BY MERGER EXCHANGE RATIO OVER
PERIOD ENDED JUNE 9, 2000            RATIO OVER PERIOD           HISTORICAL EXCHANGE RATIO
-------------------------            -----------------   -----------------------------------------
One trading day....................       1.7188x                            1.8%
Last 10 trading days...............       2.1690                           (19.3)
Last 30 trading days...............       2.3773                           (36.4)
Last 60 trading days...............       1.7830                            (1.9)
Last 90 trading days...............       1.5461                            13.2
Last 180 trading days..............       1.3354                            31.2
Since July 1, 1999.................       1.3417                            30.1

     Morgan Keegan noted that the transaction exchange ratio was lower than the average market exchange ratio for all time periods analyzed over the last 60 trading days prior to June 9, 2000.

     Peer Group Analysis. Morgan Keegan compared certain financial information of Eltrax and Cereus with publicly available information for the companies comprising the Enterprise Application Service Provider Index, Internet Enablers Index and the Information Technology Consulting and Services Index. As financial results for the hospitality service assets (as defined in the merger agreement) are planned to be reported as discontinued operations in anticipation of that segment's sale or other disposition, such financial results were segregated from the remainder of the Eltrax business and not used in the valuation of its ongoing operations. Based on a letter of intent and other indications of interest received by Eltrax and provided to Morgan Keegan for certain hospitality service assets, a valuation range of $10 million to $25 million was assigned to this segment of Eltrax's business. Management believes that any hospitality service assets excluded from the ultimate sale or sales of the hospitality service business segment will have no value.

     The information analyzed by Morgan Keegan included, among other things, the multiples of adjusted market value, defined as market capitalization plus total debt less cash and cash equivalents, to revenues for the 12 months ended June 30, 2000, estimated revenues for calendar years 2000 and 2001 as prepared by securities research analysts, and estimated average billable consultants for calendar year 2000 as prepared by securities research analysts.

     Based on estimates from securities research analysts and closing stock prices as of July 31, 2000, Morgan Keegan derived the following composite peer group multiples:

                                           MEDIAN MULTIPLE OF ADJUSTED MARKET VALUE TO
                                 ----------------------------------------------------------------
                                 REVENUES FOR
                                  THE LATEST                                        BILLABLE
                                    TWELVE         PROJECTED CALENDAR YEAR         CONSULTANTS
PEER GROUP                          MONTHS      2000 REVENUES   2001 REVENUES   (IN THOUSANDS)(1)
----------                       ------------   -------------   -------------   -----------------
Enterprise Application Service
  Providers....................      11.7x           15.4x            8.9x               N/A
Internet Enablers..............       9.6             7.8             5.1           $2,130.9
Information Technology
  Consulting and Services
  Providers....................       1.0             1.0             0.8              205.5

---------------

(1) Based on estimated average billable consultants for calendar year 2000.

     Applying the multiples for the composite of each peer group to the revenues for the 12 months ended June 30, 2000 and estimated revenues of Eltrax and Cereus, Morgan Keegan derived the implied equity value per share for Eltrax and Cereus, respectively, and the implied exchange ratio:

Implied Eltrax Value Per Share..............................    $ 2.35 -- $ 4.82
Implied Cereus Value Per Share..............................    $10.13 -- $14.70
Implied Exchange Ratio......................................    3.050x -- 4.311x

     In evaluating the peer groups, Morgan Keegan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Eltrax and Cereus, such as the impact of competition on the businesses of Eltrax and Cereus, and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Eltrax, Cereus or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     Analysis of Selected Precedent Transactions. Morgan Keegan reviewed the publicly available financial terms of the following precedent transactions in the enterprise application service provider, Internet enabler and information technology and consulting services industries:

     - the acquisition of VSI Technology Solutions, Inc. by FutureLink Corporation;

     - the acquisition of Emerging Technologies Consultants, Inc. by Braun Consulting, Inc.;

     - the acquisition of Executive LAN Management, Inc. by FutureLink Corporation;

     - the acquisition of Clarity IBD Ltd. by Proxicom, Inc.;

     - the acquisition of Conduit Communications Ltd. by i-Cube, Inc.;

     - the acquisition of Adjacency, Inc. by Sapient Corporation;

     - the acquisition of Eggrock Partners, Inc. by Breakaway Solutions, Inc.;

     - the acquisition of USWeb/CKS Corp. by Whittman-Hart, Inc.;

     - the acquisition of Tessera Enterprise Systems by iXL Enterprises, Inc.;
       and

     - the acquisition of i-Cube, Inc. by Razorfish, Inc.

     Morgan Keegan compared the publicly available statistics for the precedent transactions listed above to the relevant financial statistics for the merger based on the exchange ratio. Multiples compared by Morgan Keegan included, among other things, the adjusted market value as of the date of the transaction to revenues from the last 12 months preceding the announcement of the transaction, billable consultants at the time of the announcement of the transaction, estimated revenues for the current fiscal year as prepared by securities research analysts at the time of the announcement of the transaction and estimated revenues for the next fiscal year as prepared by securities research analysts at the time of the announcement of the transaction. Applying the range of multiples derived from the multiples of the precedent transactions to the aforementioned metrics, Morgan Keegan derived the implied equity value per share for Eltrax and Cereus and the implied exchange ratio as follows:

Implied Eltrax Value Per Share..............................   $3.29 -- $ 8.71
Implied Cereus Value Per Share..............................   $7.79 -- $10.59
Implied Exchange Ratio......................................   1.215 --  2.356

     None of the transactions utilized in the selected precedent transactions analysis for comparative purposes was deemed to be identical to the merger contemplated by Eltrax and Cereus. Accordingly, an analysis of the results of the foregoing is not mathematical and necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, including differences in pre-transaction operating performance, intangible or other assets associated with a target's business and not reflected in historical financial performance and/or other transaction specific factors, such as the strategic nature of particular transactions. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

     Pro Forma Valuation of Combined Company Analysis. Morgan Keegan analyzed the pro forma impact of the merger on the combined company's estimated revenues for calendar year 2001. Morgan Keegan applied the range of multiples set forth in the peer group analysis, as described above, to the pro forma estimated revenues for calendar year 2001 to derive an implied combined company equity value per share and the resulting accretion or dilution to Eltrax's current stockholders based on Eltrax's closing price of $4.375 as of August 2, 2000. Based on this analysis, Morgan Keegan observed that the merger would result in significant equity value per share accretion for Eltrax stockholders, before taking into account any one-time charges or synergies.

     Pro Forma Earnings Impact Analysis. Morgan Keegan analyzed certain pro forma effects of the merger, including, among other things, the impact of the merger on the estimated cash earnings per share, defined as net income per share plus goodwill amortization per share, on the estimated earnings for calendar years 2000 and 2001 prepared by company management. The following table sets forth the resulting accretion to the combined company's earnings per share before goodwill amortization ("Cash Earnings") for calendar year 2000 and calendar year 2001 based on such estimates:

CASH EARNINGS PER SHARE ESTIMATE                               ACCRETION
--------------------------------                               ---------
Calendar Year 2000..........................................     31.0%
Calendar Year 2001..........................................     61.5%

     Premium Analysis. Morgan Keegan reviewed publicly available information concerning premiums paid in two categories of acquisition transactions and derived an implied price per share based on the median premiums paid in these transactions. The first category included 30 technology industry transactions with total consideration between $50 million and $250 million and completed since January 1, 1999. The second category included 41 transactions in various industries, excluding financial institutions, with total consideration between $50 million and $250 million in which the form of consideration was common stock and completed since January 1, 1999. Morgan Keegan then calculated the median premiums represented by the offer price in those transactions over the market price of the securities four weeks, one week and one day before June 9, 2000. The following table presents the median offer price premiums for the aforementioned respective periods for the technology industry transactions, compared to the respective offer price for the merger as of June 9, 2000:

                                                                      IMPLIED EXCHANGE RATIO
PREMIUM/ (DISCOUNT) BASED UPON                    MEDIAN PREMIUM    BASED ON MEDIAN PREMIUM(1)
------------------------------                    --------------    --------------------------
June 9, 2000..................................         28.7%                 2.211x
1 Week Prior to June 9, 2000..................         40.1                  2.276x
1 Month Prior to June 9, 2000.................         57.4                  2.680x

---------------

(1) Based on the $8.00 Eltrax closing price as of June 9, 2000 and the following closing prices for Cereus common stock:

June 9, 2000................................................   $13.75
1 Week Prior to June 9, 2000................................    13.00
1 Month Prior to June 9, 2000...............................    13.63

The following table presents the median offer price premiums for the aforementioned respective periods for the transactions in which the form of consideration was common stock, compared to the respective offer price for the merger as of June 9, 2000:

                                                                      IMPLIED EXCHANGE RATIO
PREMIUM/ (DISCOUNT) BASED UPON                    MEDIAN PREMIUM    BASED ON MEDIAN PREMIUM(1)
------------------------------                    --------------    --------------------------
June 9, 2000..................................         31.5%                  2.260x
1 Week Prior to June 9, 2000..................         39.6                   1.019x
1 Month Prior to June 9, 2000.................         58.4                   2.698x

---------------

(1) Based on the $8.00 Eltrax closing price as of that date, and the following closing prices for Cereus common stock:

June 9, 2000................................................   $13.75
1 Week Prior to June 9, 2000................................    13.00
1 Month Prior to June 9, 2000...............................    13.63

     No transaction utilized as a comparison in the premium analysis is identical to the merger. In evaluating the two categories of transactions set forth above, Morgan Keegan made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Eltrax and Cereus, such as the impact of competition on the businesses of Eltrax and Cereus and the industry generally, industry growth and the absence of any adverse material change in the financial condition of Eltrax, Cereus or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Keegan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Keegan believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Keegan may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Keegan's view of the actual value of Eltrax or Cereus. In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Eltrax and Cereus. Any estimates contained in Morgan Keegan's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     The analyses performed were prepared solely as part of Morgan Keegan's analysis of the fairness of consideration to be paid by Eltrax in the merger, from a financial point of view, to the holders of Eltrax common stock as of the date of the opinion and were conducted in connection with the delivery of the Morgan Keegan opinion. The analyses do not purport to be appraisals or to reflect the prices at which Eltrax common stock or Cereus common stock might actually trade. Because such analyses are inherently subject to uncertainty none of Eltrax, Cereus, Morgan Keegan or any other person assumes responsibility if future results are materially different from those forecast.

     Morgan Keegan is a nationally recognized investment banking and advisory firm. Morgan Keegan, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. In the past, Morgan Keegan and its affiliates have provided financing and advisory services to Eltrax and have received customary fees for the rendering of these services. In the ordinary course of Morgan Keegan's trading and brokerage activities, Morgan Keegan or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of Eltrax and Cereus.

     Eltrax has agreed to pay Morgan Keegan a fee of $325,000 for its services rendered in providing its fairness opinion. Eltrax has also agreed to reimburse Morgan Keegan for its expenses incurred in performing its services. In addition, Eltrax has also agreed to indemnify Morgan Keegan and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Keegan or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Keegan's engagement.

OPINION OF CEREUS'S FINANCIAL ADVISOR

  General

     The Robinson-Humphrey Company, LLC, was retained by Cereus to deliver its opinion as to the fairness, from a financial point of view, to the common stockholders of Cereus of the merger exchange ratio pursuant to the proposed transaction. On June 12, 2000, at a meeting of the Cereus board of directors held to evaluate and approve the merger agreement, and on July 27, 2000, at a meeting of the Cereus board of directors held to evaluate and approve the proposal amendments to the merger agreement, Robinson-Humphrey rendered an opinion, which was an oral opinion subsequently confirmed in writing with respect to the July 27, 2000 meeting, to the Cereus board of directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger exchange ratio in the proposed transaction is fair from a financial point of view to the common stockholders of Cereus. Robinson-Humphrey's opinion summarized and included in this document as an appendix, as well as its earlier written opinion, each concluded that the exchange ratio referenced in such opinion was fair from a financial point of view to the common stockholders of Cereus, although Robinson-Humphrey relied on different information and utilized different methodologies, in each case as it considered appropriate in reaching its conclusions.

     THE FULL TEXT OF THE WRITTEN OPINION OF ROBINSON-HUMPHREY CONFIRMING ROBINSON-HUMPHREY'S ORAL OPINION OF JULY 27, 2000 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX C AND IS INCORPORATED HEREIN BY THIS REFERENCE. THE DESCRIPTION OF THE ROBINSON-HUMPHREY OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ROBINSON-HUMPHREY OPINION. CEREUS STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     THE OPINION OF ROBINSON-HUMPHREY IS DIRECTED TO THE CEREUS BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO IN THE PROPOSED TRANSACTION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CEREUS ANNUAL MEETING. THE CONSIDERATION TO BE RECEIVED BY CEREUS STOCKHOLDERS IN THE MERGER WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN CEREUS AND ELTRAX AND WAS APPROVED BY THE CEREUS BOARD.

  Material and Information Considered with Respect to the Merger

     In arriving at its opinion, Robinson-Humphrey, among other things:

          - reviewed a draft of the merger agreement;

          - reviewed certain publicly available information concerning Cereus and Eltrax which Robinson-Humphrey believed to be relevant to its analysis;

          - reviewed certain financial and operating data concerning Cereus and Eltrax furnished to Robinson-Humphrey by Cereus and Eltrax, respectively;

          - conducted discussions with the management of Cereus and Eltrax concerning their respective businesses, operations, assets, present condition and future prospects;

          - reviewed the trading histories of the common stock of Cereus and Eltrax;

          - reviewed the historical market prices and trading activities for the common stock of Cereus and Eltrax and compared them with those of certain publicly traded companies which Robinson-Humphrey deemed relevant;

          - compared the historical financial results and present financial condition of Cereus and Eltrax with those of certain publicly traded companies which Robinson-Humphrey deemed relevant;

          - reviewed the financial terms of the proposed transaction with the financial terms of certain other recent merger and acquisition transactions which Robinson-Humphrey deemed relevant;

          - performed certain financial analyses with respect to Cereus's and Eltrax's pro forma financial condition and projected future operating performance;

          - reviewed certain historical data relating to percentage premiums paid in mergers of publicly traded companies; and

          - reviewed such other financial statistics and undertook such other analyses and investigations as Robinson-Humphrey deemed appropriate.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information used by Robinson-Humphrey in arriving at its opinion without independent verification. With respect to the financial forecasts of Cereus and Eltrax, including estimates of the cost savings and other potential synergies anticipated to result from the merger, Robinson-Humphrey has assumed that such forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of Cereus's and Eltrax's respective management as to future financial performance. In arriving at its opinion, Robinson-Humphrey conducted only a limited physical inspection of the properties and facilities of Cereus and Eltrax. Robinson-Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities of Cereus or Eltrax.

     The Robinson-Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Robinson-Humphrey as of, the date of its opinion. The financial markets in general and the markets for the common stock of Cereus and Eltrax, in particular, are subject to volatility, and Robinson-Humphrey's opinion did not purport to address potential developments in the financial markets or the markets for the common stock of Cereus and of Eltrax after the date thereof. Robinson-Humphrey assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Cereus or Eltrax. Robinson-Humphrey also assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the consideration of the merger.

     In preparing its opinion, Robinson-Humphrey performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Robinson-Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, Robinson-Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Robinson-Humphrey made numerous assumptions with respect to Cereus, Eltrax, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cereus and Eltrax. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Robinson-Humphrey's opinion and analyses were only one of several factors considered by the Cereus board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the Cereus board of directors or management of Cereus with respect to the consideration to be received by Cereus stockholders in the proposed transaction. The following is a summary of the material financial and comparative analyses performed by Robinson-Humphrey in arriving at the Robinson-Humphrey opinion.

  Contribution Analysis

     Robinson-Humphrey reviewed the relative contribution that Cereus and Eltrax would be making to the combined pro forma company in terms of revenues, gross profit, operating income, net income, total assets and stockholders' equity. Robinson-Humphrey analyzed relative contribution based on latest twelve months ("LTM") ended June 30, 2000, quarter ended June 30, 2000, calendar 2000 and calendar 2001 results for each company. The relative contribution of Cereus to the combined entity's pro forma combined financial results ranged from a high of 60.1% (based on June 30, 2000 stockholders' equity) to a low of 0.9% (based on LTM ended June 30, 2000 gross profit). Robinson-Humphrey noted that Cereus and Eltrax have negative results for several of the operating and financial measures analyzed; therefore, contribution analyses based on these measures were not meaningful. The following table summarizes the relative contribution Eltrax and Cereus would make to the pro forma combined company based on selected financial measures:

                                                                ELTRAX    CEREUS
                                                                ------    ------
LTM Ended June 30, 2000:
  Revenues..................................................     92.9%      7.1%
  Gross Profit..............................................     99.1       0.9
  Total Assets..............................................     69.7      30.3
  Shareholders' Equity......................................     39.9      60.1
Quarter Ended June 30, 2000:
  Revenues..................................................     89.9%     10.1%
  Gross Profit..............................................     94.2       5.8
Projected Year Ending December 31, 2000:
  Revenues..................................................     87.3%     12.7%
  Gross Profit..............................................     90.5       9.5
Projected Year Ending December 31, 2001:
  Revenues..................................................     81.6%     18.4%
  Gross Profit..............................................     77.7      22.3

     Robinson-Humphrey noted that the 38.8% fully diluted pro forma market capitalization (based on Eltrax's July 27, 2000 closing stock price and the merger exchange ratio) that Cereus would contribute to the combined entity was within or above the overall range of relative contribution that Cereus would provide to the combined company in terms of revenues, gross profit, operating income, net income, total assets and shareholders' equity for all of the financial periods analyzed.

  Analysis of Cereus

     Market Analysis of Selected Public Companies. Robinson-Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for Cereus with other selected publicly-traded companies in the IT and Internet services industry which Robinson-Humphrey deemed comparable to Cereus. This group of 12 publicly traded companies included:

     IT AND INTERNET SERVICES PROVIDERS

     - American Management Systems, Inc.

     - AnswerThink Consulting Group, Inc.

     - AppNet, Inc.

     - Braun Consulting, Inc.

     - Breakaway Solutions, Inc.

     - Complete Business Solutions, Inc.

     - iXL Enterprises, Inc.

     - MarchFIRST, Inc.

     - Predictive Systems, Inc.

     - Proxicom, Inc.

     - Razorfish, Inc.

     - Tanning Technology Corporation

     For the selected public companies, Robinson-Humphrey compared, among other things, firm value (or market capitalization plus debt less cash and cash equivalents) as a multiple of LTM revenues, latest quarter annualized ("LQA") revenues, calendar 2000 revenues and calendar 2001 revenues and equity values per share as a multiple of LTM earnings per share ("EPS"), calendar 2000 EPS and calendar 2001 EPS. Robinson-Humphrey noted that Cereus incurred a net loss in the LTM and a projected net loss in calendar 2000, therefore valuations based on LTM and calendar 2000 EPS were not meaningful. All multiples were based on closing stock prices as of July 27, 2000. Revenue and EPS results for the selected companies were based on historical financial information available in public filings of the selected companies. Revenue and EPS estimates were based on I/B/E/S consensus estimates as of July 27, 2000, except for AnswerThink Consulting Group, AppNet Systems and iXL Enterprises whose estimates were obtained from Robinson-Humphrey equity research. I/B/E/S is an information provider that publishes a compilation of estimates of projected financial performance for public companies produced by equity research analysts at leading investment banking firms. The following table sets forth the low, average and high multiples indicated by this analysis for the comparable companies as of July 27, 2000:

                                                              LOW    AVERAGE   HIGH
                                                              ----   -------   -----
PRICE TO:
  LTM EPS...................................................  24.0x   131.4x   275.0x
  Calendar 2000 EPS.........................................  25.7     61.2    146.4
  Calendar 2001 EPS.........................................  18.8     48.7    133.1
FIRM VALUE TO:
  LTM Revenues..............................................  0.84x    4.22x    8.03x
  LQA Revenues..............................................  0.84     3.30     5.68
  Calendar 2000 Revenues....................................  0.80     3.76     7.28
  Calendar 2001 Revenues....................................  0.69     2.50     4.28

     Based upon the multiples derived from this analysis and Cereus's historical and projected results, Robinson-Humphrey calculated a range of implied equity values for Cereus between $1.89 and $8.55 per share with an average implied equity value of $4.77 per share. Robinson-Humphrey noted that the value per share of $8.31 to be received by Cereus stockholders based on Eltrax's closing stock price on July 27, 2000 and the exchange ratio was within this valuation range and represented a premium of 74.3% to the average implied equity value per share.

     Robinson-Humphrey noted that none of the companies used in the market analysis of selected public companies was identical to Cereus and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected companies.

     Analysis of Selected Merger and Acquisition Transactions. Robinson-Humphrey reviewed and analyzed the consideration paid in 14 selected completed and pending mergers and acquisitions involving IT and Internet services providers since January 1, 1998. The transactions reviewed were:

ANNOUNCE DATE               TARGET NAME                             ACQUIRER NAME
-------------               -----------                             -------------
4/9/98.......  Claremont Technology Group, Inc.         Complete Business Solutions, Inc.
9/9/98.......  Integrated Systems Consulting            First Consulting Group, Inc.
10/15/98.....  BRC Holdings, Inc.                       Affiliated Computer Services
2/8/99.......  Computer Management Sciences             Computer Associates International
2/23/99......  Elumen Solutions                         Computer Task Group
6/24/99......  Data Processing Resource Corp.           Compuware Corp.
6/25/99......  Think New Ideas, Inc.                    AnswerThink Consulting Group
8/9/99.......  International Network Services           Lucent Technologies, Inc.
8/10/99......  International Integration, Inc.          Razorfish, Inc.
9/17/99......  Nichols Research Corporation             Computer Sciences Corporation
12/13/99.....  USWeb/CKS                                Whittman-Hart, Inc.
1/26/99......  Eggrock Partners, Inc.                   Breakaway Solutions, Inc.
3/22/00......  Metamor Worldwide, Inc.                  PSINet, Inc.
6/22/00......  AppNet, Inc.                             Commerce One, Inc.

     For the selected transactions, Robinson-Humphrey compared, among other things, firm value as a multiple of LTM revenues, LTM EBITDA and LTM operating income and equity values as a multiple of LTM net income and book value. Revenues, EBITDA, operating income, net income and book value were based on historical financial information available in public filings of the target companies involved in the selected transactions. Robinson-Humphrey noted that Cercus incurred a net loss, an operating loss and negative EBITDA in the LTM, therefore valuations based on LTM net income, LTM operating income and LTM EBITDA were not meaningful. The following table sets forth the low, average and high multiples indicated by the selected mergers and acquisitions:

                                                              LOW    AVERAGE   HIGH
PRICE TO:                                                     ----   -------   -----
  LTM Net Income............................................  20.3x   48.3x    122.5x
  Book Value (as of June 30, 2000)..........................   2.2     5.5       9.8
FIRM VALUE TO:
  LTM Revenues..............................................  1.47x   5.67x    12.83x
  LTM EBITDA................................................  10.1    29.7      96.0
  LTM EBIT..................................................  12.8    33.6      75.8

     Based upon the multiples derived from this analysis and Cereus's historical and projected results, Robinson-Humphrey calculated a range of implied equity values for Cereus between $3.40 and $15.33 per share with an average implied equity value of $8.31 per share. Robinson-Humphrey noted that the value per share of $8.31 to be received by Cereus stockholders based on Eltrax's closing stock price on July 27, 2000 and the exchange ratio was within this valuation range and represented a discount of (0.2%) to the average implied equity value per share.

     Robinson-Humphrey noted that no company utilized in the analysis of selected transactions is identical to Cereus. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis of Cereus based upon management's projections for calendar 2000 through calendar 2004 to estimate the net present equity value per share of Cereus. Robinson-Humphrey calculated a range of net present equity values for Cereus based on its free cash flow (earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the calendar years ending December 31, 2000 through December 31, 2004, inclusive, using discount rates ranging from 20% to 25% and terminal value multiples of calendar year 2004 EBITDA ranging from 10.0x to 15.0x. The analysis indicated the following per share equity valuations of
Cereus:

                                                    DISCOUNTED PRESENT VALUE OF EQUITY PER SHARE
                                                   ----------------------------------------------
DISCOUNT RATE                                        10.0X             12.5X             15.0X
-------------                                      ---------         ---------         ----------
20.0%............................................    $7.69             $9.25             $10.80
22.5.............................................     7.07              8.49               9.90
25.0.............................................     6.52              7.81               9.10

     Based upon Cereus's projected results, Robinson-Humphrey calculated a range of implied equity values for Cereus between $6.52 and $10.80 per share with a median implied equity value of $8.49 per share. Robinson-Humphrey noted that the value per share of $8.31 to be received by Cereus stockholders based on Eltrax's closing stock price on July 27, 2000 was within this valuation range and represented a discount of (2.1%) to the average implied equity value per share.

  Analysis of Eltrax

     Market Analysis of Selected Public Companies. Robinson-Humphrey reviewed and compared publicly available financial data, market information and trading multiples for selected publicly-traded companies in the IT and Internet services industry which Robinson-Humphrey deemed comparable to Eltrax. This group of twelve IT and Internet services companies included:

     - American Management Systems, Inc.

     - AnswerThink Consulting Group, Inc.

     - AppNet, Inc.

     - Breakaway Solutions, Inc.

     - Cambridge Technology Partners, Inc.

     - Complete Business Solutions Inc.

     - iXL Enterprises, Inc.

     - MarchFIRST, Inc.

     - Predictive Systems, Inc.

     - Proxicom, Inc.

     - Tanning Technology Corporation

     - Technology Solutions Company

     For the selected public companies, Robinson-Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, LQA revenues, calendar 2000 revenues, calendar 2001 revenues and LTM gross profit. Robinson-Humphrey noted that Eltrax and its technology services group incurred net losses in the LTM and projected net losses in calendar 2000 and 2001, therefore valuations based on LTM, calendar 2000 and calendar 2001 EPS were not meaningful. All multiples were based on closing stock prices as of July 27, 2000. Revenue and gross profit results for the selected companies were based on historical financial information available in public filings of the selected companies. Revenue estimates were based on I/B/E/S consensus estimates as of July 27, 2000, except for AnswerThink Consulting Group, AppNet and iXL Enterprises whose estimates were obtained from Robinson-Humphrey equity research. Based upon the multiples derived from this analysis and the historical and projected results for Eltrax and its technology services group Robinson-Humphrey calculated a range of implied equity values for Eltrax between $1.55 and $10.30 per share. For purposes of this analysis Robinson-Humphrey assumed Eltrax's hospitality services group was a discontinued operation and ascribed no value to it.

     Robinson-Humphrey also analyzed Eltrax based on a market analysis of selected public companies assuming the hospitality services group had been sold for $18.0 million. Based upon: (i) a sale of the hospitality services group for $18.0 million; (ii) the available financial data, market information and trading multiples for the IT and Internet services providers; and (iii) Eltrax's technology services group's historical and projected results, Robinson-Humphrey calculated a range of implied equity values for Eltrax between $2.26 and $11.01 per shares.

     Robinson-Humphrey noted that none of the companies used in the market analysis of selected public companies was identical to Eltrax or its technology services group and that, accordingly, the analysis necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected companies.

     Sum of the Parts Market Analysis of Selected Public
Companies. Robinson-Humphrey reviewed and compared publicly available financial data, market information and trading multiples for selected publicly traded companies in five industries which Robinson-Humphrey deemed comparable to five different business segments within Eltrax. These four segments are IT and Internet services providers, application service providers ("ASPs"), value-added IT hardware resellers and customer care companies. This group of 12 IT and Internet service providers, five ASPs, four value-added IT hardware resellers and eight customer care companies included:

     IT AND INTERNET SERVICES PROVIDERS

     - American Management Systems, Inc.

     - AnswerThink Consulting Group, Inc.

     - AppNet, Inc.

     - Braun Consulting, Inc.

     - Cambridge Technology Partners, Inc.

     - Complete Business Solutions Inc.

     - IXL Enterprises, Inc.

     - MarchFIRST, Inc.

     - Predictive Systems, Inc.

     - Proxicom, Inc.

     - Tanning Technology Corporation

     - Technology Solutions

     APPLICATION SERVICE PROVIDERS

     - Breakaway Solutions, Inc.

     - Futurelink Corp.

     - Interliant, Inc.

     - NetSolve Incorporated

     - USinternetworking, Inc.

     VALUE-ADDED IT HARDWARE RESELLERS

     - CompuCom Systems, Inc.

     - Manchester Equipment Co., Inc.

     - Pomeroy Computer Resources Inc.

     - Software Spectrum Inc.

     CUSTOMER CARE COMPANIES

     - APAC Teleservices

     - Convergys Corp.

     - ICT Group, Inc.

     - RMH Teleservices, Inc.

     - SITEL Corporation

     - Teletech Holdings, Inc.

     - West Teleservices Corp.

     - Zamba Corporation

     For the selected public companies, Robinson-Humphrey compared, among other things, firm value as a multiple of LQA revenues, calendar 2000 revenues and calendar 2001 revenues. LQA results for the selected companies were based on historical financial information available in public filings of the selected companies. Revenue estimates were based on I/B/E/S consensus estimates as of July 27, 2000, except for AnswerThink Consulting Group, AppNet and iXL Enterprises whose estimates were obtained from Robinson-Humphrey equity research. Based upon the multiples derived from this analysis and the historical and projected results of Eltrax's four business segments, Robinson-Humphrey calculated a range of implied equity values for Eltrax between $1.44 and $10.93 per share. For purposes of this analysis Robinson-Humphrey assumed Eltrax's hospitality services group was a discontinued operation and ascribed no value to it.

     Robinson-Humphrey also analyzed Eltrax based on a sum of the parts market analysis of selected public companies assuming the hospitality services group had been sold for $18.0 million. Based upon: (i) a sale of the hospitality services group for $18.0 million; (ii) the available financial data, market information and trading multiples for the IT and Internet services providers, ASPs, value-added IT hardware resellers and customer care companies; and (iii) the historical and projected results for Eltrax's IT and Internet services, application services, value-added IT hardware reseller and customer care business segments, Robinson-Humphrey calculated a range of implied equity values for Eltrax between $2.15 and $11.64 per share.

     Robinson-Humphrey noted that none of the public companies used in the sum of the parts market analysis of selected public companies was identical to Eltrax or its four business segments and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected companies.

     Analysis of Selected Merger and Acquisition Transactions. Robinson-Humphrey reviewed and analyzed the consideration paid in 13 selected completed and pending mergers and acquisitions involving IT and Internet services providers since January 1, 1998. The transactions reviewed were:

ANNOUNCE DATE                TARGET NAME                            ACQUIRER NAME
-------------                -----------                            -------------
4/9/98          Claremont Technology Group, Inc.        Complete Business Solutions, Inc.
9/9/98          Integrated Systems Consulting Group,
                Inc.                                    First Consulting Group, Inc.
10/15/98        BRC Holdings, Inc.                      Affiliated Computer Services, Inc.
1/26/99         Eggrock Partners, Inc.                  Breakaway Solutions, Inc.
2/8/99          Computer Management Sciences            Computer Associates International,
                                                        Inc.
2/23/99         Elumen Solutions, Inc.                  Computer Task Group Incorporated
6/24/99         Data Processing Resource Corporation    Compuware Corporation
6/25/99         Think New Ideas, Inc.                   AnswerThink Consulting Group, Inc.
8/9/99          International Network Services          Lucent Technologies Inc.
8/10/99         International Integration Incorporated  Razorfish, Inc.
9/17/99         Nichols Research Corporation            Computer Sciences Corporation
12/13/99        USWeb Corporation                       Whittman-Hart, Uniwhale, Inc.
3/22/00         Metamor Worldwide, Inc.                 PSINet Inc.
6/22/00         AppNet, Inc.                            Commerce One, Inc.

     For the selected transactions, Robinson-Humphrey compared, among other things, firm value as a multiple of LTM revenues, LTM EBITDA and LTM operating income and equity value as a multiple of LTM net income and book value. Revenues, EBITDA, operating income, net income and book value were based on historical financial information available in public filings of the target companies involved in the selected transactions. Robinson-Humphrey noted that Eltrax incurred a net loss, operating loss and negative EBITDA in the LTM; therefore, valuations based on LTM net income, LTM operating income and LTM EBITDA were not meaningful. Based upon the multiples derived from this analysis and the historical operating results for Eltrax and its technology services group, Robinson-Humphrey calculated a range of implied equity values for Eltrax of between $1.86 and $27.63 per share. For purposes of this analysis Robinson-Humphrey assumed Eltrax's hospitality services group was a discontinued operation and ascribed no value to it.

     Robinson-Humphrey also analyzed Eltrax based on an analysis of selected mergers and acquisitions transactions assuming the sale of the hospitality services segment for $18.0 million. Based upon: (i) a sale of the hospitality services group for $18.0 million; (ii) the multiples derived from this analysis; and (iii) the historical and projected results for Eltrax's technology services group, Robinson-Humphrey calculated a range of implied equity values for Eltrax between $2.57 and $28.33 per share.

     Robinson-Humphrey noted that no company utilized in the analysis of selected transactions is identical to Eltrax, its technology services group or its hospitality services group. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

  Pro Forma Combination Analysis

     Robinson-Humphrey reviewed certain pro forma financial effects on Cereus resulting from the proposed transaction for the projected quarter ending December 31, 2000 and for the projected calendar year ending December 31, 2001. Robinson-Humphrey performed this analysis using projections for Cereus and Eltrax provided by Cereus's and Eltrax's management. Robinson-Humphrey assumed synergies of $575,000 for the quarter ending December 31, 2000 and $4.6 million for the year ending December 31,

2001. Robinson-Humphrey assumed that the merger would be accounted for under the purchase method of accounting. Using the merger exchange ratio and Eltrax's closing stock price as of July 27, 2000, the merger was determined to be dilutive to Cereus's projected EPS for the quarter ending December 31, 2000 and for the year ending December 31, 2001.

  Other Factors and Comparative Analyses

     In rendering its opinion, Robinson-Humphrey considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of: (i) the historical and projected financial results of Cereus and Eltrax; (ii) the history of trading prices and volume of shares of Cereus common stock and shares of Eltrax common stock and the relationship of movements of such common stock and movements of the common stock of various other information technology consulting companies and; (iii) the effect of a sale of Eltrax's hospitality services group on the merger exchange ratio as determined by the merger agreement.

  Information Regarding Robinson-Humphrey

     The Cereus board of directors selected Robinson-Humphrey to render a fairness opinion because Robinson-Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Cereus, its business and its industry. Robinson-Humphrey has from time to time rendered, and may in the future render, investment banking, financial advisory and other services to Cereus for which it has received, or will receive, customary compensation. Robinson-Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to letter agreements dated May 30, 2000 and July 27, 2000, Cereus has agreed to pay Robinson-Humphrey an opinion fee equal to $325,000, $250,000 of which was payable when Robinson-Humphrey delivered its opinion dated June 12, 2000 and $75,000 of which was payable when Robinson-Humphrey delivered its opinion dated July 27, 2000. The fees paid or payable to Robinson-Humphrey are not contingent upon the contents of the opinion delivered. In addition, Cereus has agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Robinson-Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Robinson-Humphrey may actively trade in the securities of Cereus and Eltrax for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

     Some of the Cereus directors and officers have interests in the merger that are different from, or in addition to, their interests as stockholders in Cereus. The members of the boards of directors of Cereus and Eltrax were aware of these additional interests, and considered them, among other matters, when they approved the merger agreement.

  Odom Employment Agreement

     Mr. Odom currently serves as Chairman of the Board and Chief Executive Officer of Cereus. Upon completion of the merger, he will enter into an employment agreement with Eltrax to serve as Chief Executive Officer of Eltrax. The agreement will provide for: (i) a three year term which will be automatically renewed for an additional one year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the board of directors of Eltrax; (iii) a prohibition against Mr. Odom's disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Odom's salary and benefits for the 24 months following his termination by Eltrax without cause or by him for good reason.

  Logsdon Employment Agreement

     James A. Logsdon currently serves as President and Chief Operating Officer of Cereus. Upon completion of the merger, he will enter into an employment agreement with Eltrax to serve as President and Chief Operating Officer of Eltrax. The agreement will provide for: (i) a three year term which will be automatically renewed for an additional one year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the board of directors of Eltrax; (iii) a prohibition against Mr. Logsdon's disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Logsdon's salary and benefits for the 24 months following his termination by Eltrax without cause or by him for good reason.

  Reising Employment Agreement

     Juliet M. Reising currently serves as Chief Financial Officer and Executive Vice President of Cereus. Upon completion of the merger, she will enter into an employment agreement with Eltrax to serve as Chief Financial Officer and Executive Vice President of Eltrax. The agreement will provide for: (i) a three year term which will be automatically renewed for an additional one year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the board of directors of Eltrax; (iii) a prohibition against Ms. Reising's disclosure of confidential information for a period of two years following termination; and (iv) continuation of Ms. Reising's salary and benefits for the 24 months following her termination by Eltrax without cause or by her for good reason.

  Cereus Stock Options and Warrants

     Stock options or warrants awarded to Cereus's officers and directors under Cereus's stock option or warrant plans and existing executive employment agreements will be assumed by Eltrax and converted into options or warrants (as the case may be) to acquire shares of Eltrax common stock. No Cereus options or warrants will accelerate as a result of the merger. Under Cereus's outside director warrant plan, the unvested warrants would accelerate on completion of the merger, but Eltrax has obtained acceleration waivers from each of the individuals who received warrants under this plan. Because Eltrax will assume the options under Cereus's stock option plan, the acceleration right will not be triggered.

  Indemnification of Cereus Officers and Directors

     For six years after the merger, Eltrax has agreed to provide each officer and director of Cereus and its subsidiaries the same protection against claims and liabilities with respect to matters arising at or prior to the closing of the merger that they received as Cereus directors and officers before the merger. In addition, for three years after the merger, no action may be taken that would diminish the indemnification rights under Cereus's governing documents of the officers and directors of Cereus serving before the merger.

APPRAISAL RIGHTS

     Holders of Cereus common stock have the right to elect to have the fair value of their shares of Cereus common stock judicially appraised and paid to them in cash in connection with the merger. Section 262 of the Delaware General Corporation Law ("Section 262") provides appraisal rights to stockholders of Delaware corporations in connection with certain mergers and consolidations.

     Holders of Cereus common stock who (i) have delivered to Cereus, before the vote being taken on the merger proposal at the Cereus annual meeting, their written notice of their intent to demand appraisal rights if the merger is effected, and (ii) have not voted in favor of the merger proposal at the Cereus annual meeting will be entitled to seek appraisal rights under Section 262.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS ATTACHED TO THIS DOCUMENT AS APPENDIX E. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO

THE RECORD HOLDER OF THE SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF CEREUS COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under the DGCL, holders of Cereus common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Cereus common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such Court.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Cereus annual meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This document will constitute such notice to the holders of shares of Cereus common stock, and the applicable statutory provisions are attached to this document as Appendix E. Any holder of shares of Cereus common stock who wishes to exercise such appraisal rights or who wishes to preserve such holder's right to do so should review the following discussion and Appendix E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     A holder of Cereus common stock wishing to exercise appraisal rights must deliver to Cereus, before the vote on the merger proposal at the Cereus annual meeting, a written demand for appraisal and must not vote in favor of the merger proposal. Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the merger proposal, a holder of shares of Cereus common stock who votes by proxy and who wishes to exercise appraisal rights must either (i) vote against the merger proposal or (ii) abstain from voting on the merger proposal. A vote against the merger proposal, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a holder of Cereus common stock wishing to exercise appraisal rights must hold of record such shares of Cereus common stock on the date the written demand for appraisal is made and must continue to hold such shares until the effective time of the merger. If any holder of shares of Cereus common stock fails to comply with any of these conditions and the merger becomes effective, the holder of shares of Cereus common stock will be entitled to receive the merger consideration.

     Only a holder of record of Cereus common stock is entitled to assert appraisal rights for the shares of Cereus common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder of record's name appears on such holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of such stockholder's shares of Cereus common stock in connection with the merger. If the shares of Cereus common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Cereus common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Cereus common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Cereus common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Cereus common stock held for other beneficial owners. Stockholders who hold their shares of Cereus common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by such a nominee.

     All written demands for appraisal pursuant to Section 262 should be sent or delivered to Cereus at 1000 Abernathy Road, Suite 1000, Atlanta, Georgia 30328,
Attention: Chief Financial Officer.

     Within ten days after the effective time of the merger, Cereus, as the surviving corporation, must notify each holder of shares of Cereus common stock who has complied with Section 262 and has not voted in favor of or consented to the merger proposal of the date that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, Cereus or any holder of shares of Cereus common stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of Cereus common stock. Notwithstanding the foregoing, at any time within 60 days after the effective time of the merger, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the merger. Cereus is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Cereus common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the effective time of the merger, any holder of shares of Cereus common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Cereus a statement setting forth the aggregate number of shares of Cereus common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Cereus common stock. Such statement must be mailed to the stockholders within ten days after a written request therefor has been received by Cereus or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed by a holder of shares of Cereus common stock and a copy thereof is served upon Cereus, Cereus will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Cereus common stock who have demanded an appraisal of their shares of Cereus common stock and with whom agreements as to the value of their shares of Cereus common stock have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of Cereus common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Cereus common stock who demanded payment for their shares of Cereus common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the holders of shares of Cereus common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Cereus common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of shares of Cereus common stock considering seeking appraisal should be aware that the fair value of their shares of Cereus common stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of Cereus common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Cereus common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Cereus common stock entitled to be appraised.

     Any holder of shares of Cereus common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of Cereus common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Cereus common stock (except dividends or other distributions payable to holders of record of shares of Cereus common stock as of a date prior to the effective of the merger).

     If any stockholder who demands appraisal of Cereus common stock under
Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the DGCL, the shares of Cereus common stock of such stockholder will be converted into the right to receive the merger consideration under the merger agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if no petition for appraisal is filed by such holder within 120 days after the effective time of the merger, or if the stockholder delivers to Cereus a written withdrawal of his, hers or its demand for appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of Cereus and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares of Cereus common stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of Cereus common stock who have properly demanded appraisal.

     Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the merger consideration under the merger agreement for each share of Cereus common stock owned by such stockholder).

     Under the Minnesota Business Corporation Act, holders of Eltrax common stock are not entitled to appraisal rights in connection with the merger.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its associated rules, the merger cannot be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or terminated. Even after the waiting period expires or terminates, the Antitrust Division or the Federal Trade Commission may later challenge the merger on antitrust grounds. If the merger is not completed within 12 months after the expiration or earlier termination of the initial waiting period, Cereus and Eltrax will be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new waiting period would begin. Eltrax and Cereus filed the required notification and report forms under the Hart-Scott-Rodino Act on
            , 2000 and received notice on           that the waiting period had
been terminated. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

ACCOUNTING TREATMENT

     The merger will be treated as a purchase under generally accepted accounting principles. The unaudited pro forma consolidated financial information contained in this document has been prepared using the purchase method of accounting. See "Unaudited Pro Forma Consolidated Financial Information."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CEREUS AND CEREUS STOCKHOLDERS WHO ARE CITIZENS OR RESIDENTS OF THE UNITED STATES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF

THE MERGER AGREEMENT. NOR DOES THIS DISCUSSION ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR CEREUS STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE OF THIS DOCUMENT. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

     WE URGE CEREUS STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     Under current federal income tax law, and based upon assumptions and representations to be made by Eltrax and Cereus, and assuming that the merger is consummated in the manner set forth in the merger agreement, it is anticipated that the following federal income tax consequences would result:

     - the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

     - no gain or loss will be recognized by Cereus as a result of the merger;

     - no gain or loss will be recognized by any Cereus stockholder upon the exchange of Cereus common stock solely for Eltrax common stock in the merger;

     - cash received in the merger by each Cereus stockholder in lieu of a fractional share interest of Eltrax common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Eltrax common stock that the stockholder would otherwise be entitled to receive, and any gain or loss recognized will be capital in nature (assuming the Cereus common stock surrendered in exchange was held as a capital asset by the stockholder at the time of the merger);

     - the aggregate tax basis of the Eltrax common stock received by each Cereus stockholder who exchanges Cereus common stock for Eltrax common stock in the merger will be the same as the stockholder's basis in the Cereus common stock surrendered in exchange (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Eltrax common stock); and

     - the holding period of the shares of Eltrax common stock received by each Cereus stockholder in the merger will include the holding period of the Cereus common stock surrendered in exchange, provided that the surrendered shares of Cereus common stock were held as a capital asset by the stockholder at the time of the merger.

     Based upon representations to be made by Eltrax and Cereus as of the effective time of the merger, Rogers & Hardin, counsel to Cereus, will render an opinion, dated as of the date of the merger, that the merger will qualify as a reorganization under the Internal Revenue Code with the consequences set forth above. The opinion also would be subject to the assumptions that the merger is consummated in the manner and in accordance with the terms of the merger agreement. The opinion would be based entirely upon the Internal Revenue Code, regulations then in effect or proposed under the Internal Revenue Code, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Consummation of the merger is conditioned upon the receipt by Cereus of the opinion of Rogers & Hardin. See "-- What We Must Do to Complete the Merger."

     No ruling has been or will be requested from the Internal Revenue Service, including any ruling as to federal income tax consequences of the merger to Eltrax, Cereus or Cereus stockholders. Unlike a ruling from the Internal Revenue Service, the opinions of counsel are not binding on the Internal Revenue Service. There can be no assurance that the Internal Revenue Service will not take a position contrary to the positions reflected in such opinions or that such opinions would be upheld by the courts if challenged.

RESALES OF ELTRAX COMMON STOCK BY AFFILIATES OF CEREUS

     The shares of Eltrax common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Cereus for purposes of Rule 145 under the Securities Act as of the date of Cereus's annual meeting. Affiliates of Cereus may not sell their shares of Eltrax common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Cereus generally include individuals or entities that control, are controlled by or are under common control with Cereus, and may include certain officers, directors and principal stockholders of Cereus.

                              THE MERGER AGREEMENT

MERGER CONSIDERATION

     Upon the merger, each share of Cereus common stock issued and outstanding immediately before the merger (other than shares subject to appraisal rights) will be converted into the right to receive 1.75 shares of Eltrax common stock, but the exchange ratio may be adjusted downward to 1.667 as described below. The exchange ratio was determined through arm's-length negotiations between Eltrax and Cereus. See "The Merger--Background of the Merger."

     The exchange ratio will be adjusted downward to 1.667 shares of Eltrax common stock for each share of Cereus common stock if Cereus does not before September 1, 2000 amend the existing bridge facility between Eltrax and Cereus to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility, provided that this date may be extended to September 18, 2000 if the conditions requiring PNC's consent or action to amend the bridge facility have not been satisfied and Cereus is negotiating in good faith to satisfy those conditions.

     If the exchange ratio is adjusted to 1.667 because Cereus does not execute an amendment to the bridge facility to loan Eltrax an additional $5 million, then the exchange ratio may be adjusted further downward, as follows. If Eltrax sells, in one or more transactions, all or any part of its hospitality services group for $8.0 million or more in cash in the aggregate before or at the effective time of the merger, the exchange ratio will be adjusted downward:

     - by an amount equal to .007 divided by 1,000,000 for each $1.00 in cash received by Eltrax at or before the effective time of the merger in connection with any such sale; and

     - by an amount equal to .0035 divided by 1,000,000 for each $1.00 in principal amount payable to Eltrax on or before the one year anniversary of the effective time of the merger under the terms of any full-recourse promissory note received by Eltrax in connection with any such sale, provided that the repayment of the note is not contingent on any post-closing event or performance, not subject to any contractual right of set off, is adequately secured, bears interest at a market rate and has a fixed repayment schedule and principal amount.

Any disposition by Eltrax of any part of its hospitality services group will not have an effect on the exchange ratio unless it has already been adjusted to
1.667 because Cereus has not executed an amendment to the bridge facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility.

     Eltrax and Cereus will post the current exchange ratio on their Web sites at www.eltrax.com and www.cereus.net. This information will also be available by calling D.F. King & Co. at 1-800-549-6746. See "--Additional Agreements."

     On             , 2000 the closing price of Eltrax common stock was
$          , making the value of 1.75 shares of Eltrax common stock equal to
$          . The closing price of Cereus common stock on that date was
$          . Because these stock prices fluctuate, you will not know when you vote what the shares will be worth when issued in the merger, and the market value of the shares at the time of the merger could be higher or lower than the current market value. The market value of the merger consideration at the time of the merger will depend on various factors, including the market value of a share of Eltrax common stock at that time and any effect of the merger itself. You should obtain current stock price quotations for Eltrax and Cereus. These quotations are available from your stock broker, in major newspapers and on the Internet.

     Each share of Eltrax common stock issued and outstanding at the effective time of the merger will remain outstanding and unchanged as a result of the merger.

TREATMENT OF CEREUS STOCK OPTIONS AND WARRANTS

     On the record date, there were options for      shares outstanding under
Cereus's stock option plans and outstanding warrants to purchase      shares of
Cereus common stock. At the effective time of the merger, each Cereus stock option or warrant will be converted to an option or warrant (as the case may be) to purchase the number of shares of Eltrax common stock that would have been received by the holder of the Cereus option or warrant in the merger had the option or warrant been exercised in full for shares of Cereus common stock immediately before the effective time. Any fractional shares will be rounded down to the nearest whole share. Cereus stock options and warrants converted to Eltrax stock options and warrants will be on the same terms and conditions as were applicable immediately before the effective time of the merger, except the exercise price per share will be ratably adjusted by the exchange ratio and rounded down to the nearest cent. Eltrax will at all times after the merger reserve for issuance a sufficient number of shares of its common stock to be issued upon the exercise of Cereus options and warrants. Promptly after the merger, Eltrax will make all filings required under federal and state securities laws to permit the exercise of the Cereus options and warrants.

FRACTIONAL SHARES

     No fractional shares of Eltrax common stock will be issued to Cereus stockholders in the merger. Instead, Eltrax will pay to each Cereus stockholder who would otherwise be entitled to a fractional share of Eltrax common stock an amount in cash (without interest) determined by multiplying the fraction by the closing per share sale price of Eltrax common stock on the Nasdaq National Market for the last trading day before the closing of the merger.

EXCHANGE OF CERTIFICATES

     Before the merger, Eltrax will deposit certificates representing Eltrax common stock to be issued in the merger and an amount of cash sufficient to cover payments for fractional shares with an exchange agent.

     Promptly after the merger, the exchange agent will deliver to each Cereus stockholder of record immediately before the merger transmittal materials for use in exchanging certificates representing Cereus common stock for Eltrax certificates. CEREUS STOCKHOLDERS SHOULD NOT FORWARD THEIR CEREUS CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS. The exchange agent will deliver certificates representing shares of Eltrax common stock into which shares of a stockholder's Cereus common stock are converted in the merger (or any cash payable for fractional shares) to each Cereus stockholder upon delivery to the exchange agent of Cereus stock certificates (or indemnity reasonably satisfactory to Eltrax and the exchange agent, if any of the certificates are lost, stolen or destroyed). No interest will be paid on cash paid in lieu of a fractional share or on dividends or distributions that any Cereus stockholder is entitled to receive.

     Until they are surrendered, and subject to applicable law, the Cereus certificates will as of the merger represent ownership of the number of shares of Eltrax common stock into which the Cereus shares were converted in the merger. The holders will be entitled to all rights and privileges of holders of Eltrax common stock, except that holders of Cereus certificates will not be entitled to receive dividends or any other distributions declared by Eltrax until the Cereus certificates are surrendered. After the Cereus certificates are surrendered, the holders of newly issued Eltrax certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Eltrax common stock the record date for which is after the merger.

     Any portion of the exchange fund and any remaining certificates that are not claimed by former Cereus stockholders within 12 months of the merger will be returned to Eltrax. Any former Cereus stockholder who has not complied with the exchange procedures after that 12-month period may look only to Eltrax for payment of merger consideration, without interest.

     After the merger, there will be no further transfers of the Cereus certificates on Cereus's records. If the Cereus certificates are presented to Eltrax for transfer, they will be canceled against delivery of Eltrax certificates.

MANAGEMENT AND BOARDS OF DIRECTORS AFTER THE MERGER

  Management

     The merger agreement contemplates that Steven A. Odom will serve as the Chief Executive Officer of Eltrax, James M. Logsdon will serve as the President and Chief Operating Officer of Eltrax, and Juliet M. Reising will serve as the Chief Financial Officer and Executive Vice President of Eltrax after the merger. Effective September 1, 2000, Messrs. Odom and Logsdon and Ms. Reising have been elected to those offices. They will enter into employment agreements with Eltrax when the merger is completed. See "The Merger -- Interests of Directors and Officers in the Merger." William P. O'Reilly will continue to serve as Eltrax's Chairman of the Board. See below for biographical information for Messrs. Odom, Logsdon and O'Reilly and Ms. Reising.

  Eltrax Board of Directors

     If the merger is approved, at the time of the merger the Eltrax board of directors will be increased to nine and reconfigured as follows:

        BEFORE THE MERGER                   AFTER THE MERGER
        -----------------                   ----------------
  William P. O'Reilly (Chairman)     William P. O'Reilly (Chairman)
         James C. Barnard                   Max E. Bobbitt*
         Patrick J. Dirk                     Gary H. Heck*
        Stephen E. Raville                 James M. Logsdon*
        William G. Taylor                     Amy Newmark*
                                            Steven A. Odom*
                                           Stephen E. Raville
                                           Juliet M. Reising*
                                         Joseph R. Wright, Jr.*

---------------

* Current Cereus director.

     There are no material relationships between Eltrax or its directors and officers and Cereus or its directors and officers except as contemplated by the merger agreement or as described in this document. In the ordinary course of business and from time to time Eltrax, Cereus and their affiliates and subsidiaries may do business with each other.

     To the best of Eltrax's knowledge, (i) there are no material proceedings to which any prospective director of Eltrax is a party, or has a material interest, adverse to Eltrax, and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of these people during the past five years.

  Biographies of Eltrax Directors after the Merger

     William P. O'Reilly has been a director of Eltrax since July 1995, Chairman of the Board of Directors since August 1995, and President and Chief Executive Officer since April 2000. Mr. O'Reilly also served as Chief Executive Officer of Eltrax from January 1997 through April 1999. For the past 15 years, Mr. O'Reilly has been a private investor and entrepreneur. Mr. O'Reilly served as Chairman of the Board and Chief Executive Officer of Military Communications Center, Inc. from 1989 to 1994. In 1986, Mr. O'Reilly founded Digital Signal, Inc., a provider of fiber optic capacity to long distance carriers in the telecommunications industry, where he served as Chief Executive Officer from 1986 to 1989. In 1981, Mr. O'Reilly founded Lexitel Corporation, a long distance carrier (which was subsequently acquired by ALC Communications, Inc.), where he served as Chairman of the Board and Chief Executive Officer from 1980 to 1984. Mr. O'Reilly is also currently a director of Pointe Communications, Inc., a builder and operator of international communication networks which provides voice, video and data services.

     Max E. Bobbitt has served as a director of Cereus since January 2000. Mr. Bobbitt has served as a director of MCI WorldCom, Inc. since 1992. Mr. Bobbitt was a director of Advanced Telecommunications Corporation until its merger with MCI WorldCom, Inc. in December 1992. From July 1998 until the present, Mr. Bobbitt has been a telecommunications consultant. Mr. Bobbitt is also currently a director of Metromedia China Corporation, a telecommunications company. From March 1997 until July 1998, Mr. Bobbitt served as President and Chief Executive Officer of Metromedia China. From January 1996 until March 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation, which was acquired by Metromedia China in February 1997. From January 1995 until January 1996, Mr. Bobbitt was a telecommunications consultant.

     Gary H. Heck has served as a director of Cereus since January 2000. Mr. Heck has been a consultant since 1989, most recently as a Managing Partner and co-founder of PacifiCom, a consulting services company. From 1987 until 1989, he was President and Chief Executive Office of Telematics Products, Inc., a telecommunications products company. From 1983 until 1987, he held various executive positions at Pacific Telesis Corporation, one of the nation's largest Regional Bell Operating Companies and completed his tenure as a corporate officer of several subsidiaries of Pacific Telesis and Chief Executive Officer of PacTel Products Corporation. From 1977 until 1983, Mr. Heck was a Division Manager and District Manager at AT&T, where he was responsible for sales and marketing programs. From 1967 until 1977, Mr. Heck held various positions at Pacific Telephone & Telegraph.

     James M. Logsdon has served as the President and Chief Operating Officer and a director of Cereus since January 2000. He has been elected to serve as the President and Chief Operating Officer of Eltrax effective September 1, 2000. From January 1998 to January 2000, Mr. Logsdon served as the Vice President and General Manager of Branch Operations -- East for the Network Services division of GTE, a global telecommunications company. From January 1991 to December 1999, he served as the Vice President, Sales & Marketing -- Commercial Markets for GTE Supply.

     Amy L. Newmark has served as a director of Cereus since January 2000. Ms. Newmark is a private investor in the technology, Internet and telecommunications fields. She was Executive Vice President of Strategic Planning at WinStar Communications, Inc., from 1995 to 1997. Before joining WinStar, she was the general partner of Information Age Partners, LP, a hedge fund investing primarily in technology and emerging growth companies. Before that, she was a securities analyst specializing in telecommunications and technology companies. Ms. Newmark is also a director of U.S. Wireless Data, Inc., ParkerVision, Inc., QueryObject Systems Corp., and iQO.com.

     Steven A. Odom has served as the Chairman of the Board and Chief Executive Officer of Cereus since January 2000. He has been elected to serve as the Chief Executive Officer of Eltrax effective September 1, 2000. Mr. Odom was Chairman of the Board of World Access, Inc. from 1994 until June 1999. World Access is a leading provider of voice, data and Internet products and services around the world. He was Chief Executive Officer of World Access from 1994 until 1998. From 1990 until 1994, Mr. Odom was a private investor in several companies, including World Access and its predecessor. From 1987 until 1990, he was President of the PCS Division of Executone Information Systems in Atlanta, a $300 million public company that manufactured and distributed telephone systems. From 1983 until 1987, Mr. Odom was the founder, Chairman and Chief Executive Officer of Data Contract Company, Inc., a manufacturer of telephone switching equipment and intelligent pay telephones. From 1974 until 1983, he was a founder and Executive Vice President of Instrument Repair Service, a private company that repaired test instruments for local exchange carriers.

     Stephen E. Raville has been a director of Eltrax since October 1997. Since 1996, Mr. Raville has been Chairman of the Board of Pointe Communications, Inc. Mr. Raville is also President and controlling stockholder of First Southeastern Corp., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications, a long-distance telephone company, and served as its President. In 1985, in conjunction with a merger between TA and Advanced Telecommunications Corporation, he became Chairman and Chief Executive Officer of Advanced Telecommunications until the merger of Advanced Telecommunications into MCI WorldCom in late 1992.

     Juliet M. Reising has served as the Executive Vice President, Chief Financial Officer and a director of Cereus since March 2000. She has been elected to serve as the Chief Financial Officer and Executive Vice President of Eltrax effective September 1, 2000. From February 1999 to March 2000, Ms. Reising served as Chief Financial Officer of MindSpring Enterprises, Inc., an Internet service provider that merged with EarthLink, Inc. in February 2000. From September 1998 to February 1999 Ms. Reising served as Chief Financial Officer of AvData, Inc., a network management services company acquired by ITC DeltaCom, Inc. in 1999. From September 1997 to September 1998, Ms. Reising was Vice President and Chief Financial Officer for Composit Communications International, Inc., an international software development company, whose operations are now primarily in Israel. From August 1995 to September 1997 she was Vice President and Chief Financial Officer of InterServ Services Corporation, which was merged with Aegis Communications, Inc. in 1997. From September 1994 to August 1995, she was Chief Financial Officer, Executive Vice President and director of Media Marketing Services, Inc., a promotional travel incentive company. Ms. Reising started her career with Ernst & Young LLP in Atlanta, Georgia, where she received her certified public accountant license.

     Joseph R. Wright, Jr. has served as a director of Cereus since January 2000. Mr. Wright is Chairman, Chief Executive Officer and Director of AmTec, Inc., a public company providing telecommunications and Internet services to and from the Far East. Upon the AmTec merger with Terremark Holdings, Inc. in May 2000, Mr. Wright also became President and Director of Terremark Communications Group, Inc. Mr. Wright was also Chairman and Director of GRC International, Inc., a public company that provides advanced computer, engineering and scientific technologies to government and commercial customers for information technology, Internet and software systems. GRC was acquired by AT&T in March 2000 and Mr. Wright has joined the AT&T Government Advisory board. He is also Vice Chairman and Director of Jefferson Consulting Group, LLC, a Washington, DC consulting firm, and Co-Chairman and Director of Baker & Taylor Holdings, Inc., an international book and video distribution company. Mr. Wright was Vice Chairman, Executive Vice President and Director of W.R. Grace & Company, a specialty chemicals and healthcare company, Chairman of Grace Energy Company, and President of Grace Environmental Company from 1989 to 1994. He was Deputy Director then Director of the Federal Office of Management and Budget under President Reagan, serving in the Cabinet and the Executive Office of the President from 1982 to 1989. He was also Deputy Secretary of the Department of Commerce from 1981 to 1982. Before that, Mr. Wright spent five years as President and Chief Operating Officer of Citicorp Retail Services and Retail Consumer Services, following five years in the Departments of Commerce and Agriculture, including Assistant Secretary.

  Cereus Board of Directors

     When the merger is completed, Cereus will become a wholly-owned subsidiary of Eltrax and the Cereus board of directors will consist of the persons elected at the Cereus annual meeting, until changed in accordance with Cereus's certificate of incorporation and bylaws.

REPRESENTATIONS AND WARRANTIES

     Each of Cereus and Eltrax has made representations and warranties in the merger agreement, some of which are qualified as to materiality, relating to, among other things:

     - corporate existence, qualification to conduct business and corporate standing and power;

     - capital structure;

     - ownership of subsidiaries;

     - corporate authority to enter into and carry out the obligations under the merger agreement and enforceability of the merger agreement;

     - financial statements;

     - the absence of certain changes or events;

     - the truth and accuracy of information prepared and provided by them in connection with this document;

     - litigation;

     - compliance with laws, regulations and other requirements;

     - employment arrangements;

     - employee benefits;

     - their respective properties and assets;

     - material agreements and contracts;

     - tax matters;

     - environmental matters;

     - actions that would prevent the merger from constituting a reorganization;

     - payment of fees to finders or brokers in connection with the merger agreement;

     - opinions of financial advisors; and

     - intellectual property.

     For detailed information on these representations and warranties, see the merger agreement attached to this document as Appendix A.

WHAT WE MUST DO TO COMPLETE THE MERGER

  Mutual Conditions

     The respective obligations of Cereus and Eltrax to consummate the merger are subject to the following conditions:

     - the merger must have been approved by the Eltrax stockholders and the Cereus stockholders;

     - the registration statement registering the shares of Eltrax common stock to be issued in the merger must have become effective and no stop order suspending the effectiveness or proceedings for that purpose shall have been initiated or threatened by the SEC or any state regulatory authorities;

     - the shares of Eltrax common stock to be issued in the merger must have been approved for inclusion on the Nasdaq National Market;

     - no preliminary or permanent injunction or other order prohibiting the completion of the merger shall have been issued;

     - there shall not be any statute, rule or regulation prohibiting the merger or making it illegal;

     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated; and

     - all governmental waivers, consents, orders and approvals and all consents from lenders, lessors or any other third parties must have been obtained, unless not obtaining those consents or approvals would not be reasonably likely to have a material adverse effect on the combined company, taken as a whole.

  Cereus's Conditions

     Cereus's obligation to consummate the merger is subject to the following conditions, each of which Cereus may waive:

     - Eltrax and Solemn must have performed all of their obligations required under the merger agreement and all representations and warranties made by Eltrax and Solemn in the merger agreement must have been true and correct on the date of the merger agreement and as of the merger closing date, except where such failure to perform or to be true and correct would not result in a material adverse effect;

     - Cereus must have received an opinion of its counsel regarding certain tax consequences and the qualification of the merger as a reorganization under the Internal Revenue Code; and

     - Cereus must not have received notice of intent to demand payment for stock under appraisal rights with respect to more than 350,000 shares of Cereus common stock.

  Eltrax's Conditions

     Eltrax's obligation to consummate the merger is also subject to the following condition, which Eltrax may waive:

     - Cereus must have performed all of its obligations required under the merger agreement and all representations and warranties made by Cereus in the merger agreement must have been true and correct on the date of the merger agreement and as of the merger closing date, except where such failure to perform or to be true and correct would not result in a material adverse effect.

     For purposes of the merger agreement, a material adverse effect means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Eltrax or Cereus (as applicable) and its subsidiaries taken as a whole, other than any change, circumstance or effect:

     - relating to general economic conditions or the securities markets;

     - relating to industry conditions, and not unique to Eltrax or Cereus (as applicable); or

     - resulting from the announcement or existence of the merger agreement and the merger.

     There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. If the conditions to either party's obligations are not satisfied in any material respect, the other party may terminate the merger agreement. See "-- Termination of the Merger Agreement."

WAIVER AND AMENDMENT

     The merger agreement may be amended by the parties at any time before or after the stockholder meetings, except that any amendment after a stockholders meeting that requires stockholders approval may not be made without that approval.

     At any time before the merger, any party to the merger agreement may:

     - extend the time for or waive compliance with the performance of any obligations or other acts of the other parties to the merger; and

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any related document.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated:

     - at any time before the merger by the mutual consent of Eltrax and Cereus;

     - by either Cereus or Eltrax, if the merger does not become effective by December 31, 2000, without the fault of the terminating party, unless complete governmental and third party authority has not been obtained, in which case either party may extend the termination date until January 31, 2001;

     - by either Cereus or Eltrax if any injunction, order or decree of any required governmental authority has been denied by final nonappealable action, provided that the terminating party has used its best efforts to prevent the entry of and to remove the injunction, order or decree;

     - by Cereus if Eltrax's stockholders do not approve the Eltrax merger proposal;

     - by Eltrax if Cereus's stockholders do not approve the merger agreement;

     - by Eltrax, at any time before Cereus's annual meeting, if Cereus's board of directors has withdrawn its recommendation to the Cereus's stockholders to approve the merger agreement or modified or changed its recommendation or recommended a competing transaction instead of this one;

     - by Cereus, at any time before Eltrax's annual meeting, if Eltrax's board of directors has withdrawn its recommendation to Eltrax's stockholders to approve the issuance of the Eltrax common stock in the merger or modified or changed its recommendation or recommended a competing transaction instead of this one;

     - by Cereus, if Eltrax or Solemn breach any of their representations, warranties, covenants or obligations under the merger agreement, or any representations or warranties become untrue, unless Eltrax continues to exercise reasonable efforts to cure any breach curable within 30 days;

     - by Eltrax, if Cereus breaches any of its representations, warranties, covenants or obligations under the merger agreement, or any representations or warranties become untrue, unless Cereus continues to exercise reasonable efforts to cure any breach curable within 30 days;

     - by Eltrax if Cereus materially breaches the terms of the bridge facility;

     - by Eltrax, if Steven A. Odom does not execute his executive employment agreement; and

     - by Eltrax, if Cereus does execute an amendment to the bridge facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility within 10 business days after the conditions to the execution of that amendment have been met. See "-- What We Must Do to Complete the Merger--Eltrax's Conditions."

     The representations and warranties and most of the covenants in the merger agreement will terminate upon the merger. The agreements surviving the merger deal primarily with Eltrax's obligations with respect to exchange procedures for Cereus's common stock, options and warrants, representations made in this document and management of Eltrax and Cereus after the merger. After the merger, neither of the parties will have any liability to the other because of any breach of the merger agreement, except with respect to agreements of the parties which by their terms are intended to be performed after the merger.

TERMINATION FEES

     Each of Eltrax and Cereus has agreed not to offer to sell its business, stock or assets to, or carry on negotiations with respect to the sale of its business, stock or assets with, any third party. Either of Eltrax or Cereus may consider unsolicited bona fide third-party offers to purchase its business, stock or assets if its board determines in good faith that the offer must be considered for the board to act in a manner consistent with fiduciary duties under applicable law.

  Termination Fees Payable by Eltrax

     Eltrax has agreed to pay Cereus a termination fee of $5 million, plus expenses, if the merger agreement is terminated under any of the circumstances set forth below and, at the time of such termination, a competing transaction is outstanding with respect to Eltrax and within 12 months Eltrax either enters into a definitive agreement or consummates a transaction with respect to that competing transaction:

     - Cereus terminates the merger agreement because Eltrax's stockholders have failed to approve the Eltrax merger proposal;

     - Cereus terminates the merger agreement because Eltrax's board of directors has changed or withdrawn its recommendation of the merger; or

     - Cereus terminates the merger agreement because the merger has not been completed by December 31, 2000, through no fault of Cereus, and neither party has extended the agreement to January 31, 2001.

     If a competing transaction is not outstanding with respect to Eltrax, Eltrax must pay Cereus $2.5 million, plus expenses, if:

     - Cereus terminates the merger agreement because Eltrax's stockholders have failed to approve the Eltrax merger proposal; or

     - Cereus terminates the merger agreement because Eltrax has breached any of its representations, warranties, covenants or obligations under the merger agreement, or any representations or warranties become untrue, which breach remains uncured for the applicable period.

In addition, if Cereus is entitled to receive a termination fee from Eltrax, Eltrax must reimburse Cereus for the costs incurred by Cereus for making its personnel available during the period between the signing of the merger agreement and the closing.

     A competing transaction for Eltrax or Cereus, as applicable, is any of the following involving the other company or any subsidiary whose business comprises 25% of the net revenues, net income or net assets of the other company (exclusive of Eltrax's hospitality services group);

     - any merger, consolidation, share exchange, business combination or other similar transaction;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets in a single transaction or series or related transactions, except for the sale of inventory in the ordinary course; or

     - any tender offer or exchange offer for 15% or more of the outstanding voting securities of the other company or the filing of a registration statement under the Securities Act in connection with such offer.

  Termination Fees Payable by Cereus

     Cereus has agreed to pay Eltrax a termination fee of $5 million, plus expenses, if the merger agreement is terminated under one of the circumstances set forth below and, at the time of such termination, a competing transaction is outstanding with respect to Cereus, and within 12 months Cereus either enters into a definitive agreement or consummates a transaction with respect to that competing transaction:

     - Eltrax terminates the merger agreement because Cereus's stockholders have failed to approve and adopt the merger agreement and the merger;

     - Eltrax terminates the merger agreement because Cereus's board of directors has changed or withdrawn its recommendation of the merger; or

     - Eltrax terminates the merger agreement because the merger has not been completed by December 31, 2000, through no fault of Eltrax, and neither party has extended the agreement to January 31, 2001.

If a competing proposal is not outstanding with respect to Cereus, Cereus must pay Eltrax $2.5 million, plus expenses, if:

     - Eltrax terminates the merger agreement because Cereus's stockholders have failed to approve the merger agreement; or

     - Eltrax terminates the merger agreement because Cereus has breached any of its representations, warranties, covenants or obligations under the merger agreement, or any representations or warranties become untrue, which breach remains uncured for the applicable period.

COVENANTS PENDING CLOSING

     Eltrax and Cereus have agreed to use reasonable efforts in good faith to take all actions and to do all things necessary, proper, desirable or advisable to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. Eltrax and Cereus have formed a committee to facilitate the exchange of information and the transition and combination of their businesses until the merger is completed.

     With limited exceptions, each of Eltrax and Cereus has agreed not to offer to sell to third parties, or negotiate with third parties for the sale of, its business, stock or assets. See "-- Termination Fees." In addition, each of Eltrax and Cereus has agreed that it and its subsidiaries, except as otherwise contemplated by the merger agreement and subject to limited exceptions, will:

     - conduct its business in the ordinary and usual course of business and consistent with immediate past practice;

     - use all reasonable efforts to preserve intact each business organization and goodwill, retain officers and key employees and preserve the goodwill and business relationships with customers;

     - not issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or debt or equity rights convertible into or exercisable for capital stock, except for option grants to non-executive employees and shares issued upon the exercise of outstanding options or warrants;

     - not amend its governing documents;

     - not make, declare, pay or set aside for payment any dividend (including stock dividends) or distribution; or adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

     - not take or fail to take any action that would cause the merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - not enter into or amend any employment, consulting, severance or similar agreements with any director, officer or key employee, except in the ordinary course of business and consistent with past practice;

     - not incur any indebtedness other than in the ordinary course of business or under an existing credit facility, or refinance existing indebtedness on terms reasonably satisfactory to the other company;

     - not sell, encumber or otherwise dispose of any of its material assets, deposits, business or properties or enter into a binding contract to do so;

     - not acquire all or any portion of the assets, business, deposits or properties of any entity, except in the ordinary course of business;

     - not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority;

     - not engage in any action with the intent to adversely impact the merger;

     - not adopt or enter into and amend any pension or retirement plan, trust or fund, except as required to comply with changes in the law;

     - not adopt, enter into or amend any bonus, profit sharing, stock option, compensation, deferred compensation, health care, or other employee benefit plan for the benefit of any employee or retiree, other than in the ordinary course of business; and

     - use commercially reasonable efforts to maintain insurance with financially responsible insurance companies on its tangible assets and business, consistent with past practice.

ADDITIONAL AGREEMENTS

     The merger agreement also contains agreements relating to the preparation and filing of this document and the registration statement filed with the SEC, the required regulatory filings and the submission of the merger for stockholder approval. Eltrax and Cereus have also agreed to consult each other before issuing any public statements and to provide prompt notice to each other if certain events occur.

  Employment Agreements

     At the closing of the merger, Eltrax will enter into executive employment agreements with Steven A. Odom, James M. Logsdon and Juliet M. Reising. See "The Merger -- Interests of Directors and Officers in the Merger" for a discussion of the material terms of these agreements.

  Steering Committee

     The merger agreement provides for a Steering Committee consisting of two individuals designated by the Chairman of Eltrax and two individuals designated by the Chairman of Cereus. As of the date of this document, the Steering Committee consists of Mr. O'Reilly and Edward C. Barrett as designees of Eltrax and Mr. Odom and Ms. Reising as designees of Cereus. The purpose of the Steering Committee is to facilitate the full exchange of information concerning the business, operations, capital spending, budgets and financial results of Eltrax and Cereus until the closing of the merger and to facilitate the efficient transition and combination of the two businesses. Messrs. Odom and Logsdon and Ms. Reising have been elected as officers of Eltrax effective September 1, 2000. The Steering Committee will be dissolved when and so long as they continue to serve as officers of Eltrax or upon closing of the merger. If the merger agreement is terminated and Cereus is entitled to receive a termination fee under Section 8.5 of the merger agreement, Eltrax has agreed to pay Cereus $12,500 per week for each week the Steering Committee was in existence to reimburse Cereus for its costs associated with making Mr. Odom and Ms. Reising available as members of the Steering Committee.

  Bridge Facility

     In connection with the merger agreement as originally executed, Eltrax and Cereus entered into a Bridge Loan and Security Agreement, as amended, pursuant to which Cereus extended Eltrax a revolving line of credit, the outstanding principal balance of which may not exceed $5.0 million at any one time. As of June 27, 2000, Eltrax had drawn $4.0 million on the bridge facility and as of July 31, 2000 the entire $5 million had been drawn. Eltrax may not make future draws on the bridge facility unless, at the time, Eltrax does not have any availability under its revolving line of credit with PNC Bank, and the funds received are to be used for ordinary course purposes (or, alternatively, Eltrax has received Steering Committee approval for the intended non-ordinary course use). Eltrax makes quarterly payments of interest only under the bridge facility, the principal balance of which is required to be repaid in full no later than June 14, 2001. To secure its obligations in connection with the bridge facility, Eltrax has granted Cereus a security interest in all of its assets.

     In the merger agreement as amended and restated, as a condition to Eltrax's obligation to close the merger, Cereus has agreed that it will loan to Eltrax an additional $5 million under the bridge facility (for total borrowings of $10 million from Cereus under the facility), provided that PNC Bank agrees to (i) permanently reduce the minimum availability requirement under the credit agreement between it and Eltrax to $1 million, and (ii) amend certain financial covenants set forth in that credit agreement in a manner reasonably satisfactory to Cereus. See "-- What We Must Do to Complete the Merger" and "-- Termination of the Merger Agreement."

     If the merger agreement is terminated such that Cereus is entitled to receive a termination fee, then Eltrax must issue Cereus a warrant to purchase, at an exercise price equal to $.01 per share, a number of shares of Eltrax's common stock equal to the amount outstanding on the bridge facility as of the date of the occurrence of the event giving rise to the termination plus the amount of the termination fee, divided by the closing price per share of Eltrax's common stock on that date. However, the number of shares will be reduced by 75% if Eltrax repays the bridge facility in full within 30 days.

     Cereus may convert the amount outstanding under the bridge facility into that number of shares of Eltrax's common stock equal to 115% of the amount outstanding divided by $7.563 (the per share closing price of Eltrax's common stock on the day immediately prior to the date that Eltrax and Cereus publicly announced the merger).

     Eltrax has granted Cereus certain demand and "piggyback" registration rights covering the shares of Eltrax's common stock which will be issued on exercise of the warrants (assuming they are granted) and conversion of the amount outstanding under the bridge facility.

     Eltrax's obligations in respect of the bridge facility, and Cereus's security interest in Eltrax's assets, are fully and completely subordinated to Eltrax's indebtedness to PNC Bank and to PNC Bank's security interest in Eltrax's assets.

EXPENSES

     All expenses incurred in connection with the merger agreement and the transactions it contemplates will be paid by the party incurring them, except that Eltrax and Cereus will split equally all printing, filing and mailing expenses associated with this document and the registration statement.

ARBITRATION

     Eltrax and Cereus have agreed to resolve any dispute arising out of the merger agreement by arbitration.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma financial statements were prepared to give effect to the merger, the discontinued operations and the private placement to an investor (collectively, the "Transactions"). The following unaudited pro forma consolidated balance sheet as of March 31, 2000 was prepared as if the Transactions occurred on that date. The unaudited pro forma consolidated statements of operations for the periods ended December 31, 1999, and March 31, 2000 give effect to the Transactions as of January 1, 1999. The unaudited consolidated pro forma statements of operations for the years ended December 31, 1998 and 1997 give effect to the discontinued operations as of January 1, 1997. The pro forma consolidated financial statements are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred if the Transactions had been consummated as of the dates indicated. In addition, the pro forma consolidated financial statements are not necessarily indicative of future financial condition or operating results.

     The pro forma consolidated financial statements are derived from, and should be read in conjunction with, the historical financial statements of Eltrax and Cereus, including the accompanying notes thereto, incorporated by reference or appearing elsewhere in this document. Certain prior year amounts in the pro forma consolidated financial statements have been reclassified to conform with current year presentation. These reclassifications had no effect on previously reported net loss or stockholders' equity. The pro forma consolidated financial statements do not reflect any cost savings or other economic efficiencies resulting from the merger.

     The merger will be structured as a stock-for-stock exchange as described in "The Merger," and will be accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is generated to the extent that the merger consideration, including certain transaction and closing costs, exceeds the fair value of net assets acquired. We are in the process of determining the purchase price allocation, in which we will allocate the excess of the purchase price, including transaction costs, over the book value of the net assets to be acquired between goodwill and other intangible assets. We have not finalized this purchase price allocation. Furthermore, the final purchase price allocation may result in a different weighted-average amortization period for intangible assets than that presented in these pro forma financial statements. As a result, the final allocation of the excess of purchase price over the net book value of net assets to be acquired could differ from what is presented herein.

     On July 19, 2000, the board of directors of Eltrax formally determined to dispose of Eltrax's hospitality services group. The operations of the hospitality services group are reflected as a discontinued operation in the following pro forma financial statements. Eltrax is in the process of effecting the disposition of those operations, and has estimated the value of the assets held for sale based on preliminary data. The final value of the assets held for sale could differ from what is presented herein.

     On July 27, 2000, Eltrax entered into an agreement with an investor to issue $7.0 million of convertible senior subordinated notes with a one-year term. Concurrent with the execution of the agreement, $4.0 million of the notes were issued by Eltrax and funded by the investor. Of the remaining notes, $1.0 million will be funded upon the execution of a definitive agreement for the sale of certain assets of the hospitality services group, and $2.0 million will be funded upon the effective date of the merger.

     Under Delaware law, holders of Cereus common stock have the right to elect to have the fair value of their shares of Cereus common stock appraised and paid to them in cash. Because the amounts which may be paid in connection with these appraisal rights is not yet known, no resulting adjustment is reflected in the following pro forma financial statements.

ACCOUNTING CHANGES

  Revenue Classification

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). On June 26, 2000, the SEC issued SAB 101B which delays the implementation date of SAB 101 to the fourth quarter of 2000. Eltrax is in the process of evaluating the overall impact of SAB 101 on its financial statements.

  Accounting for Employee Stock Options

     Eltrax is expecting to account for its stock option plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," ("FIN 44") which contains rules designed to clarify the application of APB Opinion No.
25. FIN 44 will be effective on July 1, 2000 and Eltrax will adopt it at that time.

     Among other matters, the provisions of FIN 44 will change the accounting of unvested employee stock options and restricted stock awards in a purchase business combination. The new rules require the intrinsic value of the unvested awards to be allocated to unearned compensation and recognized as non-cash compensation cost over the remaining future vesting period. The ultimate amount to be allocated to unearned compensation will be based on the price of Eltrax common stock and the number of Cereus unvested employee stock options and restricted stock awards on the date the merger is completed. The following pro forma financial statements reflect the application of the provisions of FIN 44, as described in the accompanying notes.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000

                                                                                        PRO FORMA
                                                                           ------------------------------------
                                              ELTRAX(A)      CEREUS(B)     HOSPITALITY(C)       ADJUSTMENTS          PRO FORMA
                                             ------------   ------------   --------------    ------------------     ------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................  $ 14,203,795   $ 16,972,112    $   (969,213)                           $ 30,206,694
  Trade accounts receivable, less allowance
    for doubtful accounts..................    28,391,245        955,108      (9,963,824)                             19,382,529
  Inventories, principally finished
    goods..................................     8,439,890             --      (4,832,202)                              3,607,688
  Prepaid expenses and other current
    assets.................................     3,937,567        435,273      (2,567,109)                              1,805,731
  Assets of discontinued operations held
    for sale...............................            --        640,000       9,344,512                               9,984,512
                                             ------------   ------------    ------------     ------------------     ------------
         Total current assets..............    54,972,497     19,002,493      (8,987,836)                             64,987,154
PROPERTY AND EQUIPMENT -- net..............     7,827,573        532,176      (2,460,400)                              5,899,349
OTHER ASSETS:
  Capitalized software, net of accumulated
    amortization...........................     9,072,133             --      (9,072,133)                                     --
  Intangibles, net of accumulated
    amortization...........................    16,070,296      5,404,322      (7,252,853)    $       65,184,268(d)    79,676,033
                                                                                                        270,000(e)
  Deposits and other long-term assets......            --        305,976                                                 305,976
                                             ------------   ------------    ------------     ------------------     ------------
         Total other assets................    25,142,429      5,710,298     (16,324,986)            65,454,268       79,982,009
                                             ------------   ------------    ------------     ------------------     ------------
         TOTAL ASSETS......................  $ 87,942,499   $ 25,244,967    $(27,773,222)    $       65,454,268     $150,868,512
                                             ============   ============    ============     ==================     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term debt..........................  $ 17,220,680                                    $       (6,730,000)(e) $ 10,490,680
  Notes payable............................            --   $  1,274,987                              5,930,000(e)     7,204,987
  Accounts payable.........................    13,138,873        659,184    $ (2,876,509)                             10,921,548
  Accrued expenses and other current
    liabilities............................     8,838,480      1,690,750      (2,282,910)    $        2,420,097(f)    11,889,797
                                                                                                      1,223,380(g)
  Unearned revenue and customer deposits...    12,343,204             --      (9,227,715)                              3,115,489
  Current maturities of long-term debt.....       474,856             --        (165,000)                                309,856
                                             ------------   ------------    ------------     ------------------     ------------
         Total current liabilities.........    52,016,093      3,624,921     (14,552,134)             2,843,477       43,932,357
NONCURRENT LIABILITIES:
  Long-term debt, net of current
    maturities.............................            --         11,816                                                  11,816
  Other non-current liabilities............            --             --                              5,286,018(f)     5,286,018
                                             ------------   ------------    ------------     ------------------     ------------
         Total liabilities.................    52,016,093      3,636,737     (14,552,134)             8,129,495       49,230,191
STOCKHOLDERS' EQUITY:
Common stock...............................       254,252         89,415                                156,475(d)       410,727
                                                                                                        (89,415)(h)
Additional paid in capital.................    90,673,184     48,246,105                             86,526,252(d)   178,269,436
                                                                                                      1,070,000(e)
                                                                                                    (48,246,105)(h)
Accumulated deficit........................   (54,272,118)   (25,613,681)    (13,950,000)            25,613,681(h)   (68,222,118)
Notes receivable from stockholders.........            --     (1,113,609)                                             (1,113,609)
Deferred compensation......................            --             --                             (7,706,115)(f)   (7,706,115)
Accumulated other comprehensive loss.......      (728,912)            --         728,912                                      --
                                             ------------   ------------    ------------     ------------------     ------------
         Total stockholders' equity........    35,926,406     21,608,230     (13,221,088)            57,324,773      101,638,321
                                             ------------   ------------    ------------     ------------------     ------------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY............  $ 87,942,499   $ 25,244,967    $(27,773,222)    $       65,454,268     $150,868,512
                                             ============   ============    ============     ==================     ============

                See accompanying notes to pro forma information

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          QUARTER ENDED MARCH 31, 2000

                                                                          PRO FORMA
                                                               --------------------------------
                                    ELTRAX(I)     CEREUS(J)    HOSPITALITY(K)     ADJUSTMENTS          PRO FORMA
                                   -----------   -----------   --------------   ---------------      --------------
REVENUE:
  Technology services group......  $18,068,526   $ 1,591,325                                          $ 19,659,851
  Hospitality services group.....   12,825,622            --    $(12,825,622)                                   --
                                   -----------   -----------    ------------                          ------------
         Total revenues..........   30,894,148     1,591,325     (12,825,622)                           19,659,851
COST OF REVENUE:
  Technology services group......   11,726,604     1,433,180                                            13,159,784
  Hospitality services group.....    7,454,608            --      (7,454,608)                                   --
                                   -----------   -----------    ------------                          ------------
         Total cost of revenue...   19,181,212     1,433,180      (7,454,608)                           13,159,784
GROSS PROFIT:
  Technology services group......    6,341,922       158,145                                             6,500,067
  Hospitality services group.....    5,371,014            --      (5,371,014)                                   --
                                   -----------   -----------    ------------                          ------------
         Total gross profit......   11,712,936       158,145      (5,371,014)                            6,500,067
OPERATING EXPENSES:
Direct expenses:
  Technology services group......    7,222,515       365,263                                             7,587,778
  Hospitality services group.....    5,763,224            --      (5,763,224)                                   --
                                   -----------   -----------    ------------                          ------------
         Total direct expenses...   12,985,739       365,263      (5,763,224)                            7,587,778
Research and development:
  Technology services group......      609,680            --                                               609,680
  Hospitality services group.....      259,948            --        (259,948)                                   --
                                   -----------   -----------    ------------                          ------------
         Total research and
           development...........      869,628            --        (259,948)                              609,680
Corporate and administrative.....    2,230,865       982,688        (128,016)                            3,085,537
Amortization of intangibles......      631,071       306,702        (279,981)     $ 5,882,382(l)         6,540,174
Stock compensation expense.......           --     2,273,050                          605,024(m)         2,878,074
Impairment charge................           --     5,637,401                                             5,637,401
                                   -----------   -----------    ------------      -----------         ------------
         Total operating
           expenses..............   16,717,303     9,565,104      (6,431,169)       6,487,407           26,338,645
Operating loss...................   (5,004,367)   (9,406,959)      1,060,155       (6,487,407)         (19,838,578)
Interest income..................           --        52,260                                                52,260
Interest expense.................     (224,381)           --         126,853         (324,972)(n)         (422,500)
                                   -----------   -----------    ------------      -----------         ------------
Loss from continuing operations
  before income taxes and
  extraordinary item.............   (5,228,748)   (9,354,699)      1,187,008       (6,812,379)         (20,208,818)
Income taxes.....................        9,566            --                                                 9,566
                                   -----------   -----------    ------------      -----------         ------------
Loss from continuing operations
  before extraordinary item......  $(5,238,314)  $(9,354,699)   $  1,187,008      $(6,812,379)        $(20,218,384)
                                   ===========   ===========    ============      ===========         ============
Loss per common share:
  Loss before discontinued
    operations and extraordinary
    item
    Basic and diluted............  $     (0.22)  $     (1.38)                                         $      (0.56)
                                   ===========   ===========                                          ============
Weighted average shares
  outstanding
    Basic and diluted............   24,067,893     6,792,081                                            35,954,035
                                   ===========   ===========                                          ============

                See accompanying notes to pro forma information

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                            PRO FORMA
                                                               -----------------------------------
                                   ELTRAX(I)      CEREUS(J)    HOSPITALITY(K)      ADJUSTMENTS           PRO FORMA
                                  ------------   -----------   --------------   ------------------    ----------------
REVENUE:
  Technology services group.....  $ 61,684,652   $ 1,695,853                                            $ 63,380,505
  Hospitality services group....    67,627,675            --    $(67,627,675)                                     --
                                  ------------   -----------    ------------                            ------------
         Total revenues.........   129,312,327     1,695,853     (67,627,675)                             63,380,505
COST OF REVENUE:
  Technology services group.....    41,708,579     1,935,121                                              43,643,700
  Hospitality services group....    34,973,837            --     (34,973,837)                                     --
                                  ------------   -----------    ------------                            ------------
         Total cost of
           revenue..............    76,682,416     1,935,121     (34,973,837)                             43,643,700
GROSS PROFIT:
  Technology services group.....    19,976,073      (239,268)                                             19,736,805
  Hospitality services group....    32,653,838            --     (32,653,838)                                     --
                                  ------------   -----------    ------------                            ------------
         Total gross profit.....    52,629,911      (239,268)    (32,653,838)                             19,736,805
OPERATING EXPENSES:
Direct expenses:
  Technology services group.....    17,885,190       163,845                                              18,049,035
  Hospitality services group....    26,265,929            --     (26,265,929)                                     --
                                  ------------   -----------    ------------                            ------------
         Total direct
           expenses.............    44,151,119       163,845     (26,265,929)                             18,049,035
Research and development:
  Technology services group.....     1,391,911            --                                               1,391,911
  Hospitality services group....       895,121            --        (895,121)                                     --
                                  ------------   -----------    ------------                            ------------
         Total research and
           development..........     2,287,032            --        (895,121)                              1,391,911
Corporate and administrative....     6,165,962       797,107        (260,000)                              6,703,069
Amortization of intangibles.....     2,277,242       680,833      (1,854,879)      $ 23,529,530(l)        24,632,726
Stock compensation expense......            --     1,063,300                          2,420,097(m)         3,483,397
Reorganization costs............     4,631,900            --      (4,169,900)                                462,000
Transaction costs...............     2,288,379            --      (2,037,301)                                251,078
                                  ------------   -----------    ------------       ------------         ------------
         Total operating
           expenses.............    61,801,634     2,705,085     (35,483,130)        25,949,627           54,973,216
Operating loss..................    (9,171,723)   (2,944,353)      2,829,292        (25,949,627)         (35,236,411)
Interest income.................        96,498            --                                                  96,498
Interest expense................      (738,392)     (513,242)        458,722         (1,495,795)(n)       (2,288,707)
                                  ------------   -----------    ------------       ------------         ------------
Loss before income taxes and
  discontinued operations.......    (9,813,617)   (3,457,595)      3,288,014        (27,445,422)         (37,428,620)
Income taxes....................        24,482            --                                                  24,482
                                  ------------   -----------    ------------       ------------         ------------
Loss before discontinued
  operations....................  $ (9,838,099)  $(3,457,595)      3,288,014       $(27,445,422)        $(37,453,102)
                                  ============   ===========    ============       ============         ============
Loss per common share:
  Loss before discontinued
    operations
    Basic and diluted...........  $      (0.41)  $     (1.57)                                           $      (1.36)
                                  ============   ===========                                            ============
Weighted average shares
  outstanding
    Basic and diluted...........    23,728,262     2,198,690                                              27,575,970
                                  ============   ===========                                            ============

                See accompanying notes to pro forma information

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                         ELTRAX(I)      HOSPITALITY(K)     PRO FORMA
                                                        ------------    --------------    -----------
REVENUE:
  Technology services group.........................    $ 52,604,715                      $52,604,715
  Hospitality services group........................      62,139,028     $(62,139,028)             --
                                                        ------------     ------------     -----------
          Total revenues............................     114,743,743      (62,139,028)     52,604,715
COST OF REVENUE:
  Technology services group.........................      39,480,766                       39,480,766
  Hospitality services group........................      31,530,653      (31,530,653)             --
                                                        ------------     ------------     -----------
          Total cost of revenues....................      71,011,419      (31,530,653)     39,480,766
GROSS PROFIT:
  Technology services group.........................      13,123,949                       13,123,949
  Hospitality services group........................      30,608,375      (30,608,375)             --
                                                        ------------     ------------     -----------
          Total gross profit........................      43,732,324      (30,608,375)     13,123,949
OPERATING EXPENSES:
Direct expenses:
  Technology services group.........................      11,852,597                       11,852,597
  Hospitality services group........................      22,206,325      (22,206,325)             --
                                                        ------------     ------------     -----------
          Total direct expenses.....................      34,058,922      (22,206,325)     11,852,597
Research and development:
  Technology services group.........................         306,654                          306,654
  Hospitality services group........................       2,013,615       (2,013,615)             --
                                                        ------------     ------------     -----------
          Total research and development............       2,320,269       (2,013,615)        306,654
Corporate and administrative........................       7,637,158       (5,375,055)      2,262,103
Amortization of intangibles.........................       1,650,034       (1,002,707)        647,327
Impaired asset charges..............................       2,270,000       (2,270,000)             --
                                                        ------------     ------------     -----------
          Total operating expenses..................      47,936,383      (32,867,702)     15,068,681
Operating loss......................................      (4,204,059)       2,259,327      (1,944,732)
Interest income.....................................         554,098                          554,098
Interest expense....................................        (552,719)         358,631        (194,088)
                                                        ------------     ------------     -----------
Loss before income taxes and discontinued
  operations........................................      (4,202,680)       2,617,958      (1,584,722)
Income taxes from continuing operations.............       2,280,770       (2,101,000)        179,770
                                                        ------------     ------------     -----------
Loss before discontinued operations.................    $ (6,483,450)    $  4,718,958     $(1,764,492)
                                                        ============     ============     ===========
Loss per common share:
  Loss before discontinued operations
     Basic and diluted..............................    $      (0.29)                     $     (0.08)
Weighted average shares outstanding
     Basic and diluted..............................      22,730,944                       22,730,944

                See accompanying notes to pro forma information

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                        ELTRAX(I)      HOSPITALITY(K)     PRO FORMA
                                                       ------------    --------------    ------------
REVENUE:
  Technology services group........................    $ 49,934,139                      $ 49,934,139
  Hospitality services group.......................      53,822,256     $(53,822,256)              --
                                                       ------------     ------------     ------------
          Total revenues...........................     103,756,395      (53,822,256)      49,934,139
COST OF REVENUE:
  Technology services group........................      41,328,951                        41,328,951
  Hospitality services group.......................      27,997,870      (27,997,870)              --
                                                       ------------     ------------     ------------
          Total cost of revenues...................      69,326,821      (27,997,870)      41,328,951
GROSS PROFIT:
  Technology services group........................       8,605,188                         8,605,188
  Hospitality services group.......................      25,824,386      (25,824,386)              --
                                                       ------------     ------------     ------------
          Total gross profit.......................      34,429,574      (25,824,386)       8,605,188
OPERATING EXPENSES:
Direct expenses:
  Technology services group........................       9,859,921                         9,859,921
  Hospitality services group.......................      20,244,928      (20,244,928)              --
                                                       ------------     ------------     ------------
          Total direct expenses....................      30,104,849      (20,244,928)       9,859,921
Research and development:
  Technology services group........................              --                                --
  Hospitality services group.......................       1,500,563       (1,500,563)              --
                                                       ------------     ------------     ------------
          Total research and development...........       1,500,563       (1,500,563)              --
Corporate and administrative.......................       8,375,095       (6,007,062)       2,368,033
Amortization of intangibles........................       1,228,020         (792,876)         435,144
Impaired asset charges.............................       5,713,721                         5,713,721
                                                       ------------     ------------     ------------
          Total operating expenses.................      46,922,248      (28,545,429)      18,376,819
Operating loss.....................................     (12,492,674)       2,721,043       (9,771,631)
Interest income....................................       1,172,430                         1,172,430
Interest expense...................................        (705,869)         428,396         (277,473)
                                                       ------------     ------------     ------------
Loss before income taxes and discontinued
  operations.......................................     (12,026,113)       3,149,439       (8,876,674)
Income taxes from continuing operations............       1,315,970                         1,315,970
                                                       ------------     ------------     ------------
Loss before discontinued operations................    $(13,342,083)    $  3,149,439     $(10,192,644)
                                                       ============     ============     ============
Loss per common share:
  Loss before discontinued operations
     Basic and diluted.............................    $      (0.75)                     $      (0.57)
Weighted average shares outstanding
     Basic and diluted.............................      17,741,884                        17,741,884

                See accompanying notes to pro forma information

                                 ELTRAX SYSTEMS

                         NOTES TO PRO FORMA INFORMATION

NOTE 1. BASIS OF PRESENTATION

     The pro forma consolidated balance sheet assumes that the Transactions took place March 31, 2000.

     The pro forma consolidated statements of operations for the periods ended March 31, 2000 and December 31, 1999 assume the Transactions took place January 1, 1999, while the consolidated statement of operations for the years ended December 31, 1998 and 1997 give effect to the discontinued operations as of January 1, 1997.

     There are no material differences between the accounting policies of Eltrax and Cereus.

NOTE 2. PRO FORMA ADJUSTMENTS

     The pro forma adjustments are based on Eltrax's estimates of the value of the tangible and intangible assets acquired. Under purchase accounting, the total acquisition cost will be allocated to Cereus's assets and liabilities based on their relative fair values. The final allocations may be different from those reflected herein.

     (a) Reflects the historical financial position of Eltrax at March 31, 2000.

     (b) Reflects the historical financial position of Cereus at March 31, 2000.

     (c) Reflects the reclassification of Eltrax's hospitality services group at March 31, 2000, as an asset held for sale.

     (d) Represents the valuation of intangible assets resulting from the preliminary allocation of the $87.9 million purchase price, including transaction costs, over the book value of the net assets acquired. The purchase price reflects:

        - approximately $66.8 million relating to the issuance of approximately
          15.6 million shares of Eltrax common stock in exchange for approximately 8.9 million shares of Cereus common stock, based on an exchange ratio of 1.75 to 1. For purposes of preparing the pro forma information, the fair value of the merger consideration was based on the average market price for Eltrax common stock of $4.27 per share based on the five days immediately before the July 27, 2000 amendments to the merger agreement were announced;

        - approximately $12.9 million relating to the issuance of warrants to purchase approximately 10.8 million shares of Eltrax common stock in exchange for vested warrants to purchase approximately 6.2 million shares of Cereus common stock, based on a weighted average fair value of $1.20 for all warrants. The fair value was determined using the Black-Scholes option-pricing model and was based on the following weighted-average assumptions: expected volatility -- 69%; expected lives -- one year; risk-free interest rate -- 6.5%; and expected dividend yield -- 0%;

        - approximately $1.0 million relating to the issuance of options to purchase approximately 444,000 shares of Eltrax common stock in exchange for vested options to purchase approximately 254,000 shares of Cereus common stock, based on a weighted average fair value of $2.34 for all options. The fair value was determined using the Black-Scholes option-pricing model and was based on the assumptions described above;

        - approximately $4.1 million relating to the issuance of warrants to purchase approximately 3.7 million shares of Eltrax common stock in exchange for unvested warrants to purchase approximately 2.1 million shares of Cereus common stock. The fair value was determined using the Black-Scholes option-pricing model and was based on the assumptions described above;

                                 ELTRAX SYSTEMS

        - approximately $1.8 million relating to the issuance of options to purchase approximately 1.3 million shares of Eltrax common stock in exchange for unvested options to purchase approximately 756,000 shares of Cereus common stock. The fair value was determined using the Black-Scholes option-pricing model and was based on the assumptions described above; and

        - transaction costs of approximately $1,223,000.

     (e) Represents the issuance of $7.0 million of convertible senior subordinated notes, approximately 365,000 warrants in connection with the notes, estimated expenses of $270,000, and the application of the proceeds against short-term debt.

     (f) Represents the estimated deferred compensation resulting from the portion of the employee stock options and warrants to purchase Eltrax common stock issued in exchange for the unvested portion of options and warrants to purchase Cereus common stock. The amounts represent the portion of the intrinsic value of the unvested portion of the replacement awards related to the future vesting periods.

     (g) Reflects an accrual for transaction costs.

     (h) Reflects the elimination of Cereus's historical stockholder's equity.

     (i) Reflects the historical operating results of Eltrax for the periods presented.

     (j) Reflects the historical operating results of Cereus for the periods presented, before discontinued operations and extraordinary items.

     (k) Reflects the historical operating results of Eltrax's hospitality services group for the periods presented.

     (l) Reflects amortization of the intangible assets over an estimated useful life of three years based on a preliminary allocation of the purchase price to the newly acquired intangible property.

     (m) Reflects amortization of the deferred compensation resulting from the portion of the employee stock options and warrants to purchase Eltrax common stock issued in exchange for the unvested portion of options and warrants to purchase Cereus common stock over the remaining vesting periods of such options and warrants.

     (n) Reflects interest on $7.0 million of convertible senior subordinated notes with a one year term, less interest savings on the Eltrax notes payable and short-term debt.

                      DESCRIPTION OF ELTRAX CAPITAL STOCK

     The following statements regarding the Minnesota Business Corporation Act, Eltrax's articles of incorporation and Eltrax's bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of Eltrax's capital stock, you should carefully read the detailed provisions of the Minnesota Business Corporation Act as well as Eltrax's articles of incorporation and bylaws. See "Where You Can Find More Information."

     Under Eltrax's articles of incorporation, its authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Eltrax's board has designated 30,000 shares of the preferred stock as "Preferred Stock Series A," but no shares of that series are presently outstanding. If Eltrax's stockholders approve the proposal to amend the articles of incorporation to increase the number of authorized shares, Eltrax's authorized capital stock will consist of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

COMMON STOCK

     There were 25,815,796 shares of Eltrax's common stock issued and outstanding as of July 21, 2000. In addition, Eltrax has reserved a total of 9,425,527 shares of common stock for issuance upon exercise of options granted or to be granted under its stock option plan and outstanding warrants. All shares of Eltrax's common stock now outstanding are fully paid and nonassessable.

     The holders of Eltrax's common stock:

     - have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the board, subject to the rights of holders of any outstanding preferred stock;

     - are entitled to share ratably in all of our assets available for distribution to holders of Eltrax's common stock upon liquidation, dissolution or winding up of the affairs of Eltrax, subject to the rights of holders of any outstanding preferred stock;

     - do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and

     - are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders.

     The holders of Eltrax's common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any directors.

PREFERRED STOCK

     Eltrax's board is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

     Of the 30,000 shares of preferred stock designated as Preferred Stock Series A, no shares are currently outstanding. If shares of the Preferred Stock Series A are issued, its holders:

     - will have no voting rights, other than as may be provided by the Minnesota Business Corporation Act;

     - will be entitled to an aggregate cash dividend at least equal to the aggregate cash dividend payable in respect of any other class of stock when, as and if, cash dividends are payable to other classes;

     - if Eltrax liquidates or dissolves, will be entitled to receive $7.50 per share of Preferred Stock Series A payable out of Eltrax's assets before any payment is made to holders of common stock or any junior class of preferred stock;

     - may be subject at any time to a redemption of their Preferred Stock Series A at its then-current fair market value; and

     - will be entitled at their option to convert their shares of Preferred Stock Series A into common stock.

Although there is no current intention to do so, Eltrax's board may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of Eltrax.

MINNESOTA BUSINESS CORPORATION ACT

     Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of Eltrax's voting stock (from a person other than Eltrax, and other than in connection with certain mergers and exchanges to which we are a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisition by a majority vote of Eltrax's stockholders before it is consummated. In general, shares acquired without stockholder approval are denied voting rights and are redeemable at their then fair market value by Eltrax within 30 days after the acquiring person has failed to give a timely information statement to Eltrax or the date the stockholders voted not to grant voting rights to the acquiring person's shares.

     Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by Eltrax, or any of its subsidiaries, with any stockholder that purchases 10% or more of Eltrax's voting shares (an "interested stockholder") within four years following the interested stockholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of Eltrax's board before the interested stockholder's share acquisition date.

     Neither Section 302A.671 nor Section 302A.673 will apply to the merger.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Eltrax's common stock is EquiServe Trust Company.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Cereus stockholders are governed by Cereus's certificate of incorporation, its bylaws and Delaware law. After the merger, the rights of Cereus stockholders will be governed by Eltrax's articles of incorporation, its bylaws and Minnesota law. The following is a summary of the material differences between the current rights of Cereus stockholders and those of Eltrax stockholders. This summary may not contain all of the information that is important to you. For a full description of the rights of Eltrax stockholders and Cereus stockholders, you must refer to the governing laws and documents listed below. We will send you a copy of the articles of incorporation or certificate of incorporation and bylaws of each company without charge at your request.

                                 GOVERNING LAW

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Delaware General Corporate Law                              Minnesota Business Corporation Act

                              GOVERNING DOCUMENTS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Cereus's certificate of incorporation                       Eltrax's articles of incorporation
Cereus's bylaws                                             Eltrax's bylaws

                      AUTHORIZED AND ISSUED CAPITAL STOCK

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
- Common stock, $.01 par value per share: 50,000,000        - Common stock, $.01 par value per share: 50,000,000
  shares authorized; 9,023,444 shares outstanding             shares authorized; 25,815,796 shares outstanding
- Preferred stock, $1.00 par value per share:               - Preferred stock, no par value: 1,000,000 shares
  10,000,000 shares authorized.                               authorized; 30,000 "Series A Preferred" shares
                                                              designated; no shares outstanding

                                                            Eltrax's stockholders are being asked at the Eltrax
                                                            annual meeting to approve increasing the authorized
                                                            common stock to 100,000,000, subject to the merger
                                                            being completed. If the merger is completed, there
                                                            would be approximately 41,606,823 shares outstanding
                                                            (or 64,207,442 shares assuming exercise of all Cereus
                                                            and Eltrax options and warrants and conversion of all
                                                            convertible debt into shares of Eltrax common stock).

                          ISSUANCE OF PREFERRED STOCK

                                     CEREUS

Without stockholder approval, the board of directors may:

- Set the rights and preferences of various series of preferred stock.
- Issue preferred stock.
                                     ELTRAX

Without stockholder approval, the board of directors may:

- Set the rights and preferences of various series of preferred stock.
- Issue preferred stock.

                              NUMBER OF DIRECTORS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Not less than one nor more than eight, as determined        Not less than one nor more than 10, as determined by
by a majority vote of the stockholders or by a              a resolution of a majority of the board. There are
resolution of a majority of the board. There are            currently five directors, but if the merger is
currently seven directors.                                  completed, there will be nine directors. See "The
                                                            Merger -- Management and Boards of Directors after
                                                            the Merger."

                          CLASSIFICATION OF DIRECTORS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
None.                                                       None.

                             ELECTION OF DIRECTORS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Directors are elected by a plurality of the votes           Directors are elected by a plurality of the votes
cast at a meeting of the stockholders at which a            cast at a meeting of the stockholders at which a
quorum is present in person or by proxy. Cumulative         quorum is present in person or by proxy. Cumulative
voting is not permitted.                                    voting is not permitted.

                              REMOVAL OF DIRECTORS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Directors may be removed with or without cause by a         Directors may be removed with or without cause by a
majority vote of all shares entitled to vote at an          majority vote of all shares entitled to vote at an
election of directors.                                      election of directors.

                            FILLING BOARD VACANCIES

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Vacancies resulting from newly-created directorships        Vacancies resulting from the death, resignation,
or from any reason other than removal may be filled         removal or disqualification of a director may be
by a majority of the remaining directors, even if           filled by a majority of remaining directors, even if
less than a quorum.                                         less than a quorum.
Vacancies resulting from removal shall be filled by a       Vacancies resulting from newly-created directorships
majority vote of the stockholders at a meeting called       may be filled by a majority of the directors then
for such purpose.                                           serving.

                        SPECIAL MEETING OF STOCKHOLDERS

                                     CEREUS

Special meetings may be called by:

- a majority of the board;
- the president; or
- a majority of the outstanding shares of capital stock entitled to vote at such meeting.
                                     ELTRAX

Special meetings may be called by:

- the chief executive officer;
- the chief financial officer;
- any two or more directors; or
- upon the written request of stockholders holding 10% (or 25%, in the case of a meeting for the purpose of considering a business combination) or more of the voting power shares of stock.

                CONSENT TO ACTION WITHOUT A STOCKHOLDER MEETING

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Cereus's bylaws provide that any action required to         Action may be taken without a meeting if consents in
be taken at an annual or special meeting of                 writing are signed by all of the stockholders
stockholders may be taken without a meeting if a            entitled to vote on that action.
written consent setting forth the action to be taken
is signed by the holders of outstanding stock having
not less than the minimum number of votes that would
be necessary to authorize or take action at a meeting
at which all shares entitled to vote thereon were
present and voted.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
Cereus's bylaws provide that Cereus shall indemnify         Eltrax's bylaws provide that Eltrax shall indemnify
to the fullest extent allowed by Delaware law any           to the fullest extent allowed by Minnesota law any
person whom it shall have the power to indemnify from       person whom it shall have the power to indemnify from
and against all expenses or liabilities resulting           and against all expenses or liabilities resulting
from any action, suit or proceeding brought or              from any action, suit or proceeding brought or
threatened to be brought against such person by             threatened to be brought against such person by
reason of the fact that he or she is or was a               reason of the fact that he or she is or was a
director or officer of Cereus or serves or served at        director or officer of Eltrax or serves or served at
any other enterprise at the request of Cereus.              any other enterprise at the request of Eltrax. Eltrax
                                                            also maintains directors' and officers' liability
                                                            insurance.

                            LIMITATION OF LIABILITY

                                     CEREUS

A director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for:

- breach of the duty of loyalty;
- acts not in good faith or that involve intentional misconduct or a knowing violation of law;
- illegal dividends or other distributions of corporate assets; or
- any transaction from which the director derives an improper personal benefit.
                                     ELTRAX

A director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for:

- breach of the duty of loyalty;
- acts not in good faith or that involve intentional misconduct or a knowing violation of law;
- illegal dividends or other distributions of corporate assets;
- violations of certain Minnesota securities laws; or
- any transaction from which the director derives an improper personal benefit.

             AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

                                     CEREUS

Delaware law provides that the certificate of incorporation may be amended upon the recommendation of a majority of the board of directors and the affirmative vote of a majority of the capital stock of Cereus entitled to vote on such amendment.

                                     ELTRAX

Articles of incorporation may be amended if approved by a majority of the shares present at a meeting and entitled to vote on the amendment upon a proposal submitted by either:

- the board; or
- stockholders owning 3% or more of the voting power of shares entitled to vote.

                              AMENDMENT TO BYLAWS

                                     CEREUS

Cereus's bylaws may be amended by a majority vote of the board of directors or by a majority vote of the stockholders at any regular or special meeting thereof if notice of such alteration, amendment or repeal of the bylaws is contained in the notice of such meeting.
                                     ELTRAX

Bylaws may be amended by the board, except for provisions fixing a quorum for stockholders meetings, governing director removals and filling of board vacancies, and fixing the number, terms, classifications and qualifications of directors.
Bylaws may be amended by the approval of a majority of the shares present at a meeting and entitled to vote on the amendment, upon a proposal submitted by stockholders owning 3% or more of the voting power of shares entitled to vote.

                          CHANGE OF CONTROL PROVISIONS

                       CEREUS                                                      ELTRAX
                       ------                                                      ------
None.                                                       Any business combination with the holder of 10% or
                                                            more of outstanding voting shares within four years
                                                            following the interested stockholder's share
                                                            acquisition date must be approved by a committee of
                                                            all of the disinterested members of the board before
                                                            the interested stockholder's share acquisition date.
                                                            With limited exceptions, any acquisition of shares in
                                                            excess of 20% of the voting stock then outstanding
                                                            must be approved by a majority vote of stockholders
                                                            before it is completed. In general, shares acquired
                                                            without stockholder approval do not have voting
                                                            rights and are redeemable by Eltrax at their then
                                                            fair market value.

                             ELTRAX ANNUAL MEETING

MEETING DATE

     The Eltrax annual meeting will be held on             , 2000, at
          , at           , local time.

RECORD DATE

     You can vote at the Eltrax annual meeting if you owned Eltrax common stock
at the close of business on             , 2000.

MATTERS TO BE CONSIDERED

     At the Eltrax annual meeting, Eltrax stockholders will be asked to:

          1. approve the Eltrax merger proposal;

          2. approve an amendment to Eltrax's articles of incorporation to increase the authorized common stock to 100,000,000 shares, par value $.01 per share;

          3. approve an amendment to Eltrax's articles of incorporation to
     change Eltrax's name to           ;

          4. elect five directors to serve until the earlier of the expiration of their terms or the consummation of the merger;

          5. adopt the Eltrax 1999 Employee Stock Purchase Plan; and

          6. transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

If approved, the amendments to the articles of incorporation will be implemented only if the merger is completed. The merger will not be completed unless the stockholders approve the proposal to increase the number of authorized shares of common stock.

VOTE REQUIRED

     Each holder of record of shares of Eltrax common stock on the record date will be entitled to cast one vote per share on each of the proposals considered at the annual meeting. The Eltrax merger proposal, the proposals to amend the articles of incorporation and the proposal to adopt the employee stock purchase plan will require the approval of Eltrax stockholders owning a majority of the shares of Eltrax common stock represented at the annual meeting and entitled to vote on those proposals, provided that a quorum is present. Directors will be elected by a plurality of the votes cast at the annual meeting, meaning the five nominees receiving the most votes will be elected directors.

     Abstentions will have the same effect as votes cast against approval of the merger proposal and the other Eltrax proposals. Broker non-votes will have no effect on the merger proposal or the other proposals. For the election of directors, abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. Broker non-votes are proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners or other persons as to certain proposals on which the beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without instructions.

     Shares of Eltrax common stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Eltrax annual meeting will be treated as being present at such meeting for purposes of establishing a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

PROXIES

     All shares of Eltrax common stock represented by properly executed proxies in the enclosed form that are received in time for the annual meeting that have not been revoked will be voted in accordance with the instructions indicated in the proxies. IF YOU SUBMIT A PROXY WITHOUT DIRECTIONS, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE PROPOSALS AND THE ELECTION OF THE NOMINEES. In addition, the persons designated in the proxy will have discretion to vote your shares upon any procedural matter relating to the annual meeting, including the right to vote for any adjournment or postponement thereof proposed by the Eltrax board of directors, including a postponement and adjournment to solicit additional proxies. You can revoke your proxy before it is voted either by sending Eltrax a revocation notice or a new proxy or by attending the Eltrax annual meeting and voting in person. You will not revoke your proxy simply by attending the Eltrax annual meeting.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on the Eltrax record date, directors and executive officers of Eltrax and their respective affiliates may be deemed to be the beneficial owners of shares of Eltrax common stock representing
approximately   % of the outstanding voting power of Eltrax. Each of the
directors and executive officers of Eltrax has indicated that such person intends to vote or direct the vote of all the shares of Eltrax common stock over which such person has voting control in favor of the merger proposal, the other proposals and the election of the nominees. In addition, concurrently with the execution of the merger agreement, Cereus and the Eltrax directors (who as of
the record date beneficially owned approximately   % of the outstanding shares
of Eltrax common stock) entered into a proxy agreement pursuant to which the Eltrax directors granted Cereus the right to vote all voting securities of Eltrax held by the Eltrax directors in favor of the merger proposal.

QUORUM

     The holders of a majority of the shares of Eltrax common stock issued and outstanding and entitled to vote must be present in person or represented by proxy at the annual meeting in order for a quorum to be present. If a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

SOLICITATION OF PROXIES

     Proxies are being solicited on behalf of the Eltrax board of directors. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by our directors, officers and employees. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, Eltrax has engaged D.F. King & Co., Inc. to assist it in distributing proxy materials and contacting record and beneficial owners of Eltrax common stock. Eltrax has agreed to pay D.F. King approximately $8,500 plus out-of-pocket expenses for its services to be rendered on Eltrax's behalf. Eltrax's directors, officers and employees will not be additionally compensated for their solicitation, but may be reimbursed for their out-of-pocket expenses.

INDEPENDENT PUBLIC ACCOUNTANTS

     Eltrax's board of directors selected PricewaterhouseCoopers LLP as its independent public accountants for the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

     Any and all stockholder proposals for inclusion in the proxy materials for Eltrax's next annual meeting of stockholders to be held in 2001 must comply with the rules and regulations promulgated under the

Securities Exchange Act and must be received by Eltrax, at its offices at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, not later than
            , 2001. Proposals should be addressed to Eltrax's Secretary.

OTHER MATTERS

     Management knows of no matters which will be presented for consideration at the annual meeting other than those stated in the notice of meeting. However, if any other matters do properly come before the annual meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters, should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the meeting, including any decisions to adjourn the meeting.

     ELTRAX STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY TO ELTRAX IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                             CEREUS ANNUAL MEETING

MEETING DATE

     The Cereus annual meeting will be held on             , 2000, at
          , at           , local time.

RECORD DATE

     You can vote at the Cereus annual meeting if you owned Cereus common stock
at the close of business on             , 2000.

MATTERS TO BE CONSIDERED

     At the Cereus annual meeting, the Cereus stockholders will be asked to:

          1. approve the merger agreement;

          2. elect seven directors to serve until the earlier of the expiration of their terms or the consummation of the merger; and

          3. transact such other business as may properly come before the Cereus annual meeting or any adjournments or postponements thereof.

VOTE REQUIRED

     The proposal to adopt the merger agreement requires the approval of Cereus stockholders owning at least a majority of the outstanding shares of Cereus common stock. Directors will be elected by a plurality of the votes cast at the annual meeting, meaning the seven nominees receiving the most votes will be elected directors. Abstentions and broker non-votes will have the same effect as votes cast against approval of the merger agreement. For the election of directors, abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. Broker non-votes are proxies from brokers or nominees indicating that those persons have not received instructions from the beneficial owners or other persons as to certain proposals on which the beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without instructions.

     Shares of Cereus common stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Cereus annual meeting will be treated as being present at such meeting for purposes of establishing a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

PROXIES

     All shares of Cereus common stock represented by properly executed proxies in the enclosed form that are received in time for the annual meeting that have not been revoked will be voted in accordance with the instructions indicated in the proxies. IF YOU SUBMIT A PROXY WITHOUT DIRECTIONS, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE ELECTION OF THE NOMINEES. In addition, the persons designated in the proxy will have discretion to vote your shares upon any procedural matter relating to the annual meeting, including the right to vote for any adjournment or postponement thereof proposed by the Cereus board of directors, including a postponement and adjournment to solicit additional proxies. You can revoke your proxy before it is voted either by sending to Cereus a revocation notice or a new proxy or by attending the Cereus annual meeting and voting in person. You will not revoke your proxy simply by attending the Cereus annual meeting.

SHARE OWNERSHIP OF MANAGEMENT

     As of the close of business on the Cereus record date, directors and executive officers of Cereus and their respective affiliates may be deemed to be the beneficial owners of shares of Cereus common stock
representing approximately   % of the outstanding voting power of Cereus. Each
of the directors and executive officers of Cereus has indicated that such person intends to vote or direct the vote of all the shares of Cereus common stock over which such person has voting control in favor of the merger agreement and the election of the nominees. In addition, concurrently with the execution of the merger agreement, Eltrax and the Cereus directors (who as of the record date
beneficially owned approximately      % of the outstanding shares of Cereus
common stock) entered into a proxy agreement pursuant to which the Cereus directors granted Eltrax the right to vote all voting securities of Cereus held by the Cereus directors in favor of the merger agreement.

QUORUM

     The holders of a majority of the shares of Cereus common stock issued and outstanding and entitled to vote must be present in person or represented by proxy at the annual meeting in order for a quorum to be present. If a quorum is not present at the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

SOLICITATION OF PROXIES

     Proxies are being solicited on behalf of the Cereus board of directors. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by our directors, officers and employees. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, Cereus has engaged D.F. King & Co., Inc. to assist in distributing proxy materials and contacting record and beneficial owners of Cereus common stock. Cereus has agreed to pay D.F. King approximately $4,000 plus out-of-pocket expenses for its services to be rendered on Cereus's behalf. Cereus's directors, officers and employees will not be additionally compensated for their solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

INDEPENDENT PUBLIC ACCOUNTANTS

     Cereus's board of directors selected KPMG, LLP as its independent public accountants for the fiscal year ending December 31, 2000. Representatives of KPMG are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

STOCKHOLDERS' PROPOSALS

     Any and all stockholder proposals for inclusion in the proxy materials for Cereus's next annual meeting of stockholders to be held in 2001 must comply with the rules and regulations promulgated under the Securities Exchange Act and must be received by Cereus, at its offices at 1000 Abernathy Road, Suite 1000,
Atlanta, GA 30328, not later than             , 2001. Proposals should be
addressed to Cereus's Secretary.

OTHER MATTERS

     Management knows of no matters which will be presented for consideration at the annual meeting other than those stated in the notice of meeting. However, if any other matters do properly come before the annual meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with their best judgment regarding such matters, should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the meeting, including any decision to adjourn the meeting.

     CEREUS STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY TO CEREUS IN THE ENCLOSED POSTAGE-PAID ENVELOPE. CEREUS STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

               ADDITIONAL PROPOSALS FOR THE ELTRAX ANNUAL MEETING

                             ELECTION OF DIRECTORS

     Five directors will be elected at the Eltrax annual meeting to serve for one-year terms beginning at the annual meeting and expiring at the 2001 annual stockholders meeting or until their respective successors have been elected and qualified. However, if the merger is completed, Eltrax's board of directors will be reconfigured and some of the directors elected at the annual meeting will not serve on the board of directors after the merger. See "The Merger -- Management and Boards of Directors after the Merger."

     It is proposed that these positions be filled by persons nominated to the board of directors by management. Each director will be elected by the affirmative vote of a plurality of the votes represented in person or by proxy at the annual meeting. Proxies will be tabulated by Eltrax's transfer agent. The inspector of elections appointed at the annual meeting will then combine the proxy votes with the votes cast at the annual meeting.

     If any of the nominees is unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in their best judgment. Management has no present knowledge that any of the persons named will be unavailable to serve. In any event, the enclosed proxy can be voted for only the five nominees named in this document or their substitutes.

     ELTRAX'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW. Proxies solicited by the board will be voted "for" the nominees unless instructions to withhold or to the contrary are given.

NOMINEE                                          AGE              CURRENT OFFICE
-------                                          ---              --------------
William P. O'Reilly............................  54    Chairman of the Board,
                                                         President and Chief
                                                         Executive Officer
James C. Barnard(1)............................  66    Director
Patrick J. Dirk(2).............................  60    Director
Stephen E. Raville(2)..........................  52    Director
William G. Taylor(1)...........................  44    Director

---------------

(1) Member of the compensation committee.

(2) Member of the audit committee.

     Information regarding the business experience of the directors is set forth below. The information is based on information furnished to us by each director. See "The Merger Agreement-Management and Boards of Directors after the Merger" for background information for Messrs. O'Reilly and Raville. See also
"-- Information on the Board and its Committees" and "-- Director and Executive Compensation."

     James C. Barnard has been a director of Eltrax since 1997. Before he retired in March 1996, Mr. Barnard served as Chairman and Chief Executive Officer of Access America Telemanagement, Inc., a telecommunications management company that Mr. Barnard founded in July 1989. Before he founded Access America Telemanagement, Mr. Barnard served as Chairman and Chief Executive Officer of LDX NET, INC., a telecommunications company that merged with Williams Telecommunications in July 1987 to form Williams Telecommunications Group, Inc. From July 1987 to June 1989, Mr. Barnard served as Vice Chairman of the Board of Directors of Williams Telecommunications.

     Patrick J. Dirk has been a director of Eltrax since its formation. Mr. Dirk served as Eltrax's President and Chief Executive Officer from its formation until September 1985 and as Chairman of the Board from formation until May 1989 and from February through August 1995. Mr. Dirk is Chairman of the Board and Chief Executive Officer of Troy Group, Inc., an enterprise output solutions provider. From 1973 until

1982, Mr. Dirk was employed in various executive positions and as a board member with Kroy Inc., a marketer of automated lettering systems.

     William G. Taylor has been a director of Eltrax since June 1999. Since 1992, Mr. Taylor has been President and director of The Springs Company, a privately held investment and management services company. Before he joined The Springs Company in 1990, Mr. Taylor was a Senior Vice President with First Union National Bank. Mr. Taylor is also a director of Wachovia Bank, N.A. and Kanawha Insurance Company.

EXECUTIVE OFFICERS

     Eltrax's executive officers, their ages, and offices held as of June 30, 2000 are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
William P. O'Reilly...................  54    Chairman of the Board, President and
                                              Chief Executive Officer of Eltrax
William A. Fielder III................  41    Chief Financial Officer and Secretary
                                              of Eltrax
Barry A. Logan........................  50    President of Eltrax Hospitality Group,
                                              Inc. and Squirrel Systems, Inc.
Johnny H. Butler......................  55    President of Eltrax Customer Care
                                                Group, Inc.
Denise R. Grey........................  36    President of Eltrax ASP Group, LLC

     Effective September 1, 2000 Steven A. Odom has been elected to serve as the Chief Executive Officer of Eltrax, James M. Logsdon has been elected to serve as the President and Chief Operating Officer of Eltrax and Juliet M. Reising has been elected to serve as the Chief Financial Officer and Executive Vice President of Eltrax. See "The Merger Agreement -- Management and Boards of Directors after the Merger."

     Information regarding the business experience of the executive officers is set forth below. The information is based on information furnished to us by each officer. See "The Merger Agreement -- Management and Boards of Directors after the Merger" for background information for Messrs. O'Reilly, Odom and Logsdon and Ms. Reising.

     William A. Fielder III has been Eltrax's Chief Financial Officer since August 1999. From March 1998 through August 1999, Mr. Fielder was Vice President and Chief Financial Officer of Clarus Corporation, a provider of business-to-business e-commerce solutions. From April 1991 through February 1998, Mr. Fielder was Vice President and Chief Financial Officer of Gray Communication Systems, Inc., which owns and operates television stations and newspapers. From 1984 to 1991, he was employed with Ernst & Young LLP.

     Barry A. Logan has been the President of Eltrax Hospitality Group, Inc. since September 1999, and President of Squirrel Systems, Inc., a subsidiary of Sulcus Hospitality Technologies Corp., which Eltrax acquired in March 1999, since June 1997. From 1995 to June 1997, Mr. Logan was Vice President and General Manager of Squirrel Systems. Mr. Logan was Vice President of Sulcus Hospitality Technologies from 1993 to 1995. Mr. Logan was Vice President at Postech Limited, from 1984 through 1989. Mr. Logan was also a founding partner and Vice President of SQUIRREL(R) Systems of Canada from 1989 to 1993 before it was acquired by Sulcus Computer Corporation in 1993.

     Johnny H. Butler has been the President of Eltrax Customer Care Group, Inc. since January 2000. From 1993 to 1999, Mr. Butler was Chief Operating Officer of Encore Systems, Inc. Mr. Butler was the Management Information Systems Director for Deloitte & Touche from 1987 to 1993. From 1976 through 1987, Mr. Butler was Director of Operations at Holiday Inn. From 1969 to 1976, Mr. Butler was Vice President of Information Systems for Regions Bank in Montgomery, Alabama.

     Denise R. Grey has been the President of Eltrax ASP Group since January 2000. From July 1999 to December 1999, Ms. Grey was Eltrax's Chief Marketing Officer. From 1998 to June 1999, Ms. Grey was Vice President of Field Sales and Operations for KMC Telecom, a startup competitive local exchange carrier. Before she joined KMC Telecom, Ms. Grey was the Director of Marketing for AT&T WorldNet Business Internet services from June 1985 to June 1998.

  Information on the Board and its Committees

     Eltrax's business and affairs are managed by its board of directors, which met five times during the year ended December 31, 1999 and took action by unanimous written consent once. The board has also established a compensation committee and an audit committee.

     The current members of the compensation committee are Messrs. Taylor and Barnard. The function of the compensation committee is to set the compensation for those officers who are also directors of Eltrax and to act on other such matters relating to compensation as it deems appropriate, including the administration of Eltrax's stock incentive plans. The compensation committee met four times during the year ended December 31, 1999.

     The current members of the audit committee are Messrs. Dirk and Raville. The function of the audit committee is to review Eltrax's accounting, auditing, operating and reporting practices. The audit committee reviews Eltrax's annual financial statements, changes in accounting practices, the selection and scope of the work of Eltrax's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The audit committee met two times during the year ended December 31, 1999.

     Each of the directors attended 75% or more of the meetings of the board and committees on which he served during the year ended December 31, 1999.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires Eltrax's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of Eltrax's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Eltrax's common stock and other equity securities. Reporting persons are also required to furnish Eltrax with copies of all Section 16(a) forms they file. To Eltrax's knowledge, based solely upon a review of the copies of forms furnished to Eltrax for the year ended December 31, 1999, and the information provided to Eltrax by reporting persons, all reporting persons filed the forms required by Section 16 of the Exchange Act on a timely basis except that Mr. Butler failed to timely file his initial Form 3 after his election as an executive officer.

DIRECTOR AND EXECUTIVE COMPENSATION

  Director Compensation

     Directors' Fees. Each director who is not an employee of Eltrax receives a fee of $1,500 for each fiscal quarter during which he serves on the board. Accordingly, during the year ended December 31, 1999, Messrs. Barnard, Dirk and Raville each received $6,000 in fees for services rendered in 1999 and Mr. Taylor received $3,000. Eltrax reimburses directors for out-of-pocket expenses incurred in attending board or committee meetings.

     Stock Options. Non-employee directors are eligible to receive grants of stock options under Eltrax's stock incentive plans.

  Executive Compensation

     The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by Eltrax's Chief Executive Officer and by Eltrax's other four most highly-compensated executive officers during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                      SECURITIES
                                                                      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION(1)          YEAR    SALARY       BONUS     OPTIONS       COMPENSATION
------------------------------          ----   --------     -------   ----------     ------------
William P. O'Reilly(2)................  1999   $188,254(3)  $                --        $    --
  Chairman of the Board, President      1998    103,846          --      75,000             --
  and Chief Executive Officer           1997     72,692          --     150,000         25,000
Edward C. Barrett(4)..................  1999    180,069      40,585      50,000             --
  President, Eltrax Technology          1998    136,850          --          --             --
  Services Group, Inc.                  1997     38,760          --      46,667             --
Barry Logan(5)........................  1999    150,689      71,821     280,000             --
  President, Eltrax Hospitality Group,
     Inc.                               1998         --          --       8,678(6)
  and President, Squirrel Systems,
     Inc.                               1997         --          --      63,634(6)          --
Johnny H. Butler(7)...................  1999    184,694      21,143      10,000             --
  President, Eltrax Customer Care       1998     61,565      26,850      25,000             --
  Group, Inc.                           1997         --          --          --             --
Denise R. Grey(8).....................  1999     93,334      39,470     150,000             --
  President, Eltrax ASP Group, LLC      1998         --          --          --             --
                                        1997         --          --          --             --
Don G. Hallacy(9).....................  1999    192,348          --     500,000             --
  President and Chief Executive
     Officer                            1998         --          --          --             --
                                        1997         --          --          --             --

---------------

(1) William A. Fielder III became Chief Financial Officer and Treasurer on August 25, 1999, and was appointed Secretary on February 24, 2000. Mr. Fielder is not listed on the Summary Compensation Table because he earned less than $100,000 in salary and bonus for fiscal year ended December 31, 1999. Mr. Fielder was granted options to purchase 250,000 shares of common stock in 1999.

(2) Mr. O'Reilly became President and Chief Executive Officer on April 19, 2000. During fiscal year 1999, Mr. O'Reilly served as Chairman of the Board. He also served as Chief Executive Officer from January 1999 through April 1999.

(3) Represents consulting fees paid to Mr. O'Reilly under a consulting agreement between Eltrax, Montana Corporation, a company of which Mr. O'Reilly is the sole stockholder, and Mr. O'Reilly.

(4) Mr. Barrett joined Eltrax in August 1997 when Eltrax acquired Hi-Tech Connections. Mr. Barrett resigned as the President of Eltrax Technology Services Group effective June 30, 2000.

(5) Mr. Logan joined Eltrax in March 1999 when Eltrax acquired Sulcus Hospitality Technologies.

(6) Represents shares originally subject to options to purchase shares of common stock of Sulcus Hospitality Technologies that were converted to options to purchase shares of common stock in the merger of Sulcus Hospitality Technologies with Eltrax in March 1999.

(7) Mr. Butler joined Eltrax in September 1998 when Eltrax acquired Encore Systems, Inc.

(8) Ms. Grey joined Eltrax in July 1999.

(9) Mr. Hallacy resigned as Chief Executive Officer, President and a director effective April 19, 2000.

             AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table shows aggregated information concerning each exercise of stock options during the fiscal year ended December 31, 1999 by Eltrax's Chief Executive Officer and Eltrax's other four most highly-compensated executive officers during the year ended December 31, 1999, and the fiscal year-end value of their unexercised options.

                                                                              VALUE OF UNEXERCISED IN-THE-
                                                   NUMBER OF UNEXERCISED         MONEY OPTIONS AT FISCAL
                                                OPTIONS AT FISCAL YEAR END             YEAR END(1)
                                                ---------------------------   -----------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                            -----------   -------------   ------------   --------------
William P. O'Reilly...........................    235,500              0        $622,606       $       --
Edward C. Barrett.............................     93,500          3,167         277,195            8,017
Barry A. Logan................................    114,680        237,632         486,277          977,580
Johnny H. Butler..............................     12,500         12,500          48,831           48,831
Denise R. Grey................................     37,501        112,499         125,385          376,140
Don G. Hallacy................................    100,000        400,000         390,650        1,562,600

---------------

(1) Value of unexercised, in-the-money options based on the spread between the exercise price and the average of the high and low price of Eltrax common stock on December 31, 1999, which was $7.7815.

                               OPTION GRANT TABLE

     The following table shows individual grants of stock options made during the fiscal year ended December 31, 1999 to Eltrax's Chief Executive Officer and Eltrax's other four most highly-compensated executive officers during the year ended December 31, 1999.

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                SHARES         % OF                               ANNUAL RATES OF STOCK
                              UNDERLYING   TOTAL OPTIONS                         PRICE APPRECIATION FOR
                               OPTIONS      GRANTED TO                  DATE         OPTION TERM(3)
                               GRANTED       EMPLOYEES     EXERCISE   OPTIONS    -----------------------
NAME                           IN 1999      IN 1999(1)     PRICE(2)    EXPIRE        5%          10%
----                          ----------   -------------   --------   --------   ----------   ----------
William P. O'Reilly.........         0           --%        $   --          --   $       --   $       --
Edward C. Barrett...........    50,000          2.7           4.44      3/1/09      139,500      354,000
Barry A. Logan(4)...........   230,000         12.5          3.813     3/25/09      551,310    1,397,710
Barry A. Logan..............    50,000          2.7          3.313     9/29/09      104,200      264,000
Johnny H. Butler............         0           --             --          --           --           --
Denise R. Grey..............   150,000          8.2           4.44     6/24/09      418,650    1,060,950
Don G. Hallacy(5)...........   500,000         27.3          3.875     4/12/09    1,217,500    3,087,500

---------------

(1) 1,834,500 options granted in 1999.

(2) The exercise price is equal to the fair market value on the date of grant of the option.

(3) The 5% and 10% appreciation rates are set forth in the SEC rules and no representation is made that the common stock will appreciate at these assumed rates or at all.

(4) Mr. Logan also received options to purchase 72,311 shares of common stock upon the conversion of options to purchase shares of the common stock of Sulcus Hospitality Technologies in the merger of Sulcus Hospitality Technologies with Eltrax in March 1999.

(5) Mr. Hallacy was granted an option to purchase 50,000 shares of common stock on January 1, 2000 at an exercise price of $8.0625 per share. He resigned as a director and President and Chief Executive Officer effective April 19, 2000. Of the aggregate options granted to Mr. Hallacy, Mr. Hallacy has exercised options to acquire 168,812 shares, and has until the close of business on July 17, 2000 to exercise the remaining options to purchase 43,688 shares vested and available for exercise. Options to purchase 337,500 shares expired upon his resignation.

  Employment Agreements

     Don G. Hallacy resigned as a director and as President and Chief Executive Officer of Eltrax effective April 19, 2000, thereby terminating his Employment and Non-Competition Agreement with Eltrax. Mr. Hallacy's employment agreement was entered into on March 24, 1999 and provided for a minimum annual base salary of $250,000. Because this agreement was terminated, options to purchase 337,500 shares of common stock that were not vested on the termination date expired, and Mr. Hallacy forfeited any bonus that would have been payable to him under the agreement for fiscal year 2000 and for all fiscal years thereafter. The non-competition covenant contained in the agreement will be binding on Mr. Hallacy for a period of 12 months following his resignation. Mr. Hallacy will continue to be bound by the confidentiality, disclosure, and assignment covenants contained in the agreement.

     Penelope Sellers resigned as a director and as President of Eltrax Hospitality Group on August 31, 1999, thereby terminating her Employment and Non-Competition Agreement with Eltrax. Ms. Sellers' employment agreement was entered into on August 31, 1998 and provided for a minimum annual base salary of $94,800. The non-competition covenant contained in the agreement will be binding on Ms. Sellers for a period of two years following her resignation. Ms. Sellers will continue to be bound by the confidentiality, disclosure and assignment covenants contained in the agreement.

     Edward C. Barrett resigned as the President of Eltrax Technology Services Group on June 30, 2000, thereby terminating his Employment and Non-Competition Agreement with Eltrax. Mr. Barrett's employment agreement was entered into on August 15, 1997 and provided for a minimum annual base salary of $100,000. The noncompetition covenant contained in the agreement will be binding on Mr. Barrett for a period of two years following his resignation. Mr. Barrett will continue to be bound by the confidentiality, disclosure and assignment covenants contained in the agreement. See "-- Certain Relationships and Related Transactions."

  Report of the Compensation Committee on Executive Compensation

     Policy on Executive Officer Compensation. The executive compensation program is administered by the compensation committee of the board, which in 1999 consisted of non-employee directors Messrs. Taylor and Barnard. The program supports Eltrax's commitment to providing superior stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to Eltrax, and to accomplish Eltrax's short and long-term objectives. The compensation committee attempts to structure a compensation program for Eltrax that will reward its top executives with bonuses and stock and option awards upon attainment of specified goals and objectives while striving to maintain salaries at reasonably competitive levels. The compensation committee reviews the compensation (including salaries, bonuses and stock options) of Eltrax's officers and performs such other duties as may be delegated to it by the board. The compensation committee held four formal meetings during the fiscal year ended December 31, 1999.

     In reviewing the compensation to be paid to Eltrax's executive officers during the fiscal year ended December 31, 1999, the compensation committee sought to ensure that executive officers were rewarded for long-term strategic management, for increasing Eltrax's value for its stockholders, and for achieving internal goals.

     The key components of executive officer compensation are salary, bonuses and stock option awards. Salary is generally based on factors such as an individual officer's level of responsibility, prior years' compensation, comparison to compensation of other of Eltrax's officers, and compensation provided at competitive companies and companies of similar size. Bonuses and stock option awards are intended to reward exceptional performances. Benchmarks for determining base salary and bonus levels include targeted funds from operations levels, strength of the balance sheet and creation of stockholder value. Stock option awards are also intended to increase an officer's interest in Eltrax's long-term success as measured by the market and book value of its common stock. Stock awards may be granted to officers and directors of Eltrax and its subsidiaries and to certain employees who have managerial or supervisory responsibilities under the various stock incentive plans.

     CEO Compensation. During the fiscal year ended December 31, 1999, William
P. O'Reilly served in the capacity of Eltrax's Chief Executive Officer from January through April. In April 1999, Don G. Hallacy assumed the Chief Executive Officer position. Under the leadership of both men, Eltrax continued its growth by merging with Windward Technologies, and aggressively entering the Application Service Provider market.

     As of April 1, 1999, Eltrax entered into a consulting agreement with Mr. O'Reilly which compensates him at a rate of $250,000 annually. Before entering into this agreement, Mr. O'Reilly was paid $100,000 annually. In March 1999, Eltrax entered into an employment agreement with Don G. Hallacy, which compensated him at a rate of $250,000 annually. Mr. Hallacy also received options to acquire 500,000 shares of common stock at an exercise price equal to the market price of the stock on his employment date. In April 2000, Mr. Hallacy resigned as President and Chief Executive Officer for personal reasons, and Mr. O'Reilly assumed the offices of President and Chief Executive Officer. Based on pay levels for chief executive officers of publicly traded technology companies, the compensation committee believes that Mr. Hallacy's total compensation was, and Mr. O'Reilly's total compensation is, commensurate with executives in similar positions. The compensation committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code relating to the deductibility of compensation paid to named executive officers will limit the deductibility of such compensation expected to be paid by Eltrax. However, circumstances may arise in the future that might result in the compensation committee authorizing compensation that is not entirely deductible.

                            Respectfully submitted,

                               William G. Taylor
                                James C. Barnard

  Compensation Committee Interlocks and Insider Participation

     During fiscal year ended December 31, 1999, neither of the members of the compensation committee (i) was an officer or employee of Eltrax or any of its subsidiaries, (ii) was formerly an officer of Eltrax or any of its subsidiaries, or (iii) had any relationship requiring disclosure by Eltrax under Item 404 of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Based upon information available to Eltrax, the following table shows, as of June 9, 2000, the shareholdings of:

     - each person known to Eltrax to be the beneficial owner of more than 5% of Eltrax common stock;

     - each of Eltrax's directors;

     - each executive officer listed in Eltrax's Summary Compensation Table; and

     - all of Eltrax's executive officers and directors as a group.

                                                                SHARES BENEFICIALLY
                                                                      OWNED(1)
                                                              ------------------------
NAME                                                           NUMBER       PERCENT(2)
----                                                          ---------     ----------
William P. O'Reilly.........................................  1,748,416(3)      6.8%
Edward C. Barrett...........................................    614,290(4)      2.4
Patrick J. Dirk.............................................    373,825(5)      1.5
William G. Taylor...........................................    354,700(6)      1.4
Stephen E. Raville..........................................    146,250(7)        *
James C. Barnard............................................    101,250(8)        *
Barry A. Logan..............................................    175,328(9)        *
Johnny H. Butler............................................     19,000(10)       *
Denise R. Grey..............................................     41,251(11)       *
Don G. Hallacy..............................................    252,500(12)     1.0
All current directors and executive officers as a group (10
  persons) (excluding Mr. Hallacy)..........................  3,598,251(13)    12.4

---------------

  *  Less than 1% of the issued and outstanding shares of common stock.

 (1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of June 9, 2000 are treated as outstanding only when determining the amount and percentage owned by such individual or group.

 (2) In accordance with SEC regulations, the percentage calculations are based on 25,467,250 shares of common stock issued and outstanding as of June 9, 2000 plus shares of common stock which may be acquired within 60 days of June 9, 2000 by each individual or group listed.

 (3) Includes options to purchase 396,941 shares of common stock exercisable
     within 60 days of June   , 2000. Mr. O'Reilly's address is 400 Galleria
     Parkway, Suite 300, Atlanta, Georgia, 30339.

 (4) Includes (i) 100,000 shares owned by Mr. Barrett's wife as to which he may be deemed to share voting and investment power, (ii) 22,500 shares owned by Mr. Barrett as trustee for the benefit of his minor children as to which he may be deemed to have sole voting and investment power, and (iii) options to purchase 96,667 shares of common stock exercisable within 60 days of June 9, 2000.

 (5) Includes (i) 11,400 shares of common stock owned by Troy Systems, Inc., of which Mr. Dirk is the Chairman of the Board, as to which he may be deemed to have sole voting and investment power, and (ii) options to purchase 81,750 shares of common stock exercisable within 60 days of June 9, 2000.

 (6) Includes (i) 320,000 shares of common stock owned by corporations of which Mr. Taylor is the Chairman of the Investment Committee as to which he may be deemed to have sole voting and investment power, and (ii) options to purchase 31,250 shares of common stock exercisable within 60 days of June 9, 2000.

 (7) Includes (i) 105,000 shares of common stock owned by Peachtree Capital Corporation that is being held in trust for Mr. Raville's family limited partnership as beneficiary, and (ii) options to purchase 41,250 shares of common stock exercisable within 60 days of June 9, 2000.

 (8) Includes (i) 60,000 shares of common stock owned by a trust of which Mr. Barnard is the trustee, and (ii) options to purchase 41,250 shares of common stock exercisable within 60 days of June 9, 2000.

 (9) Includes options to purchase 173,916 shares of common stock exercisable within 60 days of June 9, 2000.

(10) Includes options to purchase 12,500 shares of common stock exercisable within 60 days of June 9, 2000.

(11) Represents options to purchase 41,251 shares of common stock exercisable within 60 days of June 9, 2000.

(12) Includes (i) 40,000 shares owned by Mr. Hallacy's wife's trust as to which he may be deemed to share voting and investment power, and (ii) options to purchase 160,888 shares of common stock exercisable within 60 days of June 9, 2000.

(13) Includes (i) an aggregate of 536,400 shares of common stock held by controlled corporations, jointly with spouses or by spouses, as to which members of the group may be deemed to have sole or shared voting and investment power, and (ii) options to purchase an aggregate of 951,689 shares of common stock exercisable within 60 days of June 9, 2000 held by members of the group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective April 1999, Montana Corporation, a corporation of which Mr. O'Reilly is the sole stockholder, and Mr. O'Reilly entered into a consulting agreement with Eltrax. The agreement provides that Mr. O'Reilly will provide certain services to Eltrax, including participating in senior management and assisting Eltrax in identifying and pursuing possible acquisitions, joint ventures, marketing arrangements and other growth opportunities. The agreement provides for a consulting fee of $250,000 per year. The term of the agreement is three years ending March 31, 2002, and renews for successive two-year periods if not terminated earlier by Eltrax or Mr. O'Reilly. The agreement contains a non-competition clause that expires two years after the termination of the agreement.

     On December 30, 1999, Eltrax, as borrower, entered into a Loan and Security Agreement with Mr. O'Reilly, as lender. The loan was established as a line of credit facility, at an interest rate of 1.5% over the prime rate, and was secured by Eltrax's general assets. The loan was subordinate to Eltrax's primary working capital facility. The maturity date of the loan was the earlier of December 31, 2000 or on demand. On March 17, 2000, in connection with the closing of Eltrax's new credit facility with PNC Bank, Eltrax paid off the principal balance and all accrued interest on the loan, an amount totaling $2,638,652.69.

     As a requirement to closing the new facility, PNC Bank required that Mr. O'Reilly execute a limited guaranty of Eltrax's obligations under the new facility. As a further condition to closing, Mr. O'Reilly entered into a pledge agreement under which he deposited a $2.8 million certificate of deposit with PNC Bank to secure his obligations under the guaranty. On April 19, 2000, the guaranty was terminated and the collateral was released to Mr. O'Reilly in accordance with the terms of the new facility.

     Effective June 30, 2000, Mr. Barrett resigned as the President of Eltrax Technology Services Group. Mr. Barrett will continue to be employed by Eltrax full-time through August 31, 2000 and receive compensation comparable to that he received under his employment agreement. After August 31, 2000, Mr. Barrett will become a consultant to Eltrax. As compensation for his consulting services between September 1, 2000 and December 31, 2000, Eltrax will grant Mr. Barrett options to purchase 50,000 shares of common stock at a per share price equal to the fair market value of Eltrax common stock on the grant date. The options will vest ratably over a four-month period and will be exercisable up to three years from the grant date. See "-- Employment Agreements."

     Effective June 30, 2000, Mr. Fielder stopped receiving a salary from Eltrax but continues to be employed full-time. On the earlier of September 30, 2000 or the effective time of the merger, Mr. Fielder will cease his employment with Eltrax and all of his outstanding stock options to purchase Eltrax common stock will become vested. Mr. Fielder will have one year to exercise his options, provided that Eltrax may at its discretion extend the exercise period for one additional year. As compensation for his services during this period, Eltrax will issue Mr. Fielder 5,000 shares of common stock at the end of this period, or a lesser prorated amount if Mr. Fielder ends his employment earlier.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following line graph compares the yearly percentage change in the cumulative total stockholder return on Eltrax's common stock against the cumulative total stockholder return of a peer group of companies and the Nasdaq Market Index for the five-year period ending on December 31, 1999. This line graph assumes a $100 investment on December 31, 1994, and actual increases in the market value of Eltrax's common stock relative to an initial investment of $100. The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of Eltrax's common stock.

     The peer group selected represents the published Media General Index of Business Software and Service Providers.
[PERFORMANCE GRAPH]

                       12/31/94   12/29/95    12/31/96    12/31/97   12/31/98   12/31/99
                       --------   --------    --------    --------   --------   --------
Eltrax Systems, Inc.   $100.00    $350.00    $1,025.00    $950.00    $962.50    $1,612.50
Media General Group
  Index                 100.00     133.01       152.01     169.18     201.92       304.74
Nasdaq Market Index     100.00     129.71       161.18     197.16     278.08       490.46

                      INCREASE IN AUTHORIZED COMMON STOCK

AMENDMENT TO ELTRAX'S ARTICLES OF INCORPORATION

     Eltrax's board of directors has unanimously adopted a resolution approving, and recommending to Eltrax's stockholders for their approval, an amendment to Eltrax's articles of incorporation to increase Eltrax's authorized common stock from 50,000,000 shares of common stock to 100,000,000 shares of common stock, par value $.01 per share. The increase in authorized common stock will only take effect if the merger is approved. The merger cannot be completed without increasing the authorized common stock. If the increase in authorized common stock is approved, Article III, Section 3.1 of Eltrax's articles of incorporation will be amended and restated in its entirety as follows:

     "This corporation shall have the authority to issue an aggregate of one hundred million (100,000,000) shares of Common Stock, each with $.01 par value per share. Such shares shall be designated as this corporation's "Common Stock."

REASONS FOR THE INCREASE IN ELTRAX'S AUTHORIZED COMMON STOCK

     One of the requirements of the merger agreement is that Eltrax take all action necessary, including amending its articles of incorporation, to increase the number of its authorized shares of common stock to accommodate the merger. Eltrax currently does not have enough authorized common stock to issue shares in the merger and reserve shares for issuance under its stock option plans and for issuance under Cereus options and warrants assumed in the merger. Of the 50,000,000 currently authorized shares of common stock, as of July 21, 2000, 25,815,796 shares were outstanding. Eltrax will issue approximately 15,791,027 shares of its common stock to Cereus stockholders in the merger (assuming no adjustment in the exchange ratio and that none of the options and warrants to acquire Cereus common stock that are exercisable before the merger are exercised). As of July 21, 2000, 9,425,527 shares were reserved for issuance under Eltrax's stock option plans and outstanding warrants. Assuming no adjustment in the exchange ratio, upon completion of the merger, approximately 1,796,547 shares will be reserved for issuance upon exercise of options granted under Cereus's stock option plan and approximately 14,470,215 shares will be reserved for issuance upon exercise of outstanding warrants granted by Cereus, in each case assuming no holders of options or warrants exercise any of the options or warrants to acquire Cereus common stock that are exercisable before the merger and assuming no adjustment in the exchange ratio.

     Eltrax's board of directors has determined that increasing the number of outstanding shares of common stock to 100,000,000 will enable Eltrax to complete the merger, accommodate its stock option plans and the Cereus stock options and warrants and leave shares available for future issuances. The board of directors believes that it is desirable that Eltrax have the flexibility to issue a substantial number of shares of common stock without further stockholder action, except as otherwise provided by law or the Nasdaq National Market. The availability of additional shares will enhance Eltrax's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, employee benefit programs, corporate mergers and acquisitions, asset purchases, the possible funding of new product programs or businesses or other corporate purposes. The board of directors will determine whether, when, and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes. Eltrax does not have any current planned use of the proposed additional shares of common stock other than in connection with the merger.

     The availability for issuance of additional shares of common stock or rights to purchase such shares could enable the board of directors to render more difficult or discourage an attempt to obtain control of Eltrax. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of Eltrax. Eltrax is not aware of any pending or threatened efforts to obtain control of Eltrax, and the board of directors has no present intent to authorize the issuance of additional shares of common stock to discourage such efforts.

     The issuance of common stock otherwise than on a pro rata basis to all current stockholders could have the effect of diluting the earnings per share, book value per share and voting power of current stockholders. If approved, the amendment to the articles of incorporation will not be implemented unless the merger is approved.

EFFECTIVENESS OF THE INCREASE IN AUTHORIZED COMMON STOCK

     The increase in authorized shares, if approved by Eltrax's stockholders, would become effective upon the filing with the Minnesota Secretary of State of a Certificate of Amendment to Eltrax's articles of incorporation that contains the amendment. It is expected that that filing will take place shortly before the effective time of the merger, assuming the stockholders approve the increase in authorized shares and the merger proposal is approved by the stockholders of Eltrax and Cereus.

APPROVAL BY STOCKHOLDERS

     The increase in authorized shares amendment will be approved if stockholders owning a majority of shares of Eltrax common stock represented at the meeting and entitled to vote on this proposal vote in favor of it, provided that a quorum is present. Abstentions will have the same effect as a vote against this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Eltrax's board unanimously recommends a vote FOR the proposal to amend Eltrax's articles of incorporation in order to increase the authorized shares of common stock to 100,000,000. Proxies solicited by the board will be voted "for" the proposal unless instructions to the contrary are given.

                                  NAME CHANGE

     Eltrax's board of directors has unanimously adopted a resolution approving, and recommending to Eltrax's stockholders for their approval, an amendment to Eltrax's articles of incorporation to change Eltrax's name from "Eltrax Systems,
Inc." to           . The name change will only take effect if the merger is
completed. If the name change is approved, the provisions of Article I of Eltrax's articles of incorporation will be amended to include the following provision:

     "The name of the Corporation shall be "          ."

Eltrax has reserved the new name with the Minnesota Secretary of State.

REASONS FOR THE NAME CHANGE

     One of the requirements of the merger agreement is that Eltrax take all action necessary, including amending its articles of incorporation, to effect the name change. The management of Eltrax and Cereus believe the new name better reflects the business strategy that the combined company will pursue.

EFFECTIVENESS OF THE NAME CHANGE

     The name change, if approved by Eltrax's stockholders, would become effective upon the filing with the Minnesota Secretary of State of a Certificate of Amendment to Eltrax's articles of incorporation that contains the name change amendment. It is expected that that filing will take place on or shortly after the effective date of the merger, assuming the stockholders approve the name change and the merger is completed.

APPROVAL BY STOCKHOLDERS

     The name change amendment will be approved if stockholders owning a majority of shares of Eltrax common stock represented at the meeting and entitled to vote on this proposal vote in favor of it, provided that a quorum is present. Abstentions will have the same effect as a vote against this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Eltrax's board unanimously recommends a vote FOR the proposal to amend Eltrax's articles of incorporation in order to effect the name change, upon completion of the merger. Proxies solicited by the board will be voted "for" the name change proposal unless instructions to the contrary are given.

                          EMPLOYEE STOCK PURCHASE PLAN

     In November 1999, Eltrax's board of directors adopted the 1999 Employee Stock Purchase Plan authorizing the issuance of common stock through purchase rights granted to Eltrax employees. The plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

     The essential features of the plan are outlined below. The following description of the terms of the plan does not purport to be complete and is qualified in its entirety by reference to the text of the plan that is attached as Appendix D to this document.

GENERAL DESCRIPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

     The plan is implemented by offerings of rights to eligible employees. Generally, all employees of Eltrax may participate in the plan and may authorize payroll deductions of up to 10% of their earnings for the purchase of common stock under the plan.

     Unless otherwise determined by our board of directors, common stock is purchased for accounts of employees participating in the plan at a price per share equal to the lower of:

     - 85% of the fair market value of a share of Eltrax common stock on the relevant January 1st or July 1st (except for the initial offering); or

     - 85% of the fair market value of a share of Eltrax common stock on the following June 30th or December 31st.

     Under the plan, Eltrax may specify offerings with a duration of not more than six months. The first offering under the plan began on January 1, 2000 and terminated on June 30, 2000. Thereafter, offerings generally will begin on each subsequent July 1st and January 1st and continue for six months. Purchases will occur each December 31st and June 30th. On the first day of an offering period, Eltrax will grant to each eligible employee who has elected to participate in the plan an option to purchase shares of common stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of the employee's regular pay) to be deducted from his or her pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. For this purpose, an employee's regular pay includes only his or her straight time earnings.

     If an employee is not a participant on the last day of the offering period, the employee is not entitled to exercise any option, and the amount of the employee's accumulated payroll deductions will be refunded. An employee's rights under the plan terminate upon voluntary withdrawal from the plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, disability or retirement, the employee or the employee's beneficiary may exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death, disability or retirement.

  Limitations

     Eligible employees may be granted rights only if the rights, together with any other rights granted under any other employee stock purchase plans, do not permit the employee to purchase Eltrax common stock at a rate which exceeds $25,000 of the fair market value of the stock for each calendar year in which rights are outstanding.

  Available Shares

     Eltrax has reserved 1,000,000 shares of common stock for use under the plan. The shares may be authorized but unissued shares or shares that have been reacquired by Eltrax.

  Administration

     Eltrax's compensation committee administers the plan.

  Withholding of Tax

     Eltrax has the right to deduct any taxes required by law to be withheld as a result of such disposition from any amounts otherwise payable then or at any time thereafter to the employee. Eltrax also has the right to require a person entitled to receive shares upon the exercise of an option to pay Eltrax in cash the amount of any taxes that Eltrax is or will be required to withhold with respect to the shares before the certificate for such shares is delivered under the option.

APPROVAL BY STOCKHOLDERS

     The plan will be adopted if stockholders owning a majority of shares of Eltrax common stock represented at the meeting and entitled to vote on this proposal vote in favor of it, provided that a quorum is present. Abstentions will have the same effect as a vote against this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Eltrax's board unanimously recommends a vote FOR the proposal to adopt the 1999 Employee Stock Purchase Plan. Proxies solicited by the board will be voted "for" the plan proposal unless instructions to the contrary are given.

               ADDITIONAL PROPOSALS FOR THE CEREUS ANNUAL MEETING

                             ELECTION OF DIRECTORS

     Seven directors will be elected at the Cereus annual meeting to serve for one-year terms beginning at the annual meeting and expiring at the 2001 annual stockholders meeting or until their respective successors have been elected and qualified. However, if the merger is completed, Cereus will become a wholly-owned subsidiary of Eltrax and Cereus's board of directors may be reconfigured and some of the directors elected at the annual meeting may not serve on the board of directors after the merger.

     It is proposed that these positions be filled by persons nominated to the board of directors by management. Each director will be elected by the affirmative vote of a plurality of the votes represented in person or by proxy at the annual meeting. Proxies will be tabulated by Cereus's transfer agent. The inspector of elections appointed at the annual meeting will then combine the proxy votes with the votes cast at the annual meeting.

     If any of the nominees is unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in their best judgment. Management has no present knowledge that any of the persons named will be unavailable to serve. In any event, the enclosed proxy can be voted for only the seven nominees named in this document or their substitutes.

     CEREUS'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW. Proxies solicited by the board will be voted "for" the nominees unless instructions to withhold or to the contrary are given.

NOMINEE                                              AGE                 POSITION
-------                                              ---                 --------
Steven A. Odom.....................................  46    Chairman of the Board
                                                             and Chief Executive Officer
James M. Logsdon...................................  53    President, Chief Operating
                                                             Officer and Director
Juliet M. Reising..................................  49    Executive Vice President,
                                                             Chief Financial Officer, Secretary,
                                                             Treasurer and Director
Max E. Bobbitt(1)..................................  55    Director
Gary H. Heck(1)(2).................................  55    Director
Amy L. Newmark(2)..................................  42    Director
Joseph R. Wright, Jr.(1)...........................  61    Director

---------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

     Information regarding the business experience of the directors is set forth under the caption "The Merger Agreement -- Management and Boards of Directors after the Merger" in this document. The information is based on information furnished to us by each director.

EXECUTIVE OFFICERS

     Cereus's executive officers, their ages and offices held, as of June 30, 2000, are as follows:

NAME                                   AGE                          POSITION
----                                   ---                          --------
Steven A. Odom.......................  46    Chairman of the Board and Chief Executive Officer
James M. Logsdon.....................  53    President, Chief Operating Officer and Director
Juliet M. Reising....................  49    Executive Vice President, Chief Financial Officer,
                                             Secretary, Treasurer and Director
Timothy J. Amidon....................  43    Executive Vice President
William Boynes, Jr. .................  32    Vice President -- Consulting Services
L. Joseph Artime.....................  45    Vice President -- Business Alliances
Michael D. Griffith..................  38    Vice President -- Sales
Gordon Murray........................  29    Vice President -- Marketing
Peyton H. Park.......................  38    Vice President -- Internet Strategy
K. Pramod Reddy......................  28    Vice President -- Technology, Chief Technology Officer
Ronald Roswell, Jr. .................  37    Vice President -- Business Development
Ronald Roswell, Sr. .................  61    Vice President

     Information regarding the business experience of the executive officers is set forth below. The information is based on information furnished to us by each officer. See "The Merger Agreement -- Management and Boards of Directors after the Merger" for background information for Messrs. Odom and Logsdon and Ms. Reising.

     Timothy J. Amidon has served as the Executive Vice President of Cereus since January 2000. Mr. Amidon was an independent merger and acquisition consultant and private investor from 1990 until his service with Cereus. From 1983 until 1990, Mr. Amidon served with Mr. Odom at Data Contract Company, Inc. as Executive Vice President and at the PCS Division of Executone as Director of Operations and Administration. Mr. Amidon was a practicing certified public accountant from 1983 through 1997.

     William Boynes, Jr. has served as the Vice President -- Consulting Services of Cereus since Cereus's acquisition of Client Server Solutions, Inc. in November 1999. Mr. Boynes also served as a director and the Chief Operating Officer of Cereus from November 1999 to January 2000. Previously, he had served as the Chief Operating Officer and a founder of Client Server Solutions, which began operations in January 1996. Mr. Boynes was formerly a Regional Consulting Manager for Platinum Software Corporation from August 1993 to December 1995. From May 1986 to July 1993 he was a business systems consulting manager for Arthur Andersen & Co.

     L. Joseph Artime has been the Vice President -- Business Alliances of Cereus since November 1999. Previously, he had served as the Vice
President -- Latin American Business Development and a partner of Client Server Solutions since September 1996. Prior thereto, Mr. Artime was an account executive for Dun & Bradstreet software from May 1995 to June 1996 and before that held several positions during his tenure with ADP, Inc. which included:
Director National Accounts from June 1993 to April 1995; Major Accounts Sales Executive from July 1989 to June 1993; National Accounts Manager from July 1988 to June 1989; Regional Sales Executive from July 1987 to June 1988; and District Manager from July 1985 to June 1987. Mr. Artime was a Key Account Representative for Motorola from June 1981 to May 1985.

     Michael D. Griffith has been the Vice President -- Sales of Cereus since its acquisition of Client Server Solutions in November 1999. Previously, he had served as the President and one of the founders of Client Server Solutions. Prior thereto, he was the Eastern Region Channel Business Manager for Platinum Software Corporation from January 1995 until January 1996. From February 1994 until January 1995 he served as Product Director and was responsible for all reseller product initiatives for Collier Consulting, Inc.

     Gordon Murray has served as Vice President of Marketing for Cereus since March 2000. Mr. Murray was previously Director of Marketing for World Access, Inc. and has developed and raised capital for several internet companies in Atlanta, GA and Austin, TX. From 1995 through 1997 he held management positions with SunGard Data Systems and Invesco.

     Peyton H. Park, P.E. has served as Vice President -- Internet Strategy for Cereus since August 1999. He previously served as the Executive Vice President and Director of Operations of Reddy Group, Inc. and Cereus Bandwidth L.L.C. from June 1997 until their acquisition by Cereus in July 1999. Mr. Park was formerly a Manager and Senior Engineer with the consulting engineering firm, LawGibb (formerly Law Companies).

     K. Pramod Reddy has served as the Vice President and Chief Technology Officer of Cereus since August 1999. Mr. Reddy also served as a director of Cereus from August 1999 to January 2000. He had previously served as the President of Reddy Group and Cereus Bandwidth from June 1997 until their acquisition by Cereus in July 1999. From February 1993 to August 1996, Mr. Reddy was a Project Engineer and Manager for LawGibb Group.

     Ronald Roswell, Jr. has been the Vice President -- Business Development of Cereus since August 1999 and was formerly President and founder of Enterprise Solutions Group, Inc., which was formed in March 1996 and which was acquired by Cereus in July 1999. Mr. Roswell also served as a director of Cereus from August 1999 to January 2000. In May 1993, Mr. Roswell formed Accounting Systems Consultants, Inc., which was the predecessor company to ESG. Prior thereto, Mr. Roswell was a controller for L'Angel Products, Inc. from July 1991 to May 1993 and he was an audit and tax specialist for Arthur Andersen & Co. from May 1985 to May 1991. He is a Certified Public Accountant and a Microsoft Certified Professional.

     Ronald Roswell, Sr. has been the Vice President of Cereus since August 1999. Since 1986, Mr. Roswell has been the President and owner of Shenhill Enterprises, a financial consulting firm. From 1978 to 1986, Mr. Roswell was the President and owner of BTU Insulation Co. and from 1969-1978 he held the positions of Vice President, Treasurer and General Manager of Cox Enterprises, Inc., a media company. Prior thereto, he was a Senior Accountant at the accounting firm of Haskins and Sells from 1961 to 1969. He is a Certified Public Accountant.

  Information on the Board and its Committees

     During 1999, Cereus's board of directors met two times. The board of directors has established an audit committee and a compensation committee. The board of directors does not have a nominating committee. No incumbent board member attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during 1999 and
(ii) the total number of meetings held by any committee of the Board upon which such director served during 1999.

     The audit committee is comprised of Messrs. Bobbitt, Heck and Wright. The audit committee convenes when deemed appropriate or necessary by its members. The primary functions of the audit committee are to: (i) recommend an accounting firm to be appointed by Cereus as its independent auditors; (ii) consult with Cereus's independent auditors regarding the audit plan; and (iii) determine that management placed no restrictions on the scope or implementation of the independent auditors' examination. The audit committee did not meet in 1999.

     The compensation committee is comprised of Ms. Newmark and Mr. Heck. The compensation committee: (i) sets and approves the compensation (including salary, deferred compensation, bonuses, incentive compensation and all other types of compensation or remuneration) of Cereus's executive officers; and (ii) administers Cereus's 1997 Stock Option Plan. The compensation committee did not meet in 1999.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act requires Cereus's directors, executive officers, and persons who own beneficially more than ten-percent of a registered class of Cereus's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities of Cereus. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish Cereus with copies of all Section 16(a) reports they file.

     The Cereus common stock was registered under Section 12(g) of the Exchange Act on January 19, 2000. As such, Cereus's directors, executive officers and greater than ten-percent beneficial owners had no Section 16(a) filing requirements during the 1999 fiscal year.

DIRECTOR AND EXECUTIVE COMPENSATION

  Director Compensation

     Prior to January 2000, directors were not compensated for their services as directors; however, they were reimbursed for all reasonable expenses incurred in connection with their services. In January 2000, in an effort to attract and retain experienced executives to serve as outside directors for Cereus, the Cereus board of directors adopted the Outside Directors' Warrant Plan (the "Warrant Plan").

     The purposes of the Warrant Plan are to attract and retain the best available personnel for service as directors of Cereus, to provide additional incentive to the persons serving as directors of Cereus, to align director and stockholder long-term interests and to encourage continued service on the board. Warrants may be granted under the Warrant Plan only to directors of Cereus who are neither employees of Cereus nor of any of its affiliates. The aggregate number of shares of common stock authorized to be issued pursuant to the Warrant Plan is 1,000,000, subject to adjustment in certain instances. The Warrant Plan provides that each eligible non-employee director elected to serve as a director of Cereus on or after January 1, 2000 may be granted, at the discretion of the board of directors, warrants to purchase no more than 250,000 shares of common stock in the aggregate. The initial exercise price of the warrants will be not less than the fair market value of the common stock subject to the warrant on the date of grant.

     In January 2000, four new outside directors of Cereus, Ms. Newmark and Messrs. Bobbitt, Heck and Wright, each received warrants entitling them to purchase 150,000 shares of Cereus common stock on or prior to January 10, 2005 at an exercise price of $3.75 per share. These warrants vest at a rate of 50,000 shares per year commencing on the date of grant. At the time these warrants were granted, the fair market value of the common stock was $3.75 per share.

     In January 2000, the Cereus board of directors also adopted the Directors' Warrant Incentive Plan (the "Incentive Plan") pursuant to which the board of directors may grant to each director on an annual basis warrants to purchase up to 50,000 shares of common stock at an exercise price per share equal to no less than 110% of the fair market value of the common stock at the date of grant. No warrants may be granted under the Incentive Plan in a given year unless Cereus's common stock has appreciated by a compounded annual average rate of return in excess of 35% for the applicable measurement period determined under the Incentive Plan preceding the year of grant. The aggregate number of shares of common stock authorized to be issued pursuant to the Incentive Plan is 1,000,000 subject to adjustment in certain instances. No warrants have been granted under the Incentive Plan.

     Warrants granted under the Warrant Plan and the Incentive Plan, once vested, are exercisable in one or more installments and expire on the fifth anniversary following the date of grant, provided that if the Director has not attended at least 75% of the meetings of the Board for the year in which an installment first becomes exercisable, then such installment may not be exercised.

     Notwithstanding the foregoing, the Warrant Plan and the Incentive Plan provide that warrants awarded pursuant to these plans will become immediately exercisable (i) if Cereus is to be consolidated with or acquired by another entity in a merger; (ii) upon the sale of substantially all of Cereus's assets or the sale of at least 90% of the outstanding common stock to a third party;
(iii) upon the merger or consolidation of Cereus with or into any other corporation or the merger or consolidation of any corporation with or into Cereus (in which consolidation or merger the stockholders of Cereus receive distributions of cash or securities as a result thereof); or (iv) upon the liquidation or dissolution of Cereus. Each of Ms. Newmark and Messrs. Bobbitt, Heck and Wright has agreed that the merger with Eltrax will not accelerate the exercisability of the warrants issued to them pursuant to the Warrant Plan.

  Key Man Insurance

     During January 1999, a 10 year level term life insurance policy was issued by The Travelers Companies in the amount of $1,000,000 on the life of Mr. Arena, who then served as Cereus's Chief Executive Officer. Cereus discontinued all key man insurance policies in January 2000.

  Stock Option Plans

     In September 1997, Cereus's stockholders approved the adoption of Cereus's 1997 Stock Option Plan, which is administered by the Cereus board of directors, and authorized a total of 250,000 shares of common stock for issuance under the plan. The purpose of the stock option plan is to enable Cereus to attract and retain competent personnel by offering them the opportunity to acquire a proprietary interest in Cereus. On November 30, 1999, stockholders of Cereus approved an increase in the number of shares of common stock authorized for issuance under the stock option plan from 250,000 to 3,000,000 shares. The board has also approved option grants for non-employee advisors. As of December 31, 1999, options for a total of 962,669 shares of common stock, exercisable at prices ranging from $.90 to $4.75 per share, were outstanding.

  Executive Compensation

     The following table sets forth information concerning the compensation paid or awarded to the only executive officer of Cereus required to be included therein during each of the years ended December 31, 1997, 1998 and 1999. No other executive officer of Cereus was paid in excess of $100,000 in salary and bonus during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                        SECURITIES
                                                                        UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR    SALARY    BONUS     OPTIONS     COMPENSATION
---------------------------                  ----   --------   ------   ----------   ------------
Paul R. Arena.............................   1999   $160,400   $    0     57,133         --
  Chairman, CEO & President(1)               1998    110,000    8,000         --         --
                                             1997     97,200        0         --         --

---------------

(1) Mr. Arena was appointed Vice Chairman in January 2000. Previously, Mr. Arena served as Chairman, CEO and President from March 1997 until January 2000. Mr. Arena resigned as Vice Chairman in March 2000.

             AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of options exercised by the executive officer named in the Summary Compensation Table above during 1999 and the value at December 31, 1999 of unexercised options held by him. The value of unexercised options reflects the increase in market value of Cereus common stock from the date of grant through December 31, 1999, when the closing price of Cereus common stock was $4.125 per share. Mr. Arena did not exercise any options in 1999.

                                                                                  VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED               IN-THE-MONEY
                                               OPTIONS AT FISCAL YEAR END    OPTIONS AT FISCAL YEAR END(1)
                                               ---------------------------   ------------------------------
NAME                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                           -----------   -------------   ------------    --------------
Paul R. Arena................................    19,167         91,311         $46,063          $74,992

---------------

(1) "In-the-Money" options are options with an exercise price less than $4.125 per share, the closing price of Cereus common stock at December 31, 1999.

                               OPTION GRANT TABLE

     The following table sets forth, for the executive officer named in the Summary Compensation Table above, information regarding the grant of stock options during the year ended December 31, 1999.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                  SHARES         % OF                              ANNUAL RATES OF STOCK
                                UNDERLYING   TOTAL OPTIONS                         PRICE APPRECIATION FOR
                                 OPTIONS      GRANTED TO                  DATE         OPTION TERM(4)
                                GRANTED IN   EMPLOYEES IN    EXERCISE   OPTIONS    ----------------------
NAME                             1999(1)        1999(2)      PRICE(3)    EXPIRE       5%          10%
----                            ----------   -------------   --------   --------   ---------   ----------
Paul R. Arena.................    25,000           4%          4.75      7/30/09    $74,750     $189,250
Paul R. Arena.................    32,133           5           3.75     12/28/04     75,834      192,155

---------------

(1) The options are non-qualified stock options granted on July 30, 1999 and December 28, 1999 under Cereus's 1997 Stock Option Plan that become exercisable cumulatively as to 25%, 50%, 75% and 100% after the first, second, third and fourth anniversaries, respectively, after the date of grant.

(2) Based on options for a total of 633,333 shares granted to all directors, officers and employees.

(3) The exercise price is equal to the fair market value on the date of grant of the option.

(4) The 5% and 10% appreciation rates are set forth in the SEC rules and no representation is made that the common stock will appreciate at these assumed rates or at all.

  Employment Agreements

     Cereus has entered into an Executive Employment Agreement with Mr. Odom effective as of January 10, 2000, pursuant to which Mr. Odom has agreed to serve as the Chief Executive Officer of Cereus for a term of three years. The agreement provides for: (i) a term which will be automatically renewed for an additional one year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the board of directors of Cereus; (iii) a prohibition against Mr. Odom's disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Odom's salary and the benefits for the 24 months following his termination by Cereus without cause or by him for good reason.

     Cereus has entered into an Executive Employment Agreement with Ms. Reising effective as of March 23, 2000, pursuant to which Ms. Reising has agreed to serve as an Executive Vice President and Chief Financial Officer of Cereus for a term of three years. The agreement provides for: (i) a term which will be automatically renewed for an additional one year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the board of directors of Cereus; (iii) a prohibition against Ms. Reising's disclosure of confidential information for a period of two years following termination; and (iv) continuation of Ms. Reising's salary and the benefits for the 24 months following her termination by Cereus without cause or by her for good reason.

     Cereus has entered into an Executive Employment Agreement with Mr. Logsdon effective as of January 10, 2000, pursuant to which Mr. Logsdon has agreed to serve as the President and Chief Operating Officer of Cereus for a term of three years. The agreement provides for: (i) a term which will be automatically renewed for an additional one year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the board of directors of Cereus; (iii) a prohibition against Mr. Logsdon's disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Logsdon's salary and the benefits for the 24 months following his termination by Cereus without cause or by him for good reason.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Based upon information available to Cereus, the following table shows, as
of June   , 2000, the shareholdings of:

     - each person known to Cereus to be the beneficial owner of more than 5% of Cereus common stock;

     - each of Cereus's directors;

     - each executive officer listed in Cereus's Summary Compensation Table; and

     - all of Cereus's executive officers and directors as a group.

                                                               SHARES BENEFICIALLY
                                                                     OWNED(1)
                                                              ----------------------
NAME                                                           NUMBER     PERCENT(2)
----                                                          ---------   ----------
Steven A. Odom(3)...........................................    711,250       7.4%
Amy L. Newmark(4)...........................................    250,000       2.7
James M. Logsdon(5).........................................    205,000       2.2
Joseph W. Wright, Jr.(6)....................................    104,207       1.2
Gary H. Heck(7).............................................     75,000         *
Juliet M. Reising(8)........................................     55,000         *
Max E. Bobbitt(9)...........................................     50,000         *
Paul R. Arena(10)...........................................    286,690       3.2
All executive officers and directors as a group(16
  persons)(11)..............................................  3,382,956      35.1

---------------

  *  Less than 1% of the issued and outstanding shares of common stock.

 (1) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days
     of June   , 2000 are treated as outstanding only when determining the amount and percentage owned by such individual or group.

 (2) In accordance with SEC regulations, the percentage calculations are based
     on      shares of common stock issued and outstanding as of June   , 2000
     plus shares of common stock which may be acquired within 60 days of June
       , 2000 by each individual or group listed.

 (3) Includes options or warrants to acquire 671,250 shares exercisable within
     60 days of June   , 2000. Mr. Odom's address is 1000 Abernathy Road, Suite
     1000, Atlanta, Georgia 30328.

 (4) Includes options or warrants to acquire 150,000 shares exercisable within
     60 days of June   , 2000.

 (5) Includes options or warrants to acquire 202,500 shares exercisable within
     60 days of June   , 2000.

 (6) Includes options or warrants to acquire 50,000 shares exercisable within 60
     days of June   , 2000.

 (7) Includes options or warrants to acquire 62,500 shares exercisable within 60
     days of June   , 2000.

 (8) Includes options or warrants to acquire 27,500 shares exercisable within 60
     days of June   , 2000.

 (9) Includes options or warrants to acquire 50,000 shares exercisable within 60
     days of June   , 2000.

(10) Includes options or warrants to acquire 32,500 shares exercisable within 60
     days of June   , 2000.

(11) Includes options or warrants to acquire 1,400,865 shares exercisable within
     60 days of June   , 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 3, 1999, Cereus issued a promissory note in the amount of $100,000 to Dr. Audrey L. Braswell, who then served as a director of Cereus. The loan was ratified by the board of directors on March 26, 1999 and consisted of an unsecured note with the principal balance and interest due on May 15, 1999 in the amount of $106,000. The loan was repaid during the second quarter of 1999.

     During the second quarter of 1999, each of the three holders of Cereus's Series A Convertible Promissory Notes exercised an option to convert a portion of their notes into common stock at a conversion price of $2.10 per share. On June 22, 1999, Dr. Braswell, one of the holders, who then served as a director of Cereus, converted $150,000 principal amount of his note into common stock resulting in the issuance by Cereus of 71,429 shares and a reduction in the principal amount of his note from $300,000 to $150,000. The effect of the three conversions was to reduce the principal amount of the outstanding Series A Convertible Promissory Notes from $1,050,000 to $600,000.

     On July 30, 1999, Cereus acquired all the outstanding capital stock of Enterprise Solutions Group, Inc. for a total purchase price of $3,024,000 (inclusive of acquisition costs), consisting of $550,000 in cash, a promissory note in the principal amount of $250,000, which bears interest at 3% per annum, and 383,333 shares of common stock valued at $5.06 per share, with 191,666 of those shares being held in escrow and scheduled to be distributed to the extent of 50% on July 30, 2000 and 50% on July 30, 2001. In the first quarter of 2000, this note was cancelled and replaced by the issuance of 50,000 shares of common stock at $5.00 per share and 50,000 warrants with an exercise price of $10.00 per share. Ronald Roswell, Jr. was the President, founder and a principal stockholder of Enterprise Solutions Group. Mr. Roswell now serves as Vice President -- Business Development of Cereus and served as a director of Cereus from July 1999 to January 2000.

     On July 30, 1999, Cereus acquired all the outstanding capital stock of Reddy Group, Inc., together with its affiliate Cereus Bandwidth, L.L.C. The total purchase price was $2,965,000 (inclusive of acquisition costs), consisting of $1,000,000 in cash and the issuance of 333,333 shares of common stock valued at $5.06 per share, with such shares held in escrow and scheduled to be distributed to the extent of 50% on July 30, 2000 and 50% on July 30, 2001. K. Pramod Reddy was the President, founder and a principal stockholder of the acquired companies. He now serves as the Chief Technology Officer and Vice President of Cereus and served as a director of Cereus from July 1999 to January 2000.

     On November 15, 1999, Cereus acquired all the outstanding capital stock of Client Server Solutions and its affiliate, CSS Financial Software Sales, Inc. The purchase price of $5,134,000 (inclusive of acquisition costs, net of notes receivable issued to the selling shareholders) was comprised of (i) $400,000 in cash; (ii) 983,333 shares of common stock of Cereus, including 150,000 shares held in escrow, valued at $4.50 per share; and (iii) promissory notes in the amount of $1,325,000 bearing interest at 8% per annum. In the first quarter of 2000, $300,000 in principal amount of the promissory notes was converted into 60,000 shares of common stock at $5.00 per share and warrants to acquire 60,000 shares of common stock at an exercise price of $10.00 per share. Michael Griffith, William Boynes, Jr. and L. Joseph Artime were the President, Chief Operating Officer and Vice President, respectively, of the acquired companies and were the principal shareholders of the acquired companies. Messrs. Griffith, Boynes and Artime are now the Vice President -- Sales, Vice President Consulting Services and Vice President -- Business Alliances, respectively, of Cereus.

     During January 2000, Cereus issued 15% Convertible Subordinated Notes to Steven A. Odom, Chairman and Chief Executive Officer of Cereus, and Timothy J. Amidon, an officer of Cereus, in the amounts of $150,000 and $200,000, respectively. In February 2000, Mr. Odom's converted his note into 40,000 shares of common stock, and in January 2000, Mr. Amidon's converted his note into 53,333 shares of common stock in accordance with the terms of the notes.

     In March 2000, the $600,000 of convertible notes still outstanding at December 31,1999 were converted to common stock pursuant to their original terms. Paul R. Arena, who served as Cereus's

Chairman, President and Chief Executive Officer from March 1997 until January 2000, held $150,000 of these notes.

     In April 2000, Cereus sold its mineral operations to Arena Acquisition Corp., a recently formed Delaware corporation owned by Mr. Arena. The sale was made pursuant to a stock purchase agreement with Arena Acquisition dated as of March 31, 2000. In connection with the execution of the stock purchase agreement, Mr. Arena resigned from Cereus's board of directors effective as of March 31, 2000, and Cereus and Mr. Arena agreed to indemnify each other for certain matters. Pursuant to the stock purchase agreement, Cereus sold to Arena Acquisition all of the stock of the subsidiaries comprising Cereus's mineral operations for approximately $1.0 million payable by means of a 180 day promissory note. The note is secured by shares of the subsidiaries sold to Arena Acquisition pursuant to the stock purchase agreement and 84,762 shares of Cereus common stock held by Mr. Arena. At the closing of the transaction, Cereus and Mr. Arena also entered into a consulting agreement pursuant to which Mr. Arena provides certain consulting services to Cereus up to eight hours per calendar month at times reasonably requested by Cereus and Cereus granted to Mr. Arena a warrant to purchase an aggregate of 50,000 shares of Cereus common stock. The warrant has an exercise price per share equal to the fair market value of the common stock on the day immediately preceding the execution of the consulting agreement and becomes exercisable at the rate of 25% upon each three month anniversary of the closing.

                      ADDITIONAL INFORMATION ABOUT ELTRAX

BUSINESS OF ELTRAX

     Eltrax, a Minnesota corporation, is a provider of outsourced information technology solutions. Eltrax operates through two separate business units: the technology services group and the hospitality services group. The technology services group provides technology solutions, customer care services and acts as an application service provider. The hospitality services group provides enterprise information solutions for the global hospitality industry. Eltrax previously announced that it is exploring various alternatives to further its strategy of expanding its penetration of the network, application and ASP markets. As part of this process, Eltrax is pursuing the disposition of its hospitality services group, although there can be no assurance that any disposition will occur. As such, Eltrax will begin accounting for the hospitality services group as a discontinued operation and Eltrax's historical results of operations, which are the result of its old business strategy, may not give you an accurate indication of how Eltrax will perform in the future.

  Technology Services Group

     The technology services group is a provider of outsourced Internet- and network-based applications and services to over 3,000 clients. Clients are typically small- and medium-sized enterprises with revenue of $50 million to $1 billion where outsourced IT solutions provide a cost-effective alternative to developing and maintaining internal technology infrastructures. The technology services group is comprised of three divisions:

     - Technology Solutions. Provides comprehensive solutions, such as strategic assessment, application and network design, custom application development and integration, network management, support and maintenance that enable clients to more effectively communicate and manage information.

     - Customer Care Solutions. Simplifies the technical support functions of clients by providing 24x7 help desk support and training and installation services for the solutions that Eltrax has developed and implemented.

     - Application Service Provider. Provides clients with application outsourcing and remote delivery of applications that lower total technology-related costs and infrastructure requirements. Eltrax's existing core competencies within the IT outsourcing marketplace and large customer base have allowed Eltrax to more rapidly introduce its ASP offerings.

  Hospitality Services Group

     The hospitality services group designs, manufactures, markets and services enterprise information products and services for the global hospitality industry. These products and services consist of application-specific software and hardware systems, supplemented by training, installation, maintenance and call center support services. The hospitality services group concentrates on three major areas: restaurant solutions, lodging solutions and energy management solutions. In addition to Eltrax's software enterprise products and services and hardware products, Eltrax offers a wide variety of support services and products for its hotel and restaurant information systems. Eltrax also offers training, installation, call center support and maintenance contracts for all hospitality products.

  Recent Developments

     For the quarter ended March 31, 2000, Eltrax was not in compliance with the cumulative net cash flow covenant in the PNC Bank facility. Eltrax did not achieve the net cash flow required by the covenant because of accelerated investment in the operations and infrastructure of the technology services group and lower than expected revenues from the hospitality services group during the quarter, primarily due to a change in customer purchasing patterns resulting from the Y2K transition and a decline in international sales to the strong U.S. dollar. Eltrax's accelerated investment in the technology services group resulted from the closing of a private placement during the first quarter in which Eltrax raised $13.0 million. On May 15, 2000, PNC Bank waived the non-compliance. In connection with the waiver and the amendment described below, Eltrax paid PNC Bank a fee of $250,000.

     Because the net cash flow covenant is cumulative, and because of continued softness in revenues of the hospitality services group in the second quarter, Eltrax was not in compliance with the covenant for the quarter ended June 30, 2000. In addition, Eltrax was not in compliance with a covenant regarding year 2000 capital expenditures and a covenant regarding maximum rental payments under lease arrangements. On July 27, 2000 PNC Bank waived the non-compliance with each of these covenants. Also on July 27, 2000, PNC Bank modified the covenants regarding capital expenditures and rental payments for the balance of fiscal year 2000. In connection with the waiver, Eltrax agreed to either (i) issue PNC Bank warrants to purchase 12,532 shares of Eltrax common stock with certain registration rights, or (ii) pay PNC Bank a waiver and consent fee of $50,000. Eltrax expects to obtain a modification to the net cash flow covenant that contemplates the planned disposition of hospitality services group and the funding of an additional $5 million under the existing bridge facility between Eltrax and Cereus.

     On May 15, 2000 PNC Bank and Eltrax amended the facility to increase the requirement that Eltrax maintain undrawn availability under the facility from at least $1.0 million at all times to at least $3.0 million during the first and third month of each fiscal quarter and at least $2.0 million during the second month of each fiscal quarter. In connection with the closing of the bridge facility with Cereus, PNC Bank and Eltrax amended the PNC Bank facility to modify the undrawn availability covenant to reduce the requirement that Eltrax maintain undrawn availability under the facility to at least $1.0 million at all times before October 1, 2000. After that time, the covenant reverts to the staged requirements discussed above. As a condition to Cereus's obligation to amend the bridge facility to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility, PNC Bank has been requested to maintain the undrawn availability covenant at $1.0 million.

     On June 29, 2000 Eltrax announced that as part of its effort to prepare for the merger, it had reorganized operations and eliminated approximately 100 positions held by employees, as well as most positions held by contract professionals. As a result of these actions, Eltrax expects to record restructuring costs of approximately $1.5 million in the second quarter. Eltrax expects the reduction in force, along with other cost reduction initiatives implemented in the second quarter, will result in approximately $12.0 million in annualized cash savings.

     On June 29, 2000, Eltrax sold 180,000 shares of its common stock in a private placement to an investor for aggregate cash consideration of $990,000.

     On July 19, 2000, Eltrax's board of directors formally determined to dispose of Eltrax's hospitality services group. As such, Eltrax will begin accounting for the hospitality services group as a discontinued operation.

     On July 27, 2000, Eltrax entered into an agreement with an investor to issue $7.0 million of convertible senior subordinated notes. The notes are due July 27, 2001 and carry warrants to purchase 364,584 shares of common stock at an exercise price of $5.03 per share. The notes are convertible into Eltrax's common stock at a price of $4.80 per share. The conversion price is subject to adjustment upon the occurrence of certain events. The notes also have certain put and call features. Concurrent with the execution of the agreement, $4 million dollars was funded by the investor. An additional $1 million will be funded immediately upon Eltrax's execution of a definitive agreement to sell all or part of its hospitality services group for proceeds of at least $8 million. The remaining $2 million will be funded upon the closing of the merger. Eltrax will file a registration statement with the Securities and Exchange Commission within 30 days to register for resale the shares of common stock into which the notes and warrants are convertible.

                      ADDITIONAL INFORMATION ABOUT CEREUS

BUSINESS OF CEREUS

  Overview

     In July 1999, Cereus (formerly known as AIM Group, Inc.) adopted a new business strategy to provide business application software and services through traditional delivery methods and Web based delivery methods. To execute this new strategy, Cereus acquired three business in 1999:

     - Enterprise Solutions Group, Inc. ("ESG");

     - The Reddy Group, Inc. and its affiliate Cereus Bandwidth, L.L.C. (collectively, "Cereus Bandwidth"); and

     - Client Server Solutions, Inc. and its affiliate CSS Financial Software Sales, Inc. (collectively, "CSS").

     In the first quarter of 2000, Cereus recruited a new executive management team, appointed a new board of directors and changed its strategic direction. The new management team made the decision to transform Cereus from an enterprise resource planning ("ERP"), applications implementation and consulting business to a Web integration and ASP business. This new strategy focuses on Web integration services for a suite of business software products as well as hosting that software remotely with access through the Internet. These services are designed to allow small to medium-sized companies, with annual sales from approximately $25 million to $500 million, to outsource much of their business software needs and IT requirements via Internet connectivity. Cereus also plans to aggressively pursue the acquisition of other businesses engaged in Internet-related business software solutions.

     Prior to July 1999, Cereus's business also consisted of certain mining and mineral operations that have since been discontinued. Cereus sold these operations to a company owned by Paul R. Arena, Cereus's former Chairman of the Board, President and Chief Executive Officer, in April 2000.

     Since July 1999, Cereus has been engaged through its acquired businesses in the development and marketing of ASP solutions, Web integration and other IT business application software and consulting services to small and medium-sized companies. The operations of the acquired businesses have been consolidated but operate as separate divisions within Cereus for marketing purposes. These divisions comprise Cereus's business and are described below.

     - Cereus Bandwidth. The Cereus Bandwidth division primarily provides ISP and related Internet consulting services to small and medium-sized businesses. This division also markets its Internet access services to the "small building," combined office and hotel and conference room markets. Cereus's ISP revenues from this division are primarily derived from monthly subscription fees charged to customers for services rendered. ISP Subscriber Agreements entered into by Cereus through this division with its subscribers are terminable by the subscriber. Cereus acquired Cereus Bandwidth in July 1999. Cereus Bandwidth was based in Atlanta, Georgia and commenced operations in 1996.

     - ESG. The ESG division is primarily engaged in the marketing and sale of ERP products, including payroll and human resource software products. Cereus's revenues are primarily derived from the sale of software products, as well as fees paid by its customers for its consulting services. The ESG division's business is dependent upon its agreements with four software publishers whose products it sells, and such agreements are terminable by such software publishers upon 30 days prior notice. Cereus acquired ESG in July 1999. ESG was based in West Palm Beach, Florida and commenced operations in March 1996.

       Cereus, through the ESG division, is a certified "value added reseller" ("VAR") for a number of prominent software houses. Its clients include health care, transportation, distribution, service, international and charitable organizations.

     - CSS. The CSS division provides computer consulting services to small and medium sized businesses in the eastern U.S. and to a much lesser extent in certain foreign markets. The CSS division (i) develops customized financial, administrative, distribution, point-of-sale and inventory management software and provides related data base management and other computer consulting services; and (ii) resells, as a VAR, packaged accounting and project management software products. The CSS division's most significant source of packaged software products in 1999 was Epicor Software Corporation (formerly Platinum Software Corporation). The CSS division is dependent upon its agreements with approximately five publishers of packaged software products, whose agreements may be terminated upon 30 days prior notice. The CSS division specializes in the resale of Epicor (formerly Platinum) financial management software products, development services and electronic commerce. The CSS division provides its clients with options for software implementation, consulting and development services, including system selection and screening, application development, project management and professional services, business analysis and development of system requirements, and Web-based application development. Included in the CSS division's staffing are specialists with the knowledge base to solve growing business requirements. Cereus acquired CSS in November 1999. CSS was formed in 1996 and had offices in Atlanta, Georgia and Miami and Tampa, Florida.

       The CSS division emphasizes the furnishing of consulting services to, and servicing of, small to medium sized organizations as well as reselling packaged accounting and project management software solutions. The CSS division is currently represented with offices and home-based consultants in major cities across the nation, including Atlanta, Dallas, Fort Lauderdale, Hartford, Miami, Raleigh and Tampa.

  Consolidation of Acquired Companies and Business Strategy

     Cereus's business strategy is to focus the business on Web integration services and application service provisioning to small and medium-sized companies (annual sales from approximately $25 million to $500 million), serving as a single-source, Web application service provider with expertise in ASP, IT strategy, Internet application and development services, business-to-business e-commerce and training as well as the legacy ERP software.

     Cereus's near term goals are to (i) ensure that all services and programs of the three acquired companies continue on a scheduled course so Cereus continues to meet its contractual obligations; and (ii) integrate the three technology organizations in order to focus on the new long-term strategy.

     Cereus believes it is well-positioned to participate in the expanding business of providing ASP services. ASP services make it possible for clients to access and use leading software packages without all of the costs of owning and managing the IT infrastructure that would otherwise be required. American business is undergoing a major change in how corporate software is purchased and used. Customers now desire the latest software applications to gain a competitive edge, but do not have the technical and financial resources to support such complex expansion. Many companies, particularly in the middle market, seek service organizations that will provide a transition path, both economically and structurally, to achieve these goals. These customers now find the ASP business solution acceptable due to three converging trends: (i) the mass adoption of the Internet as a viable and secure information transmission medium; (ii) increased server processing power; and (iii) easier access to complex application server software.

     Today, high quality software is available via real-time access from centrally hosted data centers where rentable software is accessed over high-speed networks for the Internet. As opposed to the old practice in which corporate software was purchased and managed internally, the new ASP environment permits outsourcing, via the Internet, of corporate software that is leased. Cereus believes that customers using ASP services should experience increased efficiencies as well as significant cost savings due to the reduction of internal IT staffing, computer hardware capital expenditure and network connections as well as the ability to lease only those modules that are applicable to the customer's business operations.

     Cereus emphasizes customer training in connection with its marketing of IT services. Cereus's current customer training curriculum, which focuses primarily on business software applications, also educates clients on the opportunities available utilizing Internet-related technology as well as new Internet applications available to support their software and general business practices. Cereus has introduced an ASP program consisting of a wide range of business applications software and Internet solutions. Under the program, companies will be able to lease both business software applications as well as Internet capabilities. Cereus's plan is to create a total solution which allows customers to rent or lease application services. Cereus currently operates a National Data Center located in Atlanta, Georgia. This facility supports the ongoing services for its business applications and Internet business units. The National Data Center is operational seven days a week, 24 hours a day and has the ability to host database structures of all sizes as well as provide redundancy for those organizations seeking secure data backup. Cereus has high-speed communications capabilities in place for its customers. In order for Cereus to be able to furnish a broad range of services and products to its customers, it has initiated new alliance partnerships with major business application software publishers. Lawson Software recently selected Cereus to represent its product lines in the southeast as well as selected U.S. cities. Acuity Financial Software, a business application software of the Sage Group, provides to Cereus an additional offering of financial and project management software that addresses specific needs of current and future customers. Cereus has entered into a marketing alliance with Firstwave Technologies, Inc., pursuant to which Cereus markets that company's Web-based relationship management applications and hosting, consulting and integration services. Cereus's distribution agreement with Clarus Corporation provides Cereus' customers with a Web-based procurement solution.

     In addition to the above business application software alliances, Cereus plans to continue to build upon strategic relationships previously established by the companies that Cereus recently acquired. For example, IBM Corporation has selected Cereus to be a testing partner for a range of hardware products. The role of Cereus has been to test new IBM products for functional viability and usage by the to-be-targeted end-user group. In addition, Cereus was designated as a Microsoft Solution Provider, a status achieved through a strict process of technical testing and resource staffing. It is the goal of Cereus to expand these strategic relationships as well as create new business partnerships to enhance its service and product capabilities.

COMPETITION

     The Internet-related and IT services market is very competitive and the number of competitors is rapidly increasing. The substantial growth and potential size of the Internet market have attracted many start-ups as well as expansion of existing businesses in many industries. In the market for Internet-enabled application software and network solutions, Cereus competes on the basis of performance, price, software functionality and overall network design. Potential competitors include certain of the "big five" accounting firms and previously affiliated consulting firms, systems consulting and implementation firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies.

     Cereus believes that the breadth of its services and capabilities and focus on small to medium-sized business customers results in a favorable competitive position. For example, Cereus is able to perform the complete set of services required for enabling e-business, which includes strategic management and IT consulting, enterprise applications, enterprise and network integration, application hosting and custom business solutions.

EMPLOYEES

     At June 27, 2000, Cereus had a total of nine full-time employees in its Internet and business solutions software business, including 13 sales and marketing personnel, 26 software consultants representatives,

25 programmers and developers and 16 general, administrative and financial personnel. In addition, as of that date, Cereus retained three programmers/developers/consultants under contract. None of Cereus's employees is covered by collective bargaining agreements.

PROPERTIES

     In September 1999, Cereus relocated its executive offices to 6,000 square feet of space leased in an office building located in Atlanta, Georgia at an annual rental of $173,750 under a lease expiring on December 31, 2004.

     On January 1, 2000, Cereus entered into a new lease for 8,000 additional square feet in the above-referenced office building in Atlanta, Georgia for an annual rental of $220,800 under a lease expiring December 31, 2004. Cereus also leases 3,300 square feet of office space in West Palm Beach, Florida at an annual rental of $68,000 under a lease expiring in May 2004.

     Cereus also leases executive suites in Tampa and Fort Lauderdale, Florida on a month to month basis. The monthly rental rate for each of these leases is approximately $500.

     Additionally, Cereus is obligated under the remaining term of the CSS lease, which obligates Cereus to pay approximately $49,000 in 2000 and $12,000 in 2001.

     In the opinion of management of Cereus, its properties are adequately covered by insurance and are adequate for its immediate needs and that additional or substitute space is available to accommodate growth and expansion.

LEGAL PROCEEDINGS

     From time to time, Cereus is involved in various legal proceedings relating to claims arising in the ordinary course of its business. Neither Cereus nor any of its subsidiaries is a party to any such legal proceeding, the outcome of which, individually or in the aggregate, is expected to have a material adverse affect on Cereus's financial condition or results of operations.

                CEREUS'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the amount of certain items included in Cereus's Statement of Operations:

                                              QUARTER ENDED MARCH 31,    YEAR ENDED DECEMBER 31,
                                             -------------------------   ------------------------
                                                 2000          1999         1999          1998
                                             ------------   ----------   -----------   ----------
                                                    (UNAUDITED)
Net sales..................................  $  1,591,325   $       --   $ 1,695,853   $       --
Cost of sales..............................     1,433,180           --     1,935,121           --
Loss on contractual services...............       250,000           --            --           --
                                             ------------   ----------   -----------   ----------
          Gross loss.......................       (91,855)          --      (239,268)          --
                                             ------------   ----------   -----------   ----------
Selling, general, and administrative
  expenses:
  Sales and marketing expenses.............       315,465           --       212,794           --
  General and administrative expenses......       738,949           --       703,855           --
  Stock compensation expense...............     2,273,050           --     1,063,300           --
  Impairment charge........................     5,637,401           --            --           --
  Depreciation and amortization............        43,537           --        44,303           --
  Goodwill amortization....................       306,702           --       680,833           --
                                             ------------   ----------   -----------   ----------
          Total selling, general and
            administrative expenses........     9,315,104           --     2,705,085           --
                                             ------------   ----------   -----------   ----------
Operating loss.............................    (9,406,959)          --    (2,944,353)          --
Interest (expense)/income, net.............        52,260           --      (513,242)          --
                                             ------------   ----------   -----------   ----------
  Loss from continuing operations before
     income taxes and extraordinary item...    (9,354,699)          --    (3,457,595)          --
Income tax.................................            --           --            --           --
  Loss from continuing operations before
     extraordinary item....................    (9,354,699)          --    (3,457,595)          --
                                             ------------   ----------   -----------   ----------
Discontinued operations:
  Loss from discontinued operations........            --     (309,456)     (239,957)    (351,606)
  Loss on disposal of discontinued
     operations............................      (236,000)          --    (3,486,297)          --
                                             ------------   ----------   -----------   ----------
  Loss before extraordinary item...........    (9,590,699)    (309,456)   (7,183,849)    (351,606)
                                             ------------   ----------   -----------   ----------
Extraordinary Item:
  Loss from debt conversion................    (7,187,500)          --            --           --
                                             ------------   ----------   -----------   ----------
          Net Loss.........................  $(16,778,199)  $ (309,456)  $(7,183,849)  $ (351,606)
                                             ============   ==========   ===========   ==========
Loss per share-basic and diluted:
  Loss before discontinued operations and
     extraordinary item....................  $      (1.38)  $       --   $     (1.57)  $       --
  Discontinued operations..................         (0.03)       (0.22)        (1.69)       (0.27)
  Imputed noncash preferred stock
     dividend..............................            --           --            --        (0.05)
                                             ------------   ----------   -----------   ----------
  Loss before extraordinary item...........         (1.41)       (0.22)        (3.26)       (0.32)
  Loss from debt conversion................         (1.06)          --            --           --
                                             ------------   ----------   -----------   ----------
  Loss available to common shares..........  $      (2.47)  $    (0.22)  $     (3.26)  $    (0.32)
                                             ============   ==========   ===========   ==========
Weighted average common shares
  outstanding..............................     6,792,081    1,396,684     2,198,690    1,325,016
                                             ============   ==========   ===========   ==========

  Quarter Ended March 31, 2000 Compared to Quarter Ended March 31, 1999

     The results from continuing operations for the quarter ended March 31, 2000 were derived from operations of the three businesses acquired in 1999 (the "Acquired Businesses"), Cereus Bandwidth (acquired in July 1999), ESG (acquired in July 1999) and CSS (acquired in November 1999). Cereus decided to discontinue its mining and mineral operations in the fourth quarter of 1999 and completed the sale of these operations in April 2000.

     Net revenues of approximately $1,591,000 for the quarter ended March 31, 2000 were derived principally from sales of software, consulting and development fees and Internet service fees.

     Cost of revenues of approximately $1,433,000 for the quarter ended March 31, 2000 primarily reflect the cost of software products and consulting, development and other direct labor costs associated with the first quarter 2000 revenue.

     Loss on contractual services of approximately $250,000 related to software purchase commitments entered into which Cereus does not expect to use due to its repositioning of the business to focus on business to business e-commerce was recognized in the first quarter 2000. The loss is recognized based on management's evaluation that any future economic benefits from these commitments are not probable given the repositioning of the business and the amount of the loss can be reasonably estimated.

     Sales and marketing costs of approximately $315,000 for the quarter ended March 31, 2000 relate primarily to cost of sales, marketing and business development personnel, including commissions as well as travel and marketing campaign expenses.

     General and administrative expenses of approximately $739,000 for the quarter ended March 31, 2000 primarily relate to personnel expenses, professional services, travel expenses and other overhead costs.

     Stock compensation of approximately $2,273,000 for the quarter ended March 31, 2000 represents non-cash charges related to the issuance of common stock and warrants to employees and consultants during the quarter ended March 31, 2000.

     Impairment charges of approximately $5,637,000 relates to the write-down of goodwill associated with two of Cereus's acquisitions in 1999, CSS and ESG, which were principally ERP software sales and implementation businesses. As a result of the new management team repositioning and restructuring Cereus's business model, management's analysis indicated impairment in the goodwill valuation associated with these acquisitions of approximately $5,637,000.

     Amortization of goodwill of approximately $307,000 reflects the amortization expense for the quarter ended March 31, 2000 related to the goodwill associated with the Acquired Businesses (as adjusted in the first quarter 2000 for the impairment valuation discussed above).

     Interest income, net of approximately $52,000 for the quarter ended March 31, 2000 reflects interest income earned on the proceeds of approximately $19,242,000 from Cereus's February 2000 private equity placement, net of interest expense on debt outstanding and net of approximately $73,000 of debt discount amortization expense. The discount related to the subordinated notes issued in 1999, which were converted to equity in the first quarter 2000.

     Loss from discontinued operations of approximately $309,000 for the quarter ended March 31, 1999 represent the losses for the mineral operations for that period. Income from operations for the mining operations was approximately break-even during the first quarter of 2000.

     Loss on disposal of discontinued operations of approximately $236,000 for the quarter ended March 31, 2000 reflects an adjustment to the write-down of the book value of the mining companies that was recorded in the fourth quarter of 1999. The write-down reflects the reduction in carrying value of net assets to fair market value plus an additional accrual for severance and transaction costs associated with its disposition of these companies.

     The loss from debt conversion in the quarter ended March 31, 2000 of approximately $7,188,000 relates to the conversion of approximately $2,075,000 in debt to equity (a combination of common stock and warrants) which conversion occurred in the first quarter, 2000.

  Year Ended December 31, 1999 compared to Year Ended 1998

     The results from continuing operations for 1999 were derived from the operations of the Acquired Businesses.

     Revenues of approximately $1,696,000 for 1999 were derived principally from sales of software, consulting and development fees and Internet service fees.

     Cost of sales of approximately $1,935,000 for 1999 primarily reflect the cost of software products and consulting, development and other direct labor costs associated with the 1999 revenue.

     Sales and marketing costs of approximately $213,000 for 1999 relate primarily to cost of sales, marketing and business development personnel, including commissions as well as travel and marketing campaign expenses.

     General and administrative fees for 1999 of approximately $704,000 primarily relate to payroll expenses, professional services fees, travel expenses, bad debt expenses and other overhead costs.

     Stock compensation expense of approximately $1,063,000 in 1999 represents non-cash charges related to the granting of stock options and warrants to employees and others during 1999 and related shares issued to employees as part of an acquisition.

     Amortization of goodwill of approximately $681,000 reflects the amortization expense for 1999 related to the goodwill associated with the three acquisitions during 1999.

     Interest expense of approximately $513,000 for 1999 includes approximately $373,000 of amortization expense related to the discount on the Subordinate Notes issued in 1999.

     Loss from discontinued operations of approximately $240,000 for 1999 and $352,000 for 1998 represent the losses for the mineral operations for those respective periods.

     Loss on disposal of discontinued operations of approximately $3,486,000 in 1999 reflect the write-down of the book value of the mining companies to fair market value plus an additional accrual for severance and transaction costs associated with its disposition of these companies.

LIQUIDITY AND SOURCES OF CAPITAL

     Cereus has been funded using both equity and debt financing, and most recently, from the proceeds of a private equity placement of common stock and warrants completed on February 8, 2000. The net proceeds to Cereus from this private equity placement were approximately $19,242,000, and upon the exercise in full of the warrants issued as part of such private equity placement, Cereus will receive additional proceeds of approximately $40,000,000. As of March 31, 2000, Cereus had working capital of approximately $15,377,000.

     Cash used in continuing operating activities was approximately $1,732,000 for the first quarter of 2000. Cash used in operations, including discontinued operations, was approximately $1,968,000 in the first quarter of 2000 compared with cash used in operations of $385,000 in the first quarter of 1999. The net use of cash in first quarter 2000 was primarily a result of the cash operating losses for the quarter and the planned reduction in accounts payable, utilizing the proceeds from the private equity placement.

     Cash used in investing activities was approximately $322,000 in the first quarter of 2000 compared to approximately $2,000 for the first quarter of 1999. The increase is attributable to purchases of property, plant and equipment in the first quarter 2000 for the Acquired Businesses.

     Net cash provided by financing activities was approximately $19,262,000 for the first quarter of 2000 compared with approximately $95,000 for the first quarter 1999. The financing proceeds primarily related to the net proceeds of $19,242,000 from the private equity placement completed in the first quarter of 2000. In the first quarter of 1999, the proceeds related to debt financing.

     As of March 31, 2000, Cereus had approximately $16,972,000 in cash. Cereus anticipates that operating and capital expenditures will be significant as Cereus continues to expand its application service provider business and web integration strategy but Cereus believes that its liquidity and capital resources will be sufficient to satisfy its cash requirements for the next 12 to 18 months, excluding any acquisitions or significant hiring activities. In the event additional capital resources are required, Cereus will attempt to raise additional equity and debt capital. There can be no assurance that Cereus will be able to raise additional such funds.

                      WHERE YOU CAN FIND MORE INFORMATION

     Eltrax and Cereus file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at www.sec.gov.

     Eltrax has filed a registration statement on Form S-4 to register with the SEC the Eltrax common stock to be issued to Cereus stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Eltrax. It is also a proxy statement of Eltrax in addition to being a proxy statement of Eltrax and Cereus for their respective meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Eltrax to "incorporate by reference" information into this document, which means that we can disclose important information to you by referencing you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that Eltrax has previously filed with the SEC. These previously filed documents contain important information about Eltrax and its finances.

ELTRAX SEC FILINGS                                                    PERIOD
------------------                                                    ------
Annual Report on Form 10-K......................   Fiscal Year ended December 31, 1999
Annual Report on Form 10-K/A....................   Fiscal Year ended December 31, 1999
Quarterly Reports on Form 10-Q..................   Quarters ended March 31, 2000, September 30,
                                                   1999 and June 30, 1999
Current Report on Form 8-K......................   Filed on June 16, 2000
Current Report on Form 8-K......................   Filed on July 28, 2000

     Eltrax is also incorporating by reference additional documents that it files with the SEC between the date of this document and the date of the Eltrax annual meeting.

     If you are an Eltrax stockholder, Eltrax may have sent you some of the documents incorporated by reference, but you can obtain any of them from Eltrax or the SEC. Documents incorporated by reference are available from Eltrax without charge, excluding all exhibits unless Eltrax has specifically incorporated by reference an exhibit in this document. Eltrax stockholders may obtain documents incorporated by reference in this document by sending a written request to Eltrax's Secretary at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339.

     Cereus has furnished all information in this document with respect to Cereus and Eltrax has furnished all information in this document with respect to Eltrax.

     This document does not cover any resale of the securities to be received by stockholders of Cereus in the merger, and no person is authorized to make any use of this document in connection with any such resale.

                                    EXPERTS

     The financial statements incorporated in this document by reference to Eltrax's Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. The audited consolidated balance sheet of Sulcus Hospitality Technologies Corp. as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998 (not presented separately in our financial statements) have been incorporated in reliance on the report of Crowe Chizek and Company, LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of Cereus and subsidiaries at December 31, 1999 and for the year ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Cereus and subsidiaries at December 31, 1998 and for the year ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of Moore Stephens Frost, PLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Jaffe, Raitt, Heuer & Weiss, Professional Corporation, will pass upon the validity of the shares of Eltrax common stock to be issued in connection with the merger. As of the date hereof, certain stockholders of Jaffe, Raitt
beneficially own approximately      shares of Eltrax common stock and
shares of Cereus common stock.

     Rogers & Hardin LLP will pass upon certain of the tax consequences of the merger. As of the date hereof, certain partners of Rogers & Hardin beneficially own approximately 120,000 shares of Cereus common stock and no shares of Eltrax common stock. See "The Merger -- Certain Federal Income Tax Consequences."

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Cereus Technology Partners, Inc. and Subsidiaries:
  Independent Auditors' Report..............................   F-2
  Report of Independent Accountants.........................   F-3
  Consolidated Balance Sheet, as of December 31, 1999.......   F-4
  Consolidated Statements of Operations for Years Ended
     December 31, 1999 and 1998.............................   F-5
  Consolidated Statements of Stockholders' Equity for Years
     Ended December 31, 1999 and 1998.......................   F-6
  Consolidated Statements of Cash Flows for Years Ended
     December 31, 1999 and 1998.............................   F-7
  Notes to Consolidated Financial Statements................   F-9
  Condensed Consolidated Balance Sheet as of March 31, 2000
     (Unaudited)............................................  F-20
  Condensed Consolidated Statements of Operations for the
     Three Months Ended March 31, 2000 and 1999
     (Unaudited)............................................  F-21
  Condensed Consolidated Statements of Stockholders' Equity
     for the Three Months Ended March 31, 2000
     (Unaudited)............................................  F-22
  Condensed Consolidated Statements of Cash Flows for the
     Three Months Ended March 31, 2000 and 1999
     (Unaudited)............................................  F-23
  Notes to Condensed Consolidated Financial Statements
     (Unaudited)............................................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cereus Technology Partners, Inc.:

     We have audited the accompanying consolidated balance sheet of Cereus Technology Partners, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cereus Technology Partners, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP

Atlanta, Georgia
April 3, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Cereus Technology Partners, Inc.

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Cereus Technology Partners, Inc. and subsidiaries for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Cereus Technology Partners, Inc. and subsidiaries for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          Moore Stephens Frost PLC

Little Rock, Arkansas
January 28, 1998 (Except for note 3, for which the date is March 31, 2000)

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

                                 ASSETS
Current assets:
  Accounts receivable, less allowances of $551,000..........  $   814,892
  Prepaid expenses and other current assets.................      145,120
  Assets of discontinued operations held for sale...........      640,000
                                                              -----------
          Total current assets..............................    1,600,012
                                                              -----------
Property and equipment, net.................................      304,166
Goodwill, net of accumulated amortization of $680,833.......   11,348,425
Other assets................................................      305,976
                                                              -----------
                                                              $13,558,579
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................  $   107,702
  Notes payable and short-term debt.........................    3,351,163
  Accounts payable..........................................    1,976,411
  Accrued expenses and other current liabilities............    1,776,783
  Accrued stock compensation................................      638,300
                                                              -----------
          Total current liabilities.........................    7,850,359
Long-term debt..............................................       36,463
                                                              -----------
          Total liabilities.................................    7,886,822
                                                              -----------
Stockholders' equity:
  Preferred stock...........................................           --
  Common stock..............................................       40,627
  Additional paid-in capital................................   15,481,923
  Accumulated deficit.......................................   (8,835,482)
                                                              -----------
          Total.............................................    6,687,068
  Less notes receivable from stockholders...................   (1,015,311)
                                                              -----------
          Total stockholders' equity........................    5,671,757
                                                              -----------
Commitments and contingencies...............................  $13,558,579
                                                              ===========

          See accompanying notes to consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------   ----------
Net sales...................................................  $ 1,695,853   $       --
Cost of sales...............................................    1,935,121           --
                                                              -----------   ----------
          Gross loss........................................     (239,268)          --
                                                              -----------   ----------
Selling, general, and administrative expenses:
  Stock compensation expense................................    1,063,300           --
  Amortization expense......................................      680,833           --
  Other selling, general, and administrative expenses.......      960,952           --
                                                              -----------   ----------
          Total selling, general, and administrative
            expenses........................................    2,705,085           --
                                                              -----------   ----------
          Operating loss....................................   (2,944,353)          --
Interest expense, net.......................................      513,242           --
                                                              -----------   ----------
          Loss before income taxes and discontinued
            operations......................................   (3,457,595)          --
Income taxes from continuing operations.....................           --           --
                                                              -----------   ----------
          Loss before discontinued operations...............   (3,457,595)          --
                                                              -----------   ----------
Discontinued operations:
  Loss from discontinued operations.........................     (239,957)    (351,606)
  Loss on disposal of discontinued operations...............   (3,486,297)          --
                                                              -----------   ----------
                                                               (3,726,254)    (351,606)
                                                              -----------   ----------
          Net loss..........................................  $(7,183,849)  $ (351,606)
                                                              ===========   ==========
Loss per share -- basic and diluted:
  Loss before discontinued operations.......................  $     (1.57)          --
  Discontinued operations...................................        (1.69)       (0.27)
                                                              ===========   ==========
          Net loss..........................................        (3.26)       (0.27)
Imputed noncash preferred stock dividend....................           --        (0.05)
                                                              -----------   ----------
          Loss available to common shares...................  $     (3.26)  $    (0.32)
                                                              ===========   ==========
  Weighted average common shares outstanding................    2,198,690    1,325,016
                                                              ===========   ==========

          See accompanying notes to consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                            PREFERRED               COMMON
                                                       --------------------   -------------------
                                                        SHARES     AMOUNT      SHARES     AMOUNT
                                                       --------   ---------   ---------   -------
Balances at December 31, 1997........................        --   $      --   1,326,685   $13,267
Issuance of 150,000 shares of preferred stock........   150,000     150,000          --        --
Cashless exercise of stock options...................        --          --       2,476        25
Imputed noncash dividend on preferred stock..........        --          --          --        --
Net loss.............................................        --          --          --        --
                                                       --------   ---------   ---------   -------
Balances at December 31, 1998........................   150,000     150,000   1,329,161    13,292
Issuance of common stock for convertible notes.......        --          --     214,287     2,143
Issuance of common stock in secondary offering.......        --          --     624,750     6,248
Issuance of common stock and note receivable to
  acquire common stock in connection with
  acquisitions.......................................        --          --   1,749,999    17,500
Conversion of outstanding preferred stock............  (150,000)   (150,000)     75,000       750
Common stock granted for services....................        --          --      66,666       667
Cashless exercise of stock options...................        --          --       2,741        27
Discount on subordinated debt........................        --          --          --        --
Net loss.............................................        --          --          --        --
                                                       --------   ---------   ---------   -------
Balances at December 31, 1999........................        --   $      --   4,062,604   $40,627
                                                       ========   =========   =========   =======

                                            ADDITIONAL                       NOTES
                                              PAID-IN      RETAINED     RECEIVABLE FROM      TOTAL
                                              CAPITAL      EARNINGS      SHAREHOLDERS       EQUITY
                                            -----------   -----------   ---------------   -----------
Balances at December 31, 1997.............  $ 4,242,467   $(1,232,527)    $        --     $ 3,023,207
Issuance of 150,000 shares of preferred
  stock...................................      225,000            --              --         375,000
Cashless exercise of stock options........          (25)           --              --              --
Imputed noncash dividend on preferred
  stock...................................       67,500       (67,500)             --              --
Net loss..................................           --      (351,606)             --        (351,606)
                                            -----------   -----------     -----------     -----------
Balances at December 31, 1998.............    4,534,942    (1,651,633)             --       3,046,601
Issuance of common stock for convertible
  notes...................................      447,857            --              --         450,000
Issuance of common stock in secondary
  offering................................    2,492,752            --              --       2,499,000
Issuance of common stock and note
  receivable to acquire common stock in
  connection with acquisitions............    7,586,500            --      (1,015,311)      6,588,689
Conversion of outstanding preferred
  stock...................................     (225,750)           --              --        (375,000)
Common stock granted for services.........      199,333            --              --         200,000
Cashless exercise of stock options........          (27)           --              --              --
Discount on subordinated debt.............      446,316            --              --         446,316
Net loss..................................           --    (7,183,849)             --      (7,183,849)
                                            -----------   -----------     -----------     -----------
Balances at December 31, 1999.............  $15,481,923   $(8,835,482)    $(1,015,311)    $ 5,671,757
                                            ===========   ===========     ===========     ===========

            See accompanying notes to combined financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Operating activities:
  Continuing operations:
    Loss from continuing operations.........................  $(3,457,595)  $        --
    Adjustments to reconcile net loss to net cash provided
      by continuing operating activities:
       Depreciation and amortization........................      725,136            --
       Noncash stock compensation...........................    1,063,300            --
       Accounts receivable allowances.......................      526,000            --
       Amortization of debt discount........................      372,975
       Changes in operating assets and liabilities:
         Accounts receivable................................     (749,146)           --
         Prepaid expenses and other current assets..........     (394,883)           --
         Other assets.......................................     (305,976)           --
         Accounts payable...................................      966,770            --
         Accrued expenses and other liabilities.............      (39,008)
         Accrued stock compensation.........................      638,300            --
                                                              -----------   -----------
            Net cash used in continuing operating
              activities....................................     (654,127)           --
                                                              -----------   -----------
  Discontinued operations:
    Loss from discontinued operations.......................     (239,957)     (351,606)
    Loss on disposal of discontinued operations.............   (3,486,297)           --
    Adjustments to reconcile loss from discontinued
      operations to net cash provided by discontinued
      operating activities:
       Loss on divested operations..........................    3,486,297            --
       Changes in operating assets and liabilities for
       discontinued operating activities....................     (112,387)      187,270
                                                              -----------   -----------
            Net cash used in discontinued operating
              activities....................................     (352,344)     (164,336)
                                                              -----------   -----------
            Net cash used in operating activities...........   (1,006,471)     (164,336)
                                                              -----------   -----------
Investing activities:
  Continuing operations:
    Additions to property and equipment.....................     (167,810)           --
    Acquisition of businesses, net of cash acquired.........   (1,950,000)           --
                                                              -----------   -----------
            Net cash used in investing activities for
              continuing operations.........................   (2,117,810)           --
                                                              -----------   -----------
  Discontinued operations:
    Additions to property, plant, and equipment.............           --       (91,160)
    Proceeds from sale of property, plant and, and
      equipment.............................................           --        11,000
    Increase in resource property...........................           --        (5,000)
                                                              -----------   -----------
            Net cash used in investing activities for
              discontinued operations.......................           --       (85,160)
                                                              -----------   -----------
            Net cash used in investing activities...........   (2,117,810)      (85,160)
Financing activities:
  Increase in bank overdraft................................      107,702            --
  Proceeds from borrowings from note payable................           --       150,000
  Proceeds from issuance of long-term debt..................    1,259,103       161,489
  Repayments of long-term debt..............................      (51,054)     (122,050)
  Issuance of notes receivable..............................   (1,015,311)           --
  Issuance of common stock..................................    2,499,000            --
  Issuance of preferred stock...............................           --       375,000
                                                              -----------   -----------
            Net cash provided by financing activities.......    2,799,440       564,439
                                                              -----------   -----------
            Net increase in cash and cash equivalents.......     (324,841)      314,943
Cash and cash equivalents at beginning of period............  $   324,841   $     9,898
                                                              ===========   ===========
Cash and cash equivalents at end of period..................  $        --   $   324,841
                                                              ===========   ===========

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Supplemental disclosures of cash flow information: Cash paid during the period for continuing operations:
  Interest..................................................  $  140,267    $       --
                                                              ==========    ==========
  Income taxes..............................................  $       --    $       --
                                                              ==========    ==========
Supplemental disclosures of noncash investing and financing
  activities:
  Issuance of common stock for businesses acquired..........  $7,604,000    $       --
                                                              ==========    ==========
  Issuance of debt for businesses acquired..................  $1,575,000    $       --
                                                              ==========    ==========
  Issuance of common stock for convertible notes............  $  450,000    $       --
                                                              ==========    ==========
  Conversion of outstanding preferred stock.................  $  375,000    $       --
                                                              ==========    ==========
  Common stock granted for services.........................  $  200,000    $       --
                                                              ==========    ==========
  Imputed noncash dividend on preferred stock...............  $       --    $   67,500
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Business and Basis of Presentation

     Cereus Technology Partners, Inc. and subsidiaries (the "Company" or "Cereus"), was formerly named AIM Group, Inc. prior to December 1, 1999. Prior to July 31, 1999, the Company had been solely engaged since its incorporation in 1994 in the development of specialized minerals and operation of specialty materials projects ("Mineral Operations"). Although the Company continues to be engaged in the Minerals Operations, in the fourth quarter of 1999 the Company made the decision to discontinue its Mineral Operations and either sell or close the operations. On March 31, 2000, the Company entered into an agreement to sell its mineral businesses for approximately $640,000, plus approximately $340,000 of working capital contributions, to the Company's former Chairman of the Board (the "Mineral Transaction"). Accordingly, the surface modification and mining operations have been reflected as discontinued operations in the accompanying consolidated financial statements. The Mineral Transaction is expected to be completed during the quarter ending June 30, 2000 (see note 3).

     In 1999, the Company acquired three companies that provided information technology services and began providing business software implementation and consulting and Internet services. On July 30, 1999, the Company acquired The Reddy Group, Inc. and its wholly-owned subsidiary, Cereus Bandwidth LLC (collectively, "Cereus Bandwidth"), an Atlanta-based Internet service provider ("ISP") which developed and currently markets a variety of Internet, intranet and e-commerce services. On July 30, 1999, the Company acquired Enterprise Solutions Group, Inc. ("ESG"), a West Palm Beach based business software applications consulting firm. On November 15, 1999, the Company acquired Client Server Solutions, Inc. ("CSS"), an Atlanta-based business software sales and service company. ESG and CSS are focused on enterprise resource planning ("ERP") applications consisting of integrated financial, administrative, payroll and human resource, manufacturing, distribution, point-of-sale and inventory management software. The applications are supported by software that includes management information systems and database management of sales and marketing information.

  (b) Principles of Consolidation

     The consolidated financial statements include the financial statements of Cereus Technology Partners, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Revenue and Cost Recognition

     Revenue is derived from the sale of software licenses, hardware, and software services and is allocated to each element of multi-element arrangements based on the relative fair values of the elements, which is established by the price charged when the respective element is sold separately.

     Revenue from license fees and hardware is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectibility is probable.

     Software services include installation, training, and maintenance. Revenue from installation and training are recognized upon performance of the related services. Installation and training services are offered and billed as separate elements of contracts and are not essential to the functionality of the software.

     Maintenance is offered as a separate element and includes the right to unspecified upgrades on a when-and-if available basis. Maintenance revenue is deferred and recognized ratably over the term of the related contract, usually one year. Specified upgrades are not typically offered to customers.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

     In December 1998, the Accounting Standards Committee of the American Institute of Certified Public Accountants issued SOP 98-9, Software Revenue Recognition with Respect to Certain Transactions. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. The Company does not expect a material change to its accounting for revenues as a result of adopting the provisions of SOP 98-9.

     Accounts receivable include amounts due from customers for which revenue has been recognized. Deferred revenue consists of amounts collected from customers for license and software services that have not met the criteria for revenue recognition.

  (d) Cash Equivalents

     The Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

  (e) Property and Equipment

     Property and equipment are stated at cost. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 5 years for computer equipment and 10 years for furniture, fixtures and office equipment.

     Depreciation expense for continuing operations was $50,088, and $-0- for the years ended December 31, 1999, and 1998, respectively.

     Property and equipment, net, consisted of the following at December 31, 1999:

                                                                1999
                                                              --------
Office equipment............................................  $ 58,506
Furniture and fixtures......................................    89,901
Computer equipment..........................................   120,225
Computer software...........................................    85,622
                                                              --------
                                                               354,254
Less accumulated depreciation and amortization..............    50,088
                                                              --------
          Property and equipment, net.......................  $304,166
                                                              ========

  (f) Goodwill

     Goodwill, which represents the excess purchase price over net assets acquired, is amortized on a straight-line basis over the expected period to be benefited, generally 5 years. The Company evaluates the recoverability of these intangible assets at each period end using the undiscounted estimated future net operating cash flows expected to be derived from such assets. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's anticipated average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (h) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

  (i) Stock-Based Compensation

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock-based awards. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

  (j) Earnings Per Share

     Net loss per share-basic is computed based on net loss divided by the weighted average common shares outstanding during the year. Earnings per share is not presented on a diluted basis, as the effect of potentially dilutive securities was either anti-dilutive due to net losses or immaterial for the periods presented.

  (k) Comprehensive Income

     No statements of comprehensive income have been included in the accompanying consolidated financial statements for the years ended December 31, 1999 and 1998 since the Company does not have any "other comprehensive income" to report.

  (l) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. It requires that, at adoption, hedging relationships should be designated anew and that entities recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Pursuant to Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities, SFAS 133 is effective for all fiscal years beginning after June 15, 2000. The Company expects that there will be no material impact as a result of its adoption of SFAS No. 133.

  (m) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

  (n) Impairment of Long-lived Assets and Long-lived Assets to be Disposed of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

  (o) Reclassifications

     Certain reclassifications have been made to the 1998 consolidated financial statements to conform to the presentation adopted in 1999.

  (p) Commitments and Contingencies

     Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties, which are probable of realization, are separately recorded, and are not offset against the related liability, in accordance with Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts."

(2)  ACQUISITIONS

     On July 30, 1999, Cereus acquired 100% of the outstanding common stock of ESG pursuant to a Stock Purchase Agreement, dated as of July 31, 1999 (the "ESG Agreement"), by and between the Company and the shareholders of ESG, for approximately $3,024,000 including acquisition costs. The total consideration paid by Cereus in connection with the ESG acquisition consisted of $550,000 in cash, a $250,000 two-year subordinated note and 383,333 shares of the Company's common stock valued at $5.06 per share totaling $1,941,000. As a result of the acquisition, ESG became a wholly-owned subsidiary of the Company. The purchase method of accounting was used to record the acquisition. Accordingly, the results of operations of ESG for the period July 31, 1999 through December 31, 1999 are included in the Company's consolidated financial statements. The excess of the purchase price over the fair value of the net assets acquired, approximately $2,754,000, was recorded as goodwill and is being amortized over five years, the expected benefit period.

     On July 30, 1999, the Company acquired 100% of the outstanding common stock of Cereus Bandwidth ("CB") pursuant to a Stock Purchase Agreement, dated as of July 31, 1999 (the "CB Agreement"), by and between the Company and the shareholders of CB, for approximately $2,965,000 including acquisition costs. The total consideration paid by the Company in connection with the acquisition consisted of $1 million in cash and 333,333 shares of the Company's common stock valued at $5.06 per share totaling $1,688,000. As a result of the acquisition, CB became a wholly-owned subsidiary of the Company. The purchase method of accounting was used to record the acquisition. Accordingly, the results of operations for CB for the period July 31, 1999 through December 31, 1999 are included in the Company's consolidated financial statements. The excess of the purchase price over the fair value of the net assets acquired, approximately $2,850,000, was recorded as goodwill and is being amortized over five years, the expected benefit period.

     On November 15, 1999, the Company acquired 100% of the issued and outstanding capital stock of each of Client Server Solutions, Inc. ("CSS"), a Delaware corporation, and CSS Financial Software

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

Sales, Inc. ("CSS Financial"), a Georgia corporation, pursuant to a Merger Agreement, dated as of November 15, 1999 (the "CSS Agreement"), by and between the Company and the shareholders of CSS and CSS Financial, for approximately $5,134,000 including acquisition costs (net of notes receivable issued to the selling shareholders). The total consideration paid by Cereus in connection with the acquisition consisted of $400,000 in cash, $1,325,000 in short term notes payable, and 983,333 shares of the Company's common stock, including 150,000 shares held in escrow, valued at $4.50 per share totaling $4,425,000 subject to a future earn-out provision. As a result of the acquisition, each of CSS and CSS Financial were merged with and into a wholly-owned subsidiary of the Company. The purchase method of accounting was used to record the acquisition. Accordingly, the results of operations for CSS for the period November 16, 1999 through December 31, 1999 are included in the Company's consolidated financial statements. The excess of the purchase price over the fair value of the net assets acquired, approximately $6,425,000, was recorded as goodwill and is being amortized over five years, the expected benefit period.

     The following unaudited pro forma financial information presents the combined results of operations of the Company, ESG, CB, and CSS as if the acquisitions had occurred on January 1, 1998 after giving effect to certain adjustments including amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, ESG, CB, and CSS constituted a single entity during such periods.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------   ----------
                                                                    (UNAUDITED)
Pro forma consolidated net sales............................  $ 6,380,684   $6,579,595
                                                              ===========   ==========
Pro forma consolidated loss before discontinued
  operations................................................  $(4,827,797)  $ (101,303)
                                                              ===========   ==========
Pro forma consolidated net loss.............................  $(8,554,051)  $ (452,909)
                                                              ===========   ==========
Pro forma loss per share....................................  $     (2.46)  $    (0.14)
                                                              ===========   ==========

(3)  DISCONTINUED OPERATIONS

     The Company, until July 31, 1999, was solely a mining and mined products company. During 1999, the Company decided to change its business model to become a technology services company. To accomplish this objective, the Company acquired three technology consulting companies and changed its name.

     In March 2000, the Company executed a sale agreement with the former Chairman and President of the Company. This agreement specifies a purchase price of approximately $640,000 for the stock of all mining subsidiaries plus approximately $340,000 of working capital contributions to be provided by the Company. The consideration will be in the form of an interest-bearing note, due in 180 days, unless called earlier by the Company based upon certain rights. This note is secured by the pledge of 84,000 shares of the Company's stock.

     The Company will retain no subsequent interests in any mining operations or assets, no liabilities, expressed or contingent with respect to the mining operations, and the ultimate payment of the note is not tied in any form to the results of the mining operations.

     The sales price approximates the fair market value of the assets, as determined by an independent appraiser. Therefore, the Company wrote down the book value of its mining operations to this fair market value and accrued for transaction costs and severance obligations associated with the disposition. Management has estimated that income from operations for the mining operations would be approximately break-even until the expected closing date during the second fiscal quarter of fiscal 2000, and accordingly, did not accrue any amounts for future losses as of December 31, 1999. In accordance with generally

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES accepted accounting principles the Company's prior period financial statements have been reclassified to reflect the results of the discontinued operations.

(4)  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following at December 31, 1999:

Accrued employee compensation and benefits..................  $  507,064
Accrued liabilities.........................................     986,483
Deferred revenue............................................      26,413
Accrued interest payable....................................      58,824
Taxes accrued and withheld..................................     197,999
                                                              ----------
                                                              $1,776,783
                                                              ==========

(5)  INCOME TAXES

     The Company has net operating loss carryforwards available to offset future taxable income of approximately $5,200,000 expiring through the year 2019. The net operating loss carryforwards are subject to certain limitations, computed on an annual basis. Due to the Company's continued losses and the restricted use of some of the net operating loss carryforwards, a valuation allowance has been recorded to offset net deferred tax assets.

     Deferred tax assets and liabilities at December 31, 1999 are as follows:

Gross deferred tax asset....................................  $3,900,000
Less valuation allowance....................................   2,500,000
                                                              ----------
          Net deferred tax asset............................   1,400,000
Gross deferred tax liability................................   1,400,000
                                                              ----------
          Net deferred taxes................................  $       --
                                                              ==========

     The Company's income tax benefit from continuing operations for 1999 and 1998 differed from the amounts computed by applying the Federal income tax rate of 34% as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Computed expected income tax benefit........................  $1,176,000   $       --
Increase (decrease) in income tax benefit resulting from:
  Increase in valuation allowance...........................    (891,000)          --
  Amortization of goodwill..................................    (231,000)          --
  Other.....................................................     (54,000)          --
                                                              ----------   ----------
                                                              $       --   $       --
                                                              ==========   ==========

(6)  DEBT

     The Company has a line of credit agreement with a bank which provides for borrowings of up to $400,000 with interest payable monthly at the prime rate plus 1.5% (effective rate of 10.46% at December 31, 1999). The line is collateralized by all business assets of the former CSS company and personal life insurance contracts. The line expires March 20, 2000 and is renewable at that time for one year. The Company had borrowings of $399,193 under this line of credit at December 31, 1999, which were paid in full in April 2000.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

     During 1999 the Company entered into several loan agreements with the selling shareholders of CSS and ESG. The balance of the loans payable under these agreements is $1,565,311 at December 31, 1999. The notes payable for CSS have a term of four to six months and bear interest at 8% per annum. The note payable for ESG is a subordinated promissory note with a two-year term bearing interest at 3% per annum and is payable in two equal installments of $130,653 on July 30, 2000 and 2001. During the first quarter of fiscal 2000, the ESG note was cancelled and replaced by the issuance of 50,000 shares of common stock at $5 per share and 50,000 warrants exercisable at $10 per share and $300,000 of the CSS notes were canceled and replaced by the issuance of 60,000 shares of common stock at $5 per share and 60,000 warrants exercisable at $10 per share.

     The Company has several non-interest bearing loan agreements to fund the working capital needs of the Company totaling $35,000 at December 31, 1999. These loans were paid in full during the first quarter of fiscal 2000.

     In 1997 the Company issued $1,050,000 of Series A convertible notes payable (the "Convertible Notes"). At December 31, 1999 the Company had $600,000 of the Convertible Notes outstanding with three related parties. Prior to 1999 the Convertible Notes were amended several times. The various amendments included provisions which: (a) extended the maturity date of the Convertible Notes to June 30, 1999; (b) increased the annual interest rate to 10%, effective January 1, 1997; (c) changed the conversion price to $2.10 per common share; and (d) agreed that the Company will not, without the prior approval of the holders of at least 80% of the principal amount of the Convertible Notes outstanding, incur any indebtedness which ranks senior in priority to payment to the Convertible Notes. In 1999, the Convertible Notes were amended to extend the maturity date to June 30, 2000 as well as binding the holders of the Convertible Notes to certain provisions restricting the sale of any shares issued upon conversion. The Convertible Notes are unsecured. A total of $450,000 of the Convertible Notes were converted in June 1999, in exchange for 214,286 shares of the Company's common stock. Subsequent to December 31, 1999, the remaining Convertible Notes were converted to common stock pursuant to the original terms.

     In 1999, the Company issued $825,000 of subordinated notes ("Subordinated Notes") which were convertible into common shares at $3.75 per share and warrants to purchase common shares at $4.00 per share. Upon conversion, the noteholders will receive warrants to purchase a number of shares equal to: 0.5 times the number of shares into which their Subordinated Notes are converted if the Subordinated Notes are converted within 30 days of closing; 1.0 times the number of shares into which their Subordinated Notes are converted if the Subordinated Notes are repaid or converted up to 90 days of closing; 1.5 times the number of shares into which their Subordinated Notes are convertible if the Subordinated Notes are repaid or converted after 90 days of closing. The interest rate on the Subordinated Notes is 15% per annum payable semi-annually. The Subordinated Notes mature on October 15, 2000. As of December 31, 1999, the Subordinated Notes and related debt discount of $73,341 were outstanding. On February 10, 2000, all of the Subordinated Notes were converted to stock and warrants. (See note 10.)

(7)  SHAREHOLDERS' EQUITY

  (a) Common and Preferred Stock

     Pursuant to the Company's Restated Certificate of Incorporation, the Company is authorized to issue 50 million shares of common stock, $.01 par value per share, and 10 million shares of convertible preferred stock, $1.00 par value per share.

     The preferred shares were convertible into one share of common stock, as adjusted for any future stock dividends, stock splits or reverse stock splits. The conversion feature of the preferred stock is $2.50 per share, which was less than the current market price for the common stock at December 31, 1998. This

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES resulted in a beneficial conversion amount, which was recorded as an imputed non-cash preferred stock dividend for the year ended December 31, 1998 in the accompanying consolidated financial statements. The preferred shares were converted in 1999, and no shares were outstanding as of December 31, 1999.

  (b) Stock Options

     (i) Stock Option Plans. In September 1997, the Company's shareholders approved the adoption of the Company's 1997 Stock Option Plan (the "Plan"), which is administered by the Company's Board of Directors, and authorized a total of 250,000 shares of Common Stock for issuance thereunder. The purpose of the Plan is to enable the Company to attract and retain competent personnel by offering them the opportunity to acquire a proprietary interest in the Company. On November 30, 1999, stockholders of the Company approved an increase in the number of shares of Common Stock authorized for issuance under the Plan from 250,000 to 3,000,000 shares. Additionally, option grants for outside directors are covered by two separate plans. The Board has also approved option grants for non-employee advisors.

     (ii) Stock Option Activity. The following table summarizes activity in the Company's stock option plans for the years ended December 31, 1999 and 1998:

                                                                        WEIGHTED-AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------   -----------------
Options outstanding at December 31, 1997....................   73,333         $0.90
Granted.....................................................  121,000          2.90
Exercised...................................................   (3,333)         0.90
Forfeited...................................................   (8,333)         0.90
                                                              -------
Options outstanding at December 31, 1998....................  182,669          2.22
Granted.....................................................  783,333          3.91
Exercised...................................................   (3,333)         0.90
                                                              -------
Options outstanding at December 31, 1999....................  962,669         $3.60
                                                              =======

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                 OPTIONS OUTSTANDING
------------------------------------------------------       OPTIONS EXERCISABLE
                               WEIGHTED-                 ---------------------------
                 NUMBER         AVERAGE      WEIGHTED-       NUMBER        WEIGHTED-
RANGES OF    OUTSTANDING AT    REMAINING      AVERAGE    EXERCISABLE AT     AVERAGE
 EXERCISE     DECEMBER 31,    CONTRACTUAL    EXERCISE     DECEMBER 31,     EXERCISE
  PRICES          1999        LIFE(MONTHS)     PRICE          1999           PRICE
----------   --------------   ------------   ---------   ---------------   ---------
$     0.90       58,336            93          $0.90          25,835         $0.90
 2.50-3.00      121,000           102           2.90          49,000          2.74
 3.00-4.75      783,333            58           3.91          52,500          4.00
                -------           ---          -----         -------         -----
$0.90-4.75      962,669            65          $3.60         127,335         $2.89
                =======           ===          =====         =======         =====

     The per share weighted-average fair value of stock options granted during 1999 and 1998 was $4.41 and $2.90, respectively, on the date of grant using the Black Scholes option-pricing model. For the year ended December 31, 1999 the Company used the following weighted-average assumptions: dividend rate of 0%, expected volatility of 100%, risk-free interest rate of 6.5% and an expected life of one year. For the year ended December 31, 1998, the Company used the following weighted-average assumptions: dividend rate of 0%, expected volatility of 30%, risk-free interest rate of 4.61% to 6.09% and an expected life of 5 to 10 years.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

     Under its adoption of SFAS No. 123, the Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of the option at the grant date, the Company's pro forma net loss would have been as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              -----------   ---------
Net loss:
     As reported............................................  $(7,183,849)  $(351,606)
                                                              ===========   =========
     Pro forma..............................................  $(9,229,205)  $(358,600)
                                                              ===========   =========
  Loss per share:
     As reported............................................  $     (3.26)  $   (0.32)
                                                              ===========   =========
     Pro forma..............................................  $     (4.20)  $   (0.32)
                                                              ===========   =========

  (c) Outstanding Stock Purchase Warrants and Put Obligations

     In 1999, in connection with the issuance of the Subordinated Notes described in note 6, the Company issued stock purchase warrants enabling the holders to purchase 220,000 shares of the Company's Class A voting common stock at an exercise price of $4.00 per share at any time through December 2000. The estimated fair value of these warrants at the date issued was between $1.67 per share and $2.73 per share using the Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described above. The terms of the stock purchase warrants include certain registration rights and grant the holder the right and option to put the warrants back to the Company for cash for a period of 30 days immediately prior to the expiration thereof at a price equal to the fair market value of the shares of Class A voting common stock issuable to the holder upon exercise, as defined.

     In 1999, the Company also issued 168,738 warrants to purchase one share each of the Company's common stock. The warrants expire at various points between 2001 and 2004. The warrants have exercise prices between $3.75 and $4.15 per share. The estimated fair value of these warrants at the dates issued was between $1.52 per share and $2.58 per share using the Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described above. At December 31, 1999, the warrants were outstanding.

(8) COMMITMENTS AND CONTINGENCIES

  (a) Lease Commitments

     The Company is obligated under noncancelable operating lease agreements for office facilities, furniture and fixtures, and computer equipment for the next five years and thereafter.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

     Future minimum lease payments under all noncancelable operating lease agreements with remaining terms in excess of one year in the aggregate and for the next five years are shown as follows:

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................  $  612,033
2001........................................................     589,284
2002........................................................     540,391
2003........................................................     525,863
2004........................................................     512,110
                                                              ----------
          Total.............................................  $2,779,681
                                                              ==========

     Net rental expense for all cancelable and noncancelable operating leases was $99,774 for the year ended December 31, 1999. Net rental expense for all cancelable and noncancelable operating leases was $-0- for the year ended December 31, 1998.

  (b) Contractual Commitments

     In an agreement dated December 14, 1999, the Company agreed to issue approximately 53,000 shares of restricted stock valued at $250,000, its fair value at that date, in return for user licenses for resale from a software vendor. The Company committed to purchase a minimum of $500,000 of user licenses each year for the next three years following the anniversary date of the agreement. These licenses can be resold at any time in the future. In return, for the commitment, the Company will receive from the vendor 50,000 warrants to purchase the common stock of the vendor which vest when certain purchase levels have been attained. As of December 31, 1999, the Company had not issued its restricted stock or received the vendor's warrants.

     In a separate agreement with the same vendor dated December 23, 1999, the Company committed to purchase Application Service Provisioner user months for a total commitment of $1,115,000. This commitment is payable quarterly over the twelve month period beginning on the date of the contract. The user months can be resold anytime in the future. In return for this commitment, the Company will receive 5,000 warrants to purchase the common stock of the vendor which vest when certain purchase levels have been attained.

     In an agreement dated December 6, 1999, the Company committed to purchase software licenses from another vendor requiring payments totaling $250,000 through June 2000. For these payments, the Company will receive credits in excess of the $250,000 payment toward purchases of software licenses to be used anytime in the future.

     Additionally, the Company entered into contractual commitments to deliver products and services in the ordinary course of business. The Company believes that all such contractual commitments will be met or renegotiated such that no material adverse financial impact on the Company's financial position or results of operations will result from the Company's failure to meet these commitments.

  (c) Contingencies

     The Company is subject to lawsuits, claims, and other complaints arising out of the ordinary conduct of business. While the ultimate results and outcomes from these matters cannot be determined precisely, management, based in part upon the advice of legal counsel, believes that all matters are adequately covered by insurance or, if not covered, are without merit or are of such amounts as would not have a material adverse effect on the Company's financial position or results of operations.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

(9)  MAJOR CUSTOMERS

     For the year ended December 31, 1999, one customer accounted for 21% of revenues.

(10)  SUBSEQUENT EVENTS

  (a) Private Placement

     On February 8, 2000 the Company completed a private equity placement of its common stock. The placement consisted of approximately 4 million shares of common stock at $5 per share and a like number of warrants exercisable at $10 per share. The gross proceeds were approximately $20 million. All stock and warrants issued were unregistered.

  (b) Stock Compensation

     During the quarter ended March 31, 2000 stock issued to certain employees pursuant to contingent payments under amended terms of the CSS acquisition, as well as purchases of stock and warrants by members of management under terms similar to that of the private equity placement, resulted in stock compensation expense of approximately $2.2 million (Unaudited).

  (c) Debt Conversion and Extinguishment

     During the quarter ended March 31, 2000, the Company retired approximately $2 million of its notes payable outstanding as of December 31, 1999 through a conversion of the notes into a combination of stock and warrants. In addition another $440,000 of notes issued in January of 2000 were converted into stock and warrants, and the Company settled certain other amounts payable via issuance of common stock and warrants. Approximately $1 million of the notes were converted pursuant to their original terms and accordingly no gain or loss on the extinguishment of debt was recognized. The remaining notes payable and other payables were extinguished based upon terms not pursuant to the original obligations. Accordingly, the Company will recognize a loss on extinguishment of approximately $7.2 million (Unaudited) based upon the difference between the fair value of the stock and warrants issued and the debt extinguished as measured at the dates of the extinguishment.

  (d) Impairment

     During the first quarter of fiscal 2000 the Company hired new management, appointed a new board of directors and changed its strategic direction from an ERP implementation and consulting business to a web integration and application service provider. As a result, management under took a review of its net investments in the recently acquired companies and based upon its projections of expected future cash flows over a five year period, discounted using a 12% interest rate, determined that the investments in the companies previously engaged in ERP software sales and implementation services was were impaired. Accordingly the Company expects to recognize an impairment charge of $5.6 million (Unaudited) during the quarter ended March 31, 2000.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              MARCH 31, 2000   DECEMBER 31, 1999
                                                              --------------   -----------------
                                             ASSETS
Current assets:
  Cash......................................................   $16,972,112        $        --
  Accounts receivable, net..................................       955,108            814,892
  Prepaid expenses and other current assets.................       435,273            145,120
  Assets of discontinued operations held for sale...........       640,000            640,000
                                                               -----------        -----------
          Total current assets..............................    19,002,493          1,600,012
                                                               -----------        -----------
Property and equipment, net.................................       532,176            304,166
Goodwill, net...............................................     5,404,322         11,348,425
Other assets................................................       305,976            305,976
                                                               -----------        -----------
          Total assets......................................   $25,244,967        $13,558,579
                                                               ===========        ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................   $        --        $   107,702
  Notes payable and short-term debt.........................     1,274,987          3,351,163
  Accounts payable..........................................       659,184          1,976,411
  Accrued expenses and other current liabilities............     1,690,750          1,776,783
  Accrued stock compensation................................            --            638,300
                                                               -----------        -----------
          Total current liabilities.........................     3,624,921          7,850,359
Long-term debt..............................................        11,816             36,463
                                                               -----------        -----------
          Total liabilities.................................     3,636,737          7,886,822
                                                               -----------        -----------
Stockholders' equity:
  Preferred stock...........................................            --                 --
  Common stock..............................................        89,415             40,627
  Additional paid-in capital................................    48,246,105         15,481,923
  Accumulated deficit.......................................   (25,613,681)        (8,835,482)
                                                               -----------        -----------
          Total.............................................    22,721,839          6,687,068
  Less notes receivable from stockholders...................    (1,113,609)        (1,015,311)
                                                               -----------        -----------
          Total stockholders' equity........................    21,608,230          5,671,757
Commitments and contingencies
                                                               -----------        -----------
          Total liabilities and stockholder's equity........   $25,244,967        $13,558,579
                                                               ===========        ===========

     See accompanying notes to condensed consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED MARCH 31,
                                                               -----------------------------
                                                                    2000            1999
                                                               --------------   ------------
Net revenues................................................    $  1,591,325     $       --
Less:
Cost of revenues............................................       1,433,180             --
Loss on contractual services................................         250,000             --
Sales and marketing expenses................................         315,465             --
General and administrative expenses.........................         738,949             --
Stock compensation expense..................................       2,273,050             --
Impairment charge...........................................       5,637,401             --
Depreciation and amortization...............................          43,537             --
Goodwill amortization.......................................         306,702             --
                                                                ------------     ----------
          Operating loss....................................      (9,406,959)            --
Interest income, net........................................          52,260             --
                                                                ------------     ----------
          Loss from continuing operations before income
             taxes and extraordinary item...................      (9,354,699)            --
Income taxes from continuing operations.....................              --             --
                                                                ------------     ----------
          Loss from continuing operations before
             extraordinary item.............................      (9,354,699)            --
Discontinued operations
          Loss from discontinued operations.................              --       (309,456)
          Loss on disposal of discontinued operations.......        (236,000)            --
                                                                ------------     ----------
          Loss before extraordinary item....................      (9,590,699)      (309,456)
Extraordinary Item:
          Loss from debt conversion.........................      (7,187,500)            --
                                                                ------------     ----------
          Net loss..........................................    $(16,778,199)    $ (309,456)
                                                                ============     ==========
  Loss per share -- basic and diluted:
          Loss before discontinued operations and
             extraordinary items............................    $      (1.38)    $       --
          Discontinued operations...........................           (0.03)         (0.22)
                                                                ------------     ----------
          Loss before extraordinary items...................           (1.41)         (0.22)
          Loss from debt conversion.........................           (1.06)            --
                                                                ------------     ----------
          Net loss..........................................    $      (2.47)    $    (0.22)
                                                                ============     ==========
          Weighted average shares outstanding...............       6,792,081      1,396,684
                                                                ============     ==========

     See accompanying notes to condensed consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 MARCH 31, 2000
                                  (UNAUDITED)

                                                                    COMMON          ADDITIONAL
                                                              -------------------     PAID-IN
                                                               SHARES     AMOUNT      CAPITAL
                                                              ---------   -------   -----------
Balances at December 31, 1999...............................  4,062,604   $40,627   $15,481,923
Issuance of common stock in private placement, including
  placement agency shares...................................  4,084,955    40,850    19,575,950
Conversion of debt and expenses for common stock............    751,381     7,514     9,951,987
Issuance of common stock for options exercised..............     39,837       398        74,271
Stock compensation..........................................         --        --     2,913,156
Adjustment of issuance of common stock and note receivable
  to acquire common stock in connection with acquisition....    (50,000)     (500)          500
Common stock issued for services............................     52,632       526       248,318
Net loss....................................................         --        --            --
                                                              ---------   -------   -----------
Balances at March 31, 2000..................................  8,941,409   $89,415   $48,246,105
                                                              =========   =======   ===========

                                                                          NOTES
                                                      ACCUMULATED    RECEIVABLE FROM
                                                        DEFICIT       STOCKHOLDERS        TOTAL
                                                      ------------   ---------------   ------------
Balances at December 31, 1999.......................  $ (8,835,482)    $(1,015,311)    $  5,671,757
Issuance of common stock in private placement,
  including placement agency shares.................            --              --       19,616,800
Conversion of debt and expenses for common stock....            --              --        9,959,501
Issuance of common stock for options exercised......            --              --           74,669
Stock compensation..................................            --              --        2,913,156
Adjustment of issuance of common stock and note
  receivable to acquire common stock in connection
  with acquisition..................................            --         (98,298)         (98,298)
Common stock issued for services....................            --              --          248,844
Net loss............................................   (16,778,199)             --      (16,778,199)
                                                      ------------     -----------     ------------
Balances at March 31, 2000..........................  $(25,613,681)    $(1,113,609)    $ 21,608,230
                                                      ============     ===========     ============

     See accompanying notes to condensed consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
Operating activities:
  Continuing operations:
    Loss from continuing operations.........................  $(16,542,199)  $         --
    Adjustments to reconcile net loss to net cash provided
     by continuing operating activities:
      Depreciation and amortization.........................       350,239             --
      Impairment charge.....................................     5,637,401             --
      Noncash stock compensation............................     2,273,050             --
      Accounts receivable allowances........................       (27,495)            --
      Amortization of debt discount.........................        73,341             --
      Loss from debt conversion.............................     7,187,501             --
      Changes in operating assets and liabilities:
         Accounts receivable................................      (112,721)            --
         Prepaid expenses and other current assets..........         8,691             --
         Accounts payable...................................    (1,317,227)            --
         Accrued expenses and other liabilities.............       737,549             --
                                                              ------------   ------------
           Net cash used in continuing operating
             activities.....................................    (1,731,870)            --
                                                              ------------   ------------
  Discontinued operations:
    Loss from discontinued operations.......................            --       (309,456)
    Adjustment to reconcile loss from discontinued
     operations to net cash provided by discontinued
     operations.............................................            --        142,523
    Loss on disposal of discontinued operations.............      (236,000)            --
                                                              ------------   ------------
           Net cash used in discontinued operating
             activities.....................................      (236,000)      (166,933)
                                                              ------------   ------------
           Net cash used in operating activities............    (1,967,870)      (166,933)
                                                              ------------   ------------
Investing activities:
  Continuing operations:
    Net cash used in investing activities for continuing
     operations -- Additions to property and equipment......      (321,547)            --
                                                              ------------   ------------
  Discontinued operations:
    Increase in resource property...........................            --       (218,519)
    Additions to property and equipment.....................            --         (2,331)
                                                              ------------   ------------
           Net cash used in investing activities............      (321,547)      (220,850)
                                                              ------------   ------------
Financing activities:
  Decrease in bank overdraft................................      (107,702)            --
  Proceeds from borrowings from note payable................       511,836             --
  Repayments of long-term debt..............................      (311,000)            --
  Increase in note receivable shareholder...................       (98,298)            --
  Issuance of common stock..................................    19,266,694             --
                                                              ------------   ------------
           Net cash provided from financing activities for
             continuing operations..........................    19,261,530             --
  Discontinued operations:
    Proceeds from debt financing............................            --        100,000
    Payment of long-term debt...............................            --         (5,175)
                                                              ------------   ------------
           Net cash provided by financing activities for
             discontinued operations........................            --         94,825
                                                              ------------   ------------
           Net cash provided by financing activities........    19,261,530         94,825
                                                              ------------   ------------
           Net increase (decrease) in cash and cash
             equivalents....................................    16,972,113       (292,958)
Cash and cash equivalents at beginning of period............            --        324,841
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $ 16,972,113   $     31,883
                                                              ============   ============

     See accompanying notes to condensed consolidated financial statements.

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1)  BUSINESS AND BASIS OF PRESENTATION

     Cereus Technology Partners, Inc. and subsidiaries (the "Company" or "Cereus"), was formerly named AIM Group, Inc. prior to December 1, 1999. Prior to July 31, 1999, the Company operated a surface modification facility in Arkansas for industrial minerals used as fillers and endeavored to develop a cement additive application for a silica/kaolinite rock mined on property leased by the Company in Arizona. On March 31, 2000, the Company entered into an agreement to sell its mineral businesses for aggregate consideration of approximately $1.0 million to the Company's former Chairman of the Board (the "Mineral Transaction"). Accordingly, the surface modification and mining operations have been reflected as discontinued operations in the accompanying consolidated financial statements. The Mineral Transaction was closed in April 2000.

     In 1999, the Company acquired three companies that provided information technology services and began providing business software implementation and consulting and Internet services. On July 30, 1999, the Company acquired The Reddy Group, Inc. and its wholly-owned subsidiary, Cereus Bandwidth LLC (collectively, "Cereus Bandwidth"), an Atlanta-based Internet service provider ("ISP") which developed and currently markets a variety of Internet, intranet and e-commerce services. On July 30, 1999, the Company acquired Enterprise Solutions Group, Inc. ("ESG"), a West Palm Beach based business software applications consulting firm. On November 15, 1999, the Company acquired Client Server Solutions, Inc. and an affiliate company (collectively, "CSS"), an Atlanta-based business software sales and service company. ESG and CSS are focused on enterprise resource planning ("ERP") applications consisting of integrated financial, administrative, payroll and human resource, manufacturing, distribution, point-of-sale and inventory management software. The applications are supported by software that includes management information systems and database management of sales and marketing information.

(2)  DISCONTINUED OPERATIONS

     Until July 31, 1999 the Company was primarily a mining and mined products company. During 1999, the Company decided to change its business model to become a technology services company. To accomplish this objective, the Company acquired three technology consulting companies, changed its name and decided to discontinue its mining operations business.

     In March 2000, the Company executed a sale agreement with the former Chairman of the Board of the Company to sell the mining business; the transaction closed in April 2000. This agreement specified a purchase price of approximately $640,000 for the stock of all mining subsidiaries plus approximately $340,000 of working capital contributions to be provided by the Company. The consideration was in the form of an interest-bearing note, due in 180 days, unless called earlier by the Company based upon certain rights. This note is secured by the pledge of 84,000 shares of the Company's stock held by the former Chairman and the stock of certain of the subsidiaries to be sold.

     The Company will retain no subsequent interests in any mining operations or assets, no liabilities, expressed or contingent with respect to the mining operations, and the ultimate payment of the note is not tied in any form to the results of the mining operations.

     The sales price approximates the fair market value of the assets, as determined by an independent appraiser. Therefore, the Company wrote down the book value of its mining operations to this fair market value and accrued for transaction costs and severance obligations associated with the disposition in the fourth quarter of 1999. An additional loss on disposal of discontinued operations of approximately $236,000 was recorded for the quarter ended March 31, 2000 reflecting an adjustment to the write-down of the book value of the mining companies that was recorded in 1999. In accordance with generally accepted

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES accounting principles the Company's prior period financial statements have been reclassified to reflect the results of the discontinued operations.

(3)  GOODWILL AND IMPAIRMENT CHARGE

     During the quarter ended March 31, 2000 the Company hired new management, appointed a new board of directors and changed its strategic direction from an ERP implementation and consulting business to a web integration and application service provider business. As a result, management evaluated its net investments in the recently acquired companies and based upon its projections of expected future cash flows over a five year period, discounted using a 12% interest rate, determined that the investments in the companies previously engaged in ERP software sales and implementation services were impaired. Accordingly, the Company recognized an impairment charge of approximately $5.6 million during the quarter ended March 31, 2000.

(4)  STOCK-BASED COMPENSATION

     During the quarter ended March 31, 2000, stock issued to certain employees pursuant to contingent payments under amended terms of the CSS acquisition as well as purchases of stock and warrants by members of management as part of the private equity placement and warrants issued to consultants resulted in stock compensation expense of approximately $2.3 million.

(5)  LOSS ON COMMITMENTS AND CONTINGENCIES

     Loss on contractual services of approximately $250,000 related to commitments entered into prior to the new management team and its repositioning of the business to focus on business to business e-commerce was recognized in the first quarter 2000. The loss is recognized based on management's evaluation that any future economic benefits from these commitments are not probable given the repositioning of the business and the amount of the loss can be reasonably estimated.

(6)  DEBT

     During the quarter ended March 31, 2000, the Company retired approximately $2 million of its notes payable outstanding as of December 31, 1999 through a conversion of the notes into a combination of stock and warrants. In addition another $440,000 of notes issued in January 2000 were converted into stock and warrants, and the Company settled certain other amounts payable through the issuance of common stock and warrants. Approximately $1 million of the notes were converted pursuant to their original terms and accordingly no gain or loss on the extinguishment of debt was recognized. The remaining notes payable and other payables were extinguished based upon terms not pursuant to the original obligations. Accordingly, the Company recognized a loss on extinguishment of approximately $7.2 million based upon the difference between the fair value of the stock and warrants issued and the carrying value of the debt extinguished as measured at the dates of the extinguishment.

(7)  STOCK, OPTIONS AND WARRANTS

     On February 8, 2000, the Company consummated the private placement (the "Private Placement") of 4,000,000 shares of the Company's common stock (the "Common Stock") and warrants to purchase 4,000,000 shares of Common Stock. The placement was for 1,600 units (the "Units"), with each Unit having a purchase price of $12,500 and consisting of 2,500 shares of Common Stock and a warrant (the "Warrant") to purchase 2,500 shares of Common Stock at an exercise price of $10.00 per share. The Warrant expires three (3) years after its issuance and may be redeemed by the Company if the closing bid price for the Common Stock is equal to or greater than 100% of the exercise price of the Warrant for

               CEREUS TECHNOLOGY PARTNERS, INC. AND SUBSIDIARIES twenty (20) consecutive trading days, provided that a registration statement covering the shares of Common Stock to be issued upon exercise of the Warrants is then effective.

     The Company received gross proceeds of $20 million from the Private Placement. The Company intends to use such proceeds to make strategic acquisitions, to meet working capital requirements and for general corporate purposes.

     In connection with the Private Placement, the Company incurred placement agency fees of approximately $760,000 in cash in the aggregate, issued an aggregate of 84,955 shares of Common Stock, warrants to purchase an aggregate of 84,955 shares of Common Stock at an exercise price of $10.00 per share, and warrants to purchase an aggregate of 336,750 shares of Common Stock at an exercise price of $5.50 per share.

     The Units offered and sold in the Private Placement were not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption therefrom provided by Section 4(2) of the Securities Act.

     In addition to the 4,000,000 shares of Common Stock and 4,000,000 warrants (exercisable at $10.00) issued in connection with the Private Placement and the 84,955 shares of Common Stock and 421,705 warrants issued to placement agents, other significant activity during the first quarter included: the issuance of 751,381 shares of Common Stock and 929,918 warrants (exercisable between $3.75 and $10.00) for conversion of debt and settlement of expenses, as well as the issuance of 52,632 shares of Common Stock for contractual services; the issuance of 2,630,000 warrants to members of the new executive management and new board of director members (at exercise prices ranging from $3.75 to $17.75).

                                                                      APPENDIX A

                          SECOND AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             ELTRAX SYSTEMS, INC.,

                         SOLEMN ACQUISITION CORPORATION
                                      AND

                        CEREUS TECHNOLOGY PARTNERS, INC.

                           DATED AS OF JULY 27, 2000

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE I     THE MERGER
SECTION 1.1        The Merger..................................................    A-1
SECTION 1.2        Effective Time of the Merger................................    A-1
SECTION 1.3        Certificate of Incorporation................................    A-1
SECTION 1.4        Bylaws......................................................    A-2
SECTION 1.5        Officers....................................................    A-2
SECTION 1.6        Directors...................................................    A-2
ARTICLE II    CONVERSION OF SHARES
SECTION 2.1        Conversion of Cereus Shares and Options.....................    A-2
SECTION 2.2        Conversion of Cereus Acquiring Sub Shares...................    A-3
SECTION 2.3        Exchange of Cereus Certificates.............................    A-3
SECTION 2.4        No Fractional Securities....................................    A-4
SECTION 2.5        Closing.....................................................    A-4
SECTION 2.6        Closing of Cereus Transfer Books............................    A-4
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF CEREUS
SECTION 3.1        Organization and Qualification..............................    A-5
SECTION 3.2        Capitalization..............................................    A-5
SECTION 3.3        Subsidiaries................................................    A-5
SECTION 3.4        Authority; Non-Contravention; Approvals.....................    A-6
SECTION 3.5        Reports and Financial Statements............................    A-7
SECTION 3.6        Employee Benefit Plans; Labor Matters; No Parachute
                   Payments....................................................    A-7
SECTION 3.7        Certain Tax Matters.........................................    A-9
SECTION 3.8        Contracts; Debt Instruments.................................    A-9
SECTION 3.9        Litigation..................................................    A-9
SECTION 3.10       Intellectual Property.......................................   A-10
SECTION 3.11       Taxes.......................................................   A-10
SECTION 3.12       Interested Party Transactions...............................   A-10
SECTION 3.13       Absence of Certain Changes or Events........................   A-10
SECTION 3.14       Registration Statement and Proxy Statement..................   A-11
SECTION 3.15       Reorganization..............................................   A-11
SECTION 3.16       Brokers and Finders.........................................   A-11
SECTION 3.17       Opinion of Financial Advisor................................   A-11
SECTION 3.18       Hazardous Substances and Hazardous Waste....................   A-11
SECTION 3.19       Disclosure..................................................   A-12
ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND CEREUS ACQUIRING SUB
SECTION 4.1        Organization and Qualification..............................   A-12
SECTION 4.2        Capitalization..............................................   A-12
SECTION 4.3        Subsidiaries................................................   A-13
SECTION 4.4        Authority; Non-Contravention; Approvals.....................   A-13
SECTION 4.5        Reports and Financial Statements............................   A-14
SECTION 4.6        Employee Benefit Plans; Labor Matters; No Parachute
                   Payments....................................................   A-15
SECTION 4.7        Certain Tax Matters.........................................   A-16
SECTION 4.8        Contracts; Debt Instruments.................................   A-16
SECTION 4.9        Litigation..................................................   A-17
SECTION 4.10       Intellectual Property.......................................   A-17
SECTION 4.11       Taxes.......................................................   A-17
SECTION 4.12       Interested Party Transactions...............................   A-17
SECTION 4.13       Absence of Certain Changes or Events........................   A-18
SECTION 4.14       Registration Statement and Proxy Statement..................   A-18

                                                                                  PAGE
                                                                                  ----
SECTION 4.15       Reorganization..............................................   A-18
SECTION 4.16       Brokers and Finders.........................................   A-18
SECTION 4.17       Opinion of Financial Advisor................................   A-18
SECTION 4.18       Hazardous Substances and Hazardous Waste....................   A-18
SECTION 4.19       Disclosure..................................................   A-19
ARTICLE V    CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.1        Transition Matters..........................................   A-19
SECTION 5.2        Conduct of Business by Parent and Cereus Pending the
                   Merger......................................................   A-20
SECTION 5.3        Acquisition Transactions....................................   A-21
ARTICLE VI   ADDITIONAL AGREEMENTS
SECTION 6.1        Access to Information.......................................   A-22
SECTION 6.2        Registration Statement and Proxy Statement..................   A-23
SECTION 6.3        Stockholders' Approvals.....................................   A-23
SECTION 6.4        Compliance with the Securities Act..........................   A-23
SECTION 6.5        Expenses and Fees...........................................   A-23
SECTION 6.6        Agreement to Cooperate......................................   A-24
SECTION 6.7        Public Statements...........................................   A-25
SECTION 6.8        Notification of Certain Matters.............................   A-25
SECTION 6.9        Directors' and Officers' Indemnification....................   A-25
SECTION 6.10       Corrections to the Joint Proxy Statement/Prospectus and
                   Registration
                   Statement...................................................   A-25
SECTION 6.11       Listing.....................................................   A-25
SECTION 6.12       Parent Board of Directors...................................   A-25
SECTION 6.13       Bridge Facility.............................................   A-26
SECTION 6.14       Employment Agreements.......................................   A-26
SECTION 6.15       Executive Officers of Parent................................   A-26
SECTION 6.16       Reverse Stock Split; Corporate Name.........................   A-26
ARTICLE VII   CONDITIONS
SECTION 7.1        Conditions to Each Party's Obligation to Effect the
                   Merger......................................................   A-26
SECTION 7.2        Additional Conditions to Obligation of Cereus to Effect the
                   Merger......................................................   A-27
SECTION 7.3        Additional Conditions to Obligation of Parent to Effect the
                   Merger......................................................   A-28
ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1        Termination.................................................   A-28
SECTION 8.2        Effect of Termination.......................................   A-29
SECTION 8.3        Amendment...................................................   A-29
SECTION 8.4        Waiver......................................................   A-29
SECTION 8.5        Termination Fees and Expenses...............................   A-30
ARTICLE IX   GENERAL PROVISIONS
SECTION 9.1        Non-Survival of Representations and Warranties..............   A-30
SECTION 9.2        Notices.....................................................   A-31
SECTION 9.3        Interpretation..............................................   A-32
SECTION 9.4        Governing Law...............................................   A-32
SECTION 9.5        Arbitration.................................................   A-32
SECTION 9.6        Counterparts, Telecopied Signatures.........................   A-32
SECTION 9.7        Parties in Interest.........................................   A-32
SECTION 9.8        Miscellaneous...............................................   A-32

                          SECOND AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2000 (the "AGREEMENT"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation ("PARENT"), SOLEMN ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("CEREUS ACQUIRING SUB"), and CEREUS TECHNOLOGY PARTNERS, INC., a Delaware corporation ("CEREUS"). Parent and Cereus are sometimes together referred to collectively as the "COMPANIES" and, individually, as a "COMPANY".

                                    RECITALS

     A. The Boards of Directors of Parent, Cereus Acquiring Sub and Cereus have approved the merger of Cereus Acquiring Sub with and into Cereus, upon the terms and subject to the conditions set forth herein (the "MERGER"), and deem it advisable and in the best interests of their respective shareholders that the Merger be consummated.

     B. For federal income tax purposes, the parties intend to adopt this Agreement as a tax-free reorganization and to consummate the Merger in accordance with the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder.

     C. The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement (the "TRANSACTIONS").

     D. On June 12, 2000 the parties executed an Agreement and Plan of Merger (the "ORIGINAL AGREEMENT"). On July 14, 2000, the parties amended various terms of the Original Agreement, and executed a First Amendment to Agreement and Plan of Merger (the "FIRST AMENDMENT").

     E. The boards of directors of each of Parent, Cereus Acquiring Sub and Cereus have determined that it is fair to and in the best interests of their respective stockholders to further amend the Original Agreement and the First Amendment, and to restate in full their mutual agreements and understandings regarding the Transactions in this Second Amended and Restated Agreement and Plan of Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Cereus Acquiring Sub shall be merged with and into Cereus and the separate existence of Cereus Acquiring Sub shall thereupon cease. Cereus shall be the surviving corporation in the Merger and a wholly-owned subsidiary of Parent and is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as shall be stated in a certificate of merger, in a form mutually acceptable to Parent and Cereus, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "MERGER FILING"), concurrently with the closing of the Transactions in accordance with Section 2.5.

     SECTION 1.3 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall, after the Effective Time, be the Certificate of Incorporation of Cereus Acquiring Sub, and thereafter may be amended in accordance with their terms and as provided in the DGCL.

     SECTION 1.4 Bylaws. The Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall, after the Effective Time, be the Bylaws of Cereus Acquiring Sub and (subject to Section 6.9) thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

     SECTION 1.5 Officers. The officers of the Surviving Corporation after the Effective Time shall be the officers of Cereus Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

     SECTION 1.6 Directors. The directors of the Surviving Corporation after the Effective Time shall be the directors of Cereus Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

                                   ARTICLE II
                              CONVERSION OF SHARES

     SECTION 2.1 Conversion of Cereus Shares and Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Cereus:

     (a) Subject to paragraphs (b), (e) and (f) of this Section 2.1, each share of the common stock, par value $.01 per share, of Cereus (the "CEREUS COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, 1.75 fully paid and nonassessable shares (the "EXCHANGE RATIO") of the common stock, par value $.01 share of Parent ("PARENT COMMON STOCK");

     (b) Each share of Cereus Common Stock held by Cereus or any of its Subsidiaries (as defined in Section 3.3), and any shares of Cereus Common Stock owned by Parent, Cereus Acquiring Sub or any other Subsidiary of Parent, other than shares under any existing employee benefit plan which are held by either Company as trustee, shall be cancelled;

     (c) Each option or warrant granted by Cereus to purchase shares of Cereus Common Stock that is outstanding and unexercised immediately prior thereto (an "CEREUS STOCK OPTION"), whether vested or unvested at the Effective Time, shall cease to represent a right to acquire shares of Cereus Common Stock and shall be converted automatically into an option to purchase a number of shares of Parent Common Stock (a "PARENT OPTION") equal to the number of shares of Cereus Common Stock that could be purchased under such Cereus Stock Option multiplied by the Exchange Ratio, at a price per share of Parent Common Stock equal to the per share exercise price of such Cereus Stock Option divided by the Exchange Ratio; provided, however, that any fractional shares of Parent Common Stock resulting from such determination shall be rounded down to the nearest share. The adjustments provided herein with respect to any Cereus Stock Option that is an "incentive stock option" (as defined in section 422 of the Code) shall be and are intended to be effected in a manner that is consistent with section 424(a) of the Code;

     (d) Any Cereus plans governing the issuance and administration of the Cereus Stock Options (the "CEREUS OPTION PLANS") shall terminate, and within 90 days following the Closing Date, each holder of a Cereus Stock Option will receive an award agreement with respect to the Parent Options they acquire pursuant to Section 2.1(c) above, which shall preserve the remaining exercise period and vesting schedule (if any) of such converted Cereus Stock Options and, if applicable, shall preserve the status of any converted Cereus Stock Options as "incentive stock options" (as defined in Section 422 of the Code). Cereus shall take all actions necessary to ensure that following the Effective Time, no holder of Cereus Stock Options or any participant in the Cereus Option Plans or any other plans, programs, agreements or arrangements shall have any right thereunder to acquire any equity securities of Cereus, the Surviving Corporation or any subsidiary of either of the foregoing;

     (e) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Cereus Common Stock held by a Cereus stockholder entitled to and validly exercising appraisal rights pursuant to Section 262 of the DGCL (a "DISSENTING STOCKHOLDER") shall not be converted as described in Section 2.1(a) but, as of the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the laws of the State of Delaware; provided, however, that the shares of Cereus Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to the DGCL shall be deemed to be converted at the Effective Time into the right to receive shares of Parent Common Stock in accordance with Section 2.1(a). Cereus shall give Parent (i) prompt notice of any written demands for appraisal of shares of Cereus Common Stock received by Cereus and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands; and

     (f) If Cereus has not executed the Cereus Amended Loan Documents (as defined in Section 6.13) by September 1, 2000, (provided, however, that if the PNC Conditions (as defined in Section 6.13) have not been satisfied by such date, then such date shall be extended to September 18, 2000 provided that Cereus is negotiating in good faith to satisfy the PNC Conditions) then the exchange ratio shall be 1.667; provided, however, that if Parent sells (in one or more transactions) any part of its Hospitality Services Group (as defined in Parent's Form 10-K for the fiscal year ended December 31, 1999) for $8.0 million or more in cash in the aggregate at or prior to the Effective Time, in one or more transactions consented to in writing by Cereus, which consent will not be unreasonably withheld or delayed (and which consent will be granted if the consideration for the assets of the Hospitality Services Group (the "HOSPITALITY ASSETS") proposed to be in sold in such transaction or transactions is not materially less than the estimated value thereof previously agreed to by the Companies in writing), then the Exchange Ratio shall decrease (i) by an amount equal to (1) .007 divided by (2) 1,000,000 for each $1.00 in cash received by Parent at or prior to the Effective Time upon the sale of such assets; and (ii) an amount equal to (1) .0035 divided by (2) 1,000,000 for each $1.00 in principal amount payable to Parent on or prior to the one year anniversary of the Closing Date (as defined in Section 2.5) pursuant to the terms of any full recourse promissory note received by Parent upon the sale of such assets, provided that the repayment of such promissory note is not contingent upon any post-closing event or performance and is not subject to any contractual right of set off and that such promissory note is adequately secured, bears interest at a market rate, and has a fixed repayment schedule and principal amount.

     SECTION 2.2 Conversion of Cereus Acquiring Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, each issued and outstanding share of common stock, $.01 par value per share, of Cereus Acquiring Sub shall be converted into one share of common stock, $.01 par value per share of the Surviving Corporation.

     SECTION 2.3  Exchange of Cereus Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Cereus Common Stock (individually, a "CERTIFICATE" and, collectively, the "CERTIFICATES"), shall receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent (the "EXCHANGE AGENT"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1 based on the Exchange Ratio. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made and (ii) without regard to when such Certificates representing shares of Cereus Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

     (b) On the Closing Date, Parent shall make available to the Exchange Agent, for the benefit of each holder of Cereus Common Stock, a sufficient number of certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 2.4.

     (c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (as shown on the books of Cereus's Exchange Agent as of the Effective Time) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of the Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Cereus Common Stock, heretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 2.1 based on the Exchange Ratio, and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the persons entitled thereto.

     (d) Promptly following the date which is 12 months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, any holders of Certificates shall contact Parent directly in order to exchange such Certificates for shares of Parent Common Stock.

     SECTION 2.4 No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing less than one share of Parent Common Stock shall be issued in the Merger, and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Cereus Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of Parent Common Stock, as reported by The Wall Street Journal (Eastern Edition), as of the close of business on the business day immediately preceding the Closing Date.

     SECTION 2.5 Closing. The closing (the "CLOSING") of the Transactions shall take place simultaneously at a location mutually agreeable to Cereus and Parent as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VII is fulfilled or waived, or at such other time and place as Parent and Cereus shall agree. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

     SECTION 2.6 Closing of Cereus Transfer Books. At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of Cereus, except for the right to receive shares of Parent Common Stock pursuant to Section 2.1 and the right to receive cash for payment of fractional shares pursuant to Section 2.4. At the Effective Time, the stock transfer books of Cereus shall be closed and no transfer of shares of Cereus Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for shares of Parent Common Stock in accordance with this Article II.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CEREUS

     Except as disclosed in the Cereus SEC Reports (as defined in Section 3.5) or as set forth in the Restated Cereus Disclosure Schedule delivered by Cereus to Parent prior to the execution of this Agreement (the "CEREUS DISCLOSURE SCHEDULE"), Cereus represents and warrants to Parent that the following statements are true and correct as of the date hereof.

     SECTION 3.1 Organization and Qualification. Cereus is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Cereus is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Cereus and its Subsidiaries, taken as a whole, other than any change, circumstance or effect
(i) relating to or resulting from the economy or securities markets in general,
(ii) relating to or resulting from the industries in which Cereus or Parent operate and not uniquely relating to Cereus or Parent, or (iii) resulting from the announcement or existence of the Original Agreement, this Agreement or the Transactions (a "CEREUS MATERIAL ADVERSE EFFECT"), and copies of good standing certificates evidencing such qualification will be delivered to Parent at or prior to the Closing, in each case bearing a date within thirty (30) days prior to the Closing Date. True, accurate and complete copies of Cereus's Certificate of Incorporation and Bylaws, in each case as in effect the date hereof, including all amendments thereto, have been delivered to Parent. All jurisdictions in which Cereus owns, uses or operates property, and any qualifications in such jurisdictions, are listed on Schedule 3.1.

     SECTION 3.2  Capitalization.

     (a) On June 12, 2000, the authorized capital stock of Cereus consisted of 50,000,000 shares of Cereus Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("CEREUS PREFERRED STOCK"). As of June 9, 2000,
(i) 8,961,953 shares of Cereus Common Stock were issued and outstanding, all of which were validly issued and were fully paid, nonassessable and free of preemptive rights, (ii) no shares of Cereus Preferred Stock were issued and outstanding, (iii) 4,931,379 shares of Cereus Common Stock were reserved for issuance pursuant to the Cereus Option Plans, (iv) 7,843,693 shares of Cereus Common Stock were reserved for issuance upon exercise of outstanding warrants and options not issued under the Cereus Option Plans, and (v) no shares of Cereus Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and outstanding convertible notes.

     (b) Except as set forth in subsection (a) above or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, and also including any rights plan or other anti-takeover agreement, obligating Cereus or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Cereus or obligating Cereus or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Cereus SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Cereus or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Cereus.

     SECTION 3.3 Subsidiaries. Identified in Section 3.3 of the Cereus Disclosure Schedule is each direct and indirect Subsidiary (as defined below) of Cereus. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, all such qualifications being listed in Section 3.3 of the Cereus Disclosure Schedule, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Cereus Material Adverse Effect. At or prior to Closing, copies of good standing certificates evidencing such qualification will be delivered to Parent in each case bearing a date within thirty (30) days prior to the Closing Date. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Cereus are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Cereus, free and clear of any liens, claims or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any Subsidiary of Cereus, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "SUBSIDIARY" shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity.

     SECTION 3.4  Authority; Non-Contravention; Approvals.

     (a) Cereus has full corporate power and authority to enter into this Agreement and, subject to the Cereus Stockholders' Approval (as defined in Section 6.3(a)) and the Cereus Required Statutory Approvals (as defined in
Section 3.4(c)), to consummate the Transactions. This Agreement has been approved by the Board of Directors of Cereus and no other corporate proceeding on the part of Cereus is necessary to authorize the execution and delivery of this Agreement and, except for the Cereus Stockholders' Approval, the consummation by Cereus of the Transactions. This Agreement has been duly executed and delivered by Cereus and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding agreement of Cereus, enforceable against it in accordance with its terms.

     (b) The execution and delivery of this Agreement by Cereus do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cereus or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Cereus or any of its Subsidiaries, (ii) other than as provided in
Section 3.4(c), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Cereus or any of its Subsidiaries or any of their respective properties or assets or (iii) except as set forth in Section 3.4(b) of the Cereus Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Cereus or any of its Subsidiaries is now a party or by which Cereus or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Cereus of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of liens under the immediately preceding sentence, subject: (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Cereus Required Statutory Approvals and the Cereus Stockholder's Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective
Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, result in a Cereus Material Adverse Effect.

     (c) Except for (i) the filing of the Registration Statement and Joint Proxy Statement/Prospectus (as such terms are defined in Section 3.14) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the declaration of the effectiveness by the SEC and filings with or approvals from various state blue sky authorities, (ii) the making of the Merger Filing, (iii) the filings by Cereus required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (iv) any required filings with or approvals from NASDAQ or NASD (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "CEREUS REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Cereus or the consummation by Cereus of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, result in a Cereus Material Adverse Effect.

     SECTION 3.5 Reports and Financial Statements. Since January 1, 1997, Cereus has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No Subsidiary of Cereus is required to file any form, report or other document with the SEC. Cereus has previously made available to Parent, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-KSB (as amended on Form 10-KSB/A) for the fiscal years ended December 31, 1999, 1998 and 1997, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special), (ii) actions by written consent in lieu of a stockholders' meeting, in each case from January 1, 1998 until the date hereof, (c) all other reports, including quarterly reports, and registration statements filed by Cereus with the SEC since January 1, 1997 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Cereus SEC Reports"), and (d) all material documents associated with the Mineral Transaction (as defined in Cereus's Form 10-KSB for the fiscal year ended December 31, 1999). As of their respective dates, the Cereus SEC Reports contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements for the fiscal year ended December 31, 1999 and the two prior fiscal years, and the unaudited consolidated financial statements of Cereus included in Cereus's Quarterly Reports on Form 10-QSB for the period ended March 31, 2000 (collectively, the "CEREUS FINANCIAL STATEMENTS"), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Cereus and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     SECTION 3.6  Employee Benefit Plans; Labor Matters; No Parachute Payments.

     (a) Section 3.6(a) of the Cereus Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, whether legally enforceable or not, to which Cereus or any Subsidiary of Cereus is a party, with respect to which Cereus or any Subsidiary of Cereus has any obligation or which are maintained, contributed to or sponsored by Cereus or any Subsidiary of Cereus for the benefit of any current or former employee, officer or director of Cereus or any Subsidiary of Cereus (collectively, the "CEREUS BENEFIT PLANS").

With respect to each Cereus Benefit Plan, Cereus has delivered, or prior to Closing will deliver, or make available to Parent a true, complete and correct copy of (i) such Cereus Benefit Plan and the most recent summary plan description related to such Cereus Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Cereus Benefit Plan, (iii) the most recent annual report (Form
5500) filed with the Internal Revenue Service ("IRS") with respect to such Cereus Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Cereus Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Cereus Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither Cereus nor any Subsidiary of Cereus has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Cereus Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Cereus Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Cereus or any Subsidiary of Cereus could incur liability under
Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Cereus Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Cereus or any Subsidiary of Cereus.

     (c) Each Cereus Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Cereus Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Cereus SEC Reports prior to the date of this Agreement. Except as set forth in Schedule 3.6 (c), with respect to the Cereus Benefit Plans, no event has occurred and, to the knowledge of Cereus, there exists no condition or set of circumstances in connection with which Cereus or any Subsidiary of Cereus could be subject to any liability under the terms of such Cereus Benefit Plans, ERISA, the Code or any other applicable law which would reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of Cereus, threatened with respect to any Cereus Benefit Plan (other than claims for benefits in the ordinary course).

     (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect: (i) each Cereus Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Cereus Benefit Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Cereus Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by Cereus or any Subsidiary of Cereus which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Cereus Benefit Plan; (iv) neither Cereus nor any Subsidiary of Cereus has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Cereus Benefit Plan; (vi) no Cereus Benefit Plan is subject to Title IV of ERISA; (vii) none of the assets of Cereus or any Subsidiary of Cereus is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither Cereus nor any Subsidiary of Cereus has been required to post any security under

Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (viii) all contributions, premiums or payments required to be made with respect to any Cereus Benefit Plan have been made on or before their due dates; and (ix) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

     (e) Neither Cereus nor any Subsidiary of Cereus is a party to any collective bargaining or other labor union contract applicable to persons employed by Cereus or any Subsidiary of Cereus and no collective bargaining agreement is being negotiated by Cereus or any Subsidiary of Cereus. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Cereus or any Subsidiary of Cereus pending or, to the knowledge of Cereus, threatened which may interfere with the respective business activities of Cereus or any Subsidiary of Cereus, except where such dispute, strike or work stoppage would not reasonably be expected to have a Cereus Material Adverse Effect. As of the date of this Agreement, to the knowledge of Cereus, there is no charge or complaint against Cereus or any Subsidiary of Cereus pending before the National Labor Relations Board or any comparable governmental entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Cereus Material Adverse Effect.

     (f) Cereus has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Cereus and each Subsidiary of Cereus providing for annual compensation in excess of $200,000, (ii) all severance plans, agreements, programs and policies of Cereus and each Subsidiary of Cereus with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Cereus and each Subsidiary of Cereus with or relating to their respective employees or consultants which contain "change of control" provisions.

     (g) No employee of Cereus or its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits sunder any Cereus Benefit Plan as a result of the Transactions. No amount payable, or economic benefit provided, by Cereus or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any additional payment from Cereus or its Subsidiaries or any other person in the event that the excise tax of Section 4999 of the Code is imposed on such person.

     SECTION 3.7 Certain Tax Matters. Neither Cereus nor, to the knowledge of Cereus, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. Cereus is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

     SECTION 3.8 Contracts; Debt Instruments. There is no contract or agreement that is material to the business, financial condition or results of operations of Cereus and its Subsidiaries taken as a whole. Except as disclosed in Schedule 3.8, neither Cereus nor any Subsidiary of Cereus is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect. Set forth in Section 3.8 of the Cereus Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Cereus and its subsidiaries as described in the notes to the financial statements incorporated in Cereus's March 31, 2000 Form 10-QSB.

     SECTION 3.9 Litigation. There is no suit, claim, action, proceeding or investigation pending, to the knowledge of Cereus, or threatened against Cereus or any Subsidiary of Cereus before any governmental entity that would reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect, and, except as disclosed to Parent, to the knowledge of Cereus, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to Parent, Cereus is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Cereus and its Subsidiaries in respect of such suits, claims, actions, proceedings and investigations for which Cereus has a reasonable expectation of obtaining insurance coverage, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Neither Cereus nor any Subsidiary of Cereus is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect.

     SECTION 3.10 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect, (i) Cereus and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of Cereus and its Subsidiaries as currently conducted (collectively, the "CEREUS IP"), free and clear of all liens, and (ii) Cereus is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. The licenses associated with the Cereus IP are valid and binding obligations of Cereus, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. The conduct of the respective businesses of Cereus and its Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect. To the knowledge of Cereus, there are no infringements of any proprietary rights owned by or licensed by or to Cereus or any Subsidiary of Cereus that could reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect.

     SECTION 3.11 Taxes. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Cereus Material Adverse Effect, (i) Cereus and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Cereus and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Cereus or any Subsidiary of Cereus that are not adequately reserved for and (iv) the most recent financial statements contained in the Cereus SEC Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by Cereus and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     SECTION 3.12 Interested Party Transactions. Except for transactions of the type described in the Cereus SEC Reports which have occurred since March 31, 2000 in the ordinary course of business, since March 31, 2000, no executive officer, director or stockholder of Cereus or any of its Subsidiaries has engaged in any business dealings with Cereus or any of its Subsidiaries (other than any such business dealings that would not be required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

     SECTION 3.13 Absence of Certain Changes or Events. Since March 31, 2000, except without the actual knowledge of Parent, after reasonable inquiry, there has not been (i) any change that would result in a Cereus Material Adverse Effect , (ii) any event or occurrence which, insofar as can be reasonably foreseen, would in the future result in a Cereus Material Adverse Effect, or
(iii) any entry into a commitment or transaction material to Cereus and its Subsidiaries taken as a whole (including any merger, acquisition, borrowing of money or sales of assets), except in the ordinary course of business consistent with past practice or undertaken with the knowledge of Parent.

     SECTION 3.14 Registration Statement and Proxy Statement. None of the information to be supplied by Cereus or its Subsidiaries for inclusion in (i) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT") or (ii) the proxy statement to be distributed in connection with Cereus's and Parent's meetings of their respective stockholders to vote upon this Agreement and the Transactions, and any amendments thereof or supplements thereto (the "PROXY STATEMENT" and, together with the prospectus included in the Registration Statement, the "JOINT PROXY STATEMENT/PROSPECTUS") will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the meetings of stockholders of Parent and Cereus to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Parent and Cereus, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements, in the light of the circumstances under which they are made, not misleading.

     SECTION 3.15 Reorganization. None of Cereus or its Subsidiaries has willfully taken or agreed to or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 3.16 Brokers and Finders. Cereus has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Cereus to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions, except The Robinson-Humphrey Company, LLC ("ROBINSON-HUMPHREY"), whose fees and expenses will be paid by Cereus in accordance with Cereus's agreement with Robinson-Humphrey, based upon arrangements made by or on behalf of Cereus and previously disclosed to Parent.

     SECTION 3.17 Opinion of Financial Advisor. Robinson-Humphrey has rendered an opinion to the Board of Directors of Cereus to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Cereus Common Stock from a financial point of view; it being understood and acknowledged by Cereus that such opinion has been rendered for the benefit of the Board of Directors of Cereus and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries. Robinson-Humphrey has authorized the inclusion of its opinion in the Joint Proxy Statement/Prospectus.

     SECTION 3.18  Hazardous Substances and Hazardous Waste.

     (a) There is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Cereus or its Subsidiaries (the "CEREUS PROPERTIES") and there has not been generated by or on behalf of Cereus or its Subsidiaries any Hazardous Material that would result in a material adverse effect to the business of Cereus or its Subsidiaries, taken as a whole. No Hazardous Material has been disposed of or allowed to be disposed of by Cereus or its Subsidiaries, by any other party, on or off any of the Cereus Properties during the period that Cereus or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Cereus or its Subsidiaries or Cereus or its Subsidiaries being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Cereus or its Subsidiaries. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Hazardous Material" means any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Environmental Laws" means any law, statute, ordinance, rule or regulation of any governmental authority for which the primary purpose is to control pollution and protect the environment, including the statutes referenced above in this paragraph.

     (b) None of Cereus or its Subsidiaries' operations at the Cereus Properties is (or, with respect to past Cereus Properties and Cereus Properties of former Subsidiaries, was at the time of disposition) in violation of any Environmental Law (with respect to past Cereus Properties and Cereus Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Cereus Properties, including, without limitation, soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures used by Cereus or its Subsidiaries in the conduct of its business at such properties. During the period that Cereus or its Subsidiaries owned or leased the Cereus Properties, neither Cereus nor its Subsidiaries nor any third party used, generated, manufactured or stored on, under or about such Cereus Properties or transported to or from such Cereus Properties any Hazardous Material.

     SECTION 3.19 Disclosure. The representations and warranties of Cereus in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                            AND CEREUS ACQUIRING SUB

     Except as disclosed in the Parent SEC Reports (as defined in Section 4.5) or as set forth in the Restated Parent Disclosure Schedule delivered by Parent to Cereus prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and Cereus Acquiring Sub jointly and severally represent and warrant to Cereus that the following statements are true and correct as of the date hereof.

     SECTION 4.1 Organization and Qualification. Each of Parent and Cereus Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Cereus Acquiring Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, circumstance or effect (i) relating to or resulting from the economy or securities markets in general, (ii) relating to or resulting from the industries in which Cereus or Parent operate and not uniquely relating to Cereus or Parent, or (iii) resulting from the announcement or existence of the Original Agreement, this Agreement or the Transactions (a "PARENT MATERIAL ADVERSE EFFECT"), and copies of good standing certificates evidencing such qualification will be delivered to Cereus at or prior to the Closing, in each case bearing a date within thirty (30) days prior to the Closing Date.

     SECTION 4.2  Capitalization.

     (a) On June 12, 2000, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("PARENT PREFERRED STOCK"). As of June 9, 2000, (i) 25,467,250 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 6,700,103 shares of Parent Common Stock were reserved for issuance pursuant to one or more plans of Parent governing the issuance and administration of Parent Options (the "PARENT OPTION

PLANS"), (iv) 540,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants and options not issued under the Parent Option Plans, and (v) no shares of Parent Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and outstanding convertible notes.

     (b) Except as set forth in subsection (a) above, Section 4.2 of the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Parent SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Parent or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Parent.

     SECTION 4.3 Subsidiaries. Identified on Schedule 4.3 of the Parent Disclosure Schedule is each direct and indirect Subsidiary of Parent. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, all such qualifications being listed in
Section 4.3 of the Parent Disclosure Schedule, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Parent Material Adverse Effect. At or prior to Closing, copies of good standing certificates evidencing such qualification will be delivered to Cereus in each case bearing a date within thirty (30) days prior to the Closing Date. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Parent's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any corporate Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     SECTION 4.4  Authority; Non-Contravention; Approvals.

     (a) Each of Parent and Cereus Acquiring Sub has full corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders' Approval (as defined in Section 6.3(b)) and the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the Transactions. This Agreement has been approved by the Board of Directors of each of Parent and Cereus Acquiring Sub and no other corporate proceeding on the part of Parent or Cereus Acquiring Sub is necessary to authorize the execution and delivery of this Agreement and, except for the Parent Stockholders' Approval, the consummation by Parent and Cereus Acquiring Sub of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Cereus Acquiring Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding agreement of each of Parent and Cereus Acquiring Sub, enforceable against each in accordance with its terms.

     (b) The execution and delivery of this Agreement by each of Parent and Cereus Acquiring Sub do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its Subsidiaries, (ii) other than as provided in Section 4.4(c), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) except as set forth in
Section 4.4(b) of the Parent Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by each of Parent and Cereus Acquiring Sub of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of liens under the immediately preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and the Parent Stockholder's Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, result in a Parent Material Adverse Effect.

     (c) Except for (i) the filing of the Registration Statement and Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various or approvals from state blue sky authorities, (ii) the making of the Merger Filing, (iii) the filings by Parent required by the HSR Act and (iv) any required filings with or approvals from the NASDAQ or NASD (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, result in a Parent Material Adverse Effect.

     SECTION 4.5 Reports and Financial Statements. Since January 1, 1997, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No Subsidiary of Parent is required to file any form, report or other document with the SEC. Parent has previously made available to Cereus, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K (as amended on Form 10-K/A) for the fiscal years ended December 31, 1998 and December 31, 1999, Annual Report on Form 10-KSB (as amended on Form 10-KSB/A) for the fiscal year ended December 31, 1997, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting, in each case from January 1, 1998 until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Parent with the SEC since January 1, 1997 (the documents referred to in clauses
(a), (b) and (c) are collectively referred to as the "PARENT SEC REPORTS"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements for the fiscal year ended December 1999 and the two prior fiscal years, and the unaudited consolidated financial statements of Parent included in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2000 (collectively, the "PARENT FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     SECTION 4.6  Employee Benefit Plans; Labor Matters; No Parachute Payments.

     (a) Section 4.6(a) of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, whether legally enforceable or not, to which Parent or any Subsidiary of Parent is a party, with respect to which Parent or any Subsidiary of Parent has any obligation or which are maintained, contributed to or sponsored by Parent or any Subsidiary of Parent for the benefit of any current or former employee, officer or director of Parent or any Subsidiary of Parent (collectively, the "PARENT BENEFIT PLANS"). With respect to each Parent Benefit Plan, Parent has delivered, or prior to Closing will deliver, or make available to Parent a true, complete and correct copy of (i) such Parent Benefit Plan and the most recent summary plan description related to such Parent Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Parent Benefit Plan,
(iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such Parent Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Parent Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Parent Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither Parent nor any Subsidiary of Parent has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Parent Benefit Plans is a Multiemployer Plan or a Multiple Employer Plan. None of the Parent Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Subsidiary of Parent.

     (c) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent Reports prior to the date of this Agreement. Except as set forth in Schedule 4.6(c), with respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Subsidiary of Parent could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than claims for benefits in the ordinary course).

     (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by Parent or any Subsidiary of Parent which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of

Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan; (iv) neither Parent nor any Subsidiary of Parent has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Parent Benefit Plan; (vi) no Parent Benefit Plan is subject to Title IV of ERISA; (vii) none of the assets of Parent or any Subsidiary of Parent is the subject of any lien arising under Section 302(f) of ERISA or
Section 412(n) of the Code; neither Parent nor any Subsidiary of Parent has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (viii) all contributions, premiums or payments required to be made with respect to any Parent Benefit Plan have been made on or before their due dates; and (ix) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

     (e) Neither Parent nor any Subsidiary of Parent is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Subsidiary of Parent and no collective bargaining agreement is being negotiated by Parent or any Subsidiary of Parent. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or any Subsidiary of Parent, except where such dispute, strike or work stoppage would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, there is no charge or complaint against Parent or any Subsidiary of Parent pending before the National Labor Relations Board or any comparable governmental entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Parent Material Adverse Effect.

     (f) Parent has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Parent and each Subsidiary of Parent providing for annual compensation in excess of $200,000, (ii) all severance plans, agreements, programs and policies of Parent and each Subsidiary of Parent with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Parent and each Subsidiary of Parent with or relating to their respective employees or consultants which contain "change of control" provisions.

     (g) No employee of Parent or its Subsidiaries will be entitled to any additional benefits or an acceleration of the time of payment or vesting of any benefits under any of Parent Benefit Plan as a result of the Transactions. No amount payable, or economic benefit provided, by Parent or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any additional payment from Parent or its Subsidiaries or any other person in the event that the excise tax of Section 4999 of the Code is imposed on such person.

     SECTION 4.7 Certain Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

     SECTION 4.8 Contracts; Debt Instruments. There is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole. Except as disclosed in Schedule 4.8, neither Parent nor any Subsidiary of Parent is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Set forth in Schedule 4.8 is a description of any material changes to the amount and terms of the indebtedness of Parent and its subsidiaries as described in the notes to the financial statements incorporated in Parent's March 31, 2000 Form 10-Q.

     SECTION 4.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent before any governmental entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, except as disclosed to Parent, to the knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to Parent, Parent is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and its Subsidiaries in respect of such suits, claims, actions, proceedings and investigations for which Parent has a reasonable expectation of obtaining insurance coverage, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Except as disclosed in Schedule 4.9, neither Parent nor any Subsidiary of Parent is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.10 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of Parent and its Subsidiaries as currently conducted (collectively, the "PARENT IP"), free and clear of all liens other than those in favor of PNC Bank, National Association ("PNC"), and (ii) Parent is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. The licenses associated with the Parent IP are valid and binding obligations of Parent, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. The conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no infringements of any proprietary rights owned by or licensed by or to Parent or any Subsidiary of Parent that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.11 Taxes. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Parent and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Parent or any Subsidiary of Parent that are not adequately reserved for and (iv) the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     SECTION 4.12 Interested Party Transactions. Except for transactions of the type described in the Parent SEC Reports which have occurred since March 31, 2000 in the ordinary course of business, since March 31, 2000, no executive officer, director or stockholder of Parent or any of its Subsidiaries has engaged in any business dealings with Parent or any of its Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

     SECTION 4.13 Absence of Certain Changes or Events. Since March 31, 2000, except with respect to the proposed sale of the Hospitality Services Group, or without the actual knowledge, after reasonable inquiry, of the persons identified in Section 6.15, there has not been (i) any change that would result in a Parent Material Adverse Effect, (ii) any event or occurrence which, insofar as can be reasonably foreseen, would in the future result in a Parent Material Adverse Effect, or (iii) any entry into a commitment or transaction material to Parent and its Subsidiaries taken as a whole (including any merger, acquisition, borrowing of money or sales of assets), except in the ordinary course of business consistent with past practice.

     SECTION 4.14 Registration Statement and Proxy Statement. None of the information to be supplied by Parent or its Subsidiaries for inclusion in (i) the Registration Statement or (ii) Joint Proxy Statement/ Prospectus will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, and at the time of the meetings of stockholders of Parent and Cereus to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Cereus and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by Cereus or the stockholders of Cereus for inclusion in the Joint Proxy Statement/Prospectus.

     SECTION 4.15 Reorganization. None of Parent or its Subsidiaries has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.16 Brokers and Finders. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions, except Morgan Keegan & Company, Inc. ("MORGAN KEEGAN"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with Morgan Keegan, based upon arrangements made by or on behalf of Parent and previously disclosed to Cereus.

     SECTION 4.17 Opinion of Financial Advisor. Morgan Keegan has rendered an opinion to the Board of Directors of Parent to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Parent Common Stock from a financial point of view; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of Parent and is not intended to, and may not, be relied upon by Cereus, its affiliates or their respective Subsidiaries. Morgan Keegan has authorized the inclusion of its opinion in the Joint Proxy Statement/Prospectus.

     SECTION 4.18  Hazardous Substances and Hazardous Waste.

     (a) There is not now, nor has there ever been, any disposal, release or threatened release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Parent or its Subsidiaries (the "PARENT PROPERTIES") and there has not been generated by or on behalf of Parent or its Subsidiaries any Hazardous Material that would result in a material adverse effect to the business of Parent or its Subsidiaries, taken as a whole. No Hazardous Material has been disposed of or allowed to be disposed of by Parent or its Subsidiaries, by any other party, on or off any of the Parent Properties during the period that Parent or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Parent or its Subsidiaries or Parent or its Subsidiaries being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Parent or its Subsidiaries. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Hazardous Material" means any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to
Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Environmental Laws" means any law, statute, ordinance, rule or regulation of any governmental authority for which the primary purpose is to control pollution and protect the environment, including the statutes referenced above in this paragraph.

     (b) None of Parent or its Subsidiaries' operations at the Parent Properties is (or, with respect to past Parent Properties and Parent Properties of former Subsidiaries, was at the time of disposition) in violation of any Environmental Law (with respect to past Parent Properties and Parent Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Parent Properties, including without limitation soil and ground water condition and there are (or at the time of disposition were) no underground tanks or related piping, conduits or related structures used by Parent or its Subsidiaries in the conduct of its business at such properties. During the period that Parent or its Subsidiaries owned or leased the Parent Properties, neither Parent nor its Subsidiaries nor any third party used, generated, manufactured or stored on, under or about such Parent Properties or transported to or from such Parent Properties any Hazardous Material.

     SECTION 4.19 Disclosure. To the knowledge of Parent and Cereus Acquiring Sub, the representations and warranties of Parent and Cereus Acquiring Sub in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1  Transition Matters.

     (a) Upon the execution and delivery of the Original Agreement, Cereus and Parent established a committee (the "STEERING COMMITTEE") for the purpose of, to the extent permitted by applicable laws, facilitating the full exchange of information concerning the business, operations, capital spending, budgets, and financial results of Parent and Cereus between such date and the Closing Date (the "INTERIM PERIOD") and otherwise facilitating the efficient transition and combination of the respective businesses of Parent and Cereus as promptly as practicable following the Closing. The Steering Committee presently and at all times shall consist of two individuals to be designated from time to time by the Chairman of the Board of Directors of Parent and two individuals to be designated from time to time by the Chairman of the Board of Directors of Cereus and will be chaired by Cereus; provided, however, that on or before September 1, 2000, the Board of Directors of Parent shall take all actions necessary to cause Steven A. Odom to be elected Chief Executive Officer of Parent, James M. Logsdon to be elected President and Chief Operating Offer of Parent and Juliet M. Reising to be elected Chief Financial Officer and Executive Vice President of Parent, and upon the effectiveness of such elections the Steering Committee shall be dissolved for so long as they serve in such capacities. All material decisions of the Steering Committee, which shall be dissolved as of the Closing, shall be mutually agreed upon by Parent and Cereus.

     (b) If this Agreement shall be terminated pursuant to Section 8.1 and, at the time of such termination, Cereus shall be entitled to receive a termination fee under Section 8.5, then Parent shall reimburse Cereus for the costs incurred by Cereus in connection with making its personnel available to

Parent during the Interim Period in fulfillment of the purposes of this Section
5.1 in an amount equal to $12,500 per week or any part thereof. Reimbursement by Parent to Cereus under this Section 5.1(b) shall be made simultaneous with the payment of any such termination fee.

     (c) Parent shall indemnify and hold harmless Cereus and those employees of Cereus who render services to Parent during the Interim Period under this Agreement (including those employees who serve on the Steering Committee or who are elected to be officers of Parent) from and against any claims or liabilities asserted against them relating to their services to Parent hereunder (and Parent hereby forever releases Cereus and such persons from any claims by or liabilities to Parent arising from or relating to such services), provided that
(i) such claims or liabilities did not result from acts or omissions (x) not in good faith or (y) which involve intentional misconduct or a knowing violation of law and (ii) such services were rendered in a manner reasonably and in good faith believed to be in or not opposed to the best interests of Parent.

     (d) During the Interim Period, Cereus shall cause all of its employees made available to Parent pursuant to this Agreement to use their best efforts to (i) avoid doing anything to the competitive disadvantage of Parent vis-a-vis Cereus,
(ii) not use to the advantage of Cereus any confidential information of Parent obtained while performing services for or on behalf of Parent, (iii) not solicit any employees of Parent to terminate their relationship with Parent, and (iv) if requested by Parent to do so, cause each such employee of Cereus to execute confidentiality and non-solicitation agreements in customary form in accordance with the foregoing.

     SECTION 5.2  Conduct of Business By Parent and Cereus Pending the
Merger. Subject to Section 5.1 above, or except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, each of the Companies shall, and shall cause each of their Subsidiaries to:

     (a) conduct their respective businesses in the ordinary and usual course of business and consistent with the immediate past practice;

     (b) not (i) amend or propose to amend their respective Articles of Incorporation or Bylaws (or comparable organizational documents), (ii) split, combine or reclassify their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to a Company by a wholly-owned Subsidiary of such Company, or (iv) repurchase any shares of their outstanding capital stock;

     (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) each Company may (A) grant options to non-executive employees and (B) issue shares upon the exercise of outstanding options and warrants or pursuant to existing agreements, and (ii) Cereus may issue, agree to issue and sell shares of Cereus Common Stock and warrants to acquire shares of Cereus Common Stock, provided that the aggregate consideration therefor does not exceed $15 million, and provided further that Cereus shall give to the Chairman of the Board of Parent reasonable prior notice of such transaction or transactions;

     (d) not (i) assume, incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of each Company (the "EXISTING CREDIT FACILITIES") up to the existing borrowing limit on the date hereof or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the other Company, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than pursuant to an employee stock incentive plan of a Company, (iii) take or fail to take any action which action or failure to take action would cause either Company or their stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, (iv) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and (v) sell, pledge, dispose of or encumber any material assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the Transactions;

     (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

     (g) not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business;

     (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

     (i) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority.

     SECTION 5.3  Acquisition Transactions.

     (a) Each Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, Subsidiaries, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 5.3(b)), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Subsidiary, to take any such action; provided, however, that (i) nothing contained in this Section 5.3(a) shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.3(a), and (ii) if, after receiving the written opinion of outside legal counsel, the Board of Directors of the Company determines in good faith that failing to do so would violate its fiduciary duties, nothing contained in this Section 5.3(a) shall prohibit the Board of Directors of the Company from considering and negotiating (including furnishing nonpublic information) an unsolicited bona fide written acquisition proposal (the "UNSOLICITED BID") and from approving or recommending to the stockholders of the Company such Unsolicited Bid which (A) was not received in violation of this Section 5.3(a), (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing or financing is, in the good faith judgment of the Board of Directors of the Company after consultation with its financial advisors, highly likely of being obtained, and (D) the Board of Directors of the Company determines in good faith, after receiving the written opinion of its financial advisor to such effect, that such Unsolicited Bid is highly likely to result in a transaction more favorable, from a financial point of view, to the Company's stockholders than the Merger. Each Company shall use its best efforts to notify the other Company promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use its best efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 5.3.

     (b) For purposes of this Section 5.3, the term "COMPETING TRANSACTION" shall mean any of the following involving either Company or any Subsidiary of either Company whose business constitutes 25% or more of the net revenues, net income or assets of such Company and its Subsidiaries, taken as a whole, as the case may be (other than the Merger contemplated by this Agreement or the sale of the Hospitality Assets):

          (i) any merger, consolidation, share exchange, business combination or other similar transaction;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions except for the sale of inventory in the ordinary course of business; or

          (iii) any tender offer or exchange offer for 15% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     SECTION 6.1  Access to Information.

     (a) Subject to applicable law, Cereus and its Subsidiaries shall afford to Parent and its respective accountants, counsel, financial advisors and other representatives (the "PARENT REPRESENTATIVES") and Parent and its Subsidiaries shall afford to Cereus and its accountants, counsel, financial advisors and other representatives (the "CEREUS REPRESENTATIVES") full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the Transactions and (ii) such other information concerning their respective businesses, properties and personnel as either Company shall reasonably request; provided, however, that no investigation pursuant to this Section 6.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Cereus and its Subsidiaries shall hold and shall use their reasonable best efforts to cause the Cereus Representatives to hold, and Parent and its Subsidiaries shall hold and shall use their reasonable best efforts to cause Parent Representatives to hold, in strict confidence all nonpublic documents and information furnished to each Company, in connection with the Transactions contemplated by this Agreement, except that (i) Cereus and Parent may disclose such information as may be necessary in connection with seeking the Cereus Required Statutory Approvals, Cereus Stockholders' Approval, Parent Required Statutory Approvals and Parent Stockholders' Approval and (ii) each of Cereus and Parent may disclose any information that it is required by law or judicial or administrative order to disclose.

     (b) In the event that this Agreement is terminated in accordance with its terms, each Company shall promptly redeliver to the other all nonpublic written material provided pursuant to this Section 6.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by a Company based on the information in such material shall be destroyed (and each Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     SECTION 6.2 Registration Statement and Proxy Statement. Parent shall file with the SEC as soon as is reasonably practicable after the date hereof the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to this Agreement and shall use all reasonable efforts to obtain required approvals and clearance with respect thereto. Parent, Cereus Acquiring Sub and Cereus shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the foregoing sentence. The information provided and to be provided by Parent and Cereus, respectively, for use in the Joint Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 6.3  Stockholders' Approvals.

     (a) Subject to the fiduciary duties of the Board of Directors of Cereus under applicable law, Cereus shall, as promptly as practicable, submit this Agreement and the Transactions for the approval of its stockholders at a meeting of stockholders and shall use its best efforts to obtain stockholder approval and adoption (the "CEREUS STOCKHOLDERS' APPROVAL") of this Agreement and the Transactions. Subject to the fiduciary duties of the Board of Directors of Cereus under applicable law, such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Cereus under applicable law, Cereus shall, through its Board of Directors, recommend to its stockholders approval of the Transactions.

     (b) Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, as promptly as practicable, submit this Agreement and the Transactions for the approval of its shareholders at a meeting of shareholders and shall use its best efforts to obtain stockholder approval and adoption (the "PARENT STOCKHOLDERS' APPROVAL") of this Agreement and the Transactions. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, through its Board of Directors, recommend to its stockholders approval of the Transactions.

     SECTION 6.4 Compliance With The Securities Act. Cereus shall use its best efforts to cause each officer, each director and each other person who is an "affiliate," of Cereus, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("RULE 145"), to deliver to Parent, at or prior to the Effective Time a written agreement (an "AFFILIATE AGREEMENT") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

     SECTION 6.5 Expenses and Fees. Expenses (as defined in this Section 6.5) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except that those Expenses incurred in connection with printing and filing the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by Parent and Cereus. For purposes of this Agreement, the term "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement, and the Joint Proxy Statement/ Prospectus, the solicitation of stockholder or shareholder approvals, any filings made under the HSR Act and all other matters related to the Closing.

     SECTION 6.6  Agreement To Cooperate.

     (a) Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of each Company, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of each Company and their respective Subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) Without limitation of the foregoing, each of Parent and Cereus undertakes and agrees to file as soon as practicable, and in any event prior to August 15, 2000, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. Each of Parent and Cereus shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions, except with the prior written consent of the other parties hereto. Each party shall promptly notify the other party of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed communication to any of the foregoing.

     (c) In the event any litigation is commenced by any person or entity relating to the Transactions, either party shall have the right, at its own expense, to participate therein, and each Company will not settle any such litigation without the consent of the other, which consent will not be unreasonably withheld.

     (d) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Cereus and the Surviving Corporation shall take all such necessary action.

     (e) Following the Effective Time, Parent shall conduct its business, and shall cause the Surviving Corporation to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, Parent shall cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business within the meaning of Section 368 of the Code. Moreover, Parent does not have any present plan or intent to (a) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to corporations controlled (within the meaning of Section 368(c) of the Code) by Parent, (b) reacquire any of its stock issued in connection with the Merger, (c) cause the Surviving Corporation to issue shares of stock of the Surviving Corporation that would result in Parent losing "control" (within the meaning of Section 368(c) of the Code) of the Surviving Corporation, or (d) take or refrain from taking, or permit the Surviving Corporation to take or refrain from taking, any other action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent and Cereus Acquiring Sub will provide Cereus with certain factual representations of Parent and Cereus Acquiring Sub reasonably requested by Cereus as necessary to confirm that Parent and Cereus Acquiring Sub will not take any action on or after the Effective Time that would jeopardize the tax free nature of the Merger.

     SECTION 6.7 Public Statements. Each Company shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the Transactions and shall not issue any such press release or written public statement prior to such consultation.

     SECTION 6.8 Notification of Certain Matters. Each of Parent and Cereus agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect on the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.9  Directors' and Officers' Indemnification.

     (a) The indemnification provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Cereus. Parent hereby guaranties unconditionally the satisfaction of all such rights to indemnification.

     (b) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.9.

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect for each director and officer of Cereus and its Subsidiaries as of the Effective Time, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time.

     (d) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the charter or Bylaws of Cereus, any indemnification agreement, under the DGCL, or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

     SECTION 6.10 Corrections to the Joint Proxy Statement/Prospectus and Registration Statement. Prior to the date of approval of the Merger by their respective stockholders, each of Cereus and Parent shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/ Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of Cereus and Parent, in each case to the extent required by applicable law.

     SECTION 6.11 Listing. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on NASDAQ, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon the exercise of stock options.

     SECTION 6.12 Parent Board of Directors. At and after the Effective Time, the Board of Directors of Parent shall include the same members of the Board of Directors of Cereus as existed immediately prior to the Effective Time, and will also include (a) one individual designated by Parent and acceptable to

Cereus, and (b) the current Chairman of the Board of Directors of Parent (who shall serve as Chairman of the Board of Directors of Parent at and after the Effective Time). At the Effective Time, Parent shall secure the resignation of each other member of its Board of Directors.

     SECTION 6.13 Bridge Facility. On or around June 12, 2000, Parent and Cereus entered into a commitment letter substantially in the form attached hereto as Exhibit 6.13 (the "BRIDGE FACILITY"). Prior to Closing, Cereus will execute amended loan documents (the "CEREUS AMENDED LOAN DOCUMENTS") to provide an additional $5 million in borrowing availability thereunder to Parent (the "ADDITIONAL CEREUS LOAN") on terms substantially similar to the original borrowing availability under the Bridge Facility; provided, however, that Cereus' obligation to execute the Cereus Amended Loan Documents shall be conditioned upon:

          (i) PNC amending Parent's Undrawn Availability covenant, as described in Section 6.10 of Parent's Credit Agreement with PNC dated March 14, 2000, as amended (the "PNC CREDIT AGREEMENT"), to reflect a $1 million amount, and

          (ii) PNC amending the financial covenants set forth in Sections 6.5,
     7.6 and 7.11 of the PNC Credit Agreement in a manner satisfactory to Cereus in the exercise of its reasonable discretion (together with (i) above, the "PNC CONDITIONS").

     SECTION 6.14 Employment Agreements. At the Closing, Parent shall execute and deliver to each of Steven A. Odom, James M. Logsdon and Juliet M. Reising (each an "EXECUTIVE") an executive employment agreement with Parent in substantially the same form as each Executive has with Cereus on the date hereof; it being understood that, in the case of Mr. Odom, he shall not serve as Chairman of the Board of Directors of Parent.

     SECTION 6.15 Executive Officers of Parent. Effective at or immediately prior to the Effective Time, the Board of Directors of Parent shall take all actions necessary (if any) to cause (i) Steven A. Odom to be elected as Chief Executive Officer of Parent, (ii) James M. Logsdon to be elected as President and Chief Operating Officer of Parent, and (iii) Juliet M. Reising to be elected as Chief Financial Officer and Executive Vice President of Parent.

     SECTION 6.16 Corporate Name. Parent shall take all action necessary, including amending the Parent's Articles of Incorporation, in order to effect and implement, as of the Effective Time the change of the corporate name of Parent to such other name as Parent and Cereus may agree, provided that such other name shall not be Eltrax Systems, Inc. or any name similar thereto.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) the Cereus's Stockholders' Approval and the Parent Stockholders' Approval;

     (b) Intentionally omitted;

     (c) the Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

     (d) the shares of Parent Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the NASDAQ upon official notice of issuance;

     (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

     (f) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the Merger illegal;

     (g) the waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated; and

     (h) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the Transactions, including, but not limited to, the Cereus Required Statutory Approvals and the Parent Required Statutory Approvals, and all consents from lenders, lessors, or other third parties required to consummate the Merger, shall have been obtained and be in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of Cereus, Parent and their Subsidiaries, taken as a whole, following the Effective Time.

     SECTION 7.2 Additional Conditions to Obligation of Cereus to Effect the Merger. Unless waived by Cereus, the obligation of Cereus to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

     (a) Parent and Cereus Acquiring Sub shall each have performed their obligations contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Cereus Acquiring Sub contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Parent Material Adverse Effect, and Cereus shall have received a certificate of the Chairman of the Board of Parent to that effect;

     (b) Cereus and each of the directors of Parent shall have entered into a proxy agreement substantially in the form attached hereto as Exhibit 7.2, pursuant to which, among other things, each such director has granted to Cereus a proxy to vote all of the shares of Parent Common Stock held by such director in favor of the Merger;

     (c) Rogers & Hardin LLP, legal counsel to Cereus, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to Cereus, and reasonably satisfactory to it, based upon certain representations of Cereus, Parent and Cereus Acquiring Sub and certain assumptions, to the effect that: (i) the Merger will qualify as a tax-free "reorganization" under Section 368(a) of the Code, (ii) no gain or loss will be recognized by Parent or Cereus by reason of the Merger, (iii) no gain or loss will be recognized by any stockholder of Cereus upon the exchange of Cereus Common Stock solely for Parent Common Stock in the Merger, (iv) the basis of the Parent Common Stock received by each Cereus stockholder who exchanges Cereus Common Stock for Parent Common Stock in the Merger will be the same as the stockholder's basis in the Cereus Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Parent Common Stock), (v) the holding period of the Parent Common Stock received by each Cereus stockholder in the Merger will include the holding period of the Cereus Common Stock surrendered in exchange therefor, provided that such shares of Cereus Common Stock were held as a capital asset by such stockholder at the Effective Time, and (vi) cash received by each Cereus stockholder in lieu of a fractional share interest of Parent Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Parent Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Cereus

Common Stock was a capital asset in such stockholder's hands at the Effective
Time), which opinion shall not have been withdrawn or modified in any material respect; and

     (d) Cereus shall not have received pursuant to Section 262 written notice of intent to demand payment in connection with the Transaction with respect to more than 350,000 shares of Cereus Common Stock.

     SECTION 7.3 Additional Conditions to Obligation of Parent to Effect the Merger. Unless waived by Parent, the obligation of Parent to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

     (a) Cereus shall have performed obligations contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Cereus contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Cereus Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer of Cereus to that effect; and

     (b) Parent and each of the directors of Cereus shall have entered into a proxy agreement substantially in the form attached hereto as Exhibit 7.3, pursuant to which, among other things, each such director has granted to Parent a proxy to vote all of the shares of Cereus Common Stock held by such director in favor of the Merger.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and Cereus;

     (b) by either Parent or Cereus, if the Effective Time shall not have occurred on or before December 31, 2000; provided, however, that in the event that the Effective Time has not occurred by such time solely due to the failure to satisfy the condition specified in Section 7.1(g) or 7.1(h), then such date may be extended, at the option of Parent or Cereus, until January 31, 2001; and provided further, however, that the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by either Parent or Cereus, if any injunction, order or decree of the type described in Section 7.1(e) hereof shall have been entered and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its best efforts to prevent the entry of and to remove such injunction, order or decree;

     (d) by Cereus, if prior to the Parent Stockholders' Approval, (i) the Board of Directors of Parent withdraws, modifies or changes its recommendation of the issuance of the Parent Common Stock in the Merger or shall have resolved to do so; or (ii) the Board of Directors of Parent shall have recommended to the shareholders of Parent a Competing Transaction or shall have resolved to do so;

     (e) by Parent if, prior to the Cereus Stockholders' Approval, (i) the Board of Directors of Cereus withdraws, modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do so, or (ii) the Board of Directors of Cereus shall have recommended to the stockholders of Cereus a Competing Transaction or shall have resolved to do so;

     (f) by (i) Cereus if this Agreement and the Merger shall fail to receive the requisite votes for the Parent Stockholders' Approval or (ii) Parent if this Agreement and the Merger shall fail to receive the requisite votes for the Cereus Stockholders' Approval;

     (g) by Cereus, upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Cereus Acquiring Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 30 days after written notice of such default specifying in reasonable detail the nature of such default is given to Parent by Cereus, and for so long as Parent continues to exercise such reasonable efforts, Cereus may not terminate this Agreement under this Section 8.1(g); and provided further, however, that the preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b); and provided further, however, that Cereus may not terminate this Agreement under this Section 8.1(g) by reason of any breach of the representations and warranties in Section 4.13 that is caused by, or that results from, any action or inaction of any of Cereus's representatives on the Steering Committee;

     (h) by Parent, upon breach of any representation, warranty, covenant or agreement on the part of Cereus set forth in this Agreement, or if any representation or warranty of Cereus shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied (a "TERMINATING CEREUS BREACH"); provided, however, that if such Terminating Cereus Breach is curable by Cereus through the exercise of its reasonable efforts within 30 days after written notice of such default specifying in reasonable detail the nature of such default is given to Cereus by Parent, and for so long as Cereus continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(h); and provided further, however, that the preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b);

     (i) by Parent at any time if Cereus materially breaches the terms of the loan agreements, including, without limitation, the Cereus Amended Loan Documents, executed pursuant to the Bridge Facility;

     (j) by Parent, if Steven A. Odom does not execute the executive employment agreement referenced in Section 6.14; or

     (k) by Parent, if the PNC Conditions have been satisfied and Cereus has failed to execute the Cereus Amended Loan Documents within ten (10) business days of such satisfaction.

     SECTION 8.2 Effect of Termination. Except as provided in Section 8.5, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in
Section 8.5(b); provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Cereus Stockholders' Approval and the Parent Stockholders' Approval, no amendment may be made, except such amendments that have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the Minnesota Business Corporation Act and the DGCL, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.5  Termination Fees and Expenses.

     (a) In the event that Cereus shall terminate this Agreement pursuant to (A)
Section 8.1(f)(i); (B) Section 8.1(d); or (C) Section 8.1(b) and at the time of any such termination pursuant to subpart (A), (B) or (C) hereof there shall exist or be proposed a Competing Transaction with respect to Parent and, within 12 months thereafter, Parent shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated, then Parent shall pay to Cereus an amount equal to $5.0 million plus all of Cereus's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1.0 million, promptly after the execution and delivery of such agreement or the consummation of such Competing Transaction.

     (b) In the event that Parent shall terminate this Agreement pursuant to (A)
Section 8.1(f)(ii); (B) Section 8.1(e); or (C) Section 8.1(b) and at the time of any such termination pursuant to subpart (A), (B) or (C) hereof there shall exist or be proposed a Competing Transaction with respect to Cereus and, within 12 months thereafter, Cereus shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated, then Cereus shall pay to Parent an amount equal to $5.0 million plus all of Parent's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1.0 million, promptly after the execution and delivery of such agreement or the consummation of such Competing Transaction.

     (c) In the event that Cereus shall terminate this Agreement pursuant to
Section 8.1(g) or Section 8.1(f)(i) and Parent is not otherwise entitled to payment pursuant to Section 8.5(a), then Parent shall pay to Cereus within two business days after such termination an amount equal to $2.5 million plus all of Cereus's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1.0 million; provided, however, that, in the event both Parent and Cereus would otherwise be entitled to payments under this Section 8.5 in connection with the termination of this Agreement pursuant to both Sections 8.5(f)(i) and
(f)(ii), neither party shall be required to make any payment under this Section 8.5.

     (d) In the event that Parent shall terminate this Agreement pursuant to
Section 8.1(h) or Section 8.1(f)(ii) and Cereus is not otherwise entitled to payment pursuant to Section 8.5(b), then Cereus shall pay to Parent within two business days after such termination an amount equal to $2.5 million plus all of Parent's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1.0 million; provided, however, that, in the event both Cereus and Parent would otherwise be entitled to payments under this Section 8.5 in connection with the termination of this Agreement pursuant to both Sections 8.5(f)(i) and
(f)(ii), neither party shall be required to make any payment under this Section 8.5.

     (e) Any payment required to be made pursuant to this Section 8.5 shall be made not later than the date of the entry into an agreement referred to therein and two business days after delivery to the paying party of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the other Company in the notice of demand for payment delivered pursuant to this Section 8.5(c). In no event shall either Company be entitled to collect amounts pursuant to this Section 8.5 relating to more than one specified event.

     (f) Except to the extent provided in the loan agreements executed pursuant to the Bridge Facility, the fees set forth in this Section 8.5 shall constitute the sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any nonperformance of a covenant, breach, failure of a condition precedent or termination of this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations and Warranties. No representations, warranties or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the

Merger, and after the Effective Date of the Merger neither Parent nor Cereus, or their respective officers or directors shall have any further obligation with respect thereto, except for the representations, warranties and agreements contained in Articles II and IX and in Sections 1.4, 1.5, 1.6, 5.1(b), 5.1(c), 5.1(d), 6.1, 6.5, 6.6 (including any factual representations set forth in a certificate delivered to Cereus pursuant thereto) and 6.9, all of which shall survive the Merger.

     SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to Cereus, to:

         Cereus Technology Partners, Inc.
         1000 Abernathy Road
         400 Northpark, Suite 1000
         Atlanta, Georgia 303028
         Facsimile No.: (770) 668-0961

         Attn: Chief Executive Officer

     with a copy to:

       Rogers & Hardin LLP
       2700 International Tower
       229 Peachtree Street, N.E.
       Atlanta, Georgia 30303
       Attn: Steven E. Fox, Esq.
       Facsimile No.: (404) 525-2224

     (b) If to Parent, to:

         Eltrax Systems, Inc.
         400 Galleria Parkway, Suite 300
         Atlanta, Georgia 30339
         Attn: Chairman of the Board
         Facsimile No.: (678) 589-3570

     with a copy to:

       Jaffe, Raitt, Heuer & Weiss, Professional Corporation
       One Woodward Avenue
       Suite 2400
       Detroit, Michigan 48226
       Attn: William E. Sider, Esq.
       Facsimile No.: (313) 961-8358

     (c) If to Cereus Acquiring Sub, to:
         Solemn Acquisition Corporation
         400 Galleria Parkway, Suite 300
         Atlanta, Georgia 30339
         Attn: Chairman of the Board
         Facsimile No.: (678) 589-3570
     with a copy to:

       Jaffe, Raitt, Heuer & Weiss, Professional Corporation
       One Woodward Avenue
       Suite 2400
       Detroit, Michigan 48226
       Attn: William E. Sider, Esq.
       Facsimile No.: (313) 961-8358

     SECTION 9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section means such Article or Section hereof, and (iii) the words "including" shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     SECTION 9.4 Governing Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state.

     SECTION 9.5 Arbitration. Any controversy or claim arising out of or relating to this agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Georgia, by a panel of three arbitrators, of which Parent will choose one arbitrator, Cereus will choose one arbitrator, and those arbitrators will choose the third arbitrator, who will act as chairman of the panel. The arbitrators will select the rules and procedures under which the arbitration will be conducted. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Georgia for this purpose.

     SECTION 9.6 Counterparts, Telecopied Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     SECTION 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.8 Miscellaneous. This Agreement (including the exhibits attached hereto and the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise, except that Cereus Acquiring Sub may assign this Agreement to any other wholly-owned Subsidiary of Parent.

                         [Signatures on following page]

     IN WITNESS WHEREOF, Parent, Cereus Acquiring Sub and Cereus have caused this Agreement to be signed and delivered by their respective officers as of the date first written above.

                                          CEREUS TECHNOLOGY PARTNERS, INC.

                                          By:      /s/ STEVEN A. ODON
                                            ------------------------------------
                                              Its: Chief Executive Officer

                                          SOLEMN ACQUISITION CORPORATION

                                          By:     /s/ JAMES M. LOGSDON
                                            ------------------------------------
                                              Its: President

                                          ELTRAX SYSTEMS, INC.

                                          By:    /s/ WILLIAM P. O'REILLY
                                            ------------------------------------
                                              Its: Chief Executive Officer

                                                                    EXHIBIT 6.13

                        CEREUS TECHNOLOGY PARTNERS, INC.
                        1000 ABERNATHY ROAD, SUITE 1000
                             ATLANTA, GEORGIA 30328

                                 June 12, 2000

Eltrax Systems, Inc.
400 Galleria Parkway, Suite 300
Atlanta, Georgia 30339
Attn: Chief Executive Officer

        Re: Cereus $5 Million Bridge Facility

Ladies and Gentlemen:

     The purpose of this Commitment Letter is to outline the manner in which Cereus Technology Partners, Inc. ("Cereus") will proceed with a loan to Eltrax Systems, Inc. ("Eltrax") of up to $5 million (the "Bridge Facility"). In connection with the Bridge Facility and the execution of that certain Agreement and Plan of Merger among Cereus, Eltrax and Solemn Acquisition Corporation dated of even date herewith, to which this Commitment Letter is attached as Exhibit
6.13 (the "Merger Agreement"), Eltrax and Cereus each hereby agree as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

          1. Bridge Facility. Subject to the consent of Eltrax's bank lender, PNC Bank, National Association ("PNC"), which Eltrax shall use its reasonable best efforts to obtain, Cereus hereby commits to loan to Eltrax up to an aggregate of $5 million in accordance with the terms and conditions set forth in this Commitment Letter.

          2. Process. Cereus and Eltrax shall negotiate the terms of definitive agreements with respect to the Bridge Facility (the "Definitive Agreements") and shall be prepared to execute and deliver the Definitive Agreements and close the Bridge Facility by June 16, 2000. The Definitive Agreements shall incorporate the terms and conditions set forth in Exhibit A attached hereto and incorporated herein by this reference, as well as customary representations, warranties, indemnities, covenants and conditions.

          3. Termination. This Commitment Letter shall terminate on the earliest to occur of (i) the date on which either Cereus or Eltrax terminates the Merger Agreement as provided therein, and (ii) the date that the Definitive Agreements are executed and delivered by the parties hereto. Notwithstanding any termination under this Section 3, Sections 4 through 9 hereof shall remain in full force and effect.

          4. Concerning Remedies. Each of the parties hereto acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          5. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

          6. Submission to Jurisdiction Selection of Forum. CEREUS AND ELTRAX EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY GEORGIA STATE OR FEDERAL COURT SITTING IN THE CITY OF ATLANTA, GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, AND CEREUS AND ELTRAX EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR SUCH FEDERAL COURT.

     CEREUS AND ELTRAX EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

          7. Entire Agreement; Amendment. This Commitment Letter embodies the entire agreement of the parties with respect to the Bridge Facility and shall not be amended except by a written instrument executed by the parties hereto.

          8. Counterparts. This Commitment Letter may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed signature page to this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.

     Please confirm that the foregoing accurately sets forth our agreement by executing this Commitment Letter where indicated and returning it to Cereus.

                                            Very truly yours,

                                            CEREUS TECHNOLOGY PARTNERS, INC.

                                            By:
                                              ----------------------------------
                                                Its:
                                              ----------------------------------

                                            ACKNOWLEDGED AND AGREED TO:

                                            ELTRAX SYSTEMS, INC.

                                            By:
                                              ----------------------------------
                                                Its:
                                              ----------------------------------

                                                                       EXHIBIT A

              SUMMARY OF BRIDGE FACILITY TO BE PROVIDED BY CEREUS

                                 JUNE 12, 2000

Amount:                      Up to an aggregate of $5 million.

Term: All amounts outstanding under the Bridge Facility will be due and payable on the first anniversary of the closing of the Bridge Facility. The Bridge Facility may be prepaid at any time without premium or penalty.

Interest Rate:               All amounts outstanding under the Bridge Facility
                             will earn interest through the end of the term at a rate per annum equal to the Prime Rate, as published by Bank of America, N.A., Atlanta,
                             Georgia, from time to time, plus 3%.

Advances:                    Advances under the Bridge Facility shall be made by
                             Cereus upon the written request of Eltrax only after Eltrax has exhausted all of its remaining credit available under its existing credit facility with PNC. When any advance under the Bridge
                             Facility is intended to fund an expenditure that is outside of Eltrax's normal course of business, the Steering Committee must approve such expenditure prior to funding such advance.

Security:                    The Bridge Facility will be secured by a lien on
                             all or substantially all of the assets of Eltrax, which will be subordinated only to Eltrax's existing credit facility with PNC.

Conversion:                  Prior to the expiration of its term, the
                             outstanding principal amount of the Bridge Facility will be convertible by Cereus into that number of shares of the common stock, par value $.01 per share, of Eltrax obtained by multiplying (i) 1.15 by (ii) a fraction, the numerator of which is the outstanding principal amount of the Bridge Facility on the date of conversion and the denominator of which is the per share closing price for the Eltrax common stock on the day immediately prior to the public announcement of the Merger.

Issuance of Warrants:        If the Merger Agreement is terminated under
                             circumstances whereby Cereus is entitled to a termination fee pursuant to Section 8.5 thereof, then Eltrax will issue to Cereus warrants to purchase shares of Eltrax common stock exercisable at $.01 per share (the "Warrants") for that number of shares of Eltrax common stock equal to the outstanding principal amount of the Bridge Facility on the date of the occurrence of the event giving rise to the payment of any such termination fee
                             (the "Valuation Date"), divided by the closing price per share of the Eltrax common stock on the Valuation Date (the "Warrant Shares"); provided, however, that Eltrax shall have the right to repay the outstanding principal amount of the Bridge
                             Facility in full within thirty (30) days after the Valuation Date, in which event Eltrax shall issue to Cereus Warrants to purchase 25% of the Warrant
                             Shares that would have been issuable but for such repayment.

Anti-Dilution Protection:    Cereus shall receive proportional adjustments for
                             splits, dividends, recapitalizations, and the like and, if the Merger Agreement is terminated pursuant to Section 8.1 thereof and, at the time of such termination, Cereus shall be entitled to receive a termination fee under Section 8.5 thereof, then
                             Cereus shall also receive "weighted average" protection for issuances of Eltrax common stock or securities convertible into Eltrax common stock at a per share price below the per share closing price for the Eltrax common stock on the day immediately prior to the public announcement of the Merger.
                             Notwithstanding the foregoing, no adjustments shall be made for shares of Eltrax common stock issued pursuant to stock purchase, option, warrant and related agreements outstanding as of the date of the Merger Agreement.

Registration Rights:         Cereus shall have registration rights in connection
                             with the resale of the Eltrax common stock issuable to Cereus upon (i) the conversion of the outstanding principal amount of the Bridge Facility and (ii) the exercise of the Warrants
                             (collectively, the "Eltrax Securities") as follows:

                               (a) Cereus will have right to make one demand for
                                   an underwritten registration of the Eltrax
                                   Securities at any time within one year of the conversion of the Bridge Facility or the exercise of the Warrants, as the case may be.

                               (b) Cereus will have unlimited piggyback
                                   registration rights other than with respect to registrations on Form S-8 or S-4 or with respect to any shelf registration filed under Rule 415(a) (1)(viii).

                               (c) Registration rights will terminate at such
                                   time as Cereus is eligible to sell all of its Eltrax Securities under Rule 144(k).

                               (d) Cereus' registration rights will be subject
                                   to reasonable market standoff provisions.

                               (e) Cereus will have two S-3 registration rights
                                   if Eltrax is eligible therefor, but Cereus may not demand such registration more than once during any calendar year.

                               (f) Eltrax will pay all ordinary expenses of
                                   registration.

                               (g) Both parties will be subject to typical
                                   indemnification and contribution obligations in connection with the registrations.

                               (h) Eltrax cannot grant registration rights on
                                   terms more favorable than the registration rights granted to Cereus hereunder without Cereus' prior written consent.

                                  EXHIBIT 7.2
                          STOCKHOLDERS PROXY AGREEMENT

     STOCKHOLDERS PROXY AGREEMENT (this "Agreement"), dated as of June   , 2000,
among CEREUS TECHNOLOGY PARTNERS, INC., a Delaware corporation ("Cereus"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

                              W I T N E S S E T H:

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Eltrax Systems, Inc., a Minnesota corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Capital Stock owned by the Stockholders and any shares of Company Capital Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, Cereus and the Company, among others, propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of a subsidiary of the Company with and into Cereus (the "Merger"); and

     WHEREAS, as a condition to the willingness of Cereus to enter into the Merger Agreement, Cereus has requested that each Stockholder agree, and, in order to induce Cereus to enter into the Merger Agreement, each Stockholder has agreed, to grant Cereus proxies to vote such Stockholder's Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

     SECTION 1.01 Transfer of Shares. During the term of this Agreement, and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge or otherwise dispose of any of its Shares if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Company Capital Stock if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares.

     SECTION 1.02 Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Cereus, or any nominee of Cereus, with full power of substitution, during and for the term of this Agreement, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Minnesota may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

     (b) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Cereus the power to carry out the provisions of this Agreement.

     (c) Nothing contained in this Agreement shall be deemed to restrict a Stockholder who is also a director of the Company from taking actions in his capacity as a director as may be permitted under the Merger Agreement.

     SECTION 1.03 Term of Agreement. This Agreement shall be effective as of the date hereof and shall expire on the earlier of (a) the Effective Time and
(b) the date of the termination of the Merger Agreement pursuant to its terms.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Cereus as follows:

     SECTION 2.01 Due Organization, Etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Cereus, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.02 No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or similar organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder is a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except

(i) for applicable requirements, if any, of the Exchange Act, and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     SECTION 2.03 Title to Shares. Other than to the extent described in Exhibit A hereto, such Stockholder is the record or beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF CEREUS

     Cereus hereby represents and warrants to each Stockholder as follows:

     SECTION 3.01 Due Organization, Etc. Cereus is a corporation duly organized and validly existing under the laws of the State of Delaware. Cereus has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Cereus have been duly authorized by all necessary corporate action on the part of Cereus. This Agreement has been duly executed and delivered by Cereus and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Cereus, enforceable against Cereus in accordance with its terms.

     SECTION 3.02 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Cereus do not, and the performance of this Agreement by Cereus will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Cereus, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Cereus or by which Cereus or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Cereus pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cereus is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Cereus of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Cereus do not, and the performance of this Agreement by Cereus will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Cereus of its obligations under this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Cereus

         Cereus Technology Partners, Inc.
         1000 Abernathy Road
         400 Northpark, Suite 1000
         Attention: Chief Executive Officer
         Telecopier No.: (770) 668-0961

     with a copy to:

         Rogers & Hardin LLP
         2700 International Tower
         229 Peachtree Street, N.E.
         Atlanta, Georgia 30303
         Attention: Steven E. Fox, Esq.
         Telecopier No.: (404) 525-2224

     (b) If to a Stockholder, to such Stockholder's address set forth on Exhibit A.

     SECTION 4.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 4.04 This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 4.05 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Cereus may assign its rights, interests and obligations hereunder to any successor or Cereus entity of Cereus whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Closing).

     SECTION 4.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 4.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. CEREUS AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY GEORGIA STATE OR FEDERAL COURT SITTING IN THE CITY OF ATLANTA, GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND CEREUS AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR SUCH FEDERAL COURT. CEREUS AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 4.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                            CEREUS TECHNOLOGY PARTNERS, INC.

                                            By:
                                              ----------------------------------
                                                Name: Steven A. Odom
                                                Title:  Chief Executive Officer

                                            STOCKHOLDERS:

                                            ------------------------------------
                                                    WILLIAM P. O'REILLY

                                            ------------------------------------
                                                      JAMES C. BARNARD

                                            ------------------------------------
                                                      PATRICK J. DIRK

                                            ------------------------------------
                                                     STEPHEN E. RAVILLE

                                            ------------------------------------
                                                     WILLIAM G. TAYLOR

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                                  NUMBER OF SHARES
                                                               OF COMPANY COMMON STOCK
                                                                 OWNED BENEFICIALLY
NAME AND ADDRESS OF STOCKHOLDER                                     AND OF RECORD
-------------------------------                                -----------------------
William P. O'Reilly.........................................          1,559,858
  400 Galleria Parkway Ste. 300
  Atlanta, Georgia 30339
James C. Barnard............................................            101,250
  14308 Spyglass Ridge
  Chesterfield, Missouri 63017
Patrick J. Dirk.............................................            373,825
  Troy Group, Inc.
  2331 South Pullman Street
  Santa Ana, California 92705
Stephen E. Raville..........................................            146,250
  Pointe Communication, Inc.
  1951 Airport Road, Suite 120
  Atlanta, Georgia 30341
William G. Taylor...........................................            354,700
  The Springs Company
  P.O. Drawer 460
  Lancaster, South Carolina 29721

                                                                     EXHIBIT 7.3

                          STOCKHOLDERS PROXY AGREEMENT

     STOCKHOLDERS PROXY AGREEMENT (this "Agreement"), dated as of June   , 2000,
among ELTRAX SYSTEMS, INC., a Minnesota corporation (the "Company"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

                              W I T N E S S E T H:

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.01 per share ("Cereus Common Stock"), of Cereus Technology Partners, Inc., a Delaware corporation (the "Cereus"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Cereus Common Stock owned by the Stockholders and any shares of Cereus Common Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, Company and the Cereus, among others, propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Cereus with and into a subsidiary of Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Company to enter into the Merger Agreement, Company has requested that each Stockholder agree, and, in order to induce Company to enter into the Merger Agreement, each Stockholder has agreed, to grant Company proxies to vote such Stockholder's Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

     SECTION 1.01 Transfer of Shares. During the term of this Agreement, and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge or otherwise dispose of any of its Shares if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Cereus Common Stock if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares.

     Section 1.02 Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Company, or any nominee of Company, with full power of substitution, during and for the term of this Agreement, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Cereus (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Cereus that the law of the State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Cereus and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Cereus under the Merger Agreement or which could result in any of the conditions to the obligations of Cereus under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

     (b) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Company the power to carry out the provisions of this Agreement.

     (c) Nothing contained in this Agreement shall be deemed to restrict a Stockholder who is also a director of the Cereus from taking actions in his or her capacity as a director as may be permitted under the Merger Agreement.

     SECTION 1.03 Term of Agreement. This Agreement shall be effective as of the date hereof and shall expire on the earlier of (a) the Effective Time and
(b) the date of the termination of the Merger Agreement pursuant to its terms.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Company as follows:

     SECTION 2.01 Due Organization, Etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 2.02 No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or similar organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder is a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     SECTION 2.03 Title to Shares. Other than to the extent described in Exhibit A hereto, such Stockholder is the record or beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each Stockholder as follows:

     SECTION 3.01 Due Organization, Etc. The Company is a corporation duly organized and validly existing under the laws of the State of Minnesota. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.02 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by the Company of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Company of its obligations under this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to the Company

         Eltrax Systems, Inc.
         400 Galleria Parkway, Suite 300
         Atlanta, Georgia 30339
         Attention: Chief Executive Officer
         Telecopier No.: (678) 589-3570

     with a copy to:

         Jaffe, Raitt, Heuer & Weiss, Professional Corporation
         One Woodward Avenue
         Suite 2400
         Detroit, Michigan 48226
         Attention: William E. Sider, Esq.
         Telecopier No.: (313) 961-8358

     (b) If to a Stockholder, to such Stockholder's address set forth on Exhibit A.

     SECTION 4.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 4.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 4.05 Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that the Company may assign its rights, interests and obligations hereunder to any successor or parent entity of the Company whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Closing).

     SECTION 4.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 4.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. COMPANY AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY GEORGIA STATE OR FEDERAL COURT SITTING IN THE CITY OF ATLANTA, GEORGIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND COMPANY AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR SUCH FEDERAL COURT. THE COMPANY AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 4.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement or caused this Agreement to be executed and delivered by its duly authorized officer, all as of the date first written above.

                                            ELTRAX SYSTEMS, INC.

                                            By:
                                              ----------------------------------
                                                Name:
                                                Title:

                                            STOCKHOLDERS:

                                            ------------------------------------
                                            STEVEN A. ODOM

                                            ------------------------------------
                                            AMY L. NEWMARK

                                            ------------------------------------
                                            JAMES M. LOGSDON

                                            ------------------------------------
                                            JOSEPH W. WRIGHT, JR.

                                            ------------------------------------
                                            GARY H. HECK

                                            ------------------------------------
                                            JULIET M. REISING

                                            ------------------------------------
                                            MAX E. BOBBITT

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                                NUMBER OF SHARES
                                                                   OF COMPANY
                                                                  COMMON STOCK
                                                               OWNED BENEFICIALLY
NAME AND ADDRESS OF STOCKHOLDER                                  AND OF RECORD
-------------------------------                                ------------------
Steven A. Odom..............................................        675,825
  Cereus Technology Partners, Inc.
  400 Northpark, Suite 1000
  1000 Abernathy Road
  Atlanta, Georgia 30328
Amy L. Newmark..............................................        250,000
  21 Hedgerow Lane
  Greenwich, Connecticut 06831
James M. Logsdon............................................        205,000
  Cereus Technology Partners, Inc.
  400 Northpark, Suite 1000
  1000 Abernathy Road
  Atlanta, Georgia 30328
Joseph W. Wright, Jr. ......................................        158,414
  599 Lexington Avenue, 44th Floor
  New York, NY 10022
Gary H. Heck................................................         75,000
  19638 Painted Ridge Loop
  Bend, Oregon 97702
Juliet M. Reising...........................................         55,000
  Cereus Technology Partners, Inc.
  400 Northpark, Suite 1000
  1000 Abernathy Road
  Atlanta, Georgia 30328
Max E. Bobbitt..............................................         50,000
  70 Beachside Drive, Apt. 203
  Vero Beach, Florida 32963

                                                                      APPENDIX B
                                 August 4, 2000

Board of Directors
Eltrax Systems, Inc.
400 Galleria Parkway, Suite 300
Atlanta, GA 30339

Members of the Board:

     We understand that Eltrax Systems, Inc. ("Eltrax" or the "Company") and Cereus Technology Partners, Inc. ("Cereus") propose to enter into a Second Amended and Restated Agreement and Plan of Merger, substantially in the form of the draft dated July 27, 2000 (the "Agreement"), which provides, among other things, for the merger of Cereus with and into the Company (the "Merger"). Pursuant to the Merger, Cereus will become a wholly-owned subsidiary of the Company and each issued and outstanding share of Cereus common stock, par value $.01 per share (the "Cereus Common Stock"), and each issued and outstanding share of Cereus preferred stock, par value $.01 per share, other than shares held in treasury or owned by Cereus, or any subsidiary of Cereus or as to which dissenters' rights have been perfected, shall be converted into the right to receive the number of shares of common stock, par value of $.01, of Eltrax (the "Eltrax Common Stock") (the "Exchange Ratio"), and subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of the Eltrax Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, Eltrax's underlying business decision to proceed with or effect the Merger.

     For purposes of the opinion set forth herein, we have:

          i. reviewed certain publicly available financial statements and other information of Eltrax and Cereus;

          ii. reviewed certain internal financial statements and other financial and operating data concerning Eltrax and Cereus prepared by the management of Eltrax and Cereus, respectively;

          iii. discussed the past and current operations and financial condition and the prospects of Eltrax with senior executives of Eltrax, including information relating to certain strategic, financial and operational benefits anticipated by Eltrax's management from the Merger;

          iv. discussed past and current operations and financial condition and the prospects of Cereus with senior executives of Cereus, including information relating to certain strategic, financial and operational benefits anticipated by Cereus's management from the Merger;

          v. reviewed the potential pro forma impact of the Merger on the earnings per share of Eltrax;

          vi. reviewed the reported historical prices and historical trading activity for Eltrax Common Stock and Cereus Common Stock for the period from July 1, 1999 to June 9, 2000.

          vii. compared the financial performance of Eltrax and Cereus and the prices and trading activity of Eltrax Common Stock and Cereus Common Stock with that of certain other publicly-traded companies in the information technology infrastructure industry and their securities;

          viii. reviewed the financial terms, to the extent publicly available, of certain other business combinations and other transactions in the information technology infrastructure industry that we deemed relevant;

          ix. reviewed the draft Agreement and the terms of the Merger and drafts of certain related agreements;

          x. performed such other analyses and considered such other factors as we deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion and have not assumed any obligation independently to verify the foregoing information. With respect to the internal financial statements and other financial and operating data and discussions relating to strategic, financial and operational benefits anticipated from the Merger provided by Eltrax and Cereus, upon your advice and with your consent we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Eltrax and Cereus. We have also assumed that there have been no material changes in Eltrax's or Cereus's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to us. Upon your advice and with your consent we have relied upon the assessment by the managements of Eltrax and Cereus of their ability to retain key employees of Eltrax and Cereus, respectively, following the Merger. We have also upon your advice and with your consent relied upon, without independent verification, the assessment by the managements of Eltrax and Cereus of (i) the strategic and other benefits expected to result from the Merger, (ii) Eltrax's and Cereus's technologies, products or services, (iii) the timing and risks associated with the integration of Cereus with Eltrax, (iv) the validity of, and risks associated with, Eltrax's and Cereus's existing and future technologies, products or services and (v) the fairness to the holders of the Cereus Common Stock, from a financial point of view, of the terms of and consideration received by Cereus in connection with Cereus's disposition of its mineral operations. We have not made any independent valuation, inspection or appraisal of the assets, liabilities or technology of Eltrax or Cereus, nor have we been furnished with any such appraisals or valuations. In addition, you have informed us, and we have assumed, that the Merger will be accounted as a "purchase" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the draft Agreement and the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, we are not expressing any opinion as to the prices at which the Eltrax Common Stock may trade following the date of this opinion.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company of any of its assets.

     The Company has agreed to indemnify us for certain liabilities that may arise out of rendering this opinion. In the past, Morgan Keegan & Company, Inc. and its affiliates have provided financial advisory and financing services for Eltrax and have received customary fees for the rendering of these services. In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of Eltrax only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. In addition, this opinion does not address the relative merits of the Merger or any alternatives to the Merger, Eltrax's underlying decision to proceed with or effect the Merger or any other aspect of the Merger. Morgan Keegan expresses no opinion or recommendation as to how shareholders of the Company or Cereus should vote with respect to the Merger at the shareholders' meetings held in connection with the Merger.

     Based upon and subject to the foregoing, and in reliance thereon, we are of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of the Eltrax Common Stock.

                                            Very truly yours,

                                            Morgan Keegan & Company, Inc.

                                                                      APPENDIX C

                                 July 27, 2000

Board of Directors
Cereus Technology Partners, Inc.
400 Northpark
1000 Abernathy Road, Suite 1000
Atlanta, Georgia 30328

Ladies and Gentlemen:

     We understand that Cereus Technology Partners, Inc. (the "Company") is considering a proposed merger of the Company with Eltrax Systems, Inc. ("Eltrax") by means of a reverse triangular merger in which a wholly-owned subsidiary of Eltrax will merge with and into the Company. We understand that under this merger (the "Proposed Transaction"), the Company's stockholders will receive 1.75 shares of Eltrax's common stock in exchange for each share of the Company's common stock, subject to adjustment in certain events (the "Exchange Ratio"). Furthermore, we understand that the merger will be structured as a tax-free reorganization and accounted for as a purchase. The terms and conditions of the Proposed Transaction are set forth in more detail in the draft Second Amended and Restated Agreement and Plan of Merger dated as of July 27, 2000 (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's common stockholders of the Exchange Ratio pursuant to the Proposed Transaction.

     In arriving at our opinion, we have, among other things:

     1. Reviewed the Agreement;

     2. Reviewed certain publicly available information concerning the Company and Eltrax which we believe to be relevant to our analysis;

     3. Reviewed certain financial and operating data concerning the Company and Eltrax furnished to us by the Company and Eltrax, respectively;

     4. Conducted discussions with members of the Company's and Eltrax's management concerning their respective business, operations, assets, present condition and prospects;

     5. Reviewed the trading histories of the common stock of the Company and Eltrax;

     6. Reviewed the historical market prices and trading activities for the common stock of the Company and Eltrax and compared them with those of certain publicly traded companies which we deemed relevant;

     7. Compared the historical financial results and present financial condition of the Company and Eltrax with those of certain publicly traded companies which we deemed relevant;

     8. Reviewed the financial terms of the Proposed Transaction with the terms of certain other recent merger and acquisition transactions which we deemed relevant;

     9. Performed certain financial analyses with respect to the Company's and Eltrax's pro forma financial condition and projected future operating performance;

     10. Reviewed certain historical data relating to percentage premiums paid in mergers of publicly traded companies; and

     11. Reviewed such other financial statistics and undertook such other analyses and investigations as we deemed appropriate.

Board of Directors
Cereus Technology Partners, Inc.
July 27, 2000
Page 2

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts of the Company and Eltrax, including estimates of the cost savings and other potential synergies anticipated to result from the Proposed Transaction, we have assumed that such forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's and Eltrax's respective management as to future financial performance. In arriving at our opinion, we conducted only a limited physical inspection of the properties and facilities of the Company and Eltrax. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Eltrax. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may actively trade in the common stock of the Company or Eltrax for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Exchange Ratio in the Proposed Transaction is fair from a financial point of view to the common stockholders of the Company.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.
                                         Very truly yours,

                                         THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                      APPENDIX D

                              ELTRAX SYSTEMS, INC.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE OF THE PLAN. This Eltrax Systems, Inc. 1999 Employee Stock Purchase Plan adopted as of the 16th day of November, 1999, is intended to encourage eligible employees of the Company and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Company and its Subsidiaries in the future. It is the Company's intention that this Employee Stock Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2. DEFINITIONS. When used herein, the following terms shall have the meanings set forth below:

     2.2 "Account" means the funds accumulated with respect to an Employee as a result of deductions from his paycheck for the purpose of purchasing Shares under the Plan. The funds allocated to an Employee's Account shall remain the property of the employee at all times but may be commingled with the general funds of the Company.

     2.3  "Board" means the Board of Directors of Eltrax Systems, Inc.

     2.4  "Change in Control" will mean the following:

          (a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

          (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

          (c) any person becomes after the effective date of the Plan the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but less than 50% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

          (d) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) more than 50%, but less than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined in Section 2.11 below), or (ii) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors); or

          (e) the Incumbent Directors cease for any reason to constitute at least a majority of the Board.

     2.5 "Code" means the Internal Revenue Code of 1986, as in effect at the time of reference, or any successor revenue code which may hereafter be adopted in lieu thereof, and reference to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

     2.6 "Committee" means the Committee of the Board or any other committee appointed by the Board which is invested by the Board with responsibility for the administration of the Plan and whose members meet the requirements for eligibility to serve as set forth in the Plan.

     2.7  "Company" means Eltrax Systems, Inc.

     2.8 "Eligible Compensation" means the regular compensation (i.e., straight time earnings), bonuses and commissions earned by an Employee during a payroll period, before deductions or withholdings, but shall exclude, unless the Committee determines otherwise, all other amounts, including, but not limited to, (i) all amounts contributed by the Company or any Subsidiary under any profit-sharing, pension, retirement, group insurance or other employee welfare benefit plan or trust whether now in existence or hereinafter adopted and (ii) any income from stock option exercises or other equity based compensation.

     2.9 "Exchange Act" means the Securities Exchange Act of 1934, as in effect at the time of reference, or any successor law which may hereafter be adopted in lieu thereof, and any reference to any specific provisions of the Exchange Act as it may hereafter be amended or replaced.

     2.10 "Employees" means persons employed by the Company or any of its Subsidiaries set forth in Schedule A attached hereto (as may be amended from time to time by the Board of Directors in its sole discretion); provided, however, that no person shall be considered an Employee unless he has been employed for at least fifteen (15) consecutive days as of the Offering Commencement Date of any such offering.

     2.11 "Fair Market Value" means, with respect to the Shares, as of any date (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote) (a) the average of the reported high and low sale prices of the Shares if the common stock is listed, admitted to unlisted trading privileges or reported on any national securities exchange or on the Nasdaq National Market, the closing bid price as reported by the Nasdaq SmallCap Market, OTC Bulletin Board or the National Quotation Bureau, Inc. or other comparable service; or (c) if the common stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion. If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including, without limitation, the Company, the shareholders of the Company, the Employees and their respective successors-in-interest. No member of the Committee will be liable for any determination regarding the fair market value of the Shares that is made in good faith.

     2.12 "Incumbent Directors" means any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

     2.13 "Offering Commencement Date" means January 1 or July 1, as the case may be, or any other date determined by the Committee, on which a particular offering begins.

     2.14 "Offering Termination Date" means the June 30 or December 31, as the case may be, or any other date determined by the Committee, on which a particular offering terminates.

     2.15 "Option" means the right granted to an Employee to purchase Shares pursuant to an offering made under the Plan and pursuant to such Employee's election to purchase Shares in such offering, at a price, and subject to such limitations and restrictions as the Plan and the Committee may impose.

     2.16 "Parent" means any corporation, other than the employer corporation, in an unbroken chain of corporations ending with the employer corporation if each of the corporations other than the employer corporation owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.17  "Plan" means the Eltrax Systems, Inc. 1999 Employee Stock Purchase
Plan.

     2.18 "Purchase Period" means the period commencing on the Offering Commencement Date and ending on the Offering Termination Date during which installment payments for Shares purchased pursuant to Options granted pursuant to an offering made under the Plan shall be made.

     2.19 "Shares" means shares of the Company's common stock, par value $.01 per share, or, if by reason of the adjustment provisions contained herein, any rights under the Plan pertaining to any other security, such other security.

     2.20 "Subsidiary" or "Subsidiaries" means any corporation or corporations other than the employer corporation in an unbroken chain of corporations beginning with the employer corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.21 "Successor" means the legal representative of the estate of a deceased Employee or the person or persons who shall acquire the right to exercise or receive an Option by bequest or inheritance or by reason of the death of the Employee.

     3. STOCK SUBJECT TO THE PLAN. There will be reserved for use, upon the exercise of Options to be granted from time to time pursuant to offerings made under the Plan, an aggregate of 1,000,000 Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company. The number of Shares reserved under the Plan may be issued pursuant to the exercise of Options granted pursuant to one or more offerings made under the Plan. Any Shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration or termination of any such Option prior to issuance of the Shares shall once again be available for issuance in satisfaction of Options.

     4. ADMINISTRATION OF THE PLAN. The Board shall appoint the Committee to administer the Plan. Subject to the provisions of the Plan, the Committee shall have full authority, in its discretion, to determine when offerings will be made under the Plan, the number of Shares available for purchase in any such offering, and the terms and conditions of any such offering; to amend or cancel Options (subject to Section 23 of the Plan); to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan; and generally to interpret and determine any and all matters whatsoever relating to the administration of the Plan, including the designation of individuals responsible for the day-to-day operation of the Plan. All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries. The Board may from time to time appoint members to the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. No Member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee.

     5. OFFERINGS. Unless the Committee, in its discretion, determines otherwise, the Plan will be implemented by up to twenty (20) consecutive six (6) month offerings. The first offering under the Plan shall commence on January 1, 2000 and terminate on June 30, 2000. Thereafter, offerings shall commence on each subsequent July 1 and January 1 and terminate on the following December 31 and June 30, respectively, of such year until the Plan is terminated or no additional Shares are available for purchase under the Plan.

     6. ELIGIBILITY TO PARTICIPATE IN OFFERINGS. All Employees shall be eligible to participate in the Plan.

     7. PARTICIPATION. An eligible Employee may become a participant in the Plan by completing, signing and submitting an enrollment form ("Enrollment Form") which shall designate a whole percentage of his Eligible Compensation, not to exceed ten percent (10%), to be withheld during the Purchase Period of any offering in which he participates, and any other necessary papers, including, but not limited to, any forms required to establish a brokerage account at a brokerage firm designated by the Committee in the

Employee's name for the purpose of holding any Shares purchased pursuant to the Plan, with such person as the Committee may designate at least ten (10) days prior to the Offering Commencement Date of the first offering in which he wishes to participate. After completing, signing and submitting an Enrollment Form and any other necessary papers in accordance with the preceding sentence, an Employee shall be deemed to have become a participant in the Plan for each subsequent offering until the Employee withdraws from the Plan in accordance with Section 14 hereof, is deemed to have withdrawn from the Plan in accordance with Section 17 hereof, or otherwise gives written notice of his intent to withdraw to such person as the Committee may designate. Except as otherwise provided in Section 14, if an Employee who withdraws from the Plan desires to re-enter the Plan, he must submit a new Enrollment Form in accordance with this
Section 7 at least ten (10) days prior to the Offering Commencement Date of the particular offering to which such re-entry is intended to apply, or by such other time as the Committee determines in its sole discretion. An Employee's re-entry into the Plan cannot become effective before the beginning of the next offering following his withdrawal. Participation in one offering under the Plan shall neither limit nor require participation in any other offering.

     8. GRANT OF OPTIONS. Subject to the limitations set forth in Sections 6 and 9 of the Plan, on the Offering Commencement Date of each offering made under the Plan, each Employee who has previously elected to participate in the Plan shall automatically be granted an Option for as many full Shares as he will be able to purchase with the payroll deductions credited to his Account during the Purchase Period of that offering. In the event the total maximum number of Shares resulting from all elections to purchase under any offering of Shares made under the Plan exceeds the number of Shares offered, the Company reserves the right to reduce the maximum number of Shares which Employees may purchase pursuant to their elections to purchase, to allot the Shares available in such manner as it shall determine (subject to the requirements of Section 423 of the Code), but generally pro rata to subscriptions received, and to grant Options to purchase only for such reduced number of Shares. Notice of any such reduction shall be given to each participating Employee, in a uniform and nondiscriminatory manner determined by the Committee in its sole discretion. In the event an Employee's election to purchase Shares pursuant to an offering made under the Plan is canceled pursuant to Section 9 of the Plan, the Option granted to such Employee shall automatically terminate and the balance in his Account shall be returned to the Employee.

     9. LIMITATIONS OF NUMBER OF SHARES WHICH MAY BE PURCHASED. The following limitations shall apply with respect to the number of Shares which may be purchased by each Employee who elects to participate in an offering made under the Plan:

     (a) No Employee may purchase, or elect to purchase Shares during any one offering pursuant to the Plan for an aggregate purchase price in excess of ten percent (10%) of his Eligible Compensation during the Purchase Period applicable to such offering.

     (b) No Employee shall be granted an Option to purchase Shares under the Plan if such Employee immediately after such Option is granted, owns stock (within the meaning of Section 424(d) of the Code, and including stock subject to purchase under any outstanding options) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, any Subsidiary or, if applicable, a Parent.

     (c) No Employee shall be granted an Option to purchase Shares which permits his right to purchase stock under the Plan and all other employee stock purchase plans of the Company and, if applicable, a Subsidiary, and, if applicable, a Parent, to accrue (as determined under Section 423(b)(8) of the Code) at a rate which exceeds ($25,000) of fair market value of such stock (determined on the date the Option to purchase is granted) for each calendar year in which such Option is outstanding at any time.

     10. EXERCISE PRICE. Unless the Committee, in its discretion, determines to set a higher per Share exercise price, the per Share exercise price for Shares subject to purchase under Options granted pursuant to an offering made under the Plan shall be an amount equal to the lesser of (a) eighty-five percent (85%) of the Fair Market Value of Shares on the Offering Commencement Date, or (b) eighty-five percent (85%) of the Fair Market Value of the Shares on the Offering Termination Date.

     11. PAYROLL DEDUCTIONS. Payment of the exercise price of any Option granted pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment. Each Employee electing to participate in an offering of Shares made under the Plan shall authorize the Company pursuant to
Section 7 of the Plan to withhold a designated amount from his regular weekly, bi-weekly, semimonthly or monthly pay for each payroll period during the Purchase Period, which amount, expressed as a percentage, may not exceed ten percent (10%) of his Eligible Compensation (or such other percentage as determined by the Committee in its sole discretion). All such payroll deductions made for an Employee shall be credited to his Account. An Employee may not make any separate cash payments into his Account nor may payment for Shares be made other than by payroll deduction. No interest shall accrue on the amounts credited to an Employee's Account pursuant to this Section 11.

     12. EXERCISE OF OPTIONS. As of the close of business on the Offering Termination Date of any offering of Shares made under the Plan, each outstanding Option shall automatically be exercised. Subject to the limitations in Sections 6, 8 and 9 of the Plan upon the exercise of an Option, the aggregate amount of the payroll deductions credited to the Account of each Employee as of that date will automatically be applied to the exercise price for the purchase of that number of Shares, rounded to the nearest whole share, equal to the Account balance divided by the exercise price. Promptly following the end of each Offering Termination Date, the number of Shares purchased by each Employee shall be deposited into an account established in the Employee's name at a stock brokerage or other financial services firm designated by the Company. Unless an Employee notifies the Company in writing not to carry over the balance of his Account (representing fractional Shares) to the next offering and to have the balance of his Account returned to him, the Company shall carry over the balance of his Account to the next offering. Upon termination of the Plan, the balance of each Employee's Account shall be returned to him.

     13. RIGHTS OF A SHAREHOLDER. An Employee will become a shareholder of the Company with respect to Shares for which payment has been received at the close of business on the Offering Termination Date. An Employee will have no rights as a shareholder with respect to Shares under an election to purchase Shares until he has become a shareholder as provided above.

     14. CANCELLATION OF ELECTION TO PURCHASE. An Employee who has elected to purchase Shares pursuant to any offering made under the Plan may cancel his election in its entirety. Any such cancellation shall be effective upon the delivery by the Employee of written notice of cancellation to such person as the Committee may designate. Such notice of cancellation must be so delivered before the close of business on the third to last business day of the Purchase Period. The amount credited to an Employee's Account at the time the cancellation becomes effective may be, at the Employee's option, (i) applied to the purchase of the number of Shares such amount will then purchase or (ii) returned to the Employee. If the Employee elects to purchase Shares with the amount credited to his Account at the time of cancellation, such purchase will become effective at the close of business on the Offering Termination Date. Upon cancellation, the Employee shall be deemed to have withdrawn from the Plan. To re-enter the Plan, the Employee must submit a new Enrollment Form in accordance with Section 7.

     15. LEAVE OF ABSENCE OR LAYOFF. An Employee purchasing Shares under the Plan who is granted a leave of absence (including a military leave) or is laid off during the Purchase Period may at that time elect to suspend payments during such leave of absence or period of layoff. Any such suspension shall be treated as a partial cancellation of his election to purchase Shares. If the Employee does not return to active service within ninety (90) days from the date of his leave of absence or layoff, unless his rehire is guaranteed, his election to purchase shall be deemed to have been canceled at that time, and the Employees only right will be to receive in cash the amount credited to his Account.

     16. EFFECT OF FAILURE TO MAKE PAYMENTS WHEN DUE. If in any payroll period an Employee who has filed an election to purchase Shares under the Plan has no pay or his pay is insufficient (after other authorized deductions) in any payroll period to permit deduction of his installment payment, the amount of such deficiency shall be treated as a partial cancellation of his election to purchase Shares.

     17. TERMINATION OF EMPLOYMENT. If an Employee's employment is terminated for any reason, excluding death, prior to the end of the Purchase Period of any offering, the Employee's rights under the

Plan will terminate at such time. A notice to withdraw from the Plan will be considered as having been received from the Employee on the day his employment ceases, and the only right of the Employee will be to receive the cash then credited to his Account. If an Employee dies prior to the end of the Purchase Period of any offering, the amount credited to such Employee's Account at the time of his death may, at the option of the Employee's estate, heirs, beneficiaries or other authorized person, be (i) applied to the purchase of the number of Shares such amount will then purchase or (ii) paid to the estate, heirs, beneficiaries or other authorized person. If the Employee's estate, heirs, beneficiaries or other authorized person elects to purchase Shares with the amount credited to the Employee's Account at the time of death, such purchase will become effective at the close of business on the Offering Termination Date.

     18. NONTRANSFERABILITY OF OPTIONS. An Option, or an Employee's right to any amounts held for his Account under the Plan, shall not be transferable, other than (a) by will or the laws of descent and distribution, and an Option may be exercised, during the lifetime of the holder of the Option, only by the holder or in the event of death, the holder's Successor or (b) if permitted pursuant to the Code and the Regulations thereunder without affecting the Options qualification under Section 423 of the Code, pursuant to a qualified domestic relations order.

     19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of changes in all of the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations or liquidations, or similar events, or in the event of extraordinary cash or non-cash dividends being declared with respect to the Shares, or similar transactions or events, the number and class of Shares available under the Plan in the aggregate, the number and class of Shares subject to Options theretofore granted, applicable purchase prices and all other applicable provisions, shall, subject to the provisions of the Plan, be equitably adjusted by the Committee, taking into account Section 424(a) of the Code. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Option.

     20. CHANGE IN CONTROL. Notwithstanding anything to the contrary herein, in the case of a Change in Control of the Company, the Board may, in its sole discretion, elect to terminate the Purchase Period of any offering then in effect as of the date of such Change of Control (or such other date in the discretion of the Committee), with the effect that such day will be the Offering Termination Date of such offering.

     21. TAXES. The Employee, or his Successor, shall promptly notify the Company of any disposition of Shares acquired pursuant to the exercise of an Option under the Plan and the Company shall have the right to deduct any taxes required by law to be withheld as a result of such disposition from any amounts otherwise payable then or at any time thereafter to the Employee. The Company shall also have the right to require a person entitled to receive Shares pursuant to the exercise of an Option to Pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to the Shares before the certificate for such Shares is delivered pursuant to the Option.

     22. TERMINATION OF THE PLAN. The Plan shall terminate ten (10) years from the date the Plan becomes effective, and an Option shall not be granted under the Plan after that date although the terms of any Options may be amended at any date prior to the end of its term in accordance with the Plan. Any Options outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms and conditions of the Option and this Plan.

     23. AMENDMENT OF THE PLAN. The Plan may be amended at any time and from time to time by the Board, but no amendment without the approval of the shareholders of the Company shall be made if shareholder approval under Section 423 of the Code would be required. Notwithstanding the discretionary authority granted to the Committee in Section 4 of the Plan, no amendment of the Plan or any Option granted under the Plan shall impair any of the rights of any holder, without the holder's consent, under any Option theretofore granted under the Plan.

     24. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     25. FEES AND COSTS. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with operation of the Plan.

     26. NO CONTRACT OF EMPLOYMENT. Neither the adoption of this Plan nor the grant of any Option shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Employee.

     27. EFFECTIVENESS OF THE PLAN. The Plan shall become effective on November 16, 1999. Notwithstanding the foregoing, unless the Plan is approved by the Company's shareholders at a meeting duly held in accordance with Minnesota law within twelve (12) months after being adopted by the Board, the Plan and all Options made under it shall be void and of no force and effect.

     28. OTHER PROVISIONS. As used in the Plan, and in other documents prepared in implementation of the Plan, references to the masculine pronoun shall be deemed to refer to the masculine, feminine or neuter, and references in the singular or the plural shall refer to the plural or the singular, as the identity of the person or persons or entity or entities being referred to may require. The captions used in the Plan and in such other documents prepared in implementation of the Plan are for convenience only and shall not affect the meaning of any provision hereof or thereof.

                                   SCHEDULE A

     The Eltrax Systems, Inc. 1999 Employee Stock Purchase Plan applies to these companies:

     - Eltrax Systems, Inc.

     - Sulcus Hospitality Technologies, Inc.

     - Encore Systems, Inc.

     - Five Star Systems, Inc.

     - GSSS, Inc.

     - Nordata, Inc.

     - Windward Technology, Inc.

     - Sulcus Investment Corp.

     - Sulcus Hospitality Group, Inc.

     - Radix Systems, Inc.

     - Lodgistix, Inc.

     - Squirrel Companies, Inc.

     - Squirrel Systems of Canada, Ltd.

     - NRG Management Systems, Inc.

     - Senercomm, Inc.

                                                                      APPENDIX E

     SEC. 262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a, merger effected pursuant to sec. 251 (g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholders demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V of Eltrax's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of Eltrax will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Eltrax or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

     Article IV of Eltrax's Amended and Restated Articles of Incorporation gives Eltrax the power and authority to provide indemnification to officers, directors, employees and agents of Eltrax to the fullest extent permissible under the Minnesota Business Corporation Act. Section 302A.521 of the Minnesota Business Corporation Act requires that Eltrax indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of Eltrax. Reference is made to the detailed terms of Section 302A.521 of the Minnesota Business Corporation Act for a complete statement of such indemnification rights.

     Article VII of Eltrax's Restated Bylaws provides that Eltrax shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

     Eltrax maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Eltrax.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

     See Exhibit Index.

     (b) Financial Statement Schedules.

     Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

     (c) Reports, Opinions and Appraisals.

     The information provided pursuant to Item 4(b) of Form S-4 is furnished as Appendices B and C of the proxy.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The undersigned registrant undertakes that every prospectus: (A) that is filed pursuant to paragraph (1) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on July 10, 2000.

                                            ELTRAX SYSTEMS, INC.,
                                            a Minnesota corporation

                                            By:   /s/ WILLIAM P. O'REILLY
                                              ----------------------------------
                                                    William P. O'Reilly
                                               President and Chief Executive
                                                          Officer

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Eltrax Systems, Inc. hereby constitutes and appoints William A. Fielder III, his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                        NAME                                         TITLE                    DATE
                        ----                                         -----                    ----

               /s/ WILLIAM P. O'REILLY                 Chairman of the Board, President   July 10, 2000
-----------------------------------------------------    and Chief Executive Officer
                 William P. O'Reilly

                /s/ WILLIAM G. TAYLOR                  Director                           July 10, 2000
-----------------------------------------------------
                  William G. Taylor

                 /s/ PATRICK J. DIRK                   Director                           July 10, 2000
-----------------------------------------------------
                   Patrick J. Dirk

               /s/ STEPHEN E. RAVILLE                  Director                           July 10, 2000
-----------------------------------------------------
                 Stephen E. Raville

                /s/ JAMES C. BARNARD                   Director                           June 30, 2000
-----------------------------------------------------
                  James C. Barnard

             /s/ WILLIAM A. FIELDER III                Chief Financial Officer,           July 10, 2000
-----------------------------------------------------    Secretary and Treasurer
               William A. Fielder III                    (principal accounting and
                                                         financial officer)

                                 EXHIBIT INDEX

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
   2.1    Second Amended and Restated Agreement and   Included as Appendix A to the proxy
          Plan of Merger dated as of July 27, 2000    statement/prospectus.
          among Eltrax, Solemn and Cereus
   2.2    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          May 14, 1996 among Eltrax, Rudata           to Eltrax's Current Report on Form 8-K
          Acquisition Corporation, Nordata            filed June 3, 1996.
          Acquisition Corporation, Rudata, Inc.,
          Nordata, Inc. and Howard B. and Ruby Lee
          Norton, as amended pursuant to that First
          Amendment to Agreement and Plan of Merger
          dated as of May 17, 1996 among the same
          parties.
   2.3    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          October 31, 1996 among Eltrax, ANS          to Eltrax's Current Report on Form 8-K
          Acquisition Corporation, Atlantic Network   filed November 12, 1996.
          Systems, Inc. and Walter C. Lovett,
          Douglas L. Roberson and B. Taylor Koonce.
   2.4    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          May 14, 1997 among Eltrax, EJG Techline     to Eltrax's Current Report on Form 8-K
          Acquiring Corporation, EJG Techline         filed May 14, 1997.
          Incorporated and Edward J. and Kathleen
          M. Gorlitz and Colin E. and Diane C.
          Quinn.
   2.5    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          July 1, 1997 among Eltrax, Four Corners     to Eltrax's Current Report on Form 8-K
          Acquiring Corporation, Four Corners         filed July 1, 1997.
          Technology, Inc. and Robert A. Hughes,
          Joel J. Blickenstaff and David Noall.
   2.6    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          August 15, 1997 among Eltrax, Hi-Tech       to Eltrax's Current Report on Form 8-K
          Acquiring Corporation, Hi-Tech              filed August 15, 1997.
          Connections, Inc. and Edward C. Barrett,
          Daniel M. Christy, David R. Hurlbrink,
          David R. Spatz, Raymond H. Melcher and
          Timothy E. Devlin.
   2.7    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          October 31, 1997 among Eltrax, DataComm     to Eltrax's Current Report on Form 8-K
          Acquiring Corporation, Midwest Acquiring    filed October 3, 1997.
          Corporation, DataCom Associates, Inc.,
          Midwest Telecom Associates, Inc. and John
          M. Good, and Harold Madison.
   2.8    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          August 31, 1998 among Eltrax, Encore        to Eltrax's Current Report on Form 8-K
          Acquiring Corporation, Encore Systems,      filed September 10, 1998.
          Inc., Global Systems and Support, Inc.,
          Five Star Systems, Inc., Penelope A.
          Sellers, and Joseph T. Dyer.

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
   2.9    Agreement and Plan of Merger dated as of    Incorporated by reference to Exhibit 2.1
          November 11, 1998 among Eltrax, Sulcus      to Eltrax's Registration Statement on
          Hospitality Technologies Corp. and Sulcus   Form S-4 filed February 16, 1999 (File
          Acquiring Corporation.                      No. 333-68699).
   3.1    Amended and Restated Articles of            Incorporated by reference to Exhibit 3.1
          Incorporation of Eltrax, as amended.        to Eltrax's Registration Statement on
                                                      Form S-18 (File No. 33-51456).
   3.2    Bylaws of Eltrax, as amended.               Filed herewith.
   4.1    Specimen form of Eltrax's common stock      Incorporated by reference to Exhibit 4.1
          certificate.                                to Eltrax's Registration Statement on
                                                      Form S-18 (File No. 33-51456).
   4.2    Warrant, dated as of October 31, 1996, to   Incorporated by reference to Exhibit 10.4
          purchase 106,250 shares of Eltrax common    to Eltrax's Current Report on Form 8-K
          stock granted to Walter C. Lovett.          filed November 12, 1996.
   4.3    Warrant, dated as of October 31, 1996, to   Incorporated by reference to Exhibit 10.5
          purchase 106,250 shares of Eltrax common    to Eltrax's Current Report on Form 8-K
          stock granted to Douglas L. Roberson.       filed November 12, 1996.
   4.4    Warrant dated as of September 23, 1997 to   Incorporated by reference to Exhibit 4.5
          purchase 240,000 shares of Eltrax common    to Eltrax's Annual Report on Form 10-KSB
          stock granted to Morgan Q. Payne.           for the year ended December 31, 1997.
   4.5    Convertible Debenture dated July 27, 2000   Filed herewith.
          executed by Eltrax in favor of Strong
          River Investments, Inc.
   4.6    Convertible Debenture dated July 27, 2000   Filed herewith.
          executed by Eltrax in favor of Bay Harbor
          Investments, Inc.
   4.7    Registration Rights Agreement dated July    Filed herewith.
          27, 2000 among Eltrax, Strong River
          Investments, Inc. and Bay Harbor
          Investments, Inc.
   4.8    Registration Rights Agreement dated June    Filed herewith.
          29, 2000 between Eltrax and E.piphany,
          Inc.
   4.9    Amended and Restated Registration Rights    Filed herewith.
          Agreement dated June 23, 2000 between
          Eltrax and Cereus.
   4.10   Warrant dated as of July 27, 2000 to        Filed herewith.
          purchase 104,168 shares of Eltrax common
          stock granted to Strong River
          Investments, Inc.
   4.11   Warrant dated as of July 27, 2000 to        Filed herewith.
          purchase 104,168 shares of Eltrax common
          stock granted to Bay Harbor Investments,
          Inc.
   4.12   Warrant dated as of July 27, 2000 to        Filed herewith.
          purchase 26,041 shares of Eltrax common
          stock granted to Strong River
          Investments, Inc.
   4.13   Warrant dated as of July 27, 2000 to        Filed herewith.
          purchase 26,041 shares of Eltrax common
          stock granted to Bay Harbor Investments,
          Inc.

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
   4.14   Warrant dated as of July 27, 2000 to        Filed herewith.
          purchase 52,083 shares of Eltrax common
          stock granted to Strong River
          Investments, Inc.
   4.15   Warrant dated as of July 27, 2000 to        Filed herewith.
          purchase 52,083 shares of Eltrax common
          stock granted to Bay Harbor Investments,
          Inc.
   5.1    Opinion of Jaffe, Raitt, Heuer & Weiss,     To be filed by amendment.
          Professional Corporation, regarding
          legality of securities being registered.
   8.1    Opinion of Rogers & Hardin LLP regarding    To be filed by amendment.
          tax matters.
  10.1    Form of Incentive Stock Option Agreement.   Incorporated by reference to Exhibit 10.6
                                                      to Eltrax's Registration Statement on
                                                      Form S-18 (File No. 33-51456).
  10.2    Form of Non-Statutory Option Agreement.     Incorporated by reference to Exhibit 10.7
                                                      to Eltrax's Registration Statement on
                                                      Form S-18 (File 33-51455).
  10.3    Form of Non-Employee Director Stock         Incorporated by reference to Exhibit
          Option Agreement.                           10.10 to Eltrax's Annual Report on Form
                                                      10-KSB for the year ended March 31, 1993.
  10.4    1992 Stock Incentive Plan.                  Incorporated by reference to Exhibit 10.4
                                                      to Eltrax's Registration Statement on
                                                      Form S-18 (File No. 33-51456).
  10.5    1995 Stock Incentive Plan.                  Incorporated by reference to Exhibit
                                                      10.12 to Eltrax's Annual Report on Form
                                                      10-KSB for the year ended March 31, 1995.
  10.6    1997 Stock Incentive Plan.                  Incorporated by reference to Eltrax's
                                                      Proxy Statement for its 1997 Annual
                                                      Meeting of Stockholders.
  10.7    1998 Stock Incentive Plan.                  Incorporated by reference to Exhibit
                                                      10.27 to Eltrax's Registration Statement
                                                      on Form S-4 filed February 16, 1999 (File
                                                      No. 333-68699).
  10.8    Eltrax Systems, Inc. 1999 Stock Incentive   Incorporated by reference to Exhibit 4.4
          Plan.                                       to Eltrax's Registration Statement on
                                                      Form S-8 filed August 13, 1999.
  10.9    First Amendment to Eltrax Systems, Inc.     Filed herewith.
          1999 Stock Incentive Plan.
  10.10   Agreement dated as of October 31, 1996      Incorporated by reference to Exhibit 10.7
          among Eltrax, William P. O'Reilly, Clunet   to Eltrax's Current Report on Form 8-K
          R. Lewis, Mack V. Traynor, III and Walter   filed November 12, 1996.
          C. Lovett, Douglas L. Roberson and B.
          Taylor Koonce.
  10.11   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.2
          dated as of May 14, 1997 between Eltrax     to Eltrax's Current Report on Form 8-K
          and Edward J. Gorlitz.                      filed May 15, 1997.
  10.12   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.1
          dated as of May 14, 1997 between Eltrax     to Eltrax's Current Report on Form 8-K
          and Colin E. Quinn.                         filed May 15, 1997.

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
  10.13   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.2
          dated as of July 1, 1997 between Eltrax     to Eltrax's Current Report on Form 8-K
          and Joel J. Blickenstaff.                   filed July 1, 1997.
  10.14   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.1
          dated as of July 1, 1997 between Eltrax     to Eltrax's Current Report on Form 8-K
          and Robert A. Hughes.                       filed July 1, 1997.
  10.15   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.1
          dated as of August 15, 1997 between         to Eltrax's Current Report on Form 8-K
          Eltrax and Edward C. Barrett.               filed August 15, 1997.
  10.16   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.1
          dated as of August 15, 1997 between         to Eltrax's Current Report on Form 8-K
          Eltrax and Daniel M. Christy.               filed August 15, 1997.
  10.17   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.3
          dated as of August 15, 1997 between         to Eltrax's Current Report on Form 8-K
          Eltrax and David R. Hurlbrink.              filed August 15, 1997.
  10.18   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.1
          dated as of October 31, 1997 between        to Eltrax's Current Report on Form 8-K
          Eltrax and John M. Good.                    filed October 3, 1997.
  10.19   Employment and Noncompetition Agreement     Incorporated by reference to Exhibit 10.1
          dated as of August 31, 1998 between         to Eltrax's Current Report on Form 8-K
          Eltrax and Penelope A. Sellers.             filed September 10, 1998.
  10.20   Consulting Agreement dated as of April 1,   Incorporated by reference to Exhibit
          1999 between Eltrax and Montana Corp.       10.18 to Eltrax's Annual Report on Form
                                                      10-K filed March 27, 2000.
  10.21   Consulting Agreement dated as of April 1,   Incorporated by reference to Exhibit
          1999 between Eltrax and CRL Enterprises.    10.19 to Eltrax's Annual Report on Form
                                                      10-K filed March 27, 2000.
  10.22   Credit Agreement dated September 11, 1998   Incorporated by reference to Exhibit 10.2
          between Eltrax, its subsidiaries and        to Eltrax's Current Report on Form 8-K
          State Street Bank and Trust Company.        filed September 10, 1998.
  10.23   Asset Purchase Agreement dated as of        Incorporated by reference to Exhibit 99.1
          January 29, 1997 between Atlantic Network   to Eltrax's Current Report on Form 8-K
          Systems, Inc. and MRK Technologies, LTD.    filed February 12, 1997.
  10.24   Real Estate Lease dated June 1, 1996        Incorporated by reference to Exhibit
          between Walt Lovett, Doug and Lisa          10.11 to Eltrax's Annual Report on Form
          Roberson and Atlantic Network Systems,      10-KSB for the nine month transition
          Inc.                                        period ended December 31, 1996.
  10.25   Lease Agreement between Burgoe/             Incorporated by reference to Exhibit
          Wyomissing Partners and Hi-Tech             10.30 to Eltrax's Annual Report on Form
          Connections, Inc. dated September 15,       10-KSB for the year ended December 31,
          1996.                                       1997.
  10.26   Lease Agreement between JMG Development     Incorporated by reference to Exhibit
          Co. Ltd and DataComm Associates, Inc.       10.31 to Eltrax's Annual Report on Form
          dated December 1, 1996.                     10-KSB for the year ended December 31,
                                                      1997.
  10.27   Lease Agreement between Werner Palmquist    Incorporated by reference to Exhibit
          Investments and Four Corners Technology,    10.32 to Eltrax's Annual Report on Form
          Inc. dated February 21, 1996.               10-KSB for the year ended December 31,
                                                      1997.

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
  10.28   Lease Agreement (as amended) between 900    Incorporated by reference to Exhibit
          Corporation and Encore Systems, Inc.        10.28 to Eltrax's Registration Statement
          originally dated January 21, 1996.          on Form S-4 filed February 16, 1999 (File
                                                      No. 333-68699).
  10.29   Amended and Restated Preferred Vendor       Incorporated by reference to Exhibit
          Arrangement, dated as of May 15, 1992       10.29 to Eltrax's Registration Statement
          between Holiday Hospitality Corporation     on Form S-4 filed February 16, 1999 (File
          and Encore Systems, Inc.                    No. 333-68699).
  10.30   Form of Consulting Agreement between        Incorporated by reference to Exhibit
          Eltrax and non employee Sulcus              10.34 to Eltrax's Registration Statement
          Hospitality Technologies Corp. directors.   on Form S-4 filed February 16, 1999 (File
                                                      No. 333-68699).
  10.31   Form of Termination Agreement between       Incorporated by reference to Exhibit
          Leon Harris and Sulcus Hospitality          10.35 to Eltrax's Registration Statement
          Technologies Corp.                          on Form S-4 filed February 16, 1999 (File
                                                      No. 333-68699).
  10.32   Form of Agreement between Leon Harris and   Incorporated by reference to Exhibit
          Eltrax.                                     10.36 to Eltrax's Registration Statement
                                                      on Form S-4 filed February 16, 1999 (File
                                                      No. 333-68699).
  10.33   Employment Agreement dated March 24, 1999   Incorporated by reference to Exhibit
          between Eltrax and Don G. Hallacy.          10.31 to Eltrax's Annual Report on Form
                                                      10-K filed March 27, 2000.
  10.34   Loan and Security Agreement dated as of     Incorporated by reference to Exhibit
          December 30, 1999 between Eltrax and        10.35 to Eltrax's Amendment to Annual
          William P. O'Reilly.                        Report on Form 10-K/A filed April 28,
                                                      2000.
  10.35   Revolving Credit Note dated as of           Incorporated by reference to Exhibit
          December 30, 1999 made by Eltrax in favor   10.36 to Eltrax's Amendment to Annual
          of William P. O'Reilly in the amount of     Report on Form 10-K/A filed April 28,
          $1,000,000.                                 2000.
  10.36   Revolving Credit and Security Agreement     Incorporated by reference to Exhibit
          among PNC Bank, National Association and    10.32 to Eltrax's Annual Report on Form
          Eltrax and certain of its subsidiaries      10-K filed March 27, 2000.
          dated March 14, 2000.
  10.37   First Amendment to Revolving Credit and     Filed herewith.
          Security Agreement by and among PNC Bank
          and Eltrax and certain of its
          subsidiaries dated May 15, 2000.
  10.38   Second Amendment to Revolving Credit and    Filed herewith.
          Security Agreement by and among PNC Bank
          and Eltrax and certain of its
          subsidiaries dated June 23, 2000.
  10.39   Consent of PNC Bank, National               Filed herewith.
          Association, dated July 27, 2000 with
          respect to Revolving Credit and Security
          Agreement dated March 14, 2000, as
          amended.
  10.40   Limited Guaranty Agreement between PNC      Incorporated by reference to Exhibit
          Bank, National Association and William P.   10.33 to Eltrax's Annual Report on Form
          O'Reilly dated March 14, 2000               10-K filed March 27, 2000.
  10.41   Pledge Agreement between PNC Bank,          Incorporated by reference to Exhibit
          National Association and William P.         10.34 to Eltrax's Annual Report on Form
          O'Reilly dated March 14, 2000.              10-K filed March 27, 2000.

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
  10.42   Eltrax Systems, Inc. 1999 Employee Stock    Included as Appendix D to the proxy
          Purchase Plan                               statement/prospectus.
  10.43   Bridge Loan and Security Agreement dated    Filed herewith.
          as of June 14, 2000, between Eltrax and
          Cereus.
  10.44   Amendment No. 1 to Bridge Loan and          Filed herewith.
          Security Agreement dated as of June 14,
          2000, between Eltrax and Cereus made as
          of June 23, 2000.
  10.45   Amended and Restated Non-Negotiable         Filed herewith.
          Subordinated Convertible Promissory Note
          dated June 23, 2000 between Eltrax as
          maker and Cereus, as holder.
  10.46   Subordination Agreement dated June 14,      Filed herewith.
          2000 among Eltrax, Cereus and PNC Bank,
          National Association.
  10.47   First Amendment to Subordination            Filed herewith.
          Agreement dated June 23, 2000 among
          Eltrax, Cereus and PNC Bank
  10.48   Continuing Guaranty Agreement dated June    Filed herewith.
          14, 2000 by Solemn Acquisition
          Corporation in favor of PNC Bank
  10.49   Security Agreement dated June 14, 2000 by   Filed herewith.
          Solemn Acquisition Corporation in favor
          of PNC Bank
  10.50   Stock Pledge Agreement dated June 14,       Filed herewith.
          2000 by and between Eltrax and PNC Bank
  10.51   Office Lease Agreement between Eltrax and   Filed herewith.
          Galleria 400 LLC, dated September 20,
          1999.
  10.52   First Amendment to Office Lease Agreement   Filed herewith.
          between Eltrax and Galleria 400 LLC,
          dated March 31, 2000.
  10.53   Convertible Debenture Purchase Agreement    Filed herewith.
          dated July 27, 2000 among Eltrax, Strong
          River Investments, Inc. and Bay Harbor
          Investments, Inc.
  10.54   Subscription Agreement dated June 29,       Filed herewith.
          2000 between Eltrax and E.piphany, Inc.
  10.55   Stockholders Proxy Agreement dated as of    Filed herewith.
          June 12, 2000 among Cereus and Eltrax's
          directors.
  10.56   Stockholders Proxy Agreement dated as of    Filed herewith.
          June 12, 2000 among Eltrax and Cereus's
          directors.
  10.57   Subordination Agreement dated July 27,      Filed herewith.
          2000 among Eltrax, Cereus, Strong River
          Investments, Inc. and Bay Harbor
          Investments, Inc.

 ITEM                       ITEM                                  METHOD OF FILING
 ----                       ----                                  ----------------
  21.1    Eltrax's subsidiaries.                      Filed herewith.
  23.1    Consent of PricewaterhouseCoopers LLP.      Filed herewith.
  23.2    Consent of Crowe, Chizek and Company LLP.   Filed herewith.
  23.3    Consent of KPMG, LLP.                       Filed herewith.
  23.4    Consent of Moore Stephens Frost, PLC.       Filed herewith.
  23.5    Consent of the Robinson-Humphrey Company,   Filed herewith.
          LLC.
  23.6    Consent of Morgan Keegan & Company, Inc.    Included in Appendix B to the proxy
                                                      statement/prospectus.
  23.7    Consent of Jaffe, Raitt, Heuer & Weiss,     Filed herewith.
          Professional Corporation.
  23.8    Consent of Rogers & Hardin LLP.             Included in Exhibit 8.1 to be filed by
                                                      amendment.
  99.1    Consents of Cereus's designees to           Filed herewith.
          Eltrax's board of directors
  99.2    Form of Eltrax's proxy card.                Filed herewith.
  99.3    Form of Cereus's proxy card.                Filed herewith.